                                                                 File No. 30-150
--------------------------------------------------------------------------------







                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM U5S
                                  ANNUAL REPORT






                      For the year ended December 31, 2000






        Filed Pursuant to the Public Utility Holding Company Act of 1935
                                       by





                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215




--------------------------------------------------------------------------------

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 2000

                                TABLE OF CONTENTS
                                                                            Page

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN
         AS OF DECEMBER 31, 2000 . . . . . . . . . . . . . . . . . . . . 1 - 13

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS . . . . . . . . . . . . 14

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION
         OF SYSTEM SECURITIES. . . . . . . . . . . . . . . . . . . . . . 14 - 15

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF
         SYSTEM SECURITIES . . . . . . . . . . . . . . . . . . . . . . . 16 - 19

ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM
         COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 - 23

ITEM 6.  OFFICERS AND DIRECTORS
         Part   I.  Names, principal business address and positions
                    held as of December 31, 2000 . . . . . . . . . . . . 24 - 43
         Part  II.  Banking connections. . . . . . . . . . . . . . . . . 44
         Part III.  Compensation and other related information . . . . . 45 - 55

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS. . . . . . . . . . . . . . . 56

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
         Part   I.   Contracts for services or goods between system
                     companies . . . . . . . . . . . . . . . . . . . . . 57
         Part  II.   Contracts to purchase services or goods between
                     any system company and any affiliate. . . . . . . . 58
         Part III.   Employment of any person by any system company
                     for the performance on a continuing basis of
                     management services . . . . . . . . . . . . . . . . 58

ITEM 9.  WHOLESALE GENERATORS AND
         FOREIGN UTILITY COMPANIES . . . . . . . . . . . . . . . . . . . 59 - 64

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Index) . . . . . . . . . . . 65


SIGNATURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2000.
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)
         ---------------                              ----------------   ------------     ------          -------
                                                                                               (in thousands)
American Electric Power Company, Inc. (AEP)                 None            None              None            None
  AEP Communications, Inc. (AEPC)                           100 Shares       100         $  (12,090)      $  (12,090)
                                                                                         ----------       ----------
    AEP Communications, LLC (AEPCLLC)                   Uncertificated       100            (14,669)         (14,669)
                                                                                         ----------       ----------
      American Fiber Touch, LLC                                               48 (S)          6,937            6,937
                                                                                         ----------       ----------
    AEP Fiber Venture, LLC (AEPFIBER)                   Uncertificated       100             34,091           34,091
                                                                                         ----------       ----------
      America's Fiber Network, LLC                                            48 (R)         55,362           55,362
                                                                                         ----------       ----------
      Datapult, LLC                                     Uncertificated       100                 58               58
                                                                                         ----------       ----------
        Datapult Partnership (DATAPTR)                     Partnership       0.5 (Q)             59               58
                                                                                         ----------       ----------
    Datapult Limited Partnership                           Partnership       49.75 (Q)        5,774            3,412
                                                                                         ----------       ----------
  AEP Energy Services, Inc. (AEPES)                         200 Shares       100             (3,743)          (3,740)
                                                                                         ----------       ----------
  AEP Generating Company (AEGCo)                          1,000 Shares       100             34,156           34,156
                                                                                         ----------       ----------
  AEP Investments, Inc. (AEPINV)                            100 Shares       100             18,498           18,498
                                                                                         ----------       ----------
  AEP Power Marketing, Inc.                                 100 Shares       100               -                -
                                                                                         ----------       ----------
  AEP Pro Serv, Inc. (AEPRO) (A)                            110 Shares       100             (1,092)          (1,092)
                                                                                         ----------       ----------
  AEP Retail Energy LLC (AEPRELL)                       Uncertificated       100               (113)            (113)
                                                                                         ----------       ----------
  American Electric Power Service Corporation (AEPSC)    13,500 Shares       100              2,550            2,550
                                                                                         ----------       ----------
  AEP Resources, Inc. (AEPR)                                100 Shares       100            210,007          210,989
                                                                                         ----------       ----------
    AEP Delaware Investment Company(AEPDI)                      Shares       100              1,355            1,353
                                                                                         ----------       ----------
      AEP Holdings I  CV (AEPHLD)                          Partnership         1              1,317            1,284
                                                                                         ----------       ----------
        AEP Holdings II CV (AEPHLDII)                      Partnership       0.8                543              577
                                                                                         ----------       ----------
          AEP Energy Services Limited (AEPES-UK)            .01 Shares       0.8                172              172
                                                                                         ----------       ----------
            AEP Energy Services Gmbh                    Uncertificated       0.8               -                -
                                                                                         ----------       ----------
            AEP Energy Services (Switzerland) GmbH      Uncertificated       0.8               -                -
                                                                                         ----------       ----------
          AEP Funding Limited                               .01 Shares       0.8               -                -
                                                                                         ----------       ----------
          AEPR Global Investments B.V. (AEPRGI)              .3 Shares       0.8               -                -
                                                                                         ----------       ----------
          Energia DeMexicali, S De R.L.                 Uncertificated        -  (B)           -                -
                                                                                         ----------       ----------
          AEPR Global Holland Holding B.V. (AEPRGHH)         .3 Shares       0.8               -                -
                                                                                         ----------       ----------
        AEPR Global Ventures B.V. (AEPRGV)                  .31 Shares       0.8                 (2)              (3)
                                                                                         ----------       ----------
          Energia DeMexicali, S De R.L.                 Uncertificated       0.8 (B)              2                2
                                                                                         ----------       ----------
          Australian Energy International Pty. Ltd.           1 Shares       0.1 (C)           -                -
                                                                                         ----------       ----------
            AEI (Loy Yang) Pty. Ltd.                        .40 Shares       0.8               -                -
                                                                                         ----------       ----------
        Intergen Denmark, Aps                              Partnership        .4               -                 363
                                                                                         ----------       ----------
        Compresion Bajio S de R.L. de C.V.                      Shares        .4                 35               35
                                                                                         ----------       -----------
        Yorkshire Power Group Limited                   440,001 Shares        .1 (K)            770              721
                                                                                         ----------       ----------
          Yorkshire Cayman Holding Limited                      Shares        .6               -                -
                                                                                         ----------       ----------
          Yorkshire Holdings plc                            300 Shares        .6               -                -
                                                                                         ----------       ----------
            Yorkshire Electricity Group plc             955,626 Shares        .6               -                -
                                                                                         ----------       ----------
            Yorkshire Power Finance Limited                  .1 Shares                         -                -
                                                                                         ----------       ----------

ITEM 1. (CONTINUED)

         Yorkshire Power Finance Limited                      6 Shares        .2               -                -
                                                                                         ----------       ----------
    AEP Delaware Investment Company II (AEPDII)(B)        1,000 Shares       100             75,476           75,482
                                                                                         ----------       ----------
      AEP Resources do Brasil Ltda                                            .1 (T)           -                -
                                                                                         ----------       ----------
      AEP Holdings II CV (AEPHLDII)                        Partnership        15             10,175           10,200
                                                                                         ----------       ----------
        AEP Energy Services Limited (AEPES-UK)              .15 Shares        15              3,215            3,206
                                                                                         ----------       ----------
          AEP Energy Services Gmbh                      Uncertificated        15                  4                4
                                                                                         ----------       ----------
          AEP Energy Services (Switzerland) GmbH        Uncertificated        15                  2                2
                                                                                         ----------       ----------
        AEP Funding Limited                                   1 Shares        15               -                -
                                                                                         ----------       ----------
        AEPR Global Investments B.V. (AEPRGI)                 6 Shares        15               -                -
                                                                                         ----------       ----------
        Energia DeMexicali, S De R.L.                   Uncertificated        -  (B)           -                -
                                                                                         ----------       ----------
          AEPR Global Holland Holding B.V. (AEPRGHH)          6 Shares        15               -                -
                                                                                         ----------       ----------
        AEPR Global Ventures B.V. (AEPRGV)                    6 Shares        15                (35)             (38)
                                                                                         ----------       ----------
        Energia DeMexicali, S De R.L. de C.V. (ENERGIA) Uncertificated        15 (B)             35               35
                                                                                         ----------       ----------
          Australian Energy International Pty. Ltd.          15 Shares       2.4 (C)           -                -
                                                                                         ----------       ----------
              AEI (Loy Yang) Pty. Ltd.                      .15 Shares        15               -                -
                                                                                         ----------       ----------
      Intergen Denmark, Aps                                Partnership       7.5              6,811            6,811
                                                                                         ----------       ----------
      Compresion Bajio S de R.L. de C.V.                                     7.5                650              650
                                                                                         ----------       ----------
    AEP Resources do Brasil ltda                                            99.9 (T)           -                -
                                                                                         ----------       ----------
    AEP Energy Management, L.L.C.                       Uncertificated       100                298              298
                                                                                         ----------       ----------
    AEP Holdings I CV (AEPHLD)                             Partnership        99            130,357          127,182
                                                                                         ----------       ----------
      AEP Holding II CV (AEPHLDII)                         Partnership      84.2             57,115           48,612
                                                                                         ----------       ----------
        AEP Energy Services Limited (AEPES-UK)              .84 Shares      84.2              3,052            3,052
                                                                                         ----------       ----------
          AEP Energy Services Gmbh                      Uncertificated      84.2                 23               22
                                                                                         ----------       ----------
          AEP Energy Services (Switzerland) Gmbh        Uncertificated      84.2                 10               10
                                                                                         ----------       ----------
        AEP Funding Limited                                 .84 Shares      84.2               -                -
                                                                                         ----------       ----------
        AEPR Global Investments B.V. (AEPRGI)              33.7 Shares      84.2                 17               17
                                                                                         ----------       ----------
          Energia DeMexicali, S De R.L.                 Uncertificated        -  (B)           -                -
                                                                                         ----------       ----------
          AEPR Global Holland Holding B.V. (AEPRGHH)       33.7 Shares      84.2                 (1)              (1)
                                                                                         ----------       ----------
        AEPR Global Ventures B.V. (AEPRGV)                 33.7 Shares      84.2               (196)            (215)
                                                                                         ----------       ----------
          Energia DeMexicali, S De R.L.                 Uncertificated      84.2 (B)            199              199
                                                                                         ----------       ----------
          Australian Energy International Pty. Ltd.          84 Shares      13.5 (C)           -                -
                                                                                         ----------       ----------
             AEI (Loy Yang) Pty. Ltd.                       .84 Shares      84.2               -                -
                                                                                         ----------       ----------
             Intergen Denmark, Aps                         Partnership      42.1             38,230           38,230
                                                                                         ----------       ----------
             Compresion Bajio  S de R.L. de C.V.                Shares      42.1              3,647            3,647
                                                                                         ----------       ----------
     Yorkshire Power Group Limited                   43,560,000 Shares       9.9 (K)         76,230           71,371
                                                                                         ----------       ----------
        Yorkshire Cayman Holding Limited                        Shares      19.4               -                -
                                                                                         ----------       ----------
        Yorkshire Holdings plc                            9,700 Shares      19.4               -                -
                                                                                         ----------       ----------
          Yorkshire Electricity Group plc            30,898,565 Shares      19.4               -                -
                                                                                         ----------       ----------
          Yorkshire Power Finance Limited                   3.9 Shares        .4               -                -
                                                                                         ----------       ----------

ITEM 1. (CONTINUED)

     Yorkshire Power Finance Limited                        190 Shares      19.4               -                -
                                                                                         ----------       ----------
   AEP Resources Australia Holdings Pty Ltd (AEHOL)           1 Shares       100            339,637          339,627
                                                                                         ----------       ----------
      AEP Resources CitiPower I Pty Ltd (AECP1)               1 Shares       100             77,704           77,704
                                                                                         ----------       ----------
        Australia's Energy Partnership (AEPNP)             Partnership        99 (D)        998,305          998,305
                                                                                         ----------       ----------
          Marregon (No. 2) Pty Ltd (LDC1)           179,190,000 Shares        99              1,038            1,038
                                                                                         ----------       ----------
            CitiPower Pty (CTP)                            4.95 Shares        99              5,051            5,051
                                                                                         ----------       ----------
              CitiPower Trust (TRUST)                   Uncertificated        99            973,916          973,916
                                                                                         ----------       ----------
            Marregon Pty Ltd (AEMAR)                        .99 Shares        99               -                -
                                                                                         ----------       ----------
        AEP Resources CitiPower II Pty Ltd (AECP2)            1 Shares       100              1,767            1,767
                                                                                         ----------       ----------
          Australia's Energy Partnership (AEPNP)           Partnership         1 (D)         10,084           10,084
                                                                                         ----------       ----------
            Marregon (No. 2) Pty Ltd (LDC1)           1,810,000 Shares         1                 10               10
                                                                                         ----------       ----------
              CitiPower Pty (CTP)                           .05 Shares         1                 51               51
                                                                                         ----------       ----------
                CitiPower Trust (TRUST)                 Uncertificated         1              9,838            9,838
                                                                                         ----------       ----------
              Marregon Pty Ltd (AEMAR)                      .01 Shares         1               -                -
                                                                                         ----------       ----------
    AEP Resources Australia Pty., Ltd. (AEPRA)        3,753,752 Shares       100             17,169           17,169
                                                                                         ----------       ----------
      Pacific Hydro Limited                          23,478,300 Shares        20 (E)         15,196           17,096
                                                                                         ----------       ----------
    AEP Resources Limited (AEPRL)                             1 Shares       100                413              413
                                                                                         ----------       ----------
    AEP Resources Gas Holding Company (AEPRGH)               10 Shares       100            331,114          331,114
                                                                                         ----------       ----------
      AEP Energy Services Investments, Inc. (AEPRINV)       100 Shares       100            124,086          124,086
                                                                                         ----------       ----------
        LIG Pipeline Company (LIGPIPE)                      100 Shares       100            124,049          124,049
                                                                                         ----------       ----------
          LIG, Inc. (LIGINC)                                100 Shares       100             12,391           12,391
                                                                                         ----------       ----------
            Louisiana Intrastate Gas Company, L.L.C. (LIG)  100 Shares        10 (F)         12,404           12,404
                                                                                         ----------       ----------
              LIG Chemical Company (LIGCHEM)                100 Shares        10               (776)            (776)
                                                                                         ----------       ----------
                LIG Liquids Company, L.L.C. (LIGLIQ)         10 Shares         1 (G)            145              145
                                                                                         ----------       ----------
              LIG Liquids Company, L.L.C. (LIGLIQ)           90 Shares         9 (G)          1,308            1,308
                                                                                         ----------       ----------
              Tuscaloosa Pipeline Company (TUSCALOOSA)      100 Shares        10                 82               82
                                                                                         ----------       ----------
          Louisiana Intrastate Gas Company, L.L.C. (LIG)    900 Shares        90 (F)        111,638          111,638
                                                                                         ----------       ----------
            LIG Chemical Company (LIGCHEM)                  900 Shares        90             (6,993)          (6,993)
                                                                                         ----------       ----------
               LIG Liquids Company, L.L.C. (LIGLIQ)          90 Shares         9 (G)          1,308            1,308
                                                                                         ----------       ----------
            LIG Liquids Company, L.L.C. (LIGLIQ)            810 Shares        81 (G)         11,775           11,775
                                                                                         ----------       ----------
            Tuscaloosa Pipeline Company (TUSCALOOSA)        900 Shares        90                740              740
                                                                                         ----------       ----------
      AEP Energy Services Ventures, Inc. (VENTURES)         100 Shares       100             17,426           17,426
                                                                                         ----------       ----------
         Ventures Lease Co., LLC                                Shares       100               -                -
                                                                                         ----------       ----------
         AEP Acquisition L.L.C. (AEPACQ)                Uncertificated        50 (H)         12,876           12,876
                                                                                         ----------       ----------
           Jefferson Island Storage & Hub L.L.C. (JISH)      50 Shares        50            101,324          101,324
                                                                                         ----------       ----------
      AEP Energy Services Ventures II, Inc. (VENTURES II)    10 Shares       100             17,433           17,433
                                                                                         ----------       ----------
         AEP Acquisition L.L.C. (AEPACQ)                Uncertificated        50 (H)         12,876           12,876
                                                                                         ----------       ----------
           Jefferson Island Storage & Hub L.L.C. (JISH)      50 Shares        50            101,324          101,324
                                                                                         ----------       ----------
      AEP Energy Services Ventures III, Inc. (VENTURES III)  10 Shares       100            155,803          155,803
                                                                                         ----------       ----------
    AEP Resources International, Ltd. (AEPRI)                 2 Shares       100             37,712           37,721
                                                                                         ----------       ----------
      AEP Pushan Power, LDC (PUSHAN)                         99 Shares        99   (I)       37,374           37,374
                                                                                         ----------       ----------
        Nanyang General Light Electric Co., Ltd. (NGLE)      (I)              69.3 (J)       96,244           96,200
                                                                                         ----------       ----------
      AEP Resources Mauritius Company (MAURITIUS)         9,900 Shares        99   (I)          (20)             (20)
                                                                                         ----------       ----------
      AEP Resources Project Management Company, Ltd. (AEPRPM) 1 Shares       100                377              363
                                                                                         ----------       ----------
        AEP Pushan Power, LDC (PUSHAN)                        1 Shares         1   (I)          377              377
                                                                                         ----------       ----------

ITEM 1. (CONTINUED)

          Nanyang General Light Electric Co., Ltd. (NGLE)    (I)               0.7 (J)          972              971
                                                                                         ----------       ----------
        AEP Resources Mauritius Company (MAURITIUS)         100 Shares         1   (I)         -                -
                                                                                         ----------       ----------
    AEP Resource Services LLC                           Uncertificated       100                879              879
                                                                                         ----------       ----------
    Yorkshire Power Group Limited                   176,000,000 Shares        40   (K)      308,000          268,943
                                                                                         ----------       ----------
      Yorkshire Cayman Holding Limited                          Shares        80               -                -
                                                                                         ----------       ----------
      Yorkshire Holdings plc                             50,000 Shares        80               -                -
                                                                                         ----------       ----------
        Yorkshire Electricity Group plc             127,416,762 Shares        80               -                -
                                                                                         ----------       ----------
        Yorkshire Power Finance Limited                      16 Shares       1.6   (L)         -                -
                                                                                         ----------       ----------
      Yorkshire Power Finance Limited                       784 Shares      78.4   (L)         -                -
                                                                                         ----------       ----------

          Total AEP Resources, Inc.                                                       1,242,410        1,200,181
                                                                                         ----------       ----------

 Appalachian Power Company* (APCo)                   13,499,500 Shares        98.7        1,096,259        1,117,298
                                                                                         ----------       ----------
    Cedar Coal Co. (CeCCo)                                2,000 Shares       100              4,853            4,853
    Central Appalachian Coal Company** (CACCo)            3,000 Shares       100                736              736
    Central Coal Company** (CCCo)                         1,500 Shares        50   (M)          604              604
    Southern Appalachian Coal Company** (SACCo)           6,950 Shares       100              9,286            9,286
    West Virginia Power Company** (WVPCo)                   100 Shares       100                260              250
                                                                                         ----------       ----------

          Total Appalachian Power Company                                                    15,739           15,729
                                                                                         ----------       ----------

 Columbus Southern Power Company (CSPCo)*            16,410,426 Shares       100            713,449          713,449
                                                                                         ----------       ----------
    Colomet, Inc.** (COLM)                                1,500 Shares       100              2,374            2,374
    Conesville Coal Preparation Company (CCPC)              100 Shares       100              1,530            1,530
    Simco Inc.** (Simco)                                 90,000 Shares       100                372              372
    Ohio Valley Electric Corporation (OVEC)               4,300 Shares         4.3              513              430
                                                                                         ----------       ----------

          Total Columbus Southern Power Company                                               4,789            4,706
                                                                                         ----------       ----------

  Franklin Real Estate Company (FRECo)                      100 Shares       100                 30               28
                                                                                         ----------       ----------
    Indiana Franklin Realty, Inc. (IFRI)                     10 Shares       100                  1                1
                                                                                         ----------       ----------

  Indiana Michigan Power Company* (I&M)               1,400,000 Shares       100            793,099          800,286
                                                                                          ---------       ----------
    Blackhawk Coal Company** (BHCCo)                     39,521 Shares       100             55,965           55,965
    Price River Coal Company** (PRCCo)                    1,091 Shares       100                 27               27
                                                                                         ----------       ----------

          Total Indiana Michigan Power Company                                               55,992           55,992
                                                                                         ----------       ----------

  Kentucky Power Company (KEPCo)                      1,009,000 Shares       100            266,713          269,499
                                                                                         ----------       ----------
  Kingsport Power Company (KGPCo)                       410,000 Shares       100             23,119           23,775
                                                                                         ----------       ----------

ITEM 1. (CONTINUED)

  Ohio Power Company* (OPCo)                         27,952,473 Shares        99.2        1,181,771        1,186,183
                                                                                         ----------       ----------
    Cardinal Operating Company (CdOpCo)                     250 Shares        50   (N)           70               83
    Central Coal Company** (CCCo)                         1,500 Shares        50   (M)          604              604
    Central Ohio Coal Company (COCCo)                    69,000 Shares       100                 10               10
    Southern Ohio Coal Company (SOCCo)                    5,000 Shares       100             55,333           55,334
    Windsor Coal Company (WCCo)                           4,064 Shares       100                 51              223
                                                                                         ----------       ----------

          Total Ohio Power Company                                                           56,068           56,254
                                                                                         ----------       ----------

 Ohio Valley Electric Corporation* (OVEC)                39,900 Shares        39.9            4,761            4,082
                                                                                         ----------       ----------
    Indiana-Kentucky Electric Corporation (IKEC)         17,000 Shares       100   (O)        3,400            3,400
                                                                                         ----------       ----------

 Central and South West Corporation (CSW)                       Shares       100          3,666,665        3,666,567
                                                                                         ----------       ----------

  Central Power and Light Company (CPL)               6,755,535 Shares       100          1,371,438        1,371,438
                                                                                         ----------       ----------
  Public Service Company of Oklahoma (PSO)            9,013,000 Shares       100            477,699          477,699
                                                                                         ----------       ----------
    Ash Creek Mining Company                            383,904 Shares       100                  7                7
                                                                                         ----------       ----------

  Southwestern Electric Power Company (SWEPCo)        7,536,640 Shares       100            679,121          679,121
                                                                                         ----------       ----------
    The Arklahoma Corporation                               238 Shares      47.6                367              175
                                                                                         ----------       ----------
    Southwestern Arkansas Utilities Corporation             100 Shares       100                 10               10
                                                                                         ----------       ----------

  West Texas Utilities Company (WTU)                  5,488,560 Shares       100            264,652          264,652
                                                                                         ----------       ----------

  CSW Leasing, Inc. (CSWL)                                  800 Shares        80             27,468           21,974
                                                                                         ----------       ----------

  CSW Credit, Inc. (CREDIT)                                 246 Shares       100             55,415           55,415
                                                                                         ----------       ----------

  C3 Communicatitons, Inc. (COMM)                         1,000 Shares       100            (52,904)         (52,904)
                                                                                         ----------       ----------
    CSWC Southwest Holdings, Inc.                           100 Shares       100                  1                1
                                                                                         ----------       ----------
      CSWC TeleChoice Management, Inc.                      100 Shares       100                  1                1
                                                                                         ----------       ----------
      CSWC TeleChoice, Inc.                                 100 Shares       100                  1                1
                                                                                         ----------       ----------

  CSW Energy, Inc. (CSWE)                                 1,000 Shares       100            172,862          172,862
                                                                                         ----------       ----------
    CSW Development-I, Inc. (CSWD-I)                      1,000 Shares       100             51,082           51,082
                                                                                         ----------       ----------
      Polk Power GP II, Inc.                                500 Shares        50                257              128
                                                                                         ----------       ----------
        Polk Power GP, Inc.                               1,000 Shares       100                273              273
                                                                                         ----------       ----------
          Polk Power Partners, LP                         Partnership          1 (U)            525              525
                                                                                         ----------       ----------
      CSW Mulberry II, Inc.                               1,000 Shares       100             25,142           25,142
                                                                                         ----------       ----------
        CSW Mulberry, Inc.                                1,000 Shares       100             26,644           26,644
                                                                                         ----------       ----------
          Polk Power Partners, LP                         Partnership       45.75 (U)        24,493           24,493
                                                                                         ----------       ----------
            Mulberry Holdings, Inc.                       1,000 Shares       100                  1                1
                                                                                         ----------       ----------
      Noah I Power GP, Inc.                               1,000 Shares       100                 (1)              (1)
                                                                                         ----------       ----------
        Noah I Power Partners, LP                         Partnership          1 (V)            188              189
                                                                                         ----------       ----------
      Noah I Power Partners, LP                           Partnership       94.5 (V)         16,930           17,033
                                                                                         ----------       ----------
        Brush Cogeneration Partners                       Partnership         50 (W)         34,422           17,211
                                                                                         ----------       ----------

ITEM 1. (CONTINUED)

      Orange Cogeneration GP II, Inc.                       500 Shares        50 (HH)            54               27
                                                                                         ----------       ----------
        Orange Cogeneration GP Inc.                       1,000 Shares       100                 52               52
                                                                                         ----------       ----------
          Orange Cogeneration Limited Partnership         Partnership          1 (X)           (111)            (111)
                                                                                         ----------       ----------
      CSW Orange II, Inc.                                 1,000 Shares       100                839              839
                                                                                         ----------       ----------
        CSW Orange, Inc.                                  1,000 Shares       100              2,923            2,923
                                                                                         ----------       ----------
          Orange Cogeneration Limited Partnership         Partnership       49.5 (X)         (5,458)          (5,458)
                                                                                         ----------       ----------
          Orange Cogen Funding Corp.                      1,000 Shares       100                  1                1
                                                                                         ----------       ----------
          Orange Holdings, Inc.                           1,000 Shares       100                  1                1
                                                                                         ----------       ----------
    CSW Development -II, Inc. (CSWD-II)                   1,000 Shares       100             (3,999)          (3,999)
                                                                                         ----------       ----------
    CSW Ft. Lupton, Inc. (CSWFL)                          1,000 Shares       100             93,378           93,378
                                                                                         ----------       ----------
      Thermo Cogeneration Partnership, LP                 Partnership         50 (Y)          6,063            3,796
                                                                                         ----------       ----------
    Newgulf Power Venture, Inc. (NEWGULF)                 1,000 Shares       100             12,108           12,108
                                                                                         ----------       ----------
    CSW Sweeny GP I, Inc. (SWEENY)                        1,000 Shares       100                126              126
                                                                                         ----------       ----------
      CSW Sweeny GP II, Inc.                              1,000 Shares       100                552              552
                                                                                         ----------       ----------
    CSW Sweeny LP I, Inc. (SWEENY)                        1,000 Shares       100              9,875            9,875
                                                                                         ----------       ----------
      CSW Sweeny LP II, Inc.                              1,000 Shares       100             31,483           31,483
                                                                                         ----------       ----------
        Sweeny Cogneration Limited Partnership            Partnership         50 (Z)         27,260           27,260
                                                                                         ----------       ----------
    CSW Development-3, Inc. (CSWD#)                       1,000 Shares       100               -                -
                                                                                         ----------       ----------
    CSW Northwest GP, Inc.                                1,000 Shares       100               -                -
                                                                                         ----------       ----------
    CSW Northwest LP, Inc.                                1,000 Shares       100               -                -
                                                                                         ----------       ----------
    CSW Power Marketing, Inc.                             1,000 Shares       100               -                -
                                                                                         ----------       ----------
    CSW Nevada, Inc.                                      1,000 Shares       100               -                -
                                                                                         ----------       ----------
    CSW Services International, Inc.                      1,000 Shares       100              1,384            1,384
                                                                                         ----------       ----------
    Diversified Energy Contractors Company, LLC             900 Shares        90            (28,193)         (28,193)
                                                                                         ----------       ----------
      DECCO II LLC                                        1,000 Shares       100                  0                0
                                                                                         ----------       ----------
        Diversified Energy Contractors, LP                Partnership          1 (II)           (20)             (20)
                                                                                         ----------       ----------
      Diversified Energy Contractors, LP                  Partnership         99 (II)        (1,965)          (1,965)
                                                                                         ----------       ----------
      Industry and Energy Associates, LLC                 1,000 Shares       100              1,323            1,323
                                                                                         ----------       ----------
    CSW Frontera GP I, Inc.                               1,000 Shares       100                 33               33
                                                                                         ----------       ----------
      CSW Frontera GP II, Inc.                            1,000 Shares       100                 83               83
                                                                                         ----------       ----------
        Frontera Generation Limited Partnership           Partnership          1 (JJ)            80               80
                                                                                         ----------       ----------
    CSW Frontera LP I, Inc.                               1,000 Shares       100              3,518            3,518
                                                                                         ----------       ----------
      CSW Frontera LP II, Inc.                            1,000 Shares       100              6,966            6,966
                                                                                         ----------       ----------
        Frontera Generation Limited Partnership           Partnership         99 (JJ)         7,883            7,883
                                                                                         ----------       ----------
          Frontera International Sales Limited              500 Shares       100                  1                1
                                                                                         ----------       ----------
    CSW Eastex GP I, Inc.                                 1,000 Shares       100                 (1)              (1)
                                                                                         ----------       ----------
      CSW Eastex GP II, Inc.                              1,000 Shares       100                (11)             (11)
                                                                                         ----------       ----------
        Eastex Cogeneration Limited Partnership           Partnership          1 (KK)           (17)             (17)
                                                                                         ----------       ----------
    CSW Eastex LP I, Inc.                                 1,000 Shares       100                (66)             (66)
                                                                                         ----------       ----------
      CSW Eastex LP II, Inc.                              1,000 Shares       100             (1,079)          (1,079)
                                                                                         ----------       ----------
        Eastex Cogeneration Limited Partnership           Partnership         99 (KK)        (1,726)          (1,726)
                                                                                         ----------       ----------
    Southwestern Electric Wholesale Company               1,000 Shares       100                  0                0
                                                                                         ----------       ----------

ITEM 1. (CONTINUED)

    CSW International, Inc. (CSWI)                        1,000 Shares       100            802,552          802,552
                                                                                         ----------       ----------
      CSW International Two, Inc. (CSWI2)                 1,000 Shares       100          1,035,666        1,035,666
                                                                                         ----------       ----------
        CSW UK Holdings                             427,275,004 Shares       100            637,922          637,922
                                                                                         ----------       ----------
          CSWI Europe Limited                             1,000 Shares       100              2,140            2,140
                                                                                         ----------       ----------
            South Coast Power Limited                         1 Shares        50               -                -
                                                                                         ----------       ----------
            Shoreham Operations Company Limited               2 Shares        50               -                -
                                                                                         ----------       ----------
        CSW UK Finance Company                      384,547,502 Shares        90 (CC)       640,408          576,367
                                                                                         ----------       ----------
          CSW Investments                           629,842,502 Shares       83.7 (DD)    1,013,441          942,500
                                                                                         ----------       ----------
            SEEBOARD Group plc                          811,194 Shares       83.7         1,151,781        1,151,781
                                                                                         ----------       ----------
              SEEBOARD (Generation) Limited                 837 Shares       83.7            11,914           11,914
                                                                                         ----------       ----------
                Medway Power Limited                      1,178 Shares       31.4 (EE)       28,382           10,643
                                                                                         ----------       ----------
              SEEBOARD Natural Gas Limited                  1.7 Shares       83.7            (1,353)          (1,353)
                                                                                         ----------       ----------
                Beacon Gas Limited                    5,022,000 Shares       83.7            (5,336)          (5,336)
                                                                                         ----------       ----------
              CSW UK Limited                                1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
              Power Networkd Limited                        1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
              SEEBOARD plc                          209,663,229 Shares       83.7           653,056          653,056
                                                                                         ----------       ----------
                Appliance Protect Limited                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Direct Power Limited                        1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Directricity Limited                        1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Electricity (UK) Limited                    1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Electricity 2000 Limited                    1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Energy Express Limited                      1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                First Electricity Limited                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                First Gas Limited                           1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Gas 2000 Limited                            1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Home Electricity Company Limited            1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Home Energy Company Limited                 1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Home Gas Company Limited                    1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Home Power Company Limited                  1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Horizon Natural Gas Limited                 1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Light & Power (UK) Limited                  1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Longfield Insurance Company Limited     418,500 Shares       83.7             1,122            1,122
                                                                                         ----------       ----------
                Powercare Limited                           1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Premier Electricity Limited                 1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Premier Utilities Limited                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Seeb Limited                              8,370 Shares       83.7                19               19
                                                                                         ----------       ----------
                SEEBOARD Employment Services
                  Limited                                   1.7 Shares       83.7               814              814
                                                                                         ----------       ----------

                SEEBOARD Insurance Company Limited      837,000 Shares       83.7            10,433           10,433
                                                                                         ----------       ----------
                SEEBOARD Final Salary Pension Plan                                             -                -
                                                                                         ----------       ----------
                  Trustee Company Limited                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                SEEBOARD International Limited          418,500 Shares       83.7               880              880
                                                                                         ----------       ----------
                SEEBOARD Pension Investment Plan
                Trustee Company Limited                     1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                SEEBOARD Share Scheme Trustees
                  Limited                                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------

                SEEBOARD Trading Limited              8,370,002 Shares       83.7            27,525          27,525
                                                                                         ----------       ---------
                SEEPOWER Limited                          8,370 Shares       83.7            (5,147)         (5,147)
                                                                                         ----------       ----------
                  SEEBOARD Metering Limited               8,370 Shares       83.7              -                -
                                                                                         ----------       ----------
                  Power Asset Development Company
                    Limited                                  42 Shares       41.9 (FF)         -                212
                                                                                         ----------       ----------
                  SEEBOARD Powerlink Limited            669,600 Shares       67.0 (GG)       11,586            9,269
                                                                                         ----------       ----------
                Selectricity Limited                        1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                South Eastern Electricity Board
                  Limited                                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                South Eastern Electricity Limited           1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                South Eastern Services Limited              1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                South Eastern Utilities Limited             1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                Southern Gas Limited                    418,500 Shares       83.7           (10,096)         (10,096)
                                                                                         ----------       ----------
                Torch Natural Gas Limited                   1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                UK Electricity Limited                      1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
                UK Light and Power Limited                  1.7 Shares       83.7              -                -
                                                                                         ----------       ----------
        CSW International Three, Inc.                     1,000 Shares       100               -                -
                                                                                         ----------       ----------
          CSW UK Investments Limited                        100 Shares       100               -                -
                                                                                         ----------       ----------
          CSW UK Finance Company                     42,727,500 Shares       10   (CC)       71,156           64,041
                                                                                         ----------       ----------
            CSW Investments                          69,982,500 Shares       9.3  (DD)      112,605          104,722
                                                                                         ----------       ----------
              SEEBOARD Group plc                         90,133 Shares       9.3            127,976          127,976
                                                                                         ----------       ----------
                SEEBOARD (Generation) Limited                90 Shares       9.3              1,324            1,324
                                                                                         ----------       ----------
                  Medway Power Limited                      131 Shares       3.5  (EE)        3,164            1,186
                                                                                         ----------       ----------
                SEEBOARD Natural Gas Limited                0.2 Shares       9.3               (150)            (150)
                                                                                         ----------       ----------
                  Beacon Gas Limited                    558,000 Shares       9.3               (593)            (593)
                                                                                         ----------       ----------
                CSW UK Limited                              0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                Power Networkd Limited                      0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                SEEBOARD plc                         23,295,914 Shares       9.3             72,562           72,562
                                                                                         ----------       ----------
                  Appliance Protect Limited                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Direct Power Limited                      0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Directricity Limited                      0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Electricity (UK) Limited                  0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Electricity 2000 Limited                  0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Energy Express Limited                    0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  First Electricity Limited                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  First Gas Limited                         0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Gas 2000 Limited                          0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Home Electricity Company Limited          0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Home Energy Company Limited               0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Home Gas Company Limited                  0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Home Power Company Limited                0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Horizon Natural Gas Limited               0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Light & Power (UK) Limited                0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Longfield Insurance Company
                    Limited                              46,500 Shares                         -                -
                                                                                         ----------       ----------
                  Powercare Limited                         0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Premier Electricity Limited               0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Premier Utilities Limited                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Seeb Limited                              930 Shares       9.3                  2                2
                                                                                         ----------       ----------
                  SEEBOARD Employment Services
                    Limited                                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  SEEBOARD Insurance Company
                    Limited                              93,000 Shares       9.3              1,159            1,159
                                                                                         ----------       ----------
                  SEEBOARD Final Salary Pension Plan                                           -                -
                                                                                         ----------       ----------
                  Trustee Company Limited                   0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  SEEBOARD International Limited         46,500 Shares       9.3                 98               98
                                                                                         ----------       ----------
                  SEEBOARD Pension Investment Plan
                    Trustee Company Limited                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  SEEBOARD Share Scheme Trustees
                    Limited                                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  SEEBOARD Trading Limited              930,000 Shares       9.3              3,058            3,058
                                                                                         ----------       ----------
                  SEEPOWER Limited                          930 Shares       9.3               (572)            (572)
                                                                                         ----------       ----------
                    Meterpoint Limited                      930 Shares       9.3               -                -
                                                                                         ----------       ----------
                    Power Asset Development Company
                      Limited                                 5 Shares       4.7  (FF)           48               24
                                                                                         ----------       ----------
                    SEEBOARD Powerlink Limited           74,400 Shares       7.4  (GG)        1,280            1,024
                                                                                         ----------       ----------
                  Selectricity Limited                      0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  South Eastern Electricity Board
                    Limited                                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  South Eastern Electricity Limited         0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  South Eastern Services Limited            0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  South Eastern Utilities Limited           0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  Southern Gas Limited                   46,500 Shares       9.3             (1,122)            -
                                                                                         ----------       ----------
                  Torch Natural Gas Limited                 0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  UK Electricity Limited                    0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
                  UK Light and Power Limited                0.2 Shares       9.3               -                -
                                                                                         ----------       ----------
            CSW Investments                          52,675,000 Shares       7    (DD)       78,823           78,823
                                                                                                          ----------
              SEEBOARD Group plc                         67,842 Shares       7               96,326           96,326
                                                                                         ----------       ----------
                SEEBOARD (Generation) Limited                70 Shares       7                  996              996
                                                                                         ----------       ----------
                  Medway Power Limited                       98 Shares       2.6  (EE)        2,350              881
                                                                                         ----------       ----------
                SEEBOARD Natural Gas Limited                0.1 Shares       7                 (113)            (113)
                                                                                         ----------       ----------
                  Beacon Gas Limited                    420,000 Shares       7                 (446)            (446)
                                                                                         ----------       ----------
                CSW UK Limited                              0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                Power Networkd Limited                      0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                SEEBOARD plc                         17,534,559 Shares       7               54,616           54,616
                                                                                         ----------       ----------
                  Appliance Protect Limited                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Direct Power Limited                      0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Directricity Limited                      0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Electricity (UK) Limited                  0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Electricity 2000 Limited                  0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Energy Express Limited                    0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  First Electricity Limited                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  First Gas Limited                         0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Gas 2000 Limited                          0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Home Electricity Company Limited          0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Home Energy Company Limited               0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Home Gas Company Limited                  0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Home Power Company Limited                0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Horizon Natural Gas Limited               0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Light & Power (UK) Limited                0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Longfield Insurance Company
                    Limited                              35,000 Shares       7                   94             -
                                                                                         ----------       ----------
                  Powercare Limited                         0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Premier Electricity Limited               0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Premier Utilities Limited                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Seeb Limited                              700 Shares       7                    2                2
                                                                                         ----------       ----------
                  SEEBOARD Employment Services
                    Limited                                 0.1 Shares       7                   68               68
                                                                                         ----------       ----------
                  SEEBOARD Insurance Company
                    Limited                              70,000 Shares       7                  873              873
                                                                                         ----------       ----------
                  SEEBOARD Final Salary Pension Plan                                           -                -
                                                                                         ----------       ----------
                    Trustee Company Limited                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  SEEBOARD International Limited         35,000 Shares       7                   74               74
                                                                                         ----------       ----------
                  SEEBOARD Pension Investment
                    Plan Trustee Company Limited            0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  SEEBOARD Share Scheme Trustees
                    Limited                                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
              SEEBOARD Trading Limited                  700,000 Shares       7                2,302            2,302
                                                                                         ----------       ----------
                  SEEPOWER Limited                          700 Shares       7                 (430)            (430)
                                                                                         ----------       ----------
                    Meterpoint Limited                      700 Shares       7                 -                -
                                                                                         ----------       ----------
                    Power Asset Development Company
                      Limited                                 4 Shares       3.5  (FF)           35               18
                                                                                         ----------       ----------
                    SEEBOARD Powerlink Limited           56,000 Shares       5.6  (GG)          968              775
                                                                                         ----------       ----------
                  Selectricity Limited                      0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  South Eastern Electricity Board
                    Limited                                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  South Eastern Electricity Limited         0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  South Eastern Services Limited            0.1 Shares       7                 -                -
                                                                                         ----------       ----------
              South Eastern Utilities Limited               0.1 Shares       7                 -                -
                                                                                         ----------       ----------
                  Southern Gas Limited                   35,000 Shares       7                 (844)            (844)
                                                                                         ----------       ----------
                  Torch Natural Gas Limited                 0.1 Shares       7                 -                -
                                                                                         ----------       ----------
              UK Electricity Limited                        0.1 Shares       7                 -                -
                                                                                         ----------       ----------
              UK Light and Power Limited                    0.1 Shares       7                 -                -
                                                                                         ----------       ----------
  CSW International (U.K.), Inc.                            100 Shares       100                  0                0
                                                                                         ----------       ----------
  Energia Internacional de CSW, SA de CV ****        23,564,706 Shares       100              2,962            2,962
                                                                                         ----------       ----------
    Aceltek, S. de R.L. de C.V. ****                      Partnership         50 (AA)          -                -
                                                                                         ----------       ----------
      Enertek, S.A. de C.V. ****                      4,549,085 Shares       100               -                -
                                                                                         ----------       ----------
        Cinergy, S. de R.L. de C.V. ****                  Partnership        100               -                -
                                                                                         ----------       ----------
        Servicios Industriales y Administrativos del
             Noroeste, S. de R.L. de C.V. (SIAN) ****     Partnership         51 (BB)          -                -
                                                                                         ----------       ----------
    CSW International, Inc.                               1,000 Shares       100            166,595          166,595
                                                                                         ----------       ----------
      CSW Vale L.L.C.                                     1,000             99.9            169,271          169,271
                                                                                         ----------       ----------
        Empresa de Electricidade Vale de
             Paranapanema S.A. ****                  21,498,447 Shares      21.42              -                -
                                                                                         ----------       ----------
        CSW Power do Brasil ltda. ****                      LLC              100               -                -
                                                                                         ----------       ----------
    Latin American Energy Holdings, Inc. ****             1,000 Shares        10               -                -
                                                                                         ----------       ----------
    Chile Energy Holdings L.L.C. ****                     1,000 Shares        90               -                -
                                                                                         ----------       ----------
      Inversiones Sol Energia Chile Limitada                LLC              100             83,786           83,786
                                                                                         ----------       ----------
      Sol Energia Holdings I, Limitada ****                 LLC              100               -                -
                                                                                         ----------       ----------
        Sol Energia Holdings II, Limitada ****              LLC              100               -                -
                                                                                         ----------       ----------
          Sol Energia, Limitada ****                        LLC              100               -                -
                                                                                         ----------       ----------
    CSW International Energy Development Ltd. ****          LLC              100               -                -
                                                                                         ----------       ----------
      Tenaska CSW International Ltd. ****                 1,000               50               -                -
                                                                                         ----------       ----------

  Enershop Inc. (Enershop)                                1,000 Shares       100            (15,981)         (15,981)
                                                                                         ----------       ----------
    Envirotherm, Inc.                                     1,500 Shares       100               -                -
                                                                                         ----------       ----------

  CSW Energy Services, Inc. (ESI)                         1,000 Shares       100            (23,514)         (23,514)
                                                                                         ----------       ----------
    Nuvest, L.L.C.                                    1,714,000 Shares      92.9             (2,375)          (1,852)
                                                                                         ----------       ----------
      National Temporary Services, Inc.                   1,000 Shares       100               -                -
                                                                                         ----------       ----------
        Octagon Inc.                                      1,000 Shares       100             (4,884)          (4,884)
                                                                                         ----------       ----------
      Numanco, L.L.C.                                     1,000 Shares       100             (5,665)          (5,665)
                                                                                         ----------       ----------
        Power Systems Energy Services, Inc.               1,000 Shares       100                180              180
                                                                                         ----------       ----------
        NuSun, Inc.                                       1,000 Shares       100              7,783            7,783
                                                                                         ----------       ----------
          Sun Technical Services, Inc.                       50 Shares       100              7,677            7,677
                                                                                         ----------       ----------
          Calibration Testing Corporation                 6,480 Shares       100                106              106
                                                                                         ----------       ----------
        ESG Technical Services, L.L.C.                   10,000 Shares       100               -                -
                                                                                         ----------       ----------
        ESG Manufacturing, L.L.C.                         1,000 Shares       100                708              708
                                                                                         ----------       ----------
        National Environmental Services
          Technology L.L.C.                             100,000 Shares       100                267              267
                                                                                         ----------       ----------

        ESG Indonesia, L.L.C.                           100,000 Shares       100               -                -
                                                                                         ----------       ----------
        Advance Shielding Technologies, L.L.C.               50 Shares        50               -                -
                                                                                         ----------       ----------
        ESG, L.L.C.                                         500 Shares        50               (764)            (382)
                                                                                         ----------       ----------

  Wheeling Power Company (WPCo)                         150,000 Shares       100             26,746           27,727
                                                                                         ----------       ----------

  Equity in Subsidiaries - Unallocated                                                        8,889            8,889
                                                                                         ----------       ----------


                                                               ------------------------------------------------

New subsidiaries added during 2000 are:

Name of Company                            Date and Place of Organization           Description of Business
---------------                            ------------------------------           -----------------------
AEP Energy Services GmbH                  March 17, 2000 - Germany                   Energy Trading
AEP Energy Services (Switzerland) GmbH    June 19, 2000 - Switzerland                Energy Trading
AEP Fiber Venture, LLC                    March 29, 2000 - State of Virginia         Telecommunication and
                                                                                      Development of Fiber Network
Datapult, LLC                             November 29, 2000 - State of Delaware      Produce and Sell Energy
                                                                                      Management Services
Datapult Limited Partnership              December 11, 2000 - State of Delaware      Produce and Sell Energy
                                                                                      Management Services
AEP Retail Energy, LLC                    June 28, 2000 - State of Delaware          Retail Energy Sales
AEP Resources Services, LLC               October 20, 1999 - State of Delaware       Investment in Electric Power
                                                                                      Technology
Energica de Mexicali, S de R.L. de C.V.   February 4, 1999 - Mexico                  Own and Finance Foreign Electric
                                                                                      Projects and Energy Trading
America's Fiber Network, LLC                                                         Telecommunication and
                                                                                      Development of Fiber Network
America's Fiber Touch, LLC                January 5, 2000 - Delaware                 Telecommunication and
                                                                                      Development of Fiber Network
AEP Resources do Brasil Ltda.             November 26, 1998 - Brazil                 Invest in Foreign Electric
                                                                                      Projects
Ventures Lease Co., LLC                   May 2, 2000 - Delaware                     Equipment Leasing
Compresion Baijo S de R.L. de C.V.                                                   Foreign Electric Project

(A)   Name changed from AEP Resources Service Company on March 7, 2000.
(B)   AEPR Global Investments BV owns 0.3% and AEPR Global Ventures B.V.
      owns 99.97%.
(C) AEP Resources Global Ventures B.V. owns 16% and the remaining 84% is owned an unaffiliated company.
(D) Owned 99% by AEP Resources CitiPower I Pty Ltd and 1% by AEP Resources CitiPower II Pty Ltd.
(E) Owned 20% by AEP Resources Australia Pty., Ltd. and 80% by unaffiliated companies.
(F)      Owned 10% by LIG, Inc. and 90% by LIG Pipeline Company.
(G)      Owned 10% by LIG Chemical Company and 90% by Louisiana Intrastate Gas
         Company.
(H) Owned 50% by AEP Resources Ventures, Inc and 50% by AEP Resources Ventures II, Inc.
(I) Owned 99% by AEP Resources International Ltd. and 1% by AEP Resources Project Management Company Ltd.
(J) AEP Pushan Power, LDC owns 70%; the other 30% is owned by unaffiliated companies. The Company is a joint venture company domiciled in the People's Republic of China. It has registered capital totaling Renminbi four hundred seventy six million six hundred sixty seven thousand Yuan.
(K) AEP Resources, Inc. owns 40% and AEP Holdings I CV owns 10%. The remaining 50% is owned by an unaffiliated company.
(L)      Owned 2% by Yorkshire Holdings plc and 98% by Yorkshire Power Group
         Limited.
(M)      Owned 50% by Appalachian Power Company and 50% by Ohio Power Company.
(N) Ohio Power Company owns 50% of the stock; the other 50% is owned by a corporation not affiliated with American Electric Power Company, Inc.
(O) This Company is a wholly-owned subsidiary of Ohio Valley Electric Corporation, 44.2% of whose voting securities are owned by the American Electric Power System, the balance by unaffiliated companies.
(P) Includes unsecured debt as follows: for AEHOL - $182,729,000, AEPRA - $4,192,000, AEPRGH - $243,600,000, AEPSC - $1,100,000,
         NGLE - $56,222,000, CdOpCo - $83,000 and MAURITIUS - $1,065,000.
(Q) AEP Communications, LLC and C3 Communications own 49.75% each, Datapult, LLC owns .5% of Partnership.
(R) Owned 48% by AEP Fiber Ventures LLC and the remaining 52% is owned by unaffiliated companies.
(S) Owned 50% by AEP Communications, LLC and the remaining 50% is owned by an unaffiliated company.
(T) Owned 99.9% by AEP Resources, Inc. and .1% by AEP Delaware Investment Company II.
(U) CSW Mulberry, Inc. holds a 45.75% interest and Polk Power GP, Inc. holds a 1% interest.
(V) CSW Development-I, Inc. holds a 94.5% interest and Noah I Power GP, Inc. holds a 1% interest.
(W) Noah I Power Partners, L.P. holds a 50% interest and 50% by non-affiliates.
(X) CSW Orange, Inc. holds a 49.5% interest and Orange Cogeneration G.P., Inc. holds a 1% interest.
(Y)      CSW Ft. Lupton, Inc. holds a 50% interest.
(Z) CSW Sweeney LP II, Inc. holds a 49% interest and CSII Sweeney GPH, Inc. holds a 1% interest. The remaining 50% interest is held by unaffiliated companies.
(AA)     Energia Internacional de CSW, S.A. de C.V. owns 49.99% of Aceltek,
         S. de R.L. de C.V.
(BB) Enertek, S.A. de C.V. owns 51.12% of Servicios Industriales y Administrativos del Noreste, S. de R.L. de C.V.
(CC) CSW UK Holding holds a 90% interest and cSW International Three, Inc. holds a 10% interest.
(DD) CSW UK Finance Company holds a 93% interest and CSW International Three, Inc. holds a 7% interest.
(EE) SEEBOARD (Generation) Limited holds a 37.5% interest and the remaining 62.5% interest is held by unaffiliated companies.
(FF) SEEBOARD Limited holds a 50% interest and the remaining 50% interest is held by an unaffiliated companies.
(GG) SEEBOARD Limited holds an 80% interest and the remaining 20% interest is held by unaffiliated companies.
(HH) CSW Development-I, Inc. holds 50% of the stock and the remaining 50% is held by unaffiliated companies.
(II) Diverwsified Energy Contractors Company, LLC holds a 99% interest and DECCO II LLC holds a 1% interest.
(JJ) CSW Frontera LP II, Inc. holds a 99% interest and CSW Frontera CP-II, Inc. holds a 1% interest.
(KK) CSW Eastex LP II, Inc. holds a 99% interest and CSW Eastex GP II, Inc. holds a 1% interest.

   *Exempt under Section 3(A) pursuant to Rule 2 thereof.
  **Inactive.
 ***Exempt under Securities and Exchange Commission Release No. 35-24295. ****Information not currently available.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS
                                            Brief Description
Name of Company            Consideration      of Transaction                    Location         Exemption
---------------            -------------    ----------------                    --------         ---------

Columbus Southern Power      1,284,000               Substation #77 facilities  Substation #77   Rule 44


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


Name of Issuer and                                                                        Authorization
Description of Issues                Date and Form of Transactions      Consideration     or Exemption
         (1)                                      (2)                        (3)               (4)
---------------------                -----------------------------      -------------     -------------
                                                                        (in thousands)
Appalachian Power Company:
-------------------------

 Floating Rate Notes,
  Series A, Due 2001                 6/27/2000 - Public Offering             74,888           Rule 52

Central Power and Light Company:

 Floating Rate Notes,
  Due February 22, 2002              2/23/2000 - Public Offering            149,625           Rule 52

Indiana Michigan Power Company:
------------------------------

 Floating Rate Notes,
  Series B, Due 2002                 08/31/2000 - Public Offering           199,500           Rule 52

ITEM 3. (CONTINUED)


Name of Issuer and                                                                        Authorization
Description of Issues                Date and Form of Transactions      Consideration     or Exemption
         (1)                                      (2)                        (3)               (4)
---------------------                -----------------------------      -------------     -------------
                                                                        (in thousands)
Kentucky Power Company:
----------------------

 Floating Rate Notes,
 Series B, Due 2002                  11/17/2000 - Public Offering            69,825           Rule 52

Ohio Power Company:
------------------

 Floating Rate Notes,
  Series A, Due 2001                 5/22/2000 - Public Offering             74,888           Rule 52

Public Service Company of Oklahoma:

 Floating Rate Notes,
  Series A, Due 2002                 11/21/2000 - Public Offering           105,735           Rule 52

Southwestern Electric Power Company:

 Floating Rate Notes,
  Due March 1, 2002                  3/01/2000 - Public Offering            149,625           Rule 52

GUARANTEE:

At December 31, 2000, American Electric Power Company, Inc. had outstanding parental guaranties of approximately $1.9 billion.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)

American Electric Power Service Corp:
------------------------------------

  Mortgage Notes
    9.60% Series Due 2008                       AEPSC                   2,000             EXT             Rule 42

AEP Communications, LLC:
-----------------------

  Notes Payable
    Variable - Due 2002                         AEPC                   60,000             EXT             Rule 42

AEP Resources, Inc.:
-------------------

  Notes Payable
    Variable - Due 2000                         AEPR                  200,000             EXT             Rule 42
    Variable - Due 2000                         AEPR                  355,000             EXT             Rule 42
    Variable - Due 2000                         AEPR                   70,000             EXT             Rule 42

Appalachian Power Company:
-------------------------

  Cumulative Preferred Stock,
    No Par Value
      4-1/2% Series                              APCo                     468             EXT             Rule 42
      5.90%  Series                              APCo                   1,006             EXT             Rule 42
      6.85%  Series                              APCo                   8,450             EXT             Rule 42

  First Mortgage Bonds
    6.35%  Series Due 2000                       APCo                  48,000             EXT             Rule 42
    6.71%  Series Due 2000                       APCo                  48,000             EXT             Rule 42
    7.125% Series Due 2024                       APCo                   4,600             EXT             Rule 42
    8.00%  Series Due 2025                       APCo                   4,963             EXT             Rule 42

Central Power and Light Company:
-------------------------------

  First Mortgage Bonds
    6.00%  Series HH Due 2000                     CPL                 100,000             EXT             Rule 42
    7.50%  Series AA Due 2020                     CPL                  50,000             EXT             Rule 42

  Junior Debentures
    8.00% Series A Due 2037                       CPL                   1,500             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)
CitiPower:
---------

  Notes Payable
    Variable - Due 2000                     Citipower                 242,840             EXT             Rule 42

Columbus Southern Power Company:
-------------------------------

  Cumulative Preferred Stock,
    No Par Value
         7.00%  Series                           CSPCo                 10,000             EXT             Rule 42

  First Mortgage Bonds
    7.25%  Series Due 2002                       CSPCo                 18,395             EXT             Rule 42
    6.80%  Series Due 2003                       CSPCo                  4,903             EXT             Rule 42
    8.40%  Series Due 2022                       CSPCo                  1,976             EXT             Rule 42

Indiana Michigan Power Company:
------------------------------

  Cumulative Preferred Stock,
    $100 Par Value
       4-1/8% Series                             I&M                      225             EXT             Rule 42
       4.12%  Series                             I&M                       89             EXT             Rule 42

  First Mortgage Bonds
    6.40% Series Due 2000                        I&M                   48,000             EXT             Rule 42

  Senior Unsecured Notes Payable
    Floating - Due 2000                          I&M                  100,000             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)

Kentucky Power Company:
----------------------

  Senior Unsecured Notes Payable
    Floating - Due 2000                         KPCo                   80,000             EXT             Rule 42

  Notes Payable
    6.57% Due 2000                              KPCo                   25,000             EXT             Rule 42

Kingsport Power Company:
-----------------------

  Notes Payable
    6.73% Due 2000                              KGPCo                   5,000             EXT             Rule 42

Ohio Power Company:
------------------

  Cumulative Preferred Stock,
    $100 Par Value
      4-1/2% Series                              OPCo                     138             EXT             Rule 42
      4.20%  Series                              OPCo                      17             EXT             Rule 42
         4.40%  Series                           OPCo                      27             EXT             Rule 42

  First Mortgage Bonds
    6.75% Series Due 2003                        OPCo                   1,155             EXT             Rule 42
    7.10% Series Due 2023                        OPCo                   2,742             EXT             Rule 42
    7.30% Series Due 2024                        OPCo                   3,272             EXT             Rule 42

  Senior Unsecured Notes Payable
    6.24% Due 2008                               OPCo                  11,817             EXT             Rule 42

Public Service Company of Oklahoma:
----------------------------------

  First Mortgage Bonds
    5.89% Series Due 2000                         PSO                  10,000             EXT             Rule 42
    6.43% Series Due 2000                         PSO                  10,000             EXT             Rule 42

  Cumulative Preferred Stock
    $100 Par Value
      4.00% Series                                PSO                       3             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)

Southwestern Electric Power Company:
-----------------------------------

  First Mortgage Bonds
    5.25% Series AA Due 2000                   SWEPCo                  45,000             EXT             Rule 42
    6.20% Series 1976A Due 2006                SWEPCo                     145             EXT             Rule 42

  Cumulative Preferred Stock
    $100 Par Value
      5.00% Series                             SWEPCo                       1             EXT             Rule 42

West Texas Utilities Company:
----------------------------

  First Mortgage Bonds
    7.50%  Series T Due 2000                      WTU                  40,000             EXT             Rule 42
    6.375% Series U Due 2005                      WTU                   8,000             EXT             Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2000.

1.       Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.

                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                          (4)
                           (in thousands)

 APCo                          $  701                             8            Industrial  Development Corporations

 AEPCLLC                       (4,678)                            2            Personal Communications Services Provider

 AEPINV                          1,314                            1            Economic Development Company

 AEPINV                           100                             1            Economic Development Company

 I&M                                8                             1            Economic Development Company

 WPCo                              13                             1            Industrial Development Corporation

2.       Securities owned not included in 1 above.

Name of                             Nature of           Description         Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities      of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)              (5)            (6)           (7)
                                                                                                     (in thousands)
AEPINV   Intersource            Research &
         Technologies, Inc.     Technology Development  Common Stock       800,000          9.9         $11,500
                                                        Preferred Stock     95,000

AEPINV   EnviroTech Investment  Research &
         Fund I                 Technology Development  Limited Partner         *           9.9           2,535

AEPINV   Altra Energy           Internet-based Energy   Convertible
          Technologies, Inc.    Trading                 Preferred Stock    952,381           **           5,000

AEPPRO   Lectrix LLC            Provide Services-Power  Limited Liability
                                Quality                 Company               ***          33.3             524

AEPPRO   Lectrix LLC            Provide Services-Power  Limited Liability
                                Quality                  Company              ***          33.3             461

AEPPRO   Powerspan Corp.        Research &              Convertible
                                Technology Development  Preferred Stock  5,369,851          9.8           5,000

AEPPRO  IntercontinentalExchange Trading platform for   Limited Liability
        LLC                       Electric Utilities      Company             ***           5.3           3,167

AEP      Integrated Communica-  Development of
         tions System, Inc.     Demand Side Management  Common Stock        80,000          8.4             -

AEPINV   Pantellos Corporation  Internet-based Supply   Common Stock       540,000          5.0           4,439
                                Chain
AEPINV   Active Power, Inc.     Research &              Common Stock        37,501          4.0             513
                                Technology Development

C3 Comm  Infinitec              Local telecommunication Convertible
         Networks, Inc.         services                Preferred Stock  1,724,447         12.6           1,843
                                                        Series C

C3 Comm  Infinitec              Local telecommunication Convertible
         Networks, Inc.         services                Preferred Stock     13,984           .1           1,398
                                                         Series D

C3 Comm  Infinitec              Local telecommunication  Warrants
         Networks, Inc.         services                  & Options      1,714,243          N/A             -

Seeboard  Electricity Pension
plc       Trustee Limited       Trustee Company          Common Stock       20,000          4.9          29,860

Seeboard  ESN Holdings Limited  Trustee Company          Common Stock          104          4.9             155
plc

Seeboard  ESN Holdings Limited  Trustee Company         Preference shares   50,000          N/A          74,650
plc

PSO       Powerware Solutions,  Supplier of demand-side  Convertible
          Inc                   management software     Preferred Stock
                                                         Series A, Voting   18,833         2.68           1,575
                                                         Series A,
                                                         Non-voting        263,033

PSO       AEMT, Inc             Manufacturer and sells
                                residential surge
                                protectors and power     Preferred Stock
                                quality devices for      Series 1,
                                industrial customers     Nonvoting         250,000          N/A             322

PSO       AEMT, Inc             Manufacturer and sells
                                residential surge
                                protectors and power     Preferred Stock
                                quality devices for      Series 1,
                                industrial customers     Nonvoting         781,250          N/A           1,573

PSO       Utility Data          Provides utility        Convertible
           Resources, Inc       outsourcing of large    Preferred Stock
                                customer time            Series A,
                                                         Non-voting         16,175          4.5           1,617
                                differentiated meter     Common Stock
                                reading and billing.     Non-voting        257,500
                                                      Voting Common Stock   12,500

PSO       RIKA Management
          Company, LLC          Engaged in the development
                                and commercialization of
                                computer automation
                                technology for the electric
                                power industry           Membership Units       50          4.0           1,918

PSO       RIKA Management
          Company, LLC          Engaged in the development
                                and commercialization of
                                computer automation
                                technology for the electric
                                power industry           Membership Units       48          4.0

PSO       RIKA Management
          Company, LLC          Engaged in the development
                                and commericalization of
                                computer automation
                                technology for the electric
                                power industry           Membership Units       71          4.0               -

PSO       RIKA Management
          Company, LLC          Engaged in the development
                                and commericalization of
                                computer automation
                                technology for the electric
                                power industry           Membership Units       48          4.0

  * Limited Partnership Interests
 ** Less than 3%
*** One-third Membership Interest

ITEM 6.  OFFICERS AND DIRECTORS
PART I as of December 31, 2000

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address        Code
1 Riverside Plaza
Columbus, OH      43215            (a)

40 Franklin Road
Roanoke, VA       24022            (b)

700 Morrison Road
Gahanna, OH 43230                  (c)

One Summit Square
Fort Wayne, IN 46801               (d)

555 Office Center Place
Gahanna, OH 43230                  (e)

Dayuan Zhuan Village
Pushan Town, Nanyang City
People's Republic of China         (f)

Walker House, Mary Street
P.O. Box 265GT
George Town, Grand Cayman
Cayman Islands                     (g)

1105 North Market Street
Wilmington, DE 19899               (i)

600 Bourke Street
Melbourne, Victoria
3000 Australia                     (j)

29/30 St. James's Street, London
SW1A 1HB, Great Britain            (k)

P.O. Box B
Brilliant, OH 43913                (l)

301 Cleveland Ave., SW
Canton, OH 44702                   (m)

225 South 15th Street
Philadelphia, PA 19102             (n)

Wetherby Road, Scarcroft, Leeds
LS14 3HS Great Britain             (o)

P.O. Box 309 George Town
Grand Cayman, Cayman Islands       (p)

Herengracht 548
1017 CG Amsterdam
The Netherlands                    (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111           (r)

1701 Central Avenue
Ashland, KY 41101                  (s)

301 Virginia Street East
Charleston, WV 25301               (t)

P.O. Box 75
Wheeling, WV 26003                 (u)

P.O. Box 468
Piketon, Ohio 45661                (w)

1225 17th Street, Suite 500
Denver, CO 80202                   (x)

474 Flinders Street
Melbourne, Victoria
3000 Australia                    (aa)

5555 San Felipe
Houston, TX 77056                 (bb)

461 Rua Butana, 4th Fl. Rm A
Sao Paulo, Sao Paulo
05424-140 Brazil                  (cc)

Level 15, 624 Bourke Street
Melbourne, Victoria
3000 Australia                    (dd)

Bahnstrasse 16, 40212
Dusseldorf, Germany               (ee)

Interpark House, 7 Down St.
Mayfair London
W1Y 7DS Great Britain             (ff)

1010 Wien, Austria                (gg)

Alpenstrasse 12
CH-6304 Zug, Switzerland          (hh)

130 N. Main Street
Butte, MT 59701                   (ii)

212 E. 6th Street
Tulsa, OK 74119                   (jj)

539 N. Carancahua Street
Corpus Christi, TX 78401          (kk)

1616 Woodall Rodgers Fwy
Dallas, TX 75202                  (ll)

Forest Gate, Brighton Road
Crawley, West Sussex
RH11 9BH Great Britain            (mm)

P.O. Box 806E
Bridgetown, Barbados              (nn)

Strawinskylaan 3105,1077 ZX
Amsterdam, The Netherlands        (oo)

Torre Chapultepec Piso 13
Ruben Dario, No.281,
Bosques de Chapultepec
11580 Mexico, D.F.                (pp)

212 East 6th Street
Tulsa, OK 74119                   (qq)

428 Travis Street
Shreveport, LA 71156              (rr)

301 Cypress Street
Abilene, TX 79601                 (ss)

Position                      Code

Director                      D
Chairman of the Board         CB
Vice Chairman of the Board    VCB
President                     P
Chief Executive Officer       CEO
Chief Operating Officer       COO
Executive Vice President      EVP
Senior Vice President         SVP
Vice President                VP
Controller                    C
Deputy Controller             DC
Secretary                     S
Treasurer                     T
General Counsel               GC
Chief Financial Officer       CFO
Chief Accounting Officer      CAO
Chief Information Officer     CIO
Managing Director             MD
Board of Managers             B
Delegate Manager              DM
General Manager               GM


The officer's or director's principal business address is the same as indicated in the Company heading unless another address is provided with the individual's name.

American Electric Power Company, Inc.
Name and Principal Address(a) Position

E. R. Brooks                  D
7 Glenmeadow Court
Dallas, TX 75225
Donald M. Carlton             D
403 N. Weston Lane
Austin, TX 78733
John P. DesBarres             D
32064 Pacifica Drive
Rancho Palos Verdes, CA 90275
E. Linn Draper, Jr.           D,CB,P,CEO
Robert W. Fri                 D
6001 Overlea Road
Bethesda, MD 20816
William R. Howell             D
4 Saint Andrews Court
Frisco, TX 75034
Lester A Hudson, Jr.          D
P.O. Box 8583
Greenville, SC 29604
Leonard J. Kujawa             D
225 Peachtree St.,NE
Atlanta, GA 30303
James L. Powell               D
Box 98
Fort McKavett, TX 76841
Richard L. Sandor             D
111 W. Jackson Blvd., 14th FL.
Chicago, IL 60604
Thomas V. Shockley, III       D,VCB
Donald G. Smith               D
P.O. Box 13948
Roanoke, VA 24038
Linda Gillespie Stuntz        D
1275 Pennsylvania Ave.,NW
Washington, DC 20004
Kathryn D. Sullivan           D
795 Old Oak Trace
Columbus, OH 43235
Morris Tanenbaum              D
74 Falmouth Street
Short Hills, NJ 07078
Henry W. Fayne                VP,CFO
Leonard V. Assante            DC
Armando A. Pena               T
Susan Tomasky                 S


AEI (Loy Yang) Pty Ltd
Name and Principal Address(j) Position

Alan John Bielby              D
147 Argyle Street
Kowloon, Hong Kong
Donald E. Boyd (a)            D
Peter Albert Littlewood       D
22/F,CMG Asia Tower
The Gateway Harbour City
15 Canton Road
Kowloon, Hong Kong
Kenneth Warren Oberg          D
22/F,CMG Asia Tower
The Gateway Harbour City
15 Canton Road
Kowloon, Hong Kong
Paul Robert Rainey            D,S


AEP Acquisition, L.L.C.
Name and Principal Address(a) Position

Paul D. Addis                 CB
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Leonard V. Assante            C
Timothy A. King               S


AEP Communications, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D
Donald M. Clements, Jr.       D,P
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
William J. Lhota              D
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Peter R. Thomas               VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

AEP Communications, LLC
Name and Principal Address(a) Position

Donald M. Clements, Jr.       B,P
Armando A. Pena               B,T
Peter R. Thomas               B,VP
Jeffrey D. Cross              S

AEP Credit, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO,P
Henry W. Fayne                D,VP
William J. Lhota              D
L. T. McDowell (ll)           D
Armando A. Pena               D,T
Thomas V. Shockley, III       D
Susan Tomasky                 D
Joseph H. Vipperman           D
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP C&I Company, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,CB,P
Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
Geoffrey S. Chatas            VP
Mark W. Stewart               VP
Timothy A. King               S

AEP Delaware Investment Company
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Leonard V. Assante (a)        C

AEP Delaware Investment Company II
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Leonard V. Assante (a)        C

AEP Energy Management, L.L.C.
Name and Principal Address(a) Position

Paul D. Addis                 B
Henry W. Fayne                B
Susan Tomasky                 B

AEP Energy Services Gas Holding Company
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Paul D. Addis (a)             P
Leonard V. Assante (a)        C

AEP Energy Services GmbH
Name and Principal Address(ee)Position

Paul D. Addis (a)             MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD,T

AEP Energy Services Investments, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle      (a)         D
Paul D. Addis (a)             P
Leonard V. Assante (a)        C

AEP Energy Services Limited
Name and Principal Address(ff)Position

Paul D. Addis (a)             D
Henry D. Jones                MD
Jeffrey D. Cross (a)          S
Armando A. Pena (a)           T

AEP Energy Services (Austria) GmbH
Name and Principal Address(gg)Position

Paul D. Addis (a)             MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD,T

AEP Energy Services (Switzerland) GmbH
Name and Principal Address(hh)Position

Paul D. Addis (a)             MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD,T
Georg Schlumpf (q)            MD

AEP Energy Services Ventures, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Paul D. Addis (a)             P
Leonard V. Assante (a)        C

AEP Energy Services Ventures II, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Paul D. Addis (a)             P
Leonard V. Assante (a)        C

AEP Energy Services Ventures III, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle      (a)         D
Leonard V. Assante (a)        C
Paul D. Addis (a)             P

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Energy Services, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D,P
Donald M. Clements, Jr.       D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Eric J. van der Walde         D,SVP
Steven A. Appelt              SVP
Henry D. Jones (ff)           SVP
Andrew W. Patterson           SVP
Mark W. Stewart               SVP
David A. Banks                VP
Thomas A. Barry               VP
David B. Dunn                 VP
Dwayne L. Hart                VP
Darren Lobdell                VP
Paul S. Mason                 VP
P. M. O'Brien                 VP
Douglas K. Penrod             VP
William C. Reed, II           VP
Glenn Riepl                   VP
George Rooney                 VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

AEP Fiber Venture, LLC
Name and Principal Address(a) Position

Donald M. Clements, Jr.       B,P
Armando A. Pena               B,VP,T
Peter R. Thomas               B,VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S

AEP Funding Limited
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D,T

AEP Gas Power GP, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,CB,P
Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Mark W. Stewart               VP
Timothy A. King               S

AEP Gas Power Systems, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B
Charles C. Cooper             B,P
430 Telser Road
Lake Zurich, IL 60047-1588
Daniel O. Dickinson           B
430 Telser Road
Lake Zurich, IL 60047-1588
John F. Norris, Jr.           B
Mark W. Stewart               B


AEP Generating Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CEO
Henry W. Fayne                D,VP
William J. Lhota              D,P
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Joseph H. Vipperman           D,VP
John F. Norris, Jr.           VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

AEP Investments, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D
Donald M. Clements, Jr.       D,P
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
William J. Lhota              D
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

AEP Ohio Commercial & Industrial Retail
Company, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,CB,P
Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
Geoffrey S. Chatas            VP
Mark W. Stewart               VP
Timothy A. King               S

AEP Ohio Retail Energy, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,CB,P
Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP,S
Armando A. Pena               B,T

AEP Power Marketing, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D,P
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Leonard V. Assante            C
John F. DiLorenzo, Jr.        S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Pro Serv, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
John F. Norris, Jr.           D
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
John R. Jones                 P
V. A. Lepore                  SVP
Martin L. Mearhoff            VP
Ali Azad                      VP
L. E. Dillahunty (ll)         VP
Mark A. Gray                  VP
James A. Howard               VP
John A. Mazzone               VP
J. K. McWilliams              VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

AEP Pushan Power, LDC
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
Armando A. Pena (a)           D,VP,T
W.S. Walker & Co.             S

AEP Resource Services, LLC
Name and Principal Address(a) Position

Frederick J. Boyle            B,VP,T
Donald M. Clements, Jr.       B,CB
Jeffrey D. Cross              VP,S

AEP Resources, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D
Donald M. Clements, Jr.       D,P
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
William J. Lhota              D
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Donald E. Boyd                SVP
Frederick J. Boyle            VP
Thomas S. Jobes               VP
Dennis A. Lantzy              VP
James H. Sweeney              VP
Commerence Exec. Park III
1850 Centennial Park Dr.#480
Reston, VA 20191
Christopher Wilson (k)        VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

AEP Resources Australia Holdings Pty Ltd
Name and Principal Address(j) Position
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Jeffrey D. Cross (a)          S
Simon Lucas (dd)              S
AEP Resources Australia Pty., Ltd.
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D,CB
Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D
Mark A. Snape                 D,S
100 Walker Street
North Sydney 2060
Australia

AEP Resources do Brasil Ltda.
Name and Principal Address(cc)Position

Hercules Celescuekci          DM

AEP Resources CitiPower I Pty Ltd
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Jeffrey D. Cross (a)          S
Simon Lucas (dd)              S

AEP Resources CitiPower II Pty Ltd
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Jeffrey D. Cross (a)          S
Simon Lucas (dd)              S

AEP Resources International, Limited
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
Armando A. Pena (a)           D,VP,T,CFO
David Mustine (c)             SVP
Jeffrey D. Cross (a)          VP,GC
John R. Jones (a)             VP
Dennis A. Lantzy (a)          VP
Leonard V. Assante(a)         C,CAO
John F. DiLorenzo, Jr. (a)    S

AEP Resources Limited
Name and Principal Address(k) Position

Donald M. Clements, Jr. (a)   D
Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D,T
Chris Wilson                  MD

AEP Resources Project Management Company, Ltd.
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
Armando A. Pena (a)           D,T
W.S. Walker & Company         S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Retail Energy, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,P
Henry W. Fayne                B,VP
Susan Tomasky                 B,S
Armando A. Pena               T

AEP Texas Commercial & Industrial
Retail GP, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,CB,P
Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Mark W. Stewart               VP
Timothy A. King               S

AEP Texas Retail GP, LLC
Name and Principal Address(a) Position

Paul D. Addis                 B,CB,P
Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Mark W. Stewart               VP
Timothy A. King               S

AEP T&D Services, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Glenn M. Files (c)            B,VP
William J. Lhota              B,CB,P
David Mustine (c)             B,VP
Armando A. Pena               B,T
Richard P. Verret             B,VP
825 Tech Center Drive
Gahanna, OH 43230
Timothy A. King               S

AEP Wind GP, LLC
Name and Principal Address(a) Position

Paul D. Addis                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Paul E. Graf      (ll)        VP
Dwayne L. Hart                VP
Armando A. Pena               VP,T
Timothy A. King               S

AEP Wind LP, LLC
Name and Principal Address(a) Position

Paul D. Addis                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Paul E. Graf      (ll)        VP
Dwayne L. Hart                VP
Armando A. Pena               VP,T
Timothy A. King               S

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position

AEP Resources, Inc. (a)       MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr.(a)    MD
Jeffrey D. Cross (a)          MD
Ad C.G. de Beer               MD
Pieter Oosthoek               MD
Armando A. Pena (a)           MD

AEPR Global Ventures B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
Ad C.G. de Beer               MD
Pieter Oosthoek               MD
Armando A. Pena (a)           MD

American Electric Power Service Corporation
Name and Principal Address(a) Position

Paul D. Addis                 D,EVP
Donald M. Clements, Jr.       D,EVP
E. Linn Draper, Jr.           D,CB,P,CEO
Henry W. Fayne                D,EVP
William J. Lhota              D,EVP
Thomas V. Shockley, III       D,VCB
Susan Tomasky                 D,EVP,GC
Joseph H. Vipperman           D,EVP
Nicholas J. Ashooh            SVP
J. C. Baker                   SVP
Jeffrey D. Cross              SVP
Thomas M. Hagan               SVP
Dale E. Heydlauff             SVP
Michael F. Moore              SVP,CIO
R. E. Munczinski              SVP
John F. Norris, Jr.           SVP
Armando A. Pena               SVP,T
Rodney B. Plimpton            SVP
Robert P. Powers              SVP
Melinda S. Ackerman           VP
Leonard V. Assante            VP,DC
Bruce M. Barber               VP
Edward J. Brady               VP
Bruce H. Braine               VP
Robert T. Burns (ll)          VP
Geoffrey S. Chatas            VP
John F. DiLorenzo, Jr.        VP,S
W. N. D'Onofrio               VP
Joseph J. Hamrock             VP
3455 Mill Run Dr.
Hilliard, OH 43228
Jane A. Harf                  VP
Wendy G. Hargus (ll)          VP
John D. Harper                VP
Anthony P. Kavanagh           VP
801 Pennsylvania Ave.
Washington, DC 20004
Michael D. Martin             VP
Martin L. Mearhoff            VP

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

American Electric Power Service Corporation (Cont.)
Name and Principal Address(a) Position

Mark W. Menezes               VP
601 Pennsylvania Ave.
Washington, DC 20004
D. Michael Miller             VP
Richard A. Mueller            VP
Charles R. Patton             VP
4000 W. 15th Street
Austin, TX 78701
Gary M. Prescott              VP
H. E. Rhodes      (c)         VP
Daniel J. Rogier              VP
William L. Scott              VP
O. J. Sever                   VP
William L. Sigmon, Jr.        VP
Waldo Zerger                  VP

American Fiber Touch, LLC
Name and Principal Address(ii) Position

Donald M. Clements, Jr.(a)    B
Perry J. Cole                 B
Michael J. Meldahl            B
Peter R. Thomas (a)           B

Appalachian Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman  (a)      D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street, 7th Fl.
Richmond, VA 23219
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas(c)         VP
David Mustine (c)             VP
John F. Norris, Jr.(a)        VP
M. P. Ryan (c)                VP
Stuart Solomon (t)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Ash Creek Mining Co.
Name and Principal Address(jj)Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino, Jr.(e)    P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr. (a)    S

Australian Energy International Pty Ltd
Name and Principal Address(j) Position

Alan John Bielby              D
147 Argyle Street
Kowloon, Hong Kong
Donald E. Boyd (a)            D
Peter Albert Littlewood       D
22/F., CMG Asia Tower Gateway
Harbour City, 15 Canton Road
Kowloon, Hong Kong
Kenneth Warren Oberg          D
22/F., CMG Asia Tower Gateway
Harbour City, 15 Canton Road
Kowloon, Hong Kong
Paul Robert Rainey            D,S
Mark Snape                    D
100 Walker Street
North Sydney
2060 Australia

Australia's Energy Partnership
Name and Principal Address(j) Position

Armando A. Pena (a)           T

Blackhawk Coal Company
Name and Principal Address(r) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

C3 Communications, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D
Donald M. Clements, Jr.       D,P
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
William J. Lhota              D
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Peter R. Thomas               VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Cardinal Operating Company
Name and Principal Address(l) Position

Anthony J. Ahern              D
6677 Busch Blvd.
Columbus, OH 43226
J. C. Baker (a)               D
Richard K. Byrne              D,VP
6677 Busch Blvd.
Columbus, OH 43226
E. Linn Draper, Jr. (a)       D,P
John R. Jones (a)             D,VP
William J. Lhota (a)          D,VP
Ralph E. Luffler              D,VP
P.O. Box 250
Lancaster, OH 43130-0250
Steven K. Nelson              D,VP
P.O. Box 280
Coshocton, OH 43812
John F. Norris, Jr.(a)        D,VP
Michael L. Sims               D
3888 Stillwell Beckett Rd.
Oxford, OH 45056
Leonard V. Assante (a)        C
Armando A. Pena (a)           T
John F. DiLorenzo, Jr.(a)     S

Cedar Coal Co.
Name and Principal Address(b) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino, Jr.(e)    P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr. (a)    S

Central and South West Corporation
Name and Principal Address(ll)Position

E. Linn Draper, Jr. (a)       D,CB,CEO,P
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
Armando A. Pena (a)           D,T
Thomas V. Shockley,III(a)     D
Susan Tomasky (a)             D
Joseph H. Vipperman (a)       D
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Central Appalachian Coal Company
Name and Principal Address(b) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino, Jr. (e)   P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr. (a)    S

Central Coal Company
Name and Principal Address(b) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr.(a)        D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino, Jr. (e)   P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr. (a)    S

Central Ohio Coal Company
Name and Principal Address(m) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino, Jr. (e)   P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr. (a)    S

Central Power and Light Company
Name and Principal Address(kk)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Alphonso R. Jackson           VP
400 W. 15th Street, Ste 1500
Austin, TX 78701
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo,Jr.(a)      S

Chile Energy Holdings, L.L.C.
Name and Principal Address(p)Position

Jeffrey D. Cross (a)          D,VP
Paul E. Graf      (ll)        D,VP
Dwayne L. Hart (a)            D,P
Armando A. Pena (a)           D,VP
Susan Tomasky (a)             D
Geoffrey S. Chatas (a)        VP
Sandra S. Bennett (ll)        C
Wendy G. Hargus (ll)          T
Timothy A. King (a)           S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CitiPower Pty
Name and Principal Address(dd)Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Michael Codd, AC              D
Jeffrey D. Cross (a)          D,S
Brian Healey                  D
William J. Lhota (a)          D
John Marshall                 D
Armando A. Pena (a)           D,T
Simon Lucas                   S

CitiPower Trust
Principal Address (j)

NONE

Colomet, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,P,CEO
Henry W. Fayne                D,VP
William J. Lhota              D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Joseph H. Vipperman           D,VP
Glenn M. Files (c)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

Columbus Southern Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
William J. Lhota              D,P,COO
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Joseph H. Vipperman           D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
Floyd W. Nickerson            VP
88 East Broad Street, Ste 800
Columbus, OH 43215
John F. Norris, Jr.           VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

Conesville Coal Preparation Company
Name and Principal Address(a) Position

Paul D. Addis                 D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley III        D,VP
Susan Tomasky                 D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

CSW Development-3, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Development-II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Development-I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Eastex GP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (11)          T

CSW Eastex GP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (11)          T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSW Eastex LP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (11)          T

CSW Eastex LP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (11)          T

CSW Energy Services, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       D
Holly Keller Koeppel          D,P
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D
John F. DiLorenzo, Jr.        S

CSW Energy, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D,P
Donald M. Clements, Jr.       D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Paul E. Graf (ll)             VP
Dwayne L. Hart                VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

CSW Frontera GP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Frontera GP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Frontera LP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Frontera LP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Ft. Lupton, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW International Three, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Paul E. Graf (ll)             VP
Leonard V. Assante            C

CSW International Two, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Paul E. Graf (ll)             VP
Leonard V. Assante            C

CSW International (U.K.), Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Paul E. Graf (ll)             VP
Leonard V. Assante            C

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSW International, Inc.(a Delaware
Corp.)
Name and Principal Address(a) Position

Paul D. Addis                 D,P
Donald M. Clements, Jr.       D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Paul E. Graf (ll)             VP
Dwayne L. Hart                VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

CSW International, Inc.(a Cayman
Corp.)
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Investments
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Donald M. Clements,Jr.(a)     D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D
M. J. Pavia                   D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW Leasing, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB
Henry W. Fayne                D,P
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Nikita Zdanow                 D
1211 Ave. Of the Americas
New York, NY 10036
Kenneth Brown (ll)            SVP
Jeffrey Knittle (11)          SVP
Jean Stein (ll)               SVP
Joseph H. Vipperman           VP
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S
Armando A. Pena               T

CSW Mulberry II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Mulberry, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Nevada, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Northwest GP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Northwest LP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Orange II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSW Orange, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Power Marketing, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Services International, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny GP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (11)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny GP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny LP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny LP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW UK Finance Company
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Donald M. Clements,Jr.(a)     D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D,CB
M. J. Pavia                   D,CFO
Armando A. Pena (a)           D,T
Thomas V. Shockley,III(a)     D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW UK Holdings
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Donald M. Clements,Jr.(a)     D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D,CB
M. J. Pavia                   D,CFO
Armando A. Pena (a)           D,T
Thomas V. Shockley,III(a)     D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW UK Investments Limited
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Donald M. Clements, Jr.(a)    D
E. Linn Draper, Jr. (a)       D
T. J. Ellis                   D
M. J. Pavia                   D
Armando A. Pena (a)           D
Thomas V. Shockley, III (a)   D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW Vale L.L.C.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf (11)             D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSWC Southwest Holdings, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       D,P
Armando A. Pena               D,VP,T
Peter R. Thomas               D,VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Leonard V. Assante            C
Timothy A. King               S

CSWC TeleChoice Management, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       D,P
Armando A. Pena               D,VP,T
Peter R. Thomas               D,VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Leonard V. Assante            C
Timothy A. King               S

CSWC TeleChoice, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       D,P
Armando A. Pena               D,VP,T
Peter R. Thomas               D,VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Leonard V. Assante            C
Timothy A. King               S

CSWI Europe Limited
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Paul E. Graf (ll)             D
M. A. Nagle                   S

CSWI Netherlands, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D,VP
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Leonard V. Assante            C

Datapult Limited Partnership
Name and Principal Address(a) Position

Donald M. Clements, Jr.       P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Peter R. Thomas               VP
Timothy A. King               S

Datapult, LLC
Name and Principal Address(a) Position

Donald M. Clements, Jr.       B,P
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Peter R. Thomas               B,VP
Timothy A. King               S

DECCO II, LLC
Name and Principal Address(a) Position

John R. Jones                 CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Leonard V. Assante            C
Timothy A. King               S

Diversified Energy Contractors Company, LLC
Name and Principal Address(a) Position

John R. Jones                 CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Leonard V. Assante            C
Timothy A. King               S

Energia de Mexicali, S de R.L.de C.V.
Name and Principal Address(pp)Position

Donald M. Clements,Jr.(a)     B,P
Jeffrey D. Cross (a)          B
Armando A. Pena (a)           B
James H. Sweeney              B
1850 Centennial Park Drive
Suite 480, Reston, VA 20191

Enershop Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D,CB,P
Steven A. Appelt              D,VP
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP,T
Geoffrey S. Chatas            VP
Mark W. Stewart               VP
Leonard V. Assante            C
Timothy A. King               S

Envirotherm, Inc.
Name and Principal Address(ll) Position

Paul D. Addis (a)             D,CB,P
Steven A. Appelt (a)          D,VP
Jeffrey D. Cross (a)          D,VP
Armando A. Pena (a)           D,VP,T
Geoffrey S. Chatas (a)        VP
Mark W. Stewart (a)           VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Franklin Real Estate Company
Name and Principal Address(n) Position

E. Linn Draper, Jr. (a)       D,P,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Frontera International Sales Limited
Name and Principal Address(nn)Position

Mary Ellen M. Bourque         D
Jeffrey D. Cross (a)          D,VP
Paul E. Graf (ll)             D,VP
Dwayne L. Hart (a)            D,P
Armando A. Pena (a)           D,VP
Timothy A. King (a)           S
Wendy G. Hargus (ll)          T

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position

E. Linn Draper, Jr. (a)       D,P
Arthur R. Garfield            D
76 South Main Street
Akron, OH 44308
J. Gordon Hurst               D
20 NW Fourth Street
Evansville, IN 47741
Ronald G. Jochum              D
20 NW Fourth Street
Evansville, IN 47741
John R. Sampson               D
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
Peter J. Skrgic               D
800 Cabin Hill Drive
Greensburg, PA 15601
William E. Walters            D
100 East Wayne Street
South Bend, IN 46601
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)       D,P,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Indiana Michigan Power Company
Name and Principal Address(d) Position

Karl G. Boyd                  D
E. Linn Draper, Jr. (a)       D,CB,CEO
Jeffrey A. Drozda             D
101 W. Ohio, Suite 1320
Indianapolis, IN 46204
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Susanne M. Moorman            D
John R. Sampson               D,VP
101 W. Ohio, Suite 1320
Indianapolis, IN 46204
Thomas V. Shockley,III(a)     D,VP
Jackie S. Siefker             D
5000 Wheeling Ave.
Muncie, IN 47304
D. B. Synowiec                D
2791 N. U.S. Highway 231
Rockport, IN 47635
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
William E. Walters            D
100 East Wayne Steet
South Bend, IN 46601
A. Christopher Bakken III     VP
One Cook Place
Bridgman, MI 49106
Paul J. Brower                VP
110 West Michigan,Ste 1000-A
Lansing, MI 48933
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
Armando A. Pena (a)           VP,T
Robert P. Powers (a)          VP
Michael W. Rencheck           VP
500 Circle Drive
Buchanan, MI 49107
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Industry and Energy Associates,L.L.C.
Name and Principal Address(a)Position

John R. Jones                 CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Kenneth B. Rogers             VP
9 Donald B. Dean Drive
South Portland, ME 04106
Leonard V. Assante            C
Timothy A. King               S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Jefferson Island Storage & Hub L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360
Geoffrey S. Chatas(a)         VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

Kentucky Power Company
Name and Principal Address(s) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
T. C. Mosher                  VP
101A Enterprise Drive
Frankfort, KY 40602
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Kingsport Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street, 7th Fl.
Richmond, VA 23219
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Latin American Energy Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf      (ll)        D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

LECTRIX International B.V.
Name and Principal Address(oo)Position

Donald M. Clements, Jr.(a)    D
Hanfried Edward Fischer       D
01077 Neunkirchen am Brand
Germany, Kapellenweg 9
Vincent Paul Unruh            D
59 Orinda View Road
Orinda, CA 94563

LIG Chemical Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

LIG Liquids Company, L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

LIG Pipeline Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             D,CB
Jeffrey D. Cross (a)          D,VP
Armando A. Pena (a)           D,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

LIG, Inc.
Name and Principal Address(bb)Position

Paul D. Addis (a)             D,CB
Jeffrey D. Cross (a)          D,VP
Armando A. Pena (a)           D,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Louisiana Intrastate Gas Company, L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

Marregon Pty Limited
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

Marregon (No. 2) Pty Limited
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

Mulberry Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf      (ll)        D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Mutual Energy L.L.C.
Name and Principal Address(a) Position

Paul D. Addis                 CB,P
Steven A. Appelt              VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S
Armando A. Pena               T

Mutual Energy Service Company, L.L.C.
Name and Principal Address(a) Position

Paul D. Addis                 CB,P
Steven A. Appelt              VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S
Armando A. Pena               T

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position
Donald E. Boyd (a)            D
Donald M. Clements,Jr.(a)     D,CB
Jeffrey D. Cross (a)          D,S
Bernard Hu                    D
2648 Durfee Ave., #B
El Monte, CA 91732
Dennis A. Lantzy (a)          D
Armando A. Pena (a)           D
Lu Ming Tao                   D
Xu Xinglong                   D,VCB
Hao Zhengshan                 D

Newgulf Power Venture, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf      (ll)        D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Noah I Power GP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf      (ll)        D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Ohio Power Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
Floyd W. Nickerson            VP
88 East Broad Street, Ste 800
Columbus, OH 43215
John F. Norris, Jr.(a)        VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Ohio Valley Electric Corporation
Name and Principal Address(w) Position

Paul D. Addis (a)             D
H. Peter Burg                 D
76 South Main Street
Akron, OH 44308
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D
Donald R. Feenstra            D
800 Cabin Hill Drive
Greensburg, PA 15601
Arthur R. Garfield            D
76 South Main Street
Akron, OH 44308
Chris Hermann                 D
220 West Main Street
Louisville, KY 40202
J. Gordon Hurst               D
20 NW Fourth Street
Evansville, IN 47741
William J. Lhota (a)          D
Wayne T. Lucas                D
220 West Main Street
Louisville, KY 40202
Alan J. Noia                  D
10435 Downsville Pike
Hagerstown, MD 21740
Guy L. Pipitone               D
76 South Main Street
Akron, OH 44308
J. H. Randolph                D
139 East Fourth Street
Cincinnati, OH 45202
H. Ted Santo                  D
1065 Woodman Drive
Dayton, OH 45432
Peter J. Skrgic               D
800 Cabin Hill Drive
Greensburg, PA 15601
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Operaciones Azteca VIII, S. de R.L. de C.V.
Name and Principal Address(pp)Position

Frederick J. Boyle (a)          D
Philip Cantner                  D
5922 SW 34th Street
Miami, FL 33155
Donald M. Clements,Jr.(a)       D
James H. Sweeney                D
1850 Centennial Park Drive
Reston, VA 20191
J. Christopher Terajewicz       D
5 Magnolia Circle
Norfolk, MA 02056
Robert H. Warburton             D
195 Dalton Road
Holliston, MA 01746
Jorge Young                     D
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos de Maria y Campos Segura S
Torre Optima AV. Paseo de las
Palmas #405, 3rd Fl.,Lomas de
Chapultepec 11000 Mexico

Orange Cogen Funding Corp.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D
Larry Kellerman               D,P
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
Timothy A. King               S

Orange Cogeneration GP II, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,CEO
Larry Kellerman               D,P
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
David L. Siddall              S
1001 Louisiana Street
Houston, TX 77002

Orange Cogeneration GP, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,CEO
Larry Kellerman               D,P
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
David L. Siddall              S
1001 Louisiana Street
Houston, TX 77002

Orange Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Paul E. Graf      (ll)        D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Sandra S. Bennett (ll)        C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Pacific Hydro Limited
Name and Principal Address(aa)Position

Donald E. Boyd (a)            D
Kingsley G. Culley            D,CB
Peter L. Downie               D
Michael C. Fitzpatrick        D
Jeffrey Harding               D
John L. C. McInnes            D
Mark A. Snape                 D
100 Walker Street
North Sydney 2060
Australia
Philip van der Riet           D
Peter F. Westaway             D
Matthew G. C. Williams        D
Anthony G. Evans              S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Polk Power GP II, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,P
Larry Kellerman               D,CEO
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
Timothy A. King               S

Polk Power GP, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,P
Larry Kellerman               D,CEO
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
Timothy A. King               S

Price River Coal Company, Inc.
Name and Principal Address(d) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Public Service Company of Oklahoma
Name and Principal Address(qq)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
T. D. Churchwell              VP
1601 N.W. Expressway,Ste 1400
Oklahoma City, OK 73118
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas   (c)      VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo,Jr.(a)      S

SEEBOARD Group plc
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Donald M. Clements,Jr.(a)     D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D
M. J. Pavia                   D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
J. Weight                     D
Christopher Wilson (k)        D

SEEBOARD plc
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
T. J. Ellis                   D
M. J. Pavia                   D
J. Weight                     D
M. A. Nagle                   S

Servicios Azteca VIII,S.de R.L. de C.V.
Name and Principal Address(pp)Position

Frederick J. Boyle (a)          D
Philip Cantner                  D
5922 SW 34th Street
Miami, FL 33155
Donald M. Clements,Jr.(a)       D
John H. Foster                  D,CB
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos Riva                     D
P.O. Box 137
Hamilton, MA 01936
James H. Sweeney                D
1850 Centennial Park Drive
Reston, VA 20191
Enrique Tabora                  D
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos de Maria y Campos Segura S
Torre Optima AV. Paseo de las
Palmas #405 3rd Fl., Lomas de
Chapultepec 11000 Mexico

Shoreham Operations Company Limited
Name and Principal Address(mm)Position

T. S. Clarke                  D
Joseph H. Emberger (a)        D
E. S. Golland                 D
Paul E. Graf (ll)             D
E. Kolodziej (11)             D
Jeffrey D. Lafleur (ll)       D
C. D. MacKendrick             S

Simco Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante            DC
John F. DiLorenzo, Jr.        S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

South Coast Power Limited
Name and Principal Address(mm)Position

E. S. Golland                 D
Paul E. Graf (ll)             D
Henry D. Jones (ff)           D
E. Kolodziej (11)             D
B. J. McNaught                D

Southern Appalachian Coal Company
Name and Principal Address(b) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Southern Ohio Coal Company
Name and Principal Address(m) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Southwestern Electric Power Company
Name and Principal Address(rr)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Alphonso R. Jackson           VP
400 W. 15th Street, Ste 1500
Austin, TX 78701
Michelle S. Kalnas (c)        VP
Michael H. Madison            VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo,Jr.(a)      S

Southwestern Electric Wholesale Company
Name and Principal Address(a)Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S

Tuscaloosa Pipeline Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP,T
Michael K. Tate               P
8090 Highway 3128
Pineville, LA 71360-8991
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

Ventures Lease Co., LLC
Name and Principal Address(a)Position

Jeffrey D. Cross              B,VP
Armando A. Pena               B,P,T
Geoffrey S. Chatas                     VP
Timothy A. King               S

West Texas Utilities Company
Name and Principal Address(ss)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)                     D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)                    D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Alphonso R. Jackson           VP
400 W. 15th Street, Ste 1500
Austin, TX 78701
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo,Jr.(a)      S

West Virginia Power Company
Name and Principal Address(t) Position

E. Linn Draper, Jr. (a)       D,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
John F. Norris, Jr. (a)       VP
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Wheeling Power Company
Name and Principal Address(u) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D,P,COO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
David H. Crabtree (c)         VP
Glenn M. Files (c)            VP
Michelle S. Kalnas(c)         VP
David Mustine (c)             VP
John F. Norris, Jr.(a)        VP
M. P. Ryan (c)                VP
Stuart Solomon (t)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Windsor Coal Company
Name and Principal Address(m) Position

Paul D. Addis (a)             D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Leonard V. Assante (a)        DC
John F. DiLorenzo, Jr.(a)     S

Yorkshire Cayman Holding Limited
Name and Principal Address(p) Position

Stephen T. Haynes (a)         D
Richard C. Kelly (x)          D

Yorkshire Electricity Group plc
Name and Principal Address(o) Position

Paul R. Bonavia (x)           D
Wayne H. Brunetti (x)         D,CB
Donald M. Clements,Jr.(a)     D
E. Linn Draper, Jr. (a)       D,VCB
Graham J. Hall                D,CEO
Richard C. Kelly (x)          D
Armando A. Pena (a)           D
Roger Dickinson               S

Yorkshire Holdings plc
Name and Principal Address(o) Position

Paul R. Bonavia (x)           D
Wayne H. Brunetti (x)         D,VCB
Donald M. Clements,Jr.(a)     D
E. Linn Draper, Jr.  (a)      D,CB
Richard C. Kelly (x)          D
Armando A. Pena (a)           D
Jeffrey D. Cross (a)          S

Yorkshire Power Finance 2 Limited
Name and Principal Address(p) Position

Roger Dickinson (o)           D
Andrew G. Donnelly (o)        D
Graham J. Hall (o)            D
Linda Martin                  S

Yorkshire Power Finance Limited
Name and Principal Address(p) Position

Roger Dickinson (o)           D
Andrew G. Donnelly (o)        D
Graham J. Hall (o)            D
Linda Martin                  S

Yorkshire Power Group Limited
Name and Principal Address(o)Position

Paul R. Bonavia (x)           D
Wayne H. Brunetti (x)         D,VCB
Donald M. Clements,Jr.(a)     D
E. Linn Draper,Jr. (a)        D,CB
Richard C. Kelly (x)          D
Armando A. Pena (a)           D,CFO
Jeffrey D. Cross (a)          S

YPG Holdings LLC
Name and Principal Address(a)Position

Armando A. Pena               CB
Richard C. Kelly (x)          P
Jeffrey D. Cross              VP,S
Brian P. Jackson (x)          VP,T

ITEM 6.  (CONTINUED)

Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:

                                                            Position
                         Name and Location                   Held in         Applicable
Name of Officer             of Financial                    Financial        Exemption
  or Director               Institution                     Institution        Rule
      (1)                         (2)                           (3)              (4)

David W. Dupert     Merchants Bank of N.Y. Holding Corp.      Director        70(d)
                    N.Y., N.Y.
                    Provident Bank of Maryland Investment Co. Director        70(d)
                    Baltimore, MD
                    State Bank of Long Island                 Director        70(d)
                    Financial Services Corp.
                    Long Island, N.Y.
                    State Bank of Long Island                 Director        70(d)
                    Portfolio Management Corp.
                    Long Island, N.Y.
                    Central Pennsylvania Investment Company   Director        70(d)
                    Parent Co: Omega Financial Corp.
                    State College, PA

William R. Howell   Bankers Trust Bank                        Director        70(b)
                    New York, N.Y.
                    Bankers Trust Corp.                       Director        70(b)
                    New York, N.Y.

L.A. Hudson, Jr.    American National Bankshares, Inc.        Director        70(a)
                    Danville, Virginia
                    American National Bank & Trust Co.        Director        70(a)
                    Danville, Virginia

Alphonso R. Jackson J.P. Morgan Chase Bank of Texas           Advisory        70(f)
                    Houston, Texas                             Director

W.J. Lhota          Huntington Bancshares, Inc.               Director        70(c), (f)
                    Columbus, Ohio

James L. Powell     First National Bank of Mertzon            Advisory
                    Mertzon, Texas                             Director       70(a)

J.H. Randolph       PNC Financial Group
                    Pittsburgh, PA                            Director        70(d)

M.P. Ryan           Firstar                                   Advisory
                    Columbus, Ohio                             Director       70(f)

Richard L. Sandor   Bear, Stearns Financial Products, Inc.    Director        70(b)
                    Chicago, Illinois
                    Bear, Stearns Trading Risk
                     Management Inc.                          Director        70(b)
                     Chicago, Illinois

Georg Schlumpf      Credit Suisse                             Managing
                    Zurich, Switzerland                        Officer        70(d)

Donald G. Smith     First Union National Bank - Mid Atlantic
                    of Virginia                               Director        70(a)
                    Roanoke, Virginia

Lu Ming Tao         City Commerical Bank of Nanyang           Vice Chairman   70(c)
                    Nanyang City Province, China

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:

(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table shows for 2000, 1999 and 1998 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP at December 31, 2000.

                           Summary Compensation Table

                                                            Long-Term
                                      Annual Compensation  Compensation     All Other
                                 Salary       Bonus          Payouts        Compensation
            Name        Year     ($)        ($)(1)      LTIP Payouts($)(1)     ($)(2)
            ----       ----------------- ------------   ------------------  ------------
E. Linn Draper, Jr.      2000     850,000     485,775             -0-          106,699
                         1999     820,000     208,280             -0-          103,218
                         1998     780,000     194,376         345,906          104,941

Paul D. Addis            2000     500,000   6,500,000             -0-           44,547


William J. Lhota         2000     415,000     173,927             -0-           62,394
                         1999     400,000      71,120             -0-           55,690
                         1998     380,000      82,859         134,266           56,493

Donald M. Clements, Jr.  2000     390,000     163,449             -0-           45,979
                         1999     375,000      66,675             -0-           38,484
                         1998     350,000      76,317          60,047           39,040

Henry W. Fayne           2000     365,000     152,972             -0-           47,074
                         1999     315,000      56,007             -0-           34,885
                         1998     290,000      63,234          61,555           34,124

Notes to Summary Compensation Table

(1) Amounts in the "Bonus" column reflect awards under the Senior Officer Annual Incentive Compensation Plan and, in the case of Mr. Addis, the AEP Energy Services Incentive Compensation Plan. Payments are made in the first quarter of the succeeding fiscal year for performance in the year indicated.

         Amounts in the "Long-Term Compensation" - Payouts column reflect performance share unit targets earned under the AEP 2000 Long-Term Incentive Plan (and predecessor Performance Share Incentive Plan) for three-year performance periods.

(2) Amounts in the "All Other Compensation" column include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan,
(ii) subsidiary companies director fees, (iii) vehicle allowance, and (iv) split -dollar insurance. In August 2000, AEP discontinued providing vehicles for its executive officers and began paying them a monthly allowance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 2000 amounts in the "All Other Compensation" column is shown below.

         Item                 Dr. Draper    Mr. Addis    Mr. Lhota    Mr. Clements       Mr. Fayne
         ----                ------------   ---------    ----------   -------------      ---------
Savings Plan Matching
         Contributions         $   3,187    $  3,687       $ 5,100         $ 3,544        $ 5,100
Supplemental Savings Plan
         Matching Contributions   22,313      11,313         7,350           8,156          5,850

Subsidiaries Directors Fee        13,060       3,805        11,405           3,900         13,060

Vehicle Allowance                  6,000       4,000         8,143           4,983          5,000
Split-Dollar Insurance            62,139      21,742        30,396          25,396         18,064
                                  ------      ------        ------          ------         ------
Total All Other Compensation    $106,699     $44,547       $62,394         $45,979        $47,074
                                ========     =======       =======         =======        =======

(3) No 1999 and 1998 compensation information is reported for Mr. Addis because he was not an executive officer in these years.

Compensation of Directors

         Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $25,000 for their services, an additional annual retainer of $3,500 for each Committee that they chair, a fee of $1,200 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,200 per day for any inspection trip or conference.

         Deferred Compensation and Stock Plan. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Common Stock, or a combination of both, as elected by the director.

         Stock Unit Accumulation Plan. The Stock Unit Accumulation Plan for Non-Employee Directors annually awards 750 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

         Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director. The current policy, effective September 1, 2000 through September 1, 2001, has a premium of $11,500 and AEP expects to renew this coverage. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($440 for 2000).

(b) OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2001 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.
                                                 STOCK
NAME                        SHARES               UNITS(a)           TOTAL
----                        ------               -----------        -----
P.D. Addis                   10,032 (b) (c) (d)     22,572         32,604
E.R. Brooks                 151,895 (b) (e)            785        152,680
D. M. Carlton                 6,431                    785          7,216
D. M. Clements, Jr.           2,354 (b)             16,497         18,851
J. P. DesBarres               5,000 (c)              1,854          6,854
E. L. Draper, Jr.             9,535 (b) (c)        106,181        115,716
H. W. Fayne                   5,590 (b) (f)         11,163         16,753
R. W. Fri                     2,000                  2,560          4,560
W. R. Howell                  1,692                    785          2,477
L. A. Hudson, Jr.             1,853 (d)              4,566          6,419
L. J. Kujawa                  1,326 (d)              4,305          5,631
W. J. Lhota                  18,854 (b) (c) (f)     16,249         35,103
J. L. Powell                  4,020                    785          4,805
R. L. Sandor                  1,092                    785          1,877
T. V. Shockley, III          93,965 (b) (d) (e)        -0-         93,965
D. G. Smith                   2,500                  2,967          5,467
L. G. Stuntz                  1,500 (c)              4,618          6,118
K. D. Sullivan                  -0-                  3,477          3,477
M. Tanenbaum                  1,720                  4,517          6,237
All directors, nominees
and executive officers as
a group (21 persons)        420,794 (f) (g)        210,322        631,116

Notes on Stock Ownership
(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.

(b) Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan and, for Messrs. Brooks and Shockley, the CSW Retirement Savings Plan (in the case of the AEP Retirement Savings Plan such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings
     Plan): Mr. Addis, 377; Mr. Brooks, 41,833; Mr. Clements, 2,354; Dr. Draper, 3,947; Mr. Fayne, 5,041: Mr. Lhota, 16,674; Mr. Shockley, 6,234; and all executives officers, 89,803.

(c) Includes the following numbers of shares held in joint tenancy with a family member: Mr. Addis, 5,623; Mr. DesBarres, 5,000; Dr. Draper, 5,588; Mr. Lhota, 2,180; and Ms. Stuntz, 300

(d) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. Addis, 4;032; Dr. Hudson, 750; Mr. Kujawa, 26; and Mr. Shockley, 496.

(e) Includes the following numbers of shares attributable to options exercisable within 60 days: Mr. Brooks, 65,105 and Mr. Shockley, 49,938.

(f) Does not include, for Messrs. Fayne and Lhota, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne and Lhota share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(g)      Represents less than 1% of the total number of shares outstanding.

(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

         None

(d) INDEBTEDNESS TO SYSTEM COMPANIES

         None

(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND OTHER BENEFITS

                   Long-Term Incentive Plans _ Awards In 2000

Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to the Company's 2000 Long-Term Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

Payments of earned awards are deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.

                                                              Estimated Future
                                                            Performance Share
                                Performance                  Non-Stock Price-
                   Number of   Period Until           ------------------------
                   Performance  Maturation    Threshold  Target       Maximum
  Name             Share Units  or Payout        (#)       (#)          (#)
---------------    ------------ -----------    -------   --------    -- ------
E. L. Draper, Jr.  19,988        2000-2002       3,998     19,988       39,976
P.D. Addis          3,135        2000-2002         627      3,135        6,270
W. J. Lhota         7,157        2000-2002       1,431      7,157       14,314
D. M. Clements, Jr. 6,725        2000-2002       1,345      6,725       13,450
H. W. Fayne         6,294        2000-2002       1,259      6,294       12,588



                               Retirement Benefits

The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements or by the Central and South West Corporation Cash Balance Retirement Plan), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

The Retirement Plan was amended effective January 1, 2001. The amendment provides that the final average pay benefit accrual formula currently in effect terminates on December 31, 2010 and, effective January 1, 2001, a cash balance accrual formula is added to the Retirement Plan. Employees participating in the Retirement Plan on December 31, 2000 accrue retirement benefits under both formulas and employees hired after December 31, 2000 accrue retirement benefits solely under the cash balance formula. Employees accruing benefits under both formulas may choose either the final average pay formula or the cash balance formula for their accrued benefit at the time employment is terminated. The accrued benefit earned by an employee under the final average pay formula as of December 31, 2010, the date the final average pay formula will be discontinued, is the minimum benefit an employee can receive from the Retirement Plan after that time.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the final average pay formula, assuming retirement at age 65 after various periods of service.

                               Pension Plan Table

                                  Years of Accredited Service
Highest Average ------------------------------------------------------------
Annual Earnings    15         20        25        30        35         40
--------------- --------  ---------  --------  --------  --------   --------
$   400,000    $  93,345  $ 124,460  $155,575  $186,690  $217,805   $244,465
    500,000      117,345    156,460   195,575   234,690   273,805    307,130
    600,000      141,345    188,460   235,575   282,690   329,805    369,795
    700,000      165,345    220,460   275,575   330,690   385,805    432,460
    900,000      213,345    284,460   355,575   426,690   497,805    557,790
  1,200,000      285,345    380,460   475,575   570,690   665,805    745,785
  1,700,000      405,345    540,460   675,575   810,690   945,805  1,059,110

The amounts shown in the table are the straight life annuities payable under the Retirement Plan final average pay formula without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 55 and 62. If an employee retires after age 62, there is no reduction in the retirement annuity.

Compensation upon which retirement benefits under the final average pay formula are based, for the executive officers named in the Summary Compensation Table above (except for Mr. Addis), consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. In the case of Mr. Addis, compensation upon which his retirement benefits are based consists of salary and annual AEP Energy Services Incentive Compensation Plan awards up to a maximum of 30% of salary.

Under the cash balance formula each employee has an account to which dollar amount credits are allocated annually based on a percentage of the employee's compensation. Compensation for the cash balance formula includes annual salary and annual incentive compensation plan awards up to a maximum total compensation of $1,000,000. The applicable percentage is determined by age and years of service with AEP as of December 31 of each year (or as of the employee's termination date, if earlier). The following table shows the percentage used to determine dollar amount credits at the age and years of service indicated:

Sum of Age Plus      Applicable
Years of Service     Percentage
----------------     ----------
  <30                3.0%
30-49                3.5%
40-49                4.5%
50-59                5.5%
60-69                7.0%
70 or more           8.5%

To transition from the final average pay formula to the cash balance formula, the employee's account under the cash balance formula was credited with an opening balance using a number of factors.

The estimated annual annuities at age 65 under the cash balance formula payable to the executive officers named in the Summary Compensation Table are:

                  Annual
Name              Benefit

E.L. Draper, Jr.  $945,000
P.D. Addis         438,000
W.J. Lhota         469,000
D.M. Clements, Jr. 351,000
H.W. Fayne         329,000

These amounts are based on the following assumptions:

o Salary amounts shown in the Salary column for calendar year 2000 are used with no subsequent adjustments in future years plus annual incentive awards at the 2000 target level.
o Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 5.78% and the 1983 Group Annuity Mortality Table.

AEP maintains a supplemental retirement plan which provides for the payment of:

o Retirement benefits that are not payable due to limitations imposed by Federal tax law on benefits paid by qualified plans.
o Supplemental retirement benefits provided by individual agreements with certain AEP employees.

The supplemental retirement plan was amended to provide for supplemental benefits under both the final average pay formula and the cash balance formula. Retirement Plan benefits shown above include all supplemental retirement benefits.

Dr. Draper and Messrs. Addis and Clements have individual agreements with AEP which provide them with supplemental retirement benefits that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years; Mr. Clements, 15 years; and Mr. Addis, 18.5 years. The agreements each provide that these supplemental retirement benefits are reduced by their actual pension entitlements from plans sponsored by prior employers.

As of December 31, 2000, for the executive officers named in the Summary Compensation Table, the number of years of service applicable for retirement benefit calculation purposes under either the final average pay formula or the cash balance formula were as follows: Dr. Draper, 32 years; Mr. Addis, 21.5 years; Mr. Lhota, 35 years; Mr. Clements, 21 years; and Mr. Fayne, 25 years. The years of service for Dr. Draper and Messrs. Addis and Clements include years of service provided by their respective agreements with AEP described in the preceding paragraph.

Six AEP System employees (including Messrs. Lhota and Fayne) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 2001 of the executive officers named in the Summary Compensation Table, none of them would receive any supplemental benefits.

AEP made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% annually over a four-year period of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1986 program.

                                  1986 Program
                                                          Annual Amount of
                                        Annual            Supplemental
                                        Amount            Retirement
                                        Deferred          Payment
Name                                    (4-Year Period)   (15-Year Period)

H. W. Fayne                                   $9,000           $95,400



                                 Severance Plan

In connection with the merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes Messrs. Addis, Lhota, Clements, and Fayne. The severance plan provides for payments and other benefits if, at any time before June 15, 2002 (the second anniversary of the merger consummation date), the officer's employment is terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

   . A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

   . Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

   . Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

                          Change-In-Control Agreements

AEP has change-in-control agreements with Dr. Draper and Messrs. Addis, Lhota, Clements, and Fayne. If there is a "change-in- control" of AEP and the employee's employment is terminated by AEP or by the employee for reasons substantially similar to those in the severance plan, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

          . Three years of service credited for purposes of determining non-qualified retirement benefits.

          . Transfer to the employee of title to AEP's automobile then assigned to the employee.

          . Payment, if required, to make the employee whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

"Change-in-control" means:

          . The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock.

          . A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period.

          . Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

(f) RIGHTS TO INDEMNITY

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Clarendon National Insurance Company, CNA, Great American Insurance Company, Royal-Sun Alliance, Zurich American Insurance company, Zurich UK, and The Federal Insurance Company, effective January 1, 2001 through December 31, 2001, and pays up to an aggregate amount of $275,000,000 on any one claim and in any one policy year. The total annual cost for the seven policies is $1,244,066.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Associated Electric & Gas Insurance Services, The Federal Insurance Company, and Zurich American Insurance Company was renewed, effective July 1, 2000 through June 30, 2003, for a cost of $355,350. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

     Expenditures, disbursements or payments during the year, in money, goods\ or services directly or indirectly to or for the account of:

                  (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                           - NONE

                  (2)      Any citizens group or public relations counsel.


                             Calendar Year 2000
                             ------------------

                                           Accounts Charged,
Name of Company and Name                         if any,
or Number of Recipients                       Per Books of
    or Beneficiaries          Purpose      Disbursing Company       Amounts
------------------------      -------      ------------------       -------
                                                                (in thousands)

NONE

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                                         Calendar Year 2000

                                 Company             Company                                           In Effect
     Nature of                  Performing          Receiving                             Date of     On Dec. 31st
    Transactions                 Service             Service            Compensation      Contract     (Yes or No)
        (1)                         (2)                (3)                   (4)            (5)           (6)
                                                                        (in thousands)

Machine Shop Services              APCo     System Operating Companies     $  9,366        1/01/79         Yes
Racine Hydro Service               APCo              OPCo                        80        6/01/78         Yes
Simulator Training Services        APCo     System Operating Companies          920       12/12/87         Yes
Communications Services            AEPCLLC           APCo                     2,582        3/04/98         Yes
Communications Services            AEPCLLC           KPCo                       114       11/18/97         Yes
Communications Services            AEPCLLC           I&M                        733       10/24/98         Yes
Communications Services            AEPCLLC           OPCo                     1,509        2/12/98         Yes
Communications Services            AEPCLLC           CSPCo                      758        2/12/98         Yes
Project & Administrative Svc.      KGPCo            AEPCLLC                    (138)       6/01/99         Yes
Project & Administrative Svc.      APCo             AEPCLLC                  (2,520)       3/04/98         Yes
Project & Administrative Svc.      KPCo             AEPCLLC                    (120)      11/18/97         Yes
Project & Administrative Svc.      I&M              AEPCLLC                  (1,174)      10/24/98         Yes
Project & Administrative Svc.      OPCo             AEPCLLC                    (329)       2/12/98         Yes
Barging Transportation             I&M     System Operating Companies        24,797        5/01/86         Yes
A/R Factoring                      AEP CREDIT        CPL                     15,712        6/16/00         Yes
A/R Factoring                      AEP CREDIT        CSPCo                   10,754        6/16/00         Yes
A/R Factoring                      AEP CREDIT        I&M                      6,819        6/16/00         Yes
A/R Factoring                      AEP CREDIT        KPCo                     1,870        6/16/00         Yes
A/R Factoring                      AEP CREDIT        OPCo                     8,357        6/16/00         Yes
A/R Factoring                      AEP CREDIT        PSO                      8,258        6/16/00         Yes
A/R Factoring                      AEP CREDIT        SWEPCo                   9,183        6/16/00         Yes
A/R Factoring                      AEP CREDIT        WTU                      4,039        6/16/00         Yes
Coal Mine Shutdown Costs           BHCCo             I&M                        182        1/01/82         Yes
Coal Mine Shutdown Costs           CeCCo             APCo                     3,260       12/01/76         Yes
Coal Mine Shutdown Costs           CACCo             APCo                      (199)       9/14/83         Yes
Coal                               CCPC              CSPCo                   12,111       11/05/84         Yes
Coal                               COCCo             OPCo                    42,711        4/01/83         Yes
Coal Mine Shutdown Costs           SACCo             APCo                      (182)       3/01/78         Yes
Coal                               SOCCo             OPCo                   471,030        2/01/74         Yes
Coal Mine Shutdown Costs           SOCCo             OPCo                    20,211       10/01/72         Yes
Coal                               WCCo              OPCo                    45,169        1/01/83         Yes
Operating Services                 AEPRGHC           AEPES                   25,192        5/17/99         Yes

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in
Exhibit F of this U5S.
-------------------------

Part II. Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities.
          - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services.
         - NONE.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.
     The following table shows the required information for investment in wholesale generation and foreign utility companies as of December 31, 2000:

(a) Company name, business address, facilities and interest held;
(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c) Debt to equity ratio and earnings;
(d) Contracts for service, sales or construction with affiliates.

 Foreign Utility Companies:

 (a)    SEEBOARD plc
        Forest Gate, Brighton Road
        Crawley, West Sussex RH11 9BH
        United Kingdom
        Distrubites and supplies electricity to approximately 2 million customers in the United Kingdom.
        AEP owns 100%.
(b) Capital invested - $829 million. Recourse debt- NONE. Guarantees - NONE. Asset transfers - NONE.
(c)     Debt is equity ratio - 1 to 1; Earnings $99 million.
(d)     NONE

(a)      Yorkshire Electricity Group plc
         Wetherby Road,
         Scarcroft, Leeds LS14 3HS
         Great Britain
         Distributes and supplies electricity to approximately 2 million customers in the United Kingdom.
         AEP owns 50%.
(b) Capital invested $362 million, Recourse debt - NONE. Guarantees - NONE. Asset transfers - NONE.
(c)      Debt to equity ratio 2.2 to 1; Earnings - $88 million
(d)      NONE

(a)      Nanyang General Light Electric Co., Ltd.
         Dayuan Zhuan Village
         Pushan Town, Nanyang City
         People's Republic of China

         Owns and operates a two unit electric generating plant in China. AEP owns 70%.

(b)      Capital invested $97 million.  Recourse debt - NONE.
         Guarantees - NONE.
         Asset transfers - NONE.

(c)      Debt to equity ratio - 1.6 to 1.
         Earnings - $11 million.

(d) Nanyang has contracts with AEP Resource Service Company for consulting and administrative service which resulted in a fee of $800,000.


(a)    Empresa de Eletricidade Vale Paranapanema S.A.
       Avenida Paulista, No. 2439, 5th floor
       Sao Paulo, Sao Paulo
       Brazil
       Owns a majority interest in five electric operating companies in Brazil. AEP owns 22%.

(b)    Capital invested $149 million.
       Recourse debt - NONE.
       Convertible debt - $60 million.
       Guarantees - NONE.
       Asset transfers - NONE.

(c)    Debt to equity ratio 0.2 to 1. Earnings $2.7 million.

(d)    NONE

(a)    Pacific Hydro Limited
       Level 8
       474 Flinders Street
       Melbourne, Victoria
       3000 Australia

       Develops and owns hydroelectric facilities in the Asia Pacific region. AEP owns 20%.

(b)    Capital invested - $17 million.
       Recourse Debt - NONE.
       Guarantees - NONE.
       Assets transferred - NONE.

(c)    Noncurrent liabilities to equity ratio - 2 to 1.
       Earnings - $10 million.

(d)    NONE

(a)    Enertek, S.A. de C.V.
       Ave. Gomez Morin No. 350 Int
       607 Col. Valle del Campestre
       C.P. 66265
       San Pedro Garza Garcia N.
       Owns and operates a gas-fired cogeneration facility in Mexico. AEP owns 100%.

(b)    Capital invested - $4 million.
       Construction loans - $26 million.
       Recourse debt - NONE
       Guarantees - NONE
       Asset Transfers - NONE.

(c)    Debt to equity ratio - 3.3 to 1. Earnings - Not Available.

(d)    NONE

(a)    CitiPower Pty.
       600 Bourke Street
       Melbourne Victoria
       3000 Australia
       CitiPower distributes and sells electricity to approximately 260,000 customers over 3,990 miles of distribution lines.
       AEP owns 100%.

(b)    Capital invested - $343 million.
       Recourse debt - NONE.
       Guarantees - NONE.
       Asset transfers - NONE.

(c)    Debt to equity ratio - 5.4 to 1.
       Earnings - $17 million.

(d)    NONE.


(a)    AEP Energy Services Limited
       29/30 St. James's Street
       London SW1A 1HB
       Great Britain
       AEP owns 100%.
(b)    Capital invested - $5 million.
       Recourse debt - NONE.
       Guarantees - NONE.
(c)    Earnings - $13 million.
(d)    Not Available.

(a)    InterGen Denmark, Aps
       Torre Chapultepec,
       Piso 13,
       Ruben Dario 281, Col.
       Bosques de
       Chapultepec, Mexico, D.F. 11520.
       Construction and operation of a 600 megawatt natural gas-fired, combined cycle plant.
       AEP owns 50%.
(b) Capital invested - $50 million. Loans for affiliates - $7 million. Guarantees - NONE.
       Asset transfers - NONE.

(c)    Earnings - ($307,000).

(d)                                    Company        Company                                          In Effect
       Nature of                      Performing     Receiving                           Date of      On Dec. 31st
       Transactions                    Service        Service        Fees or Revenues    Contract     (Yes or No)
           (1)                            (2)            (3)                (4)             (5)           (6)
       ------------                   ----------      ---------      ----------------    --------     ------------
                                                                     (in thousands)

       Consulting Services              RESCo          NGLE                $  333         4/01/97          No
       Administrative Services          RESCo          NGLE                   458        11/04/99          Yes
       Consulting Services              AEPR           CTP                  1,958        12/31/98          Yes

Exempt Wholesale Generators:

(a)      CSW Development-3, Inc.
         1616 Woodall Rodgers Freeway
         Dallas, Texas  75202

         Inactive - no capital invested

(a)      CSW Northwest GP, Inc.
         1616 Woodall Rodgers Freeway
         Dallas, Texas 75202

         Inactive - no capital invested

(a)      CSW Northwest LP, Inc.
         1616 Woodall Rodgers Freeway
         Dallas, Texas 75202

         Inactive - no capital invested

(a)      Frontera Generation Limited Partnership
         1616 Woodall Rodgers Freeway
         Dallas, Texas 75202
         Owns and operates a 500 megawatt plant in Texas.
         AEP owns 100%.
(b)      Capital invested - $184 million
(a)      Newgulf Power Venture, Inc.
         1616 Woodall Rodgers Freeway
         Dallas, Texas 75202
         Operation of an 85 megawatt plant in Texas.
         AEP owns 100%.
(b)      Capital invested - $17 million

Part II.

     See Exhibit's H and I

Part III.

American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $1.6 billion and in exempt wholesale generators is $201 million which is 25.6% of its investment in domestic public utility subsidiary companies.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                    Section and
  FINANCIAL STATEMENTS                                Page No.
                                                    -----------

    Consent of Independent Public Accountants       A-1

    Consolidating Statements of Income              B-1 to B-13

    Consolidating Balance Sheets                    B-14 to B-33

    Consolidating Statements of Cash Flows          B-34 to B-43

    Consolidating Statements of Retained Earnings   B-44 to B-46

    Note to Consolidating Financial Statements           C

    Financial Statements of Subsidiaries
      Not Consolidated:

      OVEC                                          D-1 to D-4

EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             **

    Exhibit G (Not Applicable)

    Exhibit H                                             **

    Exhibit I                                             ***


** These Exhibits are included only the in copy filed with the Securities and Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                                    SIGNATURE

         The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                    AMERICAN ELECTRIC POWER COMPANY,  INC.


                                    By    /s/ Armando A. Pena
                                    -------------------------------
                                              Armando A.  Pena
                                              Treasurer






April 27, 2001

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2000, of our reports dated February 26, 2001, included in or incorporated by reference in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of American Electric Power Company, Inc. and its subsidiaries and of certain of its subsidiaries for the year ended December 31, 2000.


Deloitte & Touche LLP
Columbus, Ohio

April 27, 2001

ITEM 10    FINANCIAL STATEMENTS

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------------
                                                     AEP                  AEP                                 APCO
               DESCRIPTION                  CONSOLIDATED         ELIMINATIONS               AEP       CONSOLIDATED
------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                13,701,548,455.63   (2,401,388,260.31)             0.00    1,860,164,785.95
PROVISION FOR RATE REFUND                   (6,769,380.00)               0.00              0.00                0.00
TOTAL OPERATING REVENUES, NET           13,694,779,075.63   (2,401,388,260.31)             0.00    1,860,164,785.95

OPERATING EXPENSES
OPERATIONS
FUEL                                     3,368,248,982.70         (681,844.01)           986.64      369,161,392.34
PURCHASED POWER                          2,318,012,546.90   (1,677,231,519.89)             0.00      477,909,526.19
OTHER OPERATION                          3,182,637,764.45     (733,280,680.00)    99,696,705.32      282,609,354.01
MAINTENANCE                                831,090,277.76      (44,414,701.78)        73,872.53      124,492,931.79
TOTAL OPER/MAINT EXPENSES                9,704,091,571.81   (2,451,506,745.68)    99,771,564.49    1,254,173,204.33
DEPRECIATION AND AMORTIZATION            1,249,500,590.03       (4,116,456.83)             0.00      163,089,226.34
TAXES OTHER THAN INCOME TAXES              684,140,369.69      (23,235,973.84)             0.00      111,691,856.47
STATE, LOCAL & FOREIGN INCOME TAXES         41,771,677.53         (344,779.30)             0.00       14,755,373.00
FEDERAL INCOME TAXES                       546,888,051.19        1,025,616.00    (21,723,925.00)     115,301,300.00
TOTAL OPERATING EXPENSES                12,222,290,260.25   (2,482,280,339.65)    78,047,639.49    1,659,010,960.14

NET OPERATING INCOME                     1,472,488,815.38       80,892,079.34    (78,047,639.49)     201,153,825.81

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                               109,981,970.21   (5,265,699,056.17)   458,701,861.33    1,484,852,405.75
OTHER INCOME DEDUCTIONS                   (101,957,504.77)   4,721,260,925.80        (86,921.28)  (1,470,851,427.97)
TAXES APPL TO OTHER INC &DED               (19,871,865.36)         (11,166.00)      (284,948.66)      (3,394,204.46)
NET OTHR INCOME AND DEDUCTIONS             (11,847,399.92)    (544,449,296.37)   458,329,991.39       10,606,773.32

INCOME BEFORE INTEREST CHARGES           1,460,641,415.46     (463,557,217.03)   380,282,351.90      211,760,599.13

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                 768,385,165.41       (3,538,087.04)       607,475.44      115,562,008.73
INT SHORT TERM DEBT - AFFIL                          0.00     (111,793,019.93)    10,894,775.01             (148.61)
INT SHORT TERM DEBT - NON-AFFL             258,775,737.92                0.00    101,586,373.75        8,847,450.86
AMORT OF DEBT DISC, PREM & EXP               6,164,240.50                0.00              0.00        1,492,418.76
AMORT LOSS ON REACQUIRED DEBT                8,196,774.10                0.00              0.00        1,828,824.76
AMORT GAIN ON REACQUIRED DEBT               (1,399,589.54)               0.00              0.00         (137,322.17)
OTHER INTEREST EXPENSE                     147,838,003.81                0.00        125,861.33       23,099,391.57
TOTAL INTEREST CHARGES                   1,187,960,332.20     (115,331,106.97)   113,214,485.53      150,692,623.90
AFUDC BORROWED FUNDS - CR                  (39,378,780.19)               0.00              0.00       (2,692,273.46)
NET INTEREST CHARGES                     1,148,581,552.01     (115,331,106.97)   113,214,485.53      148,000,350.44

NET EXTRAORDINARY ITEMS                    (34,028,538.94)               0.00              0.00       10,084,051.73

NET INCOME BEFORE PREF DIV                 278,031,324.51     (348,226,110.06)   267,067,866.37       73,844,300.42
PREF STK DIVIDEND REQUIREMENT               10,963,432.71                0.00              0.00        2,503,825.16
Gain (Loss) on Reacq. Preferred Stock                0.00                0.00              0.00                0.00
NET INCOME - EARN FOR CMMN STK             267,067,891.80     (348,226,110.06)   267,067,866.37       71,340,475.26

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                   CSPCO                 I&M                                                   OPCO
               DESCRIPTION                  CONSOLIDATED        CONSOLIDATED             KEPCO            KGPCO        CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                1,356,408,190.43    1,555,245,766.80    410,402,857.30    82,315,179.56    2,227,902,303.90
PROVISION FOR RATE REFUND                           0.00       (6,769,380.00)             0.00             0.00                0.00
TOTAL OPERATING REVENUES, NET           1,356,408,190.43    1,548,476,386.80    410,402,857.30    82,315,179.56    2,227,902,303.90

OPERATING EXPENSES
OPERATIONS
FUEL                                      189,154,849.20      210,869,756.43     74,637,842.87             0.00      771,969,013.64
PURCHASED POWER                           347,692,776.12      337,376,083.99    149,344,921.23    59,106,434.24      184,003,501.96
OTHER OPERATION                           221,774,841.31      599,012,802.77     53,324,940.07     8,153,760.92      407,375,524.46
MAINTENANCE                                69,676,020.41      219,854,438.96     25,865,905.02     1,858,177.32      124,734,687.17
TOTAL OPER/MAINT EXPENSES                 828,298,487.04    1,367,113,082.15    303,173,609.19    69,118,372.48    1,488,082,727.23
DEPRECIATION AND AMORTIZATION              99,640,308.61      154,920,168.24     31,027,877.65     3,104,781.77      155,944,265.49
TAXES OTHER THAN INCOME TAXES             123,222,995.98       60,620,947.86      7,251,631.14     3,671,609.98      169,527,397.99
STATE, LOCAL & FOREIGN INCOME TAXES            67,937.00        9,139,787.45      2,457,374.00       426,752.00       (3,974,999.00
FEDERAL INCOME TAXES                      109,301,382.18       (8,615,168.00)    16,754,693.00     2,846,046.00      191,495,810.01
TOTAL OPERATING EXPENSES                1,160,531,110.81    1,583,178,817.70    360,665,184.98    79,167,562.23    2,001,075,201.72

NET OPERATING INCOME                      195,877,079.62      (34,702,430.90)    49,737,672.32     3,147,617.33      226,827,102.18

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                              819,581,176.01      913,556,269.89    351,675,263.72       (11,992.00)   1,268,124,507.09
OTHER INCOME DEDUCTIONS                  (806,591,138.41)    (896,141,514.41)  (348,457,873.72)     (132,121.69)  (1,254,312,653.16
TAXES APPL TO OTHER INC &DED               (7,837,148.41)      (7,481,639.13)    (1,147,440.00)      118,219.00      (18,815,152.00
NET OTHR INCOME AND DEDUCTIONS              5,152,889.19        9,933,116.35      2,069,950.00       (25,894.69)      (5,003,298.07

INCOME BEFORE INTEREST CHARGES            201,029,968.81      (24,769,314.55)    51,807,622.32     3,121,722.64      221,823,804.11

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                 66,480,089.91       80,130,741.79     25,869,751.08       955,416.70       81,505,646.47
INT SHORT TERM DEBT - AFFIL                 1,087,225.87        9,040,307.21      1,806,096.59       676,727.25        3,407,171.58
INT SHORT TERM DEBT - NON-AFFL              1,324,483.98       10,222,431.25      1,488,462.45       228,175.90        5,206,404.46
AMORT OF DEBT DISC, PREM & EXP                673,697.72        1,591,057.95        469,365.90             0.00        1,262,087.28
AMORT LOSS ON REACQUIRED DEBT               2,700,111.17        1,528,277.82        252,578.72             0.00        1,225,431.15
AMORT GAIN ON REACQUIRED DEBT                (170,291.32)               0.00              0.00             0.00       (1,091,976.05
OTHER INTEREST EXPENSE                     11,001,041.10       17,236,711.62      1,800,901.15       528,944.24       33,021,883.71
TOTAL INTEREST CHARGES                     83,096,358.43      119,749,527.64     31,687,155.89     2,389,264.09      124,536,648.60
AFUDC BORROWED FUNDS - CR                  (2,268,554.71)     (12,487,166.08)      (642,646.70)      (53,449.72)      (5,326,629.12
NET INTEREST CHARGES                       80,827,803.72      107,262,361.56     31,044,509.19     2,335,814.37      119,210,019.48

NET EXTRAORDINARY ITEMS                   (25,236,153.28)               0.00              0.00             0.00      (18,876,437.39

NET INCOME BEFORE PREF DIV                 94,966,011.81     (132,031,676.11)    20,763,113.13       785,908.27       83,737,347.24
PREF STK DIVIDEND REQUIREMENT               1,783,084.36        4,623,753.64              0.00             0.00        1,266,014.55
Gain (Loss) on Reacq. Preferred Stock               0.00                0.00              0.00             0.00                0.00
NET INCOME - EARN FOR CMMN STK             93,182,927.45     (136,655,429.75)    20,763,113.13       785,908.27       82,471,332.69

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                                WPCO               AEGCO               AEPSC            CCCO      FRECO
---------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                         87,256,694.35      228,516,457.15      746,396,038.11            0.00      0.00
PROVISION FOR RATE REFUND                                 0.00                0.00                0.00            0.00      0.00
TOTAL OPERATING REVENUES, NET                    87,256,694.35      228,516,457.15      746,396,038.11            0.00      0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                      0.00      102,977,959.12          681,844.01            0.00      0.00
PURCHASED POWER                                  59,802,224.87                0.00            9,246.51            0.00      0.00
OTHER OPERATION                                   8,178,323.00       78,578,426.45      597,595,354.02            0.00      0.00
MAINTENANCE                                       2,753,038.98        9,616,096.16       44,414,701.78            0.00      0.00
TOTAL OPER/MAINT EXPENSES                        70,733,586.85      191,172,481.73      642,701,146.32            0.00      0.00
DEPRECIATION AND AMORTIZATION                     3,205,233.25       22,161,904.10        4,084,567.91            0.00      0.00
TAXES OTHER THAN INCOME TAXES                     4,975,454.17        3,853,951.92       23,235,973.84            0.00      0.00
STATE, LOCAL & FOREIGN INCOME TAXES                 223,668.00        1,206,027.00        4,446,779.30            0.00      0.00
FEDERAL INCOME TAXES                              2,622,904.00        1,698,234.00       47,966,824.00            0.00      0.00
TOTAL OPERATING EXPENSES                         81,760,846.27      220,092,598.75      722,435,291.37            0.00      0.00

NET OPERATING INCOME                              5,495,848.08        8,423,858.40       23,960,746.74            0.00      0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                         97,885.10            5,966.81       (2,008,787.72)     271,065.08      0.00
OTHER INCOME DEDUCTIONS                            (237,505.97)         (28,104.78)      (2,581,922.40)    (249,292.32)     0.00
TAXES APPL TO OTHER INC &DED                        109,715.18        3,451,347.00                0.00      (21,340.04)     0.00
NET OTHR INCOME AND DEDUCTIONS                      (29,905.69)       3,429,209.03       (4,590,710.12)         432.72      0.00

INCOME BEFORE INTEREST CHARGES                    5,465,942.39       11,853,067.43       19,370,036.62          432.72      0.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                        1,432,873.26        1,894,691.18        5,555,777.52            0.00      0.00
INT SHORT TERM DEBT - AFFIL                             148.61        1,123,061.02        1,089,632.54            0.00      0.00
INT SHORT TERM DEBT - NON-AFFL                      253,024.33          559,598.20          806,388.49            0.00      0.00
AMORT OF DEBT DISC, PREM & EXP                            0.00          108,456.00            5,213.81            0.00      0.00
AMORT LOSS ON REACQUIRED DEBT                             0.00          239,712.00          421,838.48            0.00      0.00
AMORT GAIN ON REACQUIRED DEBT                             0.00                0.00                0.00            0.00      0.00
OTHER INTEREST EXPENSE                               18,295.13                0.00       11,491,185.78          432.72      0.00
TOTAL INTEREST CHARGES                            1,704,341.33        3,925,518.40       19,370,036.62          432.72      0.00
AFUDC BORROWED FUNDS - CR                           (29,308.05)         (57,050.87)               0.00            0.00      0.00
NET INTEREST CHARGES                              1,675,033.28        3,868,467.53       19,370,036.62          432.72      0.00

NET EXTRAORDINARY ITEMS                                   0.00                0.00                0.00            0.00      0.00

NET INCOME BEFORE PREF DIV                        3,790,909.11        7,984,599.90                0.00           (0.00)     0.00
PREF STK DIVIDEND REQUIREMENT                             0.00                0.00                0.00            0.00      0.00
Gain (Loss) on Reacq. Preferred Stock                     0.00                0.00                0.00            0.00      0.00
NET INCOME - EARN FOR CMMN STK                    3,790,909.11        7,984,599.90                0.00           (0.00)     0.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2000
----------------------------------------------------------------------------------------------------------------------
                                                                                                                AEPINV
               DESCRIPTION                                IFRI               AEPPM              AEPES     CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                                  0.00                0.00      217,037,140.05            0.00
PROVISION FOR RATE REFUND                                 0.00                0.00                0.00            0.00
TOTAL OPERATING REVENUES, NET                             0.00                0.00      217,037,140.05            0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                      0.00                0.00                0.00            0.00
PURCHASED POWER                                           0.00                0.00      117,632,442.71            0.00
OTHER OPERATION                                           0.00                0.00       75,715,974.87      974,824.13
MAINTENANCE                                               0.00                0.00              297.96            0.00
TOTAL OPER/MAINT EXPENSES                                 0.00                0.00      193,348,715.54      974,824.13
DEPRECIATION AND AMORTIZATION                             0.00                0.00        1,989,241.02            0.00
TAXES OTHER THAN INCOME TAXES                             0.00                0.00                0.00            0.00
STATE, LOCAL & FOREIGN INCOME TAXES                       0.00                0.00                0.00            0.00
FEDERAL INCOME TAXES                                      0.00                0.00                0.00            0.00
TOTAL OPERATING EXPENSES                                  0.00                0.00      195,337,956.56      974,824.13

NET OPERATING INCOME                                      0.00                0.00       21,699,183.49     (974,824.13)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                              0.00                0.00        1,612,711.75      454,824.96
OTHER INCOME DEDUCTIONS                                   0.00                0.00         (132,222.02)    (114,154.00)
TAXES APPL TO OTHER INC &DED                              0.00                0.00       (6,053,715.07)     219,117.00
NET OTHR INCOME AND DEDUCTIONS                            0.00                0.00       (4,573,225.34)     559,787.96

INCOME BEFORE INTEREST CHARGES                            0.00                0.00       17,125,958.15     (415,036.17)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                0.00                0.00           25,465.37            0.00
INT SHORT TERM DEBT - AFFIL                               0.00                0.00        3,353,494.79        7,645.99
INT SHORT TERM DEBT - NON-AFFL                            0.00                0.00        3,718,302.16            0.00
AMORT OF DEBT DISC, PREM & EXP                            0.00                0.00                0.00            0.00
AMORT LOSS ON REACQUIRED DEBT                             0.00                0.00                0.00            0.00
AMORT GAIN ON REACQUIRED DEBT                             0.00                0.00                0.00            0.00
OTHER INTEREST EXPENSE                                    0.00                0.00          229,744.59            0.00
TOTAL INTEREST CHARGES                                    0.00                0.00        7,327,006.91        7,645.99
AFUDC BORROWED FUNDS - CR                                 0.00                0.00                0.00            0.00
NET INTEREST CHARGES                                      0.00                0.00        7,327,006.91        7,645.99

NET EXTRAORDINARY ITEMS                                   0.00                0.00                0.00            0.00

NET INCOME BEFORE PREF DIV                                0.00                0.00        9,798,951.24     (422,682.16)
PREF STK DIVIDEND REQUIREMENT                             0.00                0.00                0.00            0.00
Gain (Loss) on Reacq. Preferred Stock                     0.00                0.00                0.00            0.00
NET INCOME - EARN FOR CMMN STK                            0.00                0.00        9,798,951.24     (422,682.16)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2000
----------------------------------------------------------------------------------------------------------------------------
                                                   AEPR                              AEPC                 CSW
               DESCRIPTION                 CONSOLIDATED           AEPPRO     CONSOLIDATED        CONSOLIDATED      AEPRELLC
----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES               1,125,035,313.59    23,050,369.75    22,160,318.00    6,161,045,301.00          0.00
PROVISION FOR RATE REFUND                          0.00             0.00             0.00                0.00          0.00
TOTAL OPERATING REVENUES, NET          1,125,035,313.59    23,050,369.75    22,160,318.00    6,161,045,301.00          0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                      13,683,077.46             0.00             0.00    1,635,794,105.00          0.00
PURCHASED POWER                          809,644,328.97             0.00             0.00    1,452,722,580.00          0.00
OTHER OPERATION                           72,049,419.84    28,010,237.18    31,668,556.01    1,351,027,453.00    171,947.09
MAINTENANCE                               49,347,933.87             0.00        66,174.59      202,750,703.00          0.00
TOTAL OPER/MAINT EXPENSES                944,724,760.14    28,010,237.18    31,734,730.60    4,642,294,841.00    171,947.09
DEPRECIATION AND AMORTIZATION             56,523,423.45        12,620.16     4,591,218.87      553,322,210.00          0.00
TAXES OTHER THAN INCOME TAXES              7,833,792.18             0.00       213,320.00      191,277,412.00          0.00
STATE, LOCAL & FOREIGN INCOME TAXES        3,620,143.08             0.00             0.00        9,747,615.00          0.00
FEDERAL INCOME TAXES                       6,795,671.00             0.00            (1.00)      81,418,665.00          0.00
TOTAL OPERATING EXPENSES               1,019,497,789.85    28,022,857.34    36,539,268.47    5,478,060,743.00    171,947.09

NET OPERATING INCOME                     105,537,523.74    (4,972,487.59)  (14,378,950.47)     682,984,558.00   (171,947.09)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                              45,518,622.65     1,525,159.57   (18,029,387.61)      49,753,474.00          0.00
OTHER INCOME DEDUCTIONS                  (43,100,527.32)       (1,000.00)     (200,051.12)               0.00          0.00
TAXES APPL TO OTHER INC &DED              11,793,364.64     1,126,802.22    13,379,041.37       (5,083,415.00)    60,697.00
NET OTHR INCOME AND DEDUCTIONS            14,211,459.97     2,650,961.79    (4,850,397.36)      44,670,059.00     60,697.00

INCOME BEFORE INTEREST CHARGES           119,748,983.71    (2,321,525.80)  (19,229,347.83)     727,654,617.00   (111,250.09)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                87,157,760.46             0.00     4,273,942.54      300,471,612.00          0.00
INT SHORT TERM DEBT - AFFIL               26,166,952.82             0.00     2,462,161.74       50,676,291.00      1,476.52
INT SHORT TERM DEBT - NON-AFFL             3,957,680.05        30,236.87       542,870.17      120,003,855.00          0.00
AMORT OF DEBT DISC, PREM & EXP               561,943.08             0.00             0.00                0.00          0.00
AMORT LOSS ON REACQUIRED DEBT                      0.00             0.00             0.00                0.00          0.00
AMORT GAIN ON REACQUIRED DEBT                      0.00             0.00             0.00                0.00          0.00
OTHER INTEREST EXPENSE                         2,330.58           597.29           203.00       49,280,480.00          0.00
TOTAL INTEREST CHARGES                   117,846,666.99        30,834.16     7,279,177.45      520,432,238.00      1,476.52
AFUDC BORROWED FUNDS - CR                          0.00             0.00      (979,600.48)     (14,842,101.00)         0.00
NET INTEREST CHARGES                     117,846,666.99        30,834.16     6,299,576.97      505,590,137.00      1,476.52

NET EXTRAORDINARY ITEMS                            0.00             0.00             0.00                0.00          0.00

NET INCOME BEFORE PREF DIV                 1,902,316.72    (2,352,359.96)  (25,528,924.80)     222,064,480.00   (112,726.61)
PREF STK DIVIDEND REQUIREMENT                      0.00             0.00             0.00          786,755.00          0.00
Gain (Loss) on Reacq. Preferred Stock              0.00             0.00             0.00                0.00          0.00
NET INCOME - EARN FOR CMMN STK             1,902,316.72    (2,352,359.96)  (25,528,924.80)     221,277,725.00   (112,726.61)

-------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                    CSWCON                  CPL                  PSO               SWEPCO
AND SUBSIDIARY COMPANIES                                  ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                           DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-------------------------------------------------------------------------------------------------------------------------------
Residential                                        1,501,695,733          649,959,131          360,191,586          327,403,694
Commercial                                         1,056,274,175          460,433,256          278,940,060          219,318,214
Industrial                                           907,607,019          370,161,164          198,498,295          273,430,107
Other Ultimate                                       138,418,228           49,204,477           11,371,868           31,782,330

Base/Fuel Revenue by Customer Class                3,603,995,155        1,529,758,028          849,001,809          851,934,345

Unbilled Revenue                                       5,583,000            1,621,000            1,661,000            1,469,000
Transmission Access Rev - Affil West                           -            4,873,716           (5,959,096)          (1,611,578)
Transmission Access Rev - Nonaffiliated              151,221,966           69,356,470           21,741,044           29,043,835
Loss Compensation Rev - Affil West                             -               32,252              288,572               21,403
Other Non KWH                                         38,723,567           24,864,608            1,882,425            2,561,381

ULTIMATE REVENUE                                   3,799,523,688        1,630,506,074          868,615,754          883,418,386

Sales for Resale-Nonaffiliated Firm                  313,318,664           67,708,944            6,393,114          118,713,815
Sales for Resale-Nonaffiliated Off-Sys               181,768,184           40,373,108           60,272,296           57,362,550
Sales for Resale - Affiliated West                             -           35,936,930           29,317,690           67,723,858
Sales for Resale - Affiliated East                    (9,461,611)          (3,347,579)          (1,989,924)          (3,007,827)

SALES FOR RESALE                                     485,625,237          140,671,403           93,993,176          240,792,396

TOTAL ELECTRIC REVENUE                             4,285,148,925        1,771,177,477          962,608,930        1,124,210,782

UK Distribution Revenue                              350,003,296                    0                    0                    0
UK Supply Revenue                                  1,170,579,580                    0                    0                    0
UK Powerlink Revenue                                  64,887,734                    0                    0                    0
UK Non-Core Revenue                                  267,088,643                    -                    0                    0
UK Intercompany Revenue                             (256,780,555)                   0                    0                    0

UK REVENUE                                         1,595,778,698                    -                    0                    0

Other Non-Utility Rev-Nonaffiliate                   280,117,678                    -                    -                    -
Other Non-Utility Rev - Affiliated West                        -                    -                    -                    -

OTHER DIVERSIFIED REVENUE                            280,117,678                    -                    -                    -

TOTAL REVENUE                                      6,161,045,301        1,771,177,477          962,608,930        1,124,210,782

Fuel Expense                                       1,635,794,105          550,903,070          402,933,438          498,803,779
Purchased Power-Nonaffiliated Firm                    75,366,910            3,000,184           20,875,240           51,491,486
Purchased Power-Nonaffiliated Off-Sys                298,687,003          141,795,501           73,423,105           13,657,917
Purchased Power - Affiliated West                              -           32,339,683           38,571,411           12,643,371
Purchased Power - Affiliated East                     22,538,750              251,180           22,216,780                    -

FUEL AND PURCHASED POWER                           2,032,386,768          728,289,618          558,019,974          576,596,553

UK Distribution Cost of Sales                         34,810,755                    0                    0                    0
UK Supply Cost of Sales                            1,015,866,856                    0                    0                    0
UK Powerlink Cost of Sales                            49,443,277                    0                    0                    0
UK Non-Core Cost of Sales                            183,509,125                    0                    0                    0
UK Intercompany Cost of Sales                       (227,500,096)                   0                    0                    0

UK COST OF SALES                                   1,056,129,917                    0                    0                    0

Other Diversified Cost of Sales                        7,505,356                    0                    0                    0

Other Production                                     116,723,312           51,308,777           20,328,440           30,189,224
Transmission                                          44,429,135           21,282,370            8,811,038            6,002,961
Transmission Access Exp - Affil West                     111,720            2,347,621           (2,657,030)           6,627,893
Transmission Access Exp - Nonaffiliated               69,417,792           53,003,311            2,272,900              401,085
Distribution                                         175,067,208           21,677,614           14,988,686           13,370,189
UK Supply                                            100,550,048                    0                    0                    0
UK Powerlink                                          10,125,787                    0                    0                    0
UK Non-Core                                           57,855,008                    0                    0                    0
UK Intercompany                                      (28,766,856)                   0                    0                    0
Customer Accounting & Collecting                      76,916,603           43,303,902           24,773,884           25,443,104
Customer Service                                      31,551,875           10,509,456            7,310,606            8,631,921
Sales Expense                                          4,230,549               14,223                5,231                6,743
Nuclear Decommissioning                                8,028,636            8,028,636                    -                    -
Other Non-Utility Expense                            235,189,639                    -                    -                    -
Total Administrative & General                       442,091,641          108,063,578           45,863,580           68,786,313

TOTAL OTHER OPERATING EXPENSE                      1,343,522,097          319,539,488          121,697,335          159,459,433

Maintenance                                          202,750,703           60,528,151           45,857,869           75,123,406

TOTAL O & M                                        1,546,272,800          380,067,639          167,555,204          234,582,839

-------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                    CSWCON                  CPL                  PSO               SWEPCO
AND SUBSIDIARY COMPANIES                                  ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                           DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-------------------------------------------------------------------------------------------------------------------------------
Depreciation                                         410,619,501          115,647,605           71,335,752          102,406,365
Amortization                                         106,221,290           63,138,158            5,082,666            2,273,116
Acquisition Amortization                              36,481,419                    0                    0                    0

DEPRECIATION AND AMORTIZATION                        553,322,210          178,785,763           76,418,418          104,679,481

FEDTAX - Current Federal Income Tax (Operating)       27,267,728           85,871,152           10,001,120           13,619,314
FEDTAX - Deferred Federal Income Tax (Operating)      47,540,200           16,262,886           22,501,211           14,652,952
FEDTAX - Deferred Investment Tax Credit              (12,750,023)          (5,206,908)          (1,790,808)          (4,481,495)

FEDERAL INCOME TAX                                    62,057,905           96,927,130           30,711,523           23,790,771
State Income Taxes (Operating)                         9,747,615            3,532,176            4,547,171            2,453,470
UK Corp Income Tax - Current                           1,381,546                    0                    -                    0
UK Corp Income Tax - Deferred (GAAP Adj)              17,979,214                    0                    0                    0

TOTAL INCOME TAXES                                    91,166,280          100,459,306           35,258,694           26,244,241

Taxes Other Than Income                              191,277,412           76,476,578           28,688,001           53,829,770

TOTAL OPERATING EXPENSE                            5,478,060,743        1,464,078,904          865,940,291          995,932,884

OPERATING INCOME                                     682,984,558          307,098,573           96,668,639          128,277,898

AFUDC-Equity                                             792,818                    -              235,451              445,514
Other Income (Gross)                                  (6,384,833)          (2,538,550)           7,351,070              834,758
State Income Taxes (Non-Oper)                           (168,745)                   -             (125,125)             (85,076)
Current Federal Income Tax (Non-Oper)                 (5,692,844)            (994,905)            (351,290)            (991,838)
Deferred Federal Income Tax (Non-Oper)                 1,268,421                    -                    -                    -
Tax Benefit of Parent Co. Loss                          (490,247)           6,068,441            1,782,154            2,553,466
Interest Income - Affiliated West                              -                    -                    -               22,323
Interest Income - Affiliated East                          8,758                3,367                1,256                3,719
Interest Income - Nonaffiliated                       55,076,422            3,170,316               80,698            1,068,018
Nuclear Decommissioning Trust Income                   1,525,895            1,525,895                    -                    -
Minority Interest                                     (1,267,020)                   0                    0                    0
Equity in Earnings of Subsidiaries                             -                    -                    -                    -

TOTAL OTHER INCOME/DEDUCTIONS                         44,668,625            7,234,564            8,974,214            3,850,884

Interest Expense Long Term Debt                      300,471,612           96,212,292           26,473,152           43,546,817
Interest Expense ST Debt - Affil West                          -            8,206,738            3,530,229            2,668,666
Interest Expense ST Debt - Affil East                 47,683,970            7,872,681            3,747,580            1,108,688
Interest Expense ST Debt - Nonaffiliated             119,017,699            1,028,349                    -                    -
Credit Line Fees Expense - Affil West                          -              195,108               45,219              127,073
Credit Line Fees Expense - Affil East                  2,992,321              576,824              155,781              264,089
AFUDC - Debt                                         (14,842,101)          (6,216,050)          (4,395,512)          (2,926,527)
Distributions on Trust Pref Securities                26,602,500           11,940,000            6,000,000            8,662,500
Nuclear Decommissioning Trust Expense                  1,525,895            1,525,895                    -                    -
Preferred Dividend Requirements of Subs                  786,755                    0                    0                    0
(Gain)/Loss on Reacq. Preferred Stock                     (1,434)                   0                    0                    0
Other Interest                                        22,138,241            3,424,489            3,423,141            6,005,455

TOTAL INTEREST EXPENSE                               506,375,458          124,766,326           38,979,590           59,456,761

INCOME FROM CONTINUING OPERATIONS                    221,277,725          189,566,811           66,663,263           72,672,021

INCOME BEFORE EXTRAORDINARY ITEM
   AND CHANGE IN ACCT PRINCIPLE                      221,277,725          189,566,811           66,663,263           72,672,021

NET INCOME                                           221,277,725          189,566,811           66,663,263           72,672,021

Preferred Stock Dividends                                      -              241,335              212,561              228,730
Gain/(Loss) on Reacq. Preferred Stock                          -                    -                1,034                  360

BALANCE FOR COMMON                                   221,277,725          189,325,476           66,451,736           72,443,651

-----------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                     WTU             SEEBOARD                 CORP                 CSWS
AND SUBSIDIARY COMPANIES                                ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                         DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-----------------------------------------------------------------------------------------------------------------------------
Residential                                        164,141,322                    -                    -                    -
Commercial                                          97,582,645                    -                    -                    -
Industrial                                          65,517,453                    -                    -                    -
Other Ultimate                                      46,059,553                    -                    -                    -

Base/Fuel Revenue by Customer Class                373,300,973                    -                    -                    -

Unbilled Revenue                                       832,000                    -                    -                    -
Transmission Access Rev - Affil West                 7,082,871                    -                    -                    -
Transmission Access Rev - Nonaffiliated             31,080,617                    0                    -                    -
Loss Compensation Rev - Affil West                     263,872                    0                    -                    -
Other Non KWH                                        9,247,684                    -                    -                    -

ULTIMATE REVENUE                                   421,808,017                    -                    -                    -

Sales for Resale-Nonaffiliated Firm                120,502,791                    -                    -                    -
Sales for Resale-Nonaffiliated Off-Sys              23,760,230                    -                    -                    -
Sales for Resale - Affiliated West                   7,839,329                    -                    -                    -
Sales for Resale - Affiliated East                  (1,116,281)                   0                    -                    -

SALES FOR RESALE                                   150,986,069                    -                    -                    -

TOTAL ELECTRIC REVENUE                             572,794,086                    -                    -                    -

UK Distribution Revenue                                      0          350,003,296                    0                    0
UK Supply Revenue                                            0        1,170,579,580                    0                    0
UK Powerlink Revenue                                         0           64,887,734                    0                    0
UK Non-Core Revenue                                          0          267,088,643                    0                    0
UK Intercompany Revenue                                      0         (256,780,555)                   0                    0

UK REVENUE                                                   0        1,595,778,698                    0                    0

Other Non-Utility Rev-Nonaffiliate                           -                    -                    -                    -
Other Non-Utility Rev - Affiliated West                      -                    -                    -                    -

OTHER DIVERSIFIED REVENUE                                    -                    -                    -                    -

TOTAL REVENUE                                      572,794,086        1,595,778,698                    -                    -

Fuel Expense                                       183,153,818                    -                    -            3,581,598
Purchased Power-Nonaffiliated Firm                           -                    -                    -                    -
Purchased Power-Nonaffiliated Off-Sys               69,810,480                    -                    -                    -
Purchased Power - Affiliated West                   57,701,972                    -                    -                    -
Purchased Power - Affiliated East                       70,790                    0                    -                    -

FUEL AND PURCHASED POWER                           310,737,060                    -                    -            3,581,598

UK Distribution Cost of Sales                                0           34,810,755                    0                    0
UK Supply Cost of Sales                                      0        1,015,866,856                    0                    0
UK Powerlink Cost of Sales                                   0           49,443,277                    0                    0
UK Non-Core Cost of Sales                                    0          183,509,125                    0                    0
UK Intercompany Cost of Sales                                0         (227,500,096)                   0                    0

UK COST OF SALES                                             0        1,056,129,917                    0                    0

Other Diversified Cost of Sales                              0                    0                    0                    0

Other Production                                    14,896,872                    -                    -           20,996,183
Transmission                                         8,332,766                    -                    -            4,960,986
Transmission Access Exp - Affil West                (1,820,851)                   -                    -                    -
Transmission Access Exp - Nonaffiliated             13,740,496                    0                    -                    -
Distribution                                         9,388,981          115,641,738                    -            8,276,328
UK Supply                                                    0          100,550,048                    0                    0
UK Powerlink                                                 0           10,125,787                    0                    0
UK Non-Core                                                  0           57,855,008                    0                    0
UK Intercompany                                              0          (28,766,856)                   0                    0
Customer Accounting & Collecting                    11,394,149                    -                    -           42,637,881
Customer Service                                     4,504,305                    -                    -            8,576,548
Sales Expense                                            2,691                    -                    -              138,109
Nuclear Decommissioning                                      -                    -                    -                    -
Other Non-Utility Expense                                    -                    -                    -                    -
Total Administrative & General                      32,638,700            9,153,054          163,514,809          209,629,759

TOTAL OTHER OPERATING EXPENSE                       93,078,109          264,558,779          163,514,809          295,215,794

Maintenance                                         21,241,277                    -                    -            6,590,539

TOTAL O & M                                        114,319,386          264,558,779          163,514,809          301,806,333

-----------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                     WTU             SEEBOARD                 CORP                 CSWS
AND SUBSIDIARY COMPANIES                                ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                         DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-----------------------------------------------------------------------------------------------------------------------------
Depreciation                                        37,290,248           63,288,309                    -           11,697,558
Amortization                                        17,881,294           11,615,264              378,905            2,140,533
Acquisition Amortization                                     0           36,481,419                    0                    0

DEPRECIATION AND AMORTIZATION                       55,171,542          111,384,992              378,905           13,838,091

FEDTAX - Current Federal Income Tax (Operating)      6,774,121          (27,099,788)         (34,886,219)             336,535
FEDTAX - Deferred Federal Income Tax (Operating)     9,400,872                    -             (418,338)            (427,188)
FEDTAX - Deferred Investment Tax Credit             (1,270,812)                   -                    -                    -

FEDERAL INCOME TAX                                  14,904,181          (27,099,788)         (35,304,557)             (90,653)
State Income Taxes (Operating)                               -                    -                    -                    -
UK Corp Income Tax - Current                                 0            1,613,046                    0                    0
UK Corp Income Tax - Deferred (GAAP Adj)                     0           17,980,898                    0                    0

TOTAL INCOME TAXES                                  14,904,181           (7,505,844)         (35,304,557)             (90,653)

Taxes Other Than Income                             25,321,121                    -            2,305,736           10,863,046

TOTAL OPERATING EXPENSE                            520,453,290        1,424,567,844          130,894,893          329,998,415

OPERATING INCOME                                    52,340,796          171,210,854         (130,894,893)        (329,998,415)

AFUDC-Equity                                           111,853                    -                    -                    -
Other Income (Gross)                                (6,371,232)          21,520,348               36,815          332,725,236
State Income Taxes (Non-Oper)                                -                    -                    -                    -
Current Federal Income Tax (Non-Oper)                 (229,101)             (76,762)                   -                    -
Deferred Federal Income Tax (Non-Oper)               1,237,429                    -                    -                    -
Tax Benefit of Parent Co. Loss                         451,157              653,550          (12,615,600)                   -
Interest Income - Affiliated West                            -                    -           29,601,472                    -
Interest Income - Affiliated East                          416                    0                    -                    -
Interest Income - Nonaffiliated                      3,124,380            7,964,476                    -            3,638,022
Nuclear Decommissioning Trust Income                         -                    0                    -                    -
Minority Interest                                            0           (1,267,020)                   0                    0
Equity in Earnings of Subsidiaries                           -                    -          375,128,646                    -

TOTAL OTHER INCOME/DEDUCTIONS                       (1,675,098)          28,794,592          392,151,333          336,363,258

Interest Expense Long Term Debt                     18,017,350          101,522,465                    -              177,340
Interest Expense ST Debt - Affil West                  813,283             (431,884)             209,293            2,526,328
Interest Expense ST Debt - Affil East                1,820,553                    0           16,813,168            3,460,032
Interest Expense ST Debt - Nonaffiliated                     -                    -           41,569,726                    -
Credit Line Fees Expense - Affil West                   19,955               13,413                    -               19,526
Credit Line Fees Expense - Affil East                   58,248                    0            1,536,553              177,989
AFUDC - Debt                                        (1,304,012)                   -                    -                    -
Distributions on Trust Pref Securities                       -                    0                    -                    -
Nuclear Decommissioning Trust Expense                        -                    0                    -                    -
Preferred Dividend Requirements of Subs                      0                    0                    0                    0
(Gain)/Loss on Reacq. Preferred Stock                        0                    0                    0                    0
Other Interest                                       3,790,637                    -                    1                3,628

TOTAL INTEREST EXPENSE                              23,216,014          101,103,994           60,128,741            6,364,843

INCOME FROM CONTINUING OPERATIONS                   27,449,684           98,901,452          201,127,699                    -

INCOME BEFORE EXTRAORDINARY ITEM
   AND CHANGE IN ACCT PRINCIPLE                     27,449,684           98,901,452          201,127,699                    -

NET INCOME                                          27,449,684           98,901,452          201,127,699                    -

Preferred Stock Dividends                              104,129                    -                    -                    -
Gain/(Loss) on Reacq. Preferred Stock                       40                    0                    -                    -

BALANCE FOR COMMON                                  27,345,595           98,901,452          201,127,699                    -

-----------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                    COMM              LEASING               CREDIT                 CSWE
AND SUBSIDIARY COMPANIES                                ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                         DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-----------------------------------------------------------------------------------------------------------------------------
Residential                                                  -                    -                    -                    -
Commercial                                                   -                    -                    -                    -
Industrial                                                   -                    -                    -                    -
Other Ultimate                                               -                    -                    -                    -

Base/Fuel Revenue by Customer Class                          -                    -                    -                    -

Unbilled Revenue                                             -                    -                    -                    -
Transmission Access Rev - Affil West                         -                    -                    -                    -
Transmission Access Rev - Nonaffiliated                      0                    -                    -                    0
Loss Compensation Rev - Affil West                           -                    -                    -                    0
Other Non KWH                                                -                    -                    -                    -

ULTIMATE REVENUE                                             -                    -                    -                    -

Sales for Resale-Nonaffiliated Firm                          -                    -                    -                    -
Sales for Resale-Nonaffiliated Off-Sys                       -                    -                    -                    -
Sales for Resale - Affiliated West                           -                    -                    -                    -
Sales for Resale - Affiliated East                           0                    -                    -                    0

SALES FOR RESALE                                             -                    -                    -                    -

TOTAL ELECTRIC REVENUE                                       -                    -                    -                    -

UK Distribution Revenue                                      0                    0                    0                    0
UK Supply Revenue                                            0                    0                    0                    0
UK Powerlink Revenue                                         0                    0                    0                    0
UK Non-Core Revenue                                          0                    0                    0                    0
UK Intercompany Revenue                                      0                    0                    0                    0

UK REVENUE                                                   0                    0                    0                    0

Other Non-Utility Rev-Nonaffiliate                   9,970,652            1,734,381           63,771,510          191,553,931
Other Non-Utility Rev - Affiliated West                 49,867                    -           64,993,890                    -

OTHER DIVERSIFIED REVENUE                           10,020,519            1,734,381          128,765,400          191,553,931

TOTAL REVENUE                                       10,020,519            1,734,381          128,765,400          191,553,931

Fuel Expense                                                 -                    -                    -                    -
Purchased Power-Nonaffiliated Firm                           -                    -                    -                    -
Purchased Power-Nonaffiliated Off-Sys                        -                    -                    -                    -
Purchased Power - Affiliated West                            -                    -                    -                    -
Purchased Power - Affiliated East                            0                    -                    -                    0

FUEL AND PURCHASED POWER                                     -                    -                    -                    -

UK Distribution Cost of Sales                                0                    0                    0                    0
UK Supply Cost of Sales                                      0                    0                    0                    0
UK Powerlink Cost of Sales                                   0                    0                    0                    0
UK Non-Core Cost of Sales                                    0                    0                    0                    0
UK Intercompany Cost of Sales                                0                    0                    0                    0

UK COST OF SALES                                             0                    0                    0                    0

Other Diversified Cost of Sales                      3,862,182                    0                    0                    -

Other Production                                             -                    -                   (1)                   -
Transmission                                                 -                    -                    -                    -
Transmission Access Exp - Affil West                         -                    -                    -                    -
Transmission Access Exp - Nonaffiliated                      0                    -                    -                    0
Distribution                                                 -                    -                    -                    -
UK Supply                                                    0                    0                    0                    0
UK Powerlink                                                 0                    0                    0                    0
UK Non-Core                                                  0                    0                    0                    0
UK Intercompany                                              0                    0                    0                    0
Customer Accounting & Collecting                             -                    -           36,995,454                    -
Customer Service                                             -                    -                    -                    -
Sales Expense                                                -                    -                    -                    -
Nuclear Decommissioning                                      -                    -                    -                    -
Other Non-Utility Expense                           21,547,701                    -                    -          166,526,871
Total Administrative & General                               -              111,565            4,225,829           17,540,888

TOTAL OTHER OPERATING EXPENSE                       21,547,701              111,565           41,221,282          184,067,759

Maintenance                                                  -                    -                    -                    -

TOTAL O & M                                         21,547,701              111,565           41,221,282          184,067,759

-----------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                    COMM              LEASING               CREDIT                 CSWE
AND SUBSIDIARY COMPANIES                                ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                         DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-----------------------------------------------------------------------------------------------------------------------------
Depreciation                                         5,864,535                    -                    -            2,898,941
Amortization                                                 -                    -                    -            3,083,299
Acquisition Amortization                                     0                    0                    0                    0

DEPRECIATION AND AMORTIZATION                        5,864,535                    -                    -            5,982,240

FEDTAX - Current Federal Income Tax (Operating)    (11,991,107)             263,769           11,161,674           (7,774,390)
FEDTAX - Deferred Federal Income Tax (Operating)     1,511,443             (414,573)          (3,905,936)           4,833,173
FEDTAX - Deferred Investment Tax Credit                      -                    -                    -                    -

FEDERAL INCOME TAX                                 (10,479,664)            (150,804)           7,255,738           (2,941,217)
State Income Taxes (Operating)                               -                    -                    -             (785,202)
UK Corp Income Tax - Current                                 0                    0                    0                    0
UK Corp Income Tax - Deferred (GAAP Adj)                     0                    0                    0                    0

TOTAL INCOME TAXES                                 (10,479,664)            (150,804)           7,255,738           (3,726,419)

Taxes Other Than Income                                977,908                    -              678,670            2,902,003

TOTAL OPERATING EXPENSE                             21,772,662              (39,239)          49,155,690          189,225,583

OPERATING INCOME                                   (11,752,143)           1,773,620           79,609,710            2,328,348

AFUDC-Equity                                                 -                    -                    -                    -
Other Income (Gross)                                (2,332,229)                   -               (4,230)              33,034
State Income Taxes (Non-Oper)                           42,993                    -                    -               (1,537)
Current Federal Income Tax (Non-Oper)                  786,587                    -                    -             (195,708)
Deferred Federal Income Tax (Non-Oper)                       -                    -                    -               30,992
Tax Benefit of Parent Co. Loss                               -                    -              616,585                    -
Interest Income - Affiliated West                            -                    -                    -           11,827,382
Interest Income - Affiliated East                            0                    -                    -                    0
Interest Income - Nonaffiliated                         41,844               33,822               84,450           26,412,748
Nuclear Decommissioning Trust Income                         0                    -                    -                    0
Minority Interest                                            0                    0                    0                    0
Equity in Earnings of Subsidiaries                           -                    -                    -                    -

TOTAL OTHER INCOME/DEDUCTIONS                       (1,460,805)              33,822              696,805           38,106,911

Interest Expense Long Term Debt                              -                    -                    -           14,522,196
Interest Expense ST Debt - Affil West                3,040,946                    -                    -            9,665,821
Interest Expense ST Debt - Affil East                4,630,747                    -                    -            7,461,814
Interest Expense ST Debt - Nonaffiliated                12,071                    -           66,214,971           10,192,582
Credit Line Fees Expense - Affil West                        -                    -                    -               17,660
Credit Line Fees Expense - Affil East                   28,249                    -                    -              155,281
AFUDC - Debt                                                 -                    -                    -                    -
Distributions on Trust Pref Securities                       -                    -                    -                    0
Nuclear Decommissioning Trust Expense                        0                    -                    -                    0
Preferred Dividend Requirements of Subs                      0                    0                    0                    0
(Gain)/Loss on Reacq. Preferred Stock                        0                    0                    0                    0
Other Interest                                               -                    -                    -                    -

TOTAL INTEREST EXPENSE                               7,712,013                    -           66,214,971           42,015,354

INCOME FROM CONTINUING OPERATIONS                  (20,924,961)           1,807,442           14,091,544           (1,580,095)

INCOME BEFORE EXTRAORDINARY ITEM
   AND CHANGE IN ACCT PRINCIPLE                    (20,924,961)           1,807,442           14,091,544           (1,580,095)

NET INCOME                                         (20,924,961)           1,807,442           14,091,544           (1,580,095)

Preferred Stock Dividends                                    -                    -                    -                    -
Gain/(Loss) on Reacq. Preferred Stock                        -                    -                    -                    0

BALANCE FOR COMMON                                 (20,924,961)           1,807,442           14,091,544           (1,580,095)

-----------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                    INTL             ENERSHOP                  ESI             TOT_ELIM
AND SUBSIDIARY COMPANIES                                ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                         DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-----------------------------------------------------------------------------------------------------------------------------
Residential                                                  -                    -                    -                    0
Commercial                                                   -                    -                    -                    0
Industrial                                                   -                    -                    -                    0
Other Ultimate                                               -                    -                    -                    0

Base/Fuel Revenue by Customer Class                          -                    -                    -                    0

Unbilled Revenue                                             -                    -                    -                    -
Transmission Access Rev - Affil West                         -                    -                    -           (4,385,913)
Transmission Access Rev - Nonaffiliated                      0                    0                    0                    -
Loss Compensation Rev - Affil West                           0                    0                    0             (606,099)
Other Non KWH                                                -                    -                    -              167,469

ULTIMATE REVENUE                                             -                    -                    -           (4,824,543)

Sales for Resale-Nonaffiliated Firm                          -                    -                    -                    0
Sales for Resale-Nonaffiliated Off-Sys                       -                    -                    -                    0
Sales for Resale - Affiliated West                           -                    -                    -         (140,817,807)
Sales for Resale - Affiliated East                           0                    0                    0                    0

SALES FOR RESALE                                             -                    -                    -         (140,817,807)

TOTAL ELECTRIC REVENUE                                       -                    -                    -         (145,642,350)

UK Distribution Revenue                                      0                    0                    0                    -
UK Supply Revenue                                            0                    0                    -                    -
UK Powerlink Revenue                                         0                    0                    0                    0
UK Non-Core Revenue                                          0                    0                    0                    -
UK Intercompany Revenue                                      0                    0                    0                    0

UK REVENUE                                                   0                    0                    -                    -

Other Non-Utility Rev-Nonaffiliate                   4,451,875            4,528,961            4,106,368                    -
Other Non-Utility Rev - Affiliated West                      -                    -                    -          (65,043,757)

OTHER DIVERSIFIED REVENUE                            4,451,875            4,528,961            4,106,368          (65,043,757)

TOTAL REVENUE                                        4,451,875            4,528,961            4,106,368         (210,686,107)

Fuel Expense                                                 -                    -                    -           (3,581,598)
Purchased Power-Nonaffiliated Firm                           -                    -                    -                    -
Purchased Power-Nonaffiliated Off-Sys                        -                    -                    -                    0
Purchased Power - Affiliated West                            -                    -                    -         (141,256,437)
Purchased Power - Affiliated East                            0                    0                    0                    0

FUEL AND PURCHASED POWER                                     -                    -                    -         (144,838,035)

UK Distribution Cost of Sales                                0                    0                    0                    -
UK Supply Cost of Sales                                      0                    0                    0                    0
UK Powerlink Cost of Sales                                   0                    0                    0                    0
UK Non-Core Cost of Sales                                    0                    0                    0                    0
UK Intercompany Cost of Sales                                0                    0                    0                    0

UK COST OF SALES                                             0                    0                    0                    -

Other Diversified Cost of Sales                              0                    0            3,643,174                    0

Other Production                                             -                    -                    -          (20,996,183)
Transmission                                                 -                    -                    -           (4,960,986)
Transmission Access Exp - Affil West                         -                    -                    -           (4,385,913)
Transmission Access Exp - Nonaffiliated                      0                    0                    0                    0
Distribution                                                 -                    -                    -           (8,276,328)
UK Supply                                                    0                    0                    0                    0
UK Powerlink                                                 0                    0                    0                    0
UK Non-Core                                                  0                    0                    0                    0
UK Intercompany                                              0                    0                    0                    0
Customer Accounting & Collecting                             -                    -                    -         (107,631,771)
Customer Service                                             -                    -              595,587           (8,576,548)
Sales Expense                                                -            4,201,661                    -             (138,109)
Nuclear Decommissioning                                      -                    -                    -                    0
Other Non-Utility Expense                           47,115,067                    -                    -                    0
Total Administrative & General                       4,052,802            2,532,761            2,131,889         (226,153,886)

TOTAL OTHER OPERATING EXPENSE                       51,167,869            6,734,422            2,727,476         (381,119,724)

Maintenance                                                  -                    -                    -           (6,590,539)

TOTAL O & M                                         51,167,869            6,734,422            2,727,476         (387,710,263)

-----------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                                    INTL             ENERSHOP                  ESI             TOT_ELIM
AND SUBSIDIARY COMPANIES                                ACTUAL               ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING INCOME STATEMENTS                         DEC 00               DEC 00               DEC 00               DEC 00
YEAR TO DATE DECEMBER, 2000
-----------------------------------------------------------------------------------------------------------------------------
Depreciation                                            19,446              169,036                1,706                    0
Amortization                                           397,065               80,990              150,000                    0
Acquisition Amortization                                     0                    0                    0                    0

DEPRECIATION AND AMORTIZATION                          416,511              250,026              151,706                    0

FEDTAX - Current Federal Income Tax (Operating)     (7,239,174)          (1,274,739)         (10,494,540)                   0
FEDTAX - Deferred Federal Income Tax (Operating)   (16,456,302)                   -                    -                    0
FEDTAX - Deferred Investment Tax Credit                      -                    -                    -                    0

FEDERAL INCOME TAX                                 (23,695,476)          (1,274,739)         (10,494,540)                   0
State Income Taxes (Operating)                               -                    -                    -                    0
UK Corp Income Tax - Current                          (231,500)                   0                    0                    0
UK Corp Income Tax - Deferred (GAAP Adj)                (1,684)                   0                    0                    0

TOTAL INCOME TAXES                                 (23,928,660)          (1,274,739)         (10,494,540)                   0

Taxes Other Than Income                                 24,141               91,295              (17,811)         (10,863,046)

TOTAL OPERATING EXPENSE                             27,679,861            5,801,004           (3,989,995)        (543,411,344)

OPERATING INCOME                                   (23,227,986)          (1,272,043)           8,096,363          332,725,237

AFUDC-Equity                                                 -                    -                    -                    0
Other Income (Gross)                                   144,422                    -          (24,697,551)        (333,086,724)
State Income Taxes (Non-Oper)                                -                    -                    -                    0
Current Federal Income Tax (Non-Oper)               (3,639,827)                   -                    -                    0
Deferred Federal Income Tax (Non-Oper)                       -                    -                    -                    0
Tax Benefit of Parent Co. Loss                               -                    -                    -                    0
Interest Income - Affiliated West                            -                    -                    -          (41,451,177)
Interest Income - Affiliated East                            0                    0                    0                    0
Interest Income - Nonaffiliated                      9,457,648                    -                    -                    0
Nuclear Decommissioning Trust Income                         0                    0                    0                    0
Minority Interest                                            0                    0                    0                    0
Equity in Earnings of Subsidiaries                           -                    -                    -         (375,128,646)

TOTAL OTHER INCOME/DEDUCTIONS                        5,962,243                    -          (24,697,551)        (749,666,547)

Interest Expense Long Term Debt                              -                    -                    -                    -
Interest Expense ST Debt - Affil West               12,604,065            1,136,328            2,419,030          (46,388,843)
Interest Expense ST Debt - Affil East                  768,707                    0                    0                    0
Interest Expense ST Debt - Nonaffiliated                     -                    -                    -                    0
Credit Line Fees Expense - Affil West                  (37,373)              59,130               93,513             (553,224)
Credit Line Fees Expense - Affil East                   39,307                    0                    0                    0
AFUDC - Debt                                                 -                    -                    -                    0
Distributions on Trust Pref Securities                       0                    0                    0                    0
Nuclear Decommissioning Trust Expense                        0                    0                    0                    0
Preferred Dividend Requirements of Subs                      0                    0                    0              786,755
(Gain)/Loss on Reacq. Preferred Stock                        0                    0                    0               (1,434)
Other Interest                                               -                    -                    -            5,490,890

TOTAL INTEREST EXPENSE                              13,374,706            1,195,458            2,512,543          (40,665,856)

INCOME FROM CONTINUING OPERATIONS                  (30,640,449)          (2,467,501)         (19,113,731)        (376,275,454)

INCOME BEFORE EXTRAORDINARY ITEM
   AND CHANGE IN ACCT PRINCIPLE                    (30,640,449)          (2,467,501)         (19,113,731)        (376,275,454)

NET INCOME                                         (30,640,449)          (2,467,501)         (19,113,731)        (376,275,454)

Preferred Stock Dividends                                    -                    -                    -             (786,755)
Gain/(Loss) on Reacq. Preferred Stock                        0                    0                    0               (1,434)

BALANCE FOR COMMON                                 (30,640,449)          (2,467,501)         (19,113,731)        (375,490,133)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------
                                               AEP                  AEP                                       APCO
                 DESCRIPTION              CONSOLIDATED         ELIMINATIONS                  AEP         CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                           16,327,617,310.17            31,888.92                 0.00    2,058,952,169.60
TRANSMISSION                          5,609,450,280.81                 0.00                 0.00    1,177,079,157.65
DISTRIBUTION                         10,842,467,319.04                 0.00                 0.00    1,816,925,297.54
GENERAL                               3,725,303,014.90                 0.00                 0.00      254,370,343.96
CONSTRUCTION WORK IN PROGRESS         1,231,033,560.49                 0.00                 0.00      110,950,562.22
TOTAL ELECTRIC UTILITY PLANT         37,735,871,485.41            31,888.92                 0.00    5,418,277,530.97
LESS ACCUM PRV-DEPR,DEPL,AMORT      (15,559,250,022.20)                0.00                 0.00   (2,188,795,658.16)
NET ELECTRIC UTILITY PLANT           22,176,621,463.21            31,888.92                 0.00    3,229,481,872.81

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                 215,912,133.38                 0.00                 0.00       22,216,402.42
INVEST IN SUBSIDIARY & ASSOC            818,387,276.62    (8,027,008,382.38)    8,066,942,705.38          603,868.00
TOTAL OTHER INVESTMENTS               3,762,174,771.42       (20,879,535.36)          312,196.63      356,834,341.90
TOTAL OTHER SPECIAL FUNDS               872,478,446.26                 0.00                 0.00                0.00
TOTAL OTHER PROP AND INVSTMNTS        5,668,952,627.68    (8,047,887,917.74)    8,067,254,902.01      379,654,612.32

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS               437,289,749.17                 0.00        50,082,161.06        5,846,709.81
ADVANCES TO AFFILIATES                            0.00    (3,375,245,284.41)    3,059,698,907.53        8,387,327.03
ACCOUNTS RECEIVABLE-CUSTOMERS           827,146,568.43       216,877,998.30                 0.00      243,297,886.42
ACCOUNTS RECEIVABLE - MISC            2,849,404,907.66                 0.00           608,998.60       16,179,121.90
A/P FOR UNCOLLECTIBLE ACCOUNTS           (7,701,891.35)                0.00                 0.00       (2,588,491.29)
ACCOUNTS RECEIVABLE- ASSOC COS           31,397,446.41    (1,146,009,716.76)       17,202,777.06       63,919,504.93
FUEL                                    298,695,040.34                 0.00                 0.00       39,076,198.77
MATERIALS & SUPPLIES                    448,991,950.28          (553,811.69)           33,575.21       57,514,845.27
ACCRUED UTILITY REVENUES                325,428,273.36       135,317,066.97                 0.00       66,498,505.00
PREPAYMENTS                             157,932,204.28        (1,345,872.96)       27,932,511.62        4,168,978.16
ENERGY TRADING CONTRACTS             16,624,601,010.73        22,094,600.00                 0.00    2,035,447,785.74
OTHER CURRENT ASSETS                     38,959,011.25                 0.00                 0.00        2,691,610.33
TOTAL CURRENT ASSETS                 22,032,144,270.56    (4,148,865,020.55)    3,155,558,931.08    2,540,439,982.07

REGULATORY ASSETS
REGULATORY ASSETS                     3,966,805,261.33                 0.00                 0.00      552,292,270.29
FAS109 DFIT RECLASS (A/C 254)          (268,929,360.61)        5,522,738.00          (962,631.00)     (41,624,837.00)
NET REGULATORY ASSETS                 3,697,875,900.72         5,522,738.00          (962,631.00)     510,667,433.29

DEFERRED CHARGES
CLEARING ACCOUNTS                         3,264,633.99                 0.00            55,209.75          437,971.64
UNAMORTIZED DEBT EXPENSE                 14,103,009.40                 0.00                 0.00        3,843,998.16
OTHER DEFERRED DEBITS                   955,174,400.23       116,536,861.65        19,157,240.47       44,544,361.22
TOTAL DEFERRED CHARGES                  9725942,043.62       116,536,861.65        19,212,450.22       48,826,331.02

TOTAL ASSETS                         54,548,136,305.79   (12,074,661,449.72)   11,241,063,652.31    6,709,070,231.51

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------
                                               AEP                  AEP                                       APCO
                 DESCRIPTION              CONSOLIDATED         ELIMINATIONS                  AEP         CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                          2,151,624,449.00      (741,041,650.43)    2,151,624,449.00      260,457,768.00
PREMIUM ON CAPITAL STOCK              1,955,766,245.27      (263,739,833.73)    1,955,766,245.27          762,826.38
PAID-IN CAPITAL                         856,753,178.18    (4,510,121,289.23)      851,452,948.18      714,454,844.23
RETAINED EARNINGS                     3,090,051,660.17    (2,495,929,679.95)    3,090,051,634.74      120,583,783.72
COMMON SHAREHOLDERS' EQUITY           8,054,195,532.62    (8,010,832,453.34)    8,048,895,277.19    1,096,259,222.33

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP           99,655,000.00                 0.00                 0.00       10,860,000.00
PS NOT SUBJ MANDATORY REDEMP             61,610,403.00                 0.00                 0.00       17,790,500.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES              333,500,000.00                 0.00                 0.00                0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 Y       9,601,987,790.53        (1,100,000.00)                0.00    1,430,812,163.38

TOTAL CAPITALIZATION                 18,150,948,726.15    (8,011,932,453.34)    8,048,895,277.19    2,555,721,885.71

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE             297,142,229.52       (20,875,789.99)                0.00       50,349,822.41
ACCUM PROVISIONS-RATE REFUND                      0.00                 0.00                 0.00                0.00
ACCUMULATED PROVISIONS - MISC         1,408,373,095.23                 0.00                 0.00       55,533,412.80
TOTAL OTH NONCURRENT LIAB'S           1,705,515,324.75       (20,875,789.99)                0.00      105,883,235.21

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                     0.00                 0.00                 0.00                0.00
LONG-TERM DEBT DUE WITHIN 1 YR        1,152,304,813.72                 0.00                 0.00      175,005,581.48
SHORT-TERM DEBT                       4,332,462,634.52                 0.00     2,857,520,000.00      191,495,000.00
A/P - GENERAL                         2,610,021,145.75         5,300,000.00           109,333.40      153,422,482.45
A/P- ASSOC.  COS                          9,367,164.90    (1,285,923,518.00)        9,610,028.83      107,556,059.02
ADVANCES FROM AFFILIATES                          0.00    (2,755,821,028.16)      321,878,625.36                0.00
CUSTOMER DEPOSITS                       203,260,447.88                 0.00                 0.00       12,611,632.66
TAXES ACCRUED                           777,961,456.68          (765,550.00)      (12,275,936.16)      63,258,275.40
INTEREST ACCRUED                        173,746,112.21        (5,063,325.87)          713,020.65       21,555,163.81
DIVIDENDS DECLARED                        2,298,612.28                 0.00                 0.00          360,635.63
OBLIG UNDER CAP LEASES- CURR            186,920,349.34                 0.00                 0.00       12,810,652.33
ENERGY TRADING CONTRACTS             16,800,995,618.54        22,094,600.00                 0.00    2,091,803,789.07
OTHR CURR & ACCRUED LIAB                816,560,196.24          (525,448.00)       12,592,555.84       72,206,841.80
TOTAL CURRENT LIABILITIES            27,065,898,552.06    (4,020,704,270.03)    3,190,147,627.92    2,902,086,113.65

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                 6,123,403,879.41                 0.00         2,893,528.00      860,959,744.00
DFIT & DSIT RECLASS (A/C 190)        (1,248,309,896.71)        5,522,738.00          (962,631.00)    (178,486,314.00)
NET DEFERRED INCOME TAXES             4,875,093,982.70         5,522,738.00         1,930,897.00      682,473,430.00
DEF INVESTMENT TAX CREDITS              527,685,041.00       (10,256,370.00)                0.00       43,093,010.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                1,525,705.07                 0.00                 0.00        1,525,705.07
SFAS 106 - OPEB                           4,427,691.38                 0.00                 0.00                0.00
DEMAND SIDE MANAGEMENT-CREDIT                     0.00                 0.00                 0.00                0.00
OTHER REGULATORY LIABILTIES             201,703,207.89                 0.00                 0.00      139,363,347.00
UNAMORT GAIN REACQUIRED DEBT                242,957.87                 0.00                 0.00          242,957.87
TOTAL REGULATORY LIABILITIES            207,899,562.21                 0.00                 0.00      141,132,009.94
DEFERRED CREDITS                      2,015,095,116.92       (16,415,304.36)           89,850.20      278,680,547.00
TOTAL DEF CREDITS & REG LIAB'S        7,625,773,702.83       (21,148,936.36)        2,020,747.20    1,145,378,996.94

TOTAL  CAPITAL & LIABILITIES         54,548,136,305.79   (12,074,661,449.72)   11,241,063,652.31    6,709,070,231.51

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
--------------------------------------------------------------------------------------------------------------
                                            CSPCO                 I&M
                                        CONSOLIDATED         CONSOLIDATED              KEPCO             KGPCO
--------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                           1,564,254,117.76    2,708,436,064.33      271,106,791.73             0.00
TRANSMISSION                           360,301,359.81      945,708,918.18      360,563,524.73    14,609,784.07
DISTRIBUTION                         1,096,364,979.35      863,735,761.21      387,498,940.43    75,019,806.88
GENERAL                                156,534,340.93      257,152,081.69       67,475,604.28     4,882,930.41
CONSTRUCTION WORK IN PROGRESS           89,338,972.36       96,439,787.21       16,418,798.52     1,207,158.43
TOTAL ELECTRIC UTILITY PLANT         3,266,793,770.21    4,871,472,612.62    1,103,063,659.69    95,719,679.79
LESS ACCUM PRV-DEPR,DEPL,AMORT      (1,299,696,484.09)  (2,280,520,437.58)    (360,647,400.96)  (33,068,666.86)
NET ELECTRIC UTILITY PLANT           1,967,097,286.12    2,590,952,175.04      742,416,258.73    62,651,012.93

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                 29,663,747.25       82,745,647.76        5,448,020.84       133,816.54
INVEST IN SUBSIDIARY & ASSOC               430,000.00                0.00                0.00             0.00
TOTAL OTHER INVESTMENTS                181,893,034.18      243,531,708.54       77,768,251.48       238,574.44
TOTAL OTHER SPECIAL FUNDS                   27,738.00      778,806,530.26                0.00             0.00
TOTAL OTHER PROP AND INVSTMNTS         212,014,519.43    1,105,083,886.56       83,216,272.32       372,390.98

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS               11,600,205.76       14,835,222.31        2,270,122.74       429,467.87
ADVANCES TO AFFILIATES                   2,227,126.33       10,008,409.72                0.00             0.00
ACCOUNTS RECEIVABLE-CUSTOMERS           73,710,578.32      106,832,422.54       34,555,022.04     5,863,079.30
ACCOUNTS RECEIVABLE - MISC              18,806,675.28       27,491,236.70        6,418,575.47       365,192.32
A/P FOR UNCOLLECTIBLE ACCOUNTS            (659,326.19)        (759,246.57)        (282,325.17)      (82,437.78)
ACCOUNTS RECEIVABLE- ASSOC COS          49,590,746.02       48,706,324.31       22,119,462.10     1,983,812.03
FUEL                                    13,126,241.68       16,532,494.50        4,760,093.69             0.00
MATERIALS & SUPPLIES                    38,096,905.67       84,470,696.48       15,408,416.82       202,714.09
ACCRUED UTILITY REVENUES                 9,638,317.05                0.00        6,500,053.91     4,265,878.00
PREPAYMENTS                             31,419,059.52        5,945,475.51          587,548.22       827,916.23
ENERGY TRADING CONTRACTS             1,085,989,402.61    1,229,682,493.20      483,536,603.99             0.00
OTHER CURRENT ASSETS                    15,316,070.19          478,017.45          178,668.32       356,641.60
TOTAL CURRENT ASSETS                 1,348,862,002.24    1,544,223,546.15      576,052,242.13    14,212,263.66

REGULATORY ASSETS
REGULATORY ASSETS                      310,427,813.60      649,599,941.71      109,882,669.15     5,659,411.00
FAS109 DFIT RECLASS (A/C 254)          (18,875,289.00)     (97,460,028.00)     (11,367,554.00)     (650,925.00)
NET REGULATORY ASSETS                  291,552,524.60      552,139,913.71       98,515,115.15     5,008,486.00

DEFERRED CHARGES
CLEARING ACCOUNTS                          676,080.24          939,100.57          483,549.71       (11,781.64)
UNAMORTIZED DEBT EXPENSE                 1,977,534.29        3,418,490.72          492,599.87             0.00
OTHER DEFERRED DEBITS                   74,980,550.30       31,798,405.36       10,839,913.72        18,237.82
TOTAL DEFERRED CHARGES                  77,634,164.83       36,155,996.65       11,816,063.30         6,456.18

TOTAL ASSETS                         3,897,160,497.22    5,828,555,518.11    1,512,015,951.63    82,250,609.75

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
--------------------------------------------------------------------------------------------------------------
                                            CSPCO                 I&M
                                        CONSOLIDATED         CONSOLIDATED              KEPCO             KGPCO
--------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                            41,026,065.00       56,583,866.43       50,450,000.00     4,100,000.00
PREMIUM ON CAPITAL STOCK               257,892,417.78        4,325,759.12                0.00             0.00
PAID-IN CAPITAL                        315,461,176.71      728,746,373.74      158,750,000.00    13,800,000.00
RETAINED EARNINGS                       99,068,911.36        3,443,259.42       57,513,179.25     5,219,330.67
COMMON SHAREHOLDERS' EQUITY            713,448,570.85      793,099,258.71      266,713,179.25    23,119,330.67

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP          15,000,000.00       64,945,000.00                0.00             0.00
PS NOT SUBJ MANDATORY REDEMP                     0.00        8,735,700.00                0.00             0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                       0.00                0.00                0.00             0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 Y        899,615,328.37    1,298,939,187.39      270,879,970.95             0.00


TOTAL CAPITALIZATION                 1,628,063,899.22    2,165,719,146.10      537,593,150.20    23,119,330.67

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE             35,198,716.21       62,324,669.43       11,090,982.25     1,072,853.84
ACCUM PROVISIONS-RATE REFUND                     0.00                0.00                0.00             0.00
ACCUMULATED PROVISIONS - MISC           12,385,571.01      606,903,428.53        7,257,209.37       845,914.52
TOTAL OTH NONCURRENT LIAB'S             47,584,287.22      669,228,097.96       18,348,191.62     1,918,768.36

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                    0.00                0.00                0.00             0.00
LONG-TERM DEBT DUE WITHIN 1 YR                   0.00       90,000,000.00       60,000,000.00    10,000,000.00
SHORT-TERM DEBT                                  0.00                0.00                0.00             0.00
A/P - GENERAL                           89,845,952.40      119,471,890.76       32,043,340.66       170,340.13
A/P- ASSOC.  COS                        72,493,116.51       75,486,345.35       37,506,177.30     8,410,024.28
ADVANCES FROM AFFILIATES                90,958,898.25      263,590,336.02       47,635,407.91    24,043,700.77
CUSTOMER DEPOSITS                        4,851,435.67        8,973,397.20        4,388,324.84       763,715.98
TAXES ACCRUED                          162,903,635.45       68,415,918.37       11,885,108.17     1,626,235.77
INTEREST ACCRUED                        13,369,447.51       21,638,715.84        5,610,306.37       577,129.87
DIVIDENDS DECLARED                         262,500.00        1,121,706.65                0.00             0.00
OBLIG UNDER CAP LEASES- CURR             7,732,808.42      103,586,766.11        3,092,983.46       299,446.09
ENERGY TRADING CONTRACTS             1,115,967,298.87    1,275,096,619.43      496,884,257.21             0.00
OTHR CURR & ACCRUED LIAB                47,853,057.12       84,237,114.82       11,423,873.71       974,540.13
TOTAL CURRENT LIABILITIES            1,606,238,150.20    2,111,618,810.55      710,469,779.63    46,865,133.02

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                  510,956,372.00      830,845,042.00      198,741,326.00    11,974,261.00
DFIT & DSIT RECLASS (A/C 190)          (88,197,720.00)    (342,900,195.00)     (32,806,742.00)   (2,606,317.00)
NET DEFERRED INCOME TAXES              422,758,652.00      487,944,847.00      165,934,584.00     9,367,944.00
DEF INVESTMENT TAX CREDITS              41,234,503.00      113,773,249.00       11,656,628.00       797,780.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                       0.00                0.00                0.00             0.00
SFAS 106 - OPEB                          4,427,691.38                0.00                0.00             0.00
DEMAND SIDE MANAGEMENT-CREDIT                    0.00                0.00                0.00             0.00
OTHER REGULATORY LIABILTIES              7,080,975.26        9,929,570.53        3,172,078.10             0.00
UNAMORT GAIN REACQUIRED DEBT                     0.00                0.00                0.00             0.00
TOTAL REGULATORY LIABILITIES            11,508,666.64        9,929,570.53        3,172,078.10             0.00
DEFERRED CREDITS                       139,772,338.94      270,341,796.97       64,841,540.08       181,653.70
TOTAL DEF CREDITS & REG LIAB'S         615,274,160.58      881,989,463.50      245,604,830.18    10,347,377.70

TOTAL  CAPITAL & LIABILITIES         3,897,160,497.22    5,828,555,518.11    1,512,015,951.63    82,250,609.75

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------
                                             OPCO
                 DESCRIPTION             CONSOLIDATED              WPCO             AEGCO              AEPSC
------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                           2,764,154,663.62              0.00    635,214,874.29              0.00
TRANSMISSION                           870,032,743.22     23,712,979.60              0.00              0.00
DISTRIBUTION                         1,040,940,218.22     71,076,263.62              0.00          3,871.00
GENERAL                                707,417,583.05      8,021,893.04      2,795,210.07    276,241,510.91
CONSTRUCTION WORK IN PROGRESS          195,086,163.12      1,042,680.25      4,291,833.57     26,380,856.91
TOTAL ELECTRIC UTILITY PLANT         5,577,631,371.23    103,853,816.51    642,301,917.93    302,626,238.82
LESS ACCUM PRV-DEPR,DEPL,AMORT      (2,764,130,158.02)   (43,359,204.43)  (315,565,445.50)  (122,495,397.59)
NET ELECTRIC UTILITY PLANT           2,813,501,213.21     60,494,612.08    326,736,472.43    180,130,841.23

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                 60,820,164.16      2,271,324.41              0.00              0.00
INVEST IN SUBSIDIARY & ASSOC               858,480.00              0.00              0.00        100,000.00
TOTAL OTHER INVESTMENTS                303,861,696.29         55,000.69              0.00     87,711,019.32
TOTAL OTHER SPECIAL FUNDS                   38,292.00          8,236.00          6,020.00              0.00
TOTAL OTHER PROP AND INVSTMNTS         365,578,632.45      2,334,561.10          6,020.00     87,811,019.32

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS               31,392,956.66        822,940.21      2,756,742.76        647,833.35
ADVANCES TO AFFILIATES                 259,675,848.61              0.00              0.00      6,510,039.12
ACCOUNTS RECEIVABLE-CUSTOMERS          139,732,166.45      6,251,549.54              0.00         24,501.80
ACCOUNTS RECEIVABLE - MISC              39,045,956.40        542,721.38      2,341,227.15      1,263,666.55
A/P FOR UNCOLLECTIBLE ACCOUNTS          (1,054,418.25)       (91,916.61)             0.00              0.00
ACCOUNTS RECEIVABLE- ASSOC COS         126,202,646.82      1,427,156.85     21,374,318.15    258,189,401.92
FUEL                                    82,290,521.67              0.00     11,005,997.70              0.00
MATERIALS & SUPPLIES                    96,053,435.03         96,121.59      3,978,153.20          5,291.16
ACCRUED UTILITY REVENUES                   263,690.07      2,331,224.00              0.00              0.00
PREPAYMENTS                             30,172,757.54        167,258.32        144,699.15      1,262,819.57
ENERGY TRADING CONTRACTS             1,617,660,286.99              0.00              0.00              0.00
OTHER CURRENT ASSETS                     2,709,783.46        867,336.78              0.00      9,397,070.58
TOTAL CURRENT ASSETS                 2,424,145,631.45     12,414,392.06     41,601,138.11    277,300,624.05

REGULATORY ASSETS
REGULATORY ASSETS                      759,638,474.61     23,209,642.66     32,132,779.00      7,954,726.31
FAS109 DFIT RECLASS (A/C 254)          (44,927,924.61)      (377,385.00)   (50,624,256.00)    (7,491,269.00)
NET REGULATORY ASSETS                  714,710,550.00     22,832,257.66    (18,491,477.00)       463,457.31

DEFERRED CHARGES
CLEARING ACCOUNTS                          855,690.43        (10,103.95)           269.91        (22,943.24)
UNAMORTIZED DEBT EXPENSE                 3,963,160.15              0.00        103,541.00         41,708.81
OTHER DEFERRED DEBITS                   96,870,906.09      1,604,971.11        650,236.87        752,051.86
TOTAL DEFERRED CHARGES                 101,689,756.67      1,594,867.16        754,047.78        770,817.43

TOTAL ASSETS                         6,419,625,783.78     99,670,690.06    350,606,201.32    546,476,759.34

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------
                                             OPCO
                 DESCRIPTION             CONSOLIDATED              WPCO             AEGCO              AEPSC
------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                           321,201,454.00      2,428,460.00      1,000,000.00      1,350,000.00
PREMIUM ON CAPITAL STOCK                   729,130.45              0.00              0.00              0.00
PAID-IN CAPITAL                        461,753,529.41     15,595,573.00     23,434,000.00         99,500.00
RETAINED EARNINGS                      398,086,502.58      8,721,597.74      9,722,442.59              0.00
COMMON SHAREHOLDERS' EQUITY          1,181,770,616.44     26,745,630.74     34,156,442.59      1,449,500.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP           8,850,000.00              0.00              0.00              0.00
PS NOT SUBJ MANDATORY REDEMP            16,647,700.00              0.00              0.00              0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                       0.00              0.00              0.00              0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 Y      1,077,987,042.65              0.00       (192,341.00)    57,100,000.00

TOTAL CAPITALIZATION                 2,285,255,359.09     26,745,630.74     33,964,101.59     58,549,500.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE             83,865,779.37      3,245,169.42        358,305.36     48,645,455.30
ACCUM PROVISIONS-RATE REFUND                     0.00              0.00              0.00              0.00
ACCUMULATED PROVISIONS - MISC          458,151,714.04      2,729,089.04              0.00    141,561,014.23
TOTAL OTH NONCURRENT LIAB'S            542,017,493.41      5,974,258.46        358,305.36    190,206,469.53

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                    0.00              0.00              0.00              0.00
LONG-TERM DEBT DUE WITHIN 1 YR         117,506,411.00     21,000,000.00     45,000,000.00      2,000,000.00
SHORT-TERM DEBT                                  0.00      5,025,000.00              0.00              0.00
A/P - GENERAL                          179,690,760.21        274,868.34      6,108,634.87     21,952,415.64
A/P- ASSOC.  COS                       121,360,192.57     11,818,494.63      7,723,674.51    106,280,277.02
ADVANCES FROM AFFILIATES               167,189,567.41              0.00     28,067,621.06              0.00
CUSTOMER DEPOSITS                       39,735,635.16        278,259.37              0.00              0.00
TAXES ACCRUED                          223,101,261.61      1,574,616.45      4,992,937.21     45,016,926.65
INTEREST ACCRUED                        20,458,502.73        515,048.18        158,100.69      3,106,441.66
DIVIDENDS DECLARED                               0.00              0.00              0.00              0.00
OBLIG UNDER CAP LEASES- CURR            32,715,608.93        615,982.80        232,318.91     24,797,738.49
ENERGY TRADING CONTRACTS             1,662,314,547.10              0.00              0.00              0.00
OTHR CURR & ACCRUED LIAB               151,934,370.90      2,849,860.11      9,016,272.12    134,859,183.28
TOTAL CURRENT LIABILITIES            2,716,006,857.62     43,952,129.88    101,299,559.37    338,012,982.74

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                  952,818,811.00     22,416,854.00    114,408,060.00     28,099,217.00
DFIT & DSIT RECLASS (A/C 190)         (330,877,812.00)    (5,320,597.00)   (81,479,693.00)   (70,840,114.00)
NET DEFERRED INCOME TAXES              621,940,999.00     17,096,257.00     32,928,367.00    (42,740,897.00)
DEF INVESTMENT TAX CREDITS              25,213,548.00        451,605.00     59,717,590.00        901,894.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                       0.00              0.00              0.00              0.00
SFAS 106 - OPEB                                  0.00              0.00              0.00              0.00
DEMAND SIDE MANAGEMENT-CREDIT                    0.00              0.00              0.00              0.00
OTHER REGULATORY LIABILTIES             10,993,992.00      5,399,379.00              0.00              0.00
UNAMORT GAIN REACQUIRED DEBT                     0.00              0.00              0.00              0.00
TOTAL REGULATORY LIABILITIES            10,993,992.00      5,399,379.00              0.00              0.00
DEFERRED CREDITS                       218,197,534.66         51,429.98    122,338,278.00      1,546,810.07
TOTAL DEF CREDITS & REG LIAB'S         876,346,073.66     22,998,670.98    214,984,235.00    (40,292,192.93)

TOTAL  CAPITAL & LIABILITIES         6,419,625,783.78     99,670,690.06    350,606,201.32    546,476,759.34

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
-------------------------------------------------------------------------------------
                 DESCRIPTION                 CCCO         FRECO         IFRI    AEPPM
-------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                   0.00          0.00         0.00     0.00
TRANSMISSION                                 0.00          0.00         0.00     0.00
DISTRIBUTION                                 0.00          0.00         0.00     0.00
GENERAL                                      0.00          0.00         0.00     0.00
CONSTRUCTION WORK IN PROGRESS                0.00          0.00         0.00     0.00
TOTAL ELECTRIC UTILITY PLANT                 0.00          0.00         0.00     0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT               0.00          0.00         0.00     0.00
NET ELECTRIC UTILITY PLANT                   0.00          0.00         0.00     0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                700,846.00          0.00         0.00     0.00
INVEST IN SUBSIDIARY & ASSOC                 0.00      1,000.00         0.00     0.00
TOTAL OTHER INVESTMENTS                      0.00         14.00        14.00     0.00
TOTAL OTHER SPECIAL FUNDS                    0.00          0.00         0.00     0.00
TOTAL OTHER PROP AND INVSTMNTS         700,846.00      1,014.00        14.00     0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                6,502.63     70,700.68    31,685.77     0.00
ADVANCES TO AFFILIATES                 311,714.53          0.00         0.00     0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                0.00          0.00         0.00     0.00
ACCOUNTS RECEIVABLE - MISC               5,565.34          0.00         0.00     0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS               0.00          0.00         0.00     0.00
ACCOUNTS RECEIVABLE- ASSOC COS          60,461.72    249,336.80    59,989.60   100.00
FUEL                                         0.00          0.00         0.00     0.00
MATERIALS & SUPPLIES                         0.00          0.00         0.00     0.00
ACCRUED UTILITY REVENUES                     0.00          0.00         0.00     0.00
PREPAYMENTS                                  0.00          0.00         0.00     0.00
ENERGY TRADING CONTRACTS                     0.00          0.00         0.00     0.00
OTHER CURRENT ASSETS                     3,244.00          0.00         0.00     0.00
TOTAL CURRENT ASSETS                   387,488.22    320,037.48    91,675.37   100.00

REGULATORY ASSETS
REGULATORY ASSETS                            0.00          0.00         0.00     0.00
FAS109 DFIT RECLASS (A/C 254)          (90,000.00)         0.00         0.00     0.00
NET REGULATORY ASSETS                  (90,000.00)         0.00         0.00     0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                            0.00          0.00         0.00     0.00
UNAMORTIZED DEBT EXPENSE                     0.00          0.00         0.00     0.00
OTHER DEFERRED DEBITS                        0.00      5,845.35       590.56     0.00
TOTAL DEFERRED CHARGES                       0.00      5,845.35       590.56     0.00

TOTAL ASSETS                           998,334.22    326,896.83    92,279.93   100.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
-------------------------------------------------------------------------------------
                 DESCRIPTION                 CCCO         FRECO         IFRI    AEPPM
-------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                             3,000.00     10,000.00     1,000.00   100.00
PREMIUM ON CAPITAL STOCK                     0.00          0.00         0.00     0.00
PAID-IN CAPITAL                      1,204,736.00          0.00         0.00     0.00
RETAINED EARNINGS                           (0.00)    19,968.85         0.00  (152.00)
COMMON SHAREHOLDERS' EQUITY          1,207,736.00     29,968.85     1,000.00   (52.00)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP               0.00          0.00         0.00     0.00
PS NOT SUBJ MANDATORY REDEMP                 0.00          0.00         0.00     0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                   0.00          0.00         0.00     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 Y              0.00          0.00         0.00     0.00


TOTAL CAPITALIZATION                 1,207,736.00     29,968.85     1,000.00   (52.00)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                  0.00          0.00         0.00     0.00
ACCUM PROVISIONS-RATE REFUND                 0.00          0.00         0.00     0.00
ACCUMULATED PROVISIONS - MISC          243,566.00          0.00         0.00     0.00
TOTAL OTH NONCURRENT LIAB'S            243,566.00          0.00         0.00     0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                0.00          0.00         0.00     0.00
LONG-TERM DEBT DUE WITHIN 1 YR               0.00          0.00         0.00     0.00
SHORT-TERM DEBT                              0.00          0.00         0.00     0.00
A/P - GENERAL                                0.00          0.00     2,602.86     0.00
A/P- ASSOC.  COS                        28,170.60      6,475.80     1,882.13   235.00
ADVANCES FROM AFFILIATES                     0.00    251,520.50    75,589.18     0.00
CUSTOMER DEPOSITS                            0.00          0.00         0.00     0.00
TAXES ACCRUED                           (1,000.85)    (1,042.27)        0.00     0.00
INTEREST ACCRUED                             0.00          0.00         0.00     0.00
DIVIDENDS DECLARED                           0.00          0.00         0.00     0.00
OBLIG UNDER CAP LEASES- CURR                 0.00          0.00         0.00     0.00
ENERGY TRADING CONTRACTS                     0.00          0.00         0.00     0.00
OTHR CURR & ACCRUED LIAB                62,613.47     38,688.73    11,191.76     0.00
TOTAL CURRENT LIABILITIES               89,783.22    295,642.76    91,265.93   235.00

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                   32,637.00          0.00         0.00     0.00
DFIT & DSIT RECLASS (A/C 190)         (584,091.00)         0.00         0.00   (83.00)
NET DEFERRED INCOME TAXES             (551,454.00)         0.00         0.00   (83.00)
DEF INVESTMENT TAX CREDITS                   0.00          0.00         0.00     0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                   0.00          0.00         0.00     0.00
SFAS 106 - OPEB                              0.00          0.00         0.00     0.00
DEMAND SIDE MANAGEMENT-CREDIT                0.00          0.00         0.00     0.00
OTHER REGULATORY LIABILTIES              8,703.00          0.00         0.00     0.00
UNAMORT GAIN REACQUIRED DEBT                 0.00          0.00         0.00     0.00
TOTAL REGULATORY LIABILITIES             8,703.00          0.00         0.00     0.00
DEFERRED CREDITS                             0.00      1,285.22        14.00     0.00
TOTAL DEF CREDITS & REG LIAB'S        (542,751.00)     1,285.22        14.00   (83.00)

TOTAL  CAPITAL & LIABILITIES           998,334.22    326,896.83    92,279.93   100.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------
                                                              AEPINV               AEPR
                 DESCRIPTION                     AEPES     CONSOLIDATED        CONSOLIDATED           AEPPRO
------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                        0.00             0.00      186,503,733.92             0.00
TRANSMISSION                                      0.00             0.00      124,195,866.55             0.00
DISTRIBUTION                                      0.00             0.00      358,547,855.79             0.00
GENERAL                                   2,372,916.80             0.00      243,900,156.69       157,280.93
CONSTRUCTION WORK IN PROGRESS             2,357,441.62             0.00       27,174,029.70             0.00
TOTAL ELECTRIC UTILITY PLANT              4,730,358.42             0.00      940,321,642.65       157,280.93
LESS ACCUM PRV-DEPR,DEPL,AMORT             (750,593.49)            0.00      (62,910,301.77)      (41,888.04)
NET ELECTRIC UTILITY PLANT                3,979,764.93             0.00      877,411,340.88       115,392.89

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                           0.00             0.00                0.00             0.00
INVEST IN SUBSIDIARY & ASSOC              3,166,666.67     1,313,922.20      408,851,359.99             0.00
TOTAL OTHER INVESTMENTS                 370,488,783.59    12,587,112.71      727,953,208.01     5,000,000.00
TOTAL OTHER SPECIAL FUNDS                         0.00             0.00                0.00             0.00
TOTAL OTHER PROP AND INVSTMNTS          373,655,450.26    13,901,034.91    1,136,804,568.00     5,000,000.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS               100,093,331.72             0.00       44,009,531.55    33,684,687.63
ADVANCES TO AFFILIATES                            0.00             0.00       27,133,773.33             0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                 1,363.72             0.00                0.00             0.00
ACCOUNTS RECEIVABLE - MISC            1,142,853,791.73             0.00       78,725,861.49     7,037,337.67
A/P FOR UNCOLLECTIBLE ACCOUNTS             (419,428.12)            0.00       (1,514,287.87)     (250,013.50)
ACCOUNTS RECEIVABLE- ASSOC COS          147,461,957.99          (390.85)      44,748,304.67       898,225.24
FUEL                                     23,809,839.62             0.00        4,941,172.71             0.00
MATERIALS & SUPPLIES                          9,825.52         1,337.79        8,123,152.04         1,819.82
ACCRUED UTILITY REVENUES                          0.00             0.00      100,613,538.36             0.00
PREPAYMENTS                               5,656,358.98             0.00        4,438,255.17        26,295.96
ENERGY TRADING CONTRACTS              8,630,640,512.00             0.00       45,852,937.20             0.00
OTHER CURRENT ASSETS                              0.00             0.00        6,960,568.54             0.00
TOTAL CURRENT ASSETS                 10,050,107,553.16           946.94      364,032,807.19    41,398,352.82

REGULATORY ASSETS
REGULATORY ASSETS                                 0.00             0.00                0.00             0.00
FAS109 DFIT RECLASS (A/C 254)                     0.00             0.00                0.00             0.00
NET REGULATORY ASSETS                             0.00             0.00                0.00             0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                             1,185.20             0.00                0.00             0.00
UNAMORTIZED DEBT EXPENSE                          0.00             0.00          261,976.40             0.00
OTHER DEFERRED DEBITS                     1,981,367.92             0.00       63,661,424.43    30,066,163.74
TOTAL DEFERRED CHARGES                    1,982,553.12             0.00       63,923,400.83    30,066,163.74

TOTAL ASSETS                         10,429,725,321.47    13,901,981.85    2,442,172,116.90    76,579,909.45

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------
                                                              AEPINV               AEPR
                 DESCRIPTION                     AEPES     CONSOLIDATED        CONSOLIDATED           AEPPRO
------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                    200.00           100.00              100.00       110,000.00
PREMIUM ON CAPITAL STOCK                          0.00         9,900.00            9,900.00             0.00
PAID-IN CAPITAL                          36,695,000.00    28,667,873.32      242,734,432.82     3,890,000.00
RETAINED EARNINGS                       (40,438,374.55)  (10,179,671.03)     (32,737,617.48)   (5,092,242.82)
COMMON SHAREHOLDERS' EQUITY              (3,743,174.55)   18,498,202.29      210,006,815.34    (1,092,242.82)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                    0.00             0.00                0.00             0.00
PS NOT SUBJ MANDATORY REDEMP                      0.00             0.00                0.00             0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                        0.00             0.00                0.00             0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 Y                   0.00             0.00    1,116,179,851.79             0.00

TOTAL CAPITALIZATION                     (3,743,174.55)   18,498,202.29    1,326,186,667.13    (1,092,242.82)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                 498,290.83             0.00          370,262.41             0.00
ACCUM PROVISIONS-RATE REFUND                      0.00             0.00                0.00             0.00
ACCUMULATED PROVISIONS - MISC             8,012,516.43             0.00          302,241.70        63,475.81
TOTAL OTH NONCURRENT LIAB'S               8,510,807.26             0.00          672,504.11        63,475.81

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                     0.00             0.00                0.00             0.00
LONG-TERM DEBT DUE WITHIN 1 YR                    0.00             0.00        7,403,981.24             0.00
SHORT-TERM DEBT                                   0.00             0.00       39,890,734.52             0.00
A/P - GENERAL                         1,092,308,240.86             0.00       98,230,655.98     4,822,605.60
A/P- ASSOC.  COS                        135,066,637.93       152,355.48       62,465,157.47     3,583,067.47
ADVANCES FROM AFFILIATES                122,849,665.97        13,828.28      680,464,846.79             0.00
CUSTOMER DEPOSITS                        14,450,000.00             0.00                0.00             0.00
TAXES ACCRUED                            74,050,286.67       127,115.00       13,220,270.05      (918,654.84)
INTEREST ACCRUED                                  0.01             0.00        5,908,542.76             0.00
DIVIDENDS DECLARED                                0.00             0.00                0.00             0.00
OBLIG UNDER CAP LEASES- CURR                764,438.76             0.00          110,294.32             0.00
ENERGY TRADING CONTRACTS              8,623,324,763.00             0.00       13,225,658.86             0.00
OTHR CURR & ACCRUED LIAB                 18,966,380.66        38,727.80       49,161,850.71     3,855,850.33
TOTAL CURRENT LIABILITIES            10,081,780,413.86       332,026.56      970,081,992.70    11,342,868.56

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                    32,698,465.00         7,136.00       88,765,709.41         8,478.00
DFIT & DSIT RECLASS (A/C 190)           (88,010,847.00)   (4,935,383.00)     (23,915,460.71)     (270,802.00)
NET DEFERRED INCOME TAXES               (55,312,382.00)   (4,928,247.00)      64,850,248.70      (262,324.00)
DEF INVESTMENT TAX CREDITS                        0.00             0.00                0.00             0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                        0.00             0.00                0.00             0.00
SFAS 106 - OPEB                                   0.00             0.00                0.00             0.00
DEMAND SIDE MANAGEMENT-CREDIT                     0.00             0.00                0.00             0.00
OTHER REGULATORY LIABILTIES                       0.00             0.00                0.00             0.00
UNAMORT GAIN REACQUIRED DEBT                      0.00             0.00                0.00             0.00
TOTAL REGULATORY LIABILITIES                      0.00             0.00                0.00             0.00
DEFERRED CREDITS                        398,489,656.90             0.00       80,380,704.26    66,528,131.90
TOTAL DEF CREDITS & REG LIAB'S          343,177,274.90    (4,928,247.00)     145,230,952.96    66,265,807.90

TOTAL  CAPITAL & LIABILITIES         10,429,725,321.47    13,901,981.85    2,442,172,116.90    76,579,909.45

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
--------------------------------------------------------------------------------------
                                           AEPC                  CSW
                 DESCRIPTION           CONSOLIDATED         CONSOLIDATED      AEPRELLC
--------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                     0.00     6,138,963,006.00          0.00
TRANSMISSION                                   0.00     1,733,245,947.00          0.00
DISTRIBUTION                                   0.00     5,132,354,325.00          0.00
GENERAL                               46,099,662.14     1,697,881,500.00          0.00
CONSTRUCTION WORK IN PROGRESS         38,254,245.58       622,091,031.00          0.00
TOTAL ELECTRIC UTILITY PLANT          84,353,907.72    15,324,535,809.00          0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT        (5,272,325.71)   (6,081,996,060.00)         0.00
NET ELECTRIC UTILITY PLANT            79,081,582.01     9,242,539,749.00          0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                        0.00        11,912,164.00          0.00
INVEST IN SUBSIDIARY & ASSOC          34,721,759.76       328,405,897.00          0.00
TOTAL OTHER INVESTMENTS                        0.00     1,414,819,351.00          0.00
TOTAL OTHER SPECIAL FUNDS                      0.00        93,591,630.00          0.00
TOTAL OTHER PROP AND INVSTMNTS        34,721,759.76     1,848,729,042.00          0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                  5,096.66       138,703,850.00          0.00
ADVANCES TO AFFILIATES                 1,292,138.21                 0.00          0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                  0.00                 0.00          0.00
ACCOUNTS RECEIVABLE - MISC             7,839,856.68     1,499,879,123.00          0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                 0.00                 0.00          0.00
ACCOUNTS RECEIVABLE- ASSOC COS        11,765,169.92       361,446,318.00      1,539.89
FUEL                                           0.00       103,152,480.00          0.00
MATERIALS & SUPPLIES                         (12.72)      145,549,485.00          0.00
ACCRUED UTILITY REVENUES                       0.00                 0.00          0.00
PREPAYMENTS                                2,757.29        46,525,386.00          0.00
ENERGY TRADING CONTRACTS                       0.00     1,473,696,389.00          0.00
OTHER CURRENT ASSETS                           0.00                 0.00          0.00
TOTAL CURRENT ASSETS                  20,905,006.04     3,768,953,031.00      1,539.89

REGULATORY ASSETS
REGULATORY ASSETS                              0.00     1,516,007,533.00          0.00
FAS109 DFIT RECLASS (A/C 254)                  0.00                 0.00          0.00
NET REGULATORY ASSETS                          0.00     1,516,007,533.00          0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                       (139,594.63)                0.00          0.00
UNAMORTIZED DEBT EXPENSE                       0.00                 0.00          0.00
OTHER DEFERRED DEBITS                  5,912,906.76       455,792,365.00          0.00
TOTAL DEFERRED CHARGES                 5,773,312.13       455,792,365.00          0.00

TOTAL ASSETS                         140,481,659.94    16,832,021,720.00      1,539.89

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2000
--------------------------------------------------------------------------------------
                                           AEPC                  CSW
                 DESCRIPTION           CONSOLIDATED         CONSOLIDATED      AEPRELLC
--------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                 100.00         2,319,437.00          0.00
PREMIUM ON CAPITAL STOCK                   9,900.00                 0.00          0.00
PAID-IN CAPITAL                       28,290,000.00     1,741,844,480.00          0.00
RETAINED EARNINGS                    (40,389,863.31)    1,922,501,377.00   (112,726.61)
COMMON SHAREHOLDERS' EQUITY          (12,089,863.31)    3,666,665,294.00   (112,726.61)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                 0.00                 0.00          0.00
PS NOT SUBJ MANDATORY REDEMP                   0.00        18,436,503.00          0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                     0.00       333,500,000.00          0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 Y                0.00     3,451,766,587.00          0.00


TOTAL CAPITALIZATION                 (12,089,863.31)    7,470,368,384.00   (112,726.61)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE           20,997,712.68                 0.00          0.00
ACCUM PROVISIONS-RATE REFUND                   0.00                 0.00          0.00
ACCUMULATED PROVISIONS - MISC              6,807.75       114,377,134.00          0.00
TOTAL OTH NONCURRENT LIAB'S           21,004,520.43       114,377,134.00          0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                  0.00                 0.00          0.00
LONG-TERM DEBT DUE WITHIN 1 YR                 0.00       624,388,840.00          0.00
SHORT-TERM DEBT                                0.00     1,238,531,900.00          0.00
A/P - GENERAL                          1,349,294.59       804,917,727.00          0.00
A/P- ASSOC.  COS                       6,252,189.21       529,467,947.00     22,174.79
ADVANCES FROM AFFILIATES             122,041,713.89       886,609,117.00    150,589.77
CUSTOMER DEPOSITS                              0.00       117,208,047.00          0.00
TAXES ACCRUED                         (5,410,386.00)      127,161,440.00          0.00
INTEREST ACCRUED                               0.00        85,199,018.00          0.00
DIVIDENDS DECLARED                             0.00           553,770.00          0.00
OBLIG UNDER CAP LEASES- CURR             161,310.72                 0.00          0.00
ENERGY TRADING CONTRACTS                       0.00     1,500,284,085.00          0.00
OTHR CURR & ACCRUED LIAB               2,899,208.01       214,101,264.00      2,198.94
TOTAL CURRENT LIABILITIES            127,293,330.42     6,128,423,155.00    174,963.50

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                    473,097.00     2,467,305,142.00          0.00
DFIT & DSIT RECLASS (A/C 190)         (1,577,136.00)                0.00    (60,697.00)
NET DEFERRED INCOME TAXES             (1,104,039.00)    2,467,305,142.00    (60,697.00)
DEF INVESTMENT TAX CREDITS                     0.00       241,101,604.00          0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     0.00                 0.00          0.00
SFAS 106 - OPEB                                0.00                 0.00          0.00
DEMAND SIDE MANAGEMENT-CREDIT                  0.00                 0.00          0.00
OTHER REGULATORY LIABILTIES                    0.00        25,755,163.00          0.00
UNAMORT GAIN REACQUIRED DEBT                   0.00                 0.00          0.00
TOTAL REGULATORY LIABILITIES                   0.00        25,755,163.00          0.00
DEFERRED CREDITS                       5,377,711.40       384,691,138.00          0.00
TOTAL DEF CREDITS & REG LIAB'S         4,273,672.40     3,118,853,047.00    (60,697.00)

TOTAL  CAPITAL & LIABILITIES         140,481,659.94    16,832,021,720.00      1,539.89

------------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                      CSW CONSOL                 RECLASS                  COMBINED                       CPL
AND SUBSIDIARY COMPANIES                        ACTUAL                                            ACTUAL                    ACTUAL
CONSOLIDATING BALANCE SHEETS                    DEC 00                                            DEC 00                    DEC 00
YTD THROUGH DECEMBER, 2000
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Production                               6,138,963,006             202,681,191             5,936,281,815             3,175,867,024
Transmission                             1,733,245,947                                     1,733,245,947               581,931,201
Distribution                             3,577,626,318                                     3,577,626,318             1,221,749,447
General                                    566,205,923            (408,914,266)              975,120,189               237,764,034
Construction Work in Progress              622,091,031             241,903,438               380,187,593               138,273,198
Nuclear Fuel                               236,858,911                                       236,858,911               236,858,911

ELECTRIC UTILITY PLANT                  12,874,991,136              35,670,363            12,839,320,773             5,592,443,815

UK Network                               1,554,728,007                                     1,554,728,007                         0
UK Non-Network Land & Building              92,428,644                                        92,428,644                         0
UK Fixtures & Equipment                    198,648,129                                       198,648,129                         0
UK Vehicles & Mobile Plant                  23,829,773                                        23,829,773                         0
Acquisition Step Up                         33,512,689                                        33,512,689                         0

UK PLANT                                 1,903,147,242                       -             1,903,147,242                         0

Diversified Plant                          546,397,431                                       546,397,431                         -

TOTAL PLANT                             15,324,535,809              35,670,363            15,288,865,446             5,592,443,815

ACCUMULATED DEPRECIATION                 6,081,996,060             (93,591,630)            6,175,587,690             2,313,889,051

NET PLANT                                9,242,539,749             129,261,993             9,113,277,756             3,278,554,764

NET NONUTILITY PROPERTY                     11,912,164              11,912,164
Investment in Subsidiaries                  18,988,877              18,988,877                         -                         -
TOTAL OTHER INVESTMENTS                    202,831,612             202,831,612
TOTAL OTHER  SPECIAL INVESMNTS                       -

Cash                                       127,635,847              15,564,016               112,071,831                 4,172,197
Temporary Cash Investments                  11,068,003                       -                11,068,003                 6,594,000
Money Pool Receivable - West                         -                       -                         -                         -

CASH AND TEMPORARY INVESTMENTS             138,703,850              15,564,016               123,139,834                10,766,197
Marketable Securities                       10,730,413                                        10,730,413                         0
Accounts Receivable - Affiliated West                -                                                 -                29,715,666
Accounts Receivable - Affiliated East      361,446,318                                       361,446,318                 1,556,081
Accounts Receivable - Factored West                  -                                                 -               (80,061,490)
Accounts Receivable-Nonaffiliated        1,440,015,128             (81,254,000)            1,521,269,128               146,173,847
Dividends Receivable                                 -                                                 -                         -
Underrecovered Fuel                        274,138,614                                       274,138,614               127,294,948
Materials and Supplies                     145,549,485                                       145,549,485                53,107,619
Fuel Inventory-Utility                     103,152,480                                       103,152,480                22,841,694
Notes Receivable-Current                    59,863,995                                        59,863,995                         0
ENERGY TRADING CONTRACTS                 1,473,696,389           1,473,696,389

Prepayments and Other                       35,794,973          (1,489,260,405)            1,525,055,378               487,707,223

CURRENT ASSETS                           4,043,091,645             (81,254,000)            4,124,345,645               799,101,785

Mirror CWIP                                  2,830,581                                         2,830,581                 2,830,581
Deferred Plant Costs                         4,625,281                                         4,625,281                         -
Equity and Other Investments               328,405,897            (269,403,016)              597,808,913                68,589,168
Notes Receivable-LT                         26,045,877                                        26,045,877                         -
Deferred Income Taxes-Asset                          -                                                 -                         -
Prepaid Benefit Costs                      210,758,997                                       210,758,997                41,867,371
Tax Benefits Provided                                -                                                 -                         -
Income Tax Related Regulatory Assets       179,741,425                                       179,741,425               312,874,443
Other Regulatory Assets                    994,467,676                                       994,467,676               949,854,272
Unamort Cost of Reacquired Debt             60,203,956                                        60,203,956                12,773,311
Goodwill                                 1,192,998,862                                     1,192,998,862                         0
Nuclear Decommissioning Trust               93,591,630                                        93,591,630                93,591,630
Deferred Charges & Other Assets            218,987,491              81,254,000               137,733,491                18,402,013

TOTAL DEFERRED CHARGES & OTHER ASSETS    3,312,657,673            (188,149,016)            3,500,806,689             1,500,782,789

TOTAL ASSETS                            16,832,021,720              93,591,630            16,738,430,090             5,578,439,338

------------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                      CSW CONSOL                 RECLASS                  COMBINED                       CPL
AND SUBSIDIARY COMPANIES                        ACTUAL                                            ACTUAL                    ACTUAL
CONSOLIDATING BALANCE SHEETS                    DEC 00                                            DEC 00                    DEC 00
YTD THROUGH DECEMBER, 2000
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:
Common Stock                                 2,319,437                                         2,319,437               168,888,375
Paid in Capital                          1,806,179,572                                     1,806,179,572               405,000,000
Foreign Currency Translation               (60,129,904)                                      (60,129,904)                        0
Minimum Pension Liability                   (4,205,188)                                       (4,205,188)                        -
Retained Earnings                        1,922,501,377                                     1,922,501,377               792,218,830

COMMON STOCK EQUITY                      3,666,665,294                                     3,666,665,294             1,366,107,205

Pref Stock Not Subj Mand Redempt            18,436,503                                        18,436,503                 5,966,569
Pref Stock Subj Mand Redempt                         -                                                 -                         -

PREFERRED STOCK                             18,436,503                                        18,436,503                 5,966,569

TRUST PREFERRED SECURITIES                 333,500,000                                       333,500,000               148,500,000

Long Term Debt                           3,455,132,469                                     3,455,132,469             1,254,820,000
UK Debt Facility                                     -                                                 -                         0
Unamort Discount/Premium on LTD             (3,365,882)                                       (3,365,882)                 (261,383)

TOTAL LONG TERM DEBT                     3,451,766,587                                     3,451,766,587             1,254,558,617

CAPITALIZATION                           7,470,368,384                                     7,470,368,384             2,775,132,391
                                                     -
MINORITY INTEREST                            6,240,122                                         6,240,122                         0
ACCUMULATED PROVISIONS - MISC.             114,377,134             114,377,134


LTD and PS Due Within Twelve Months        624,388,840                                       624,388,840               200,000,000
Money Pool Payable - West                            -                                                 -                         -
Money Pool Payable - East                  886,609,117                                       886,609,117               269,711,657
Loan Notes Payable                          17,583,900                                        17,583,900                         -
Commercial Paper                         1,220,948,000                                     1,220,948,000                         -
Accounts Payable - Affiliated West                   -                                                 -                 3,697,555
Accounts Payable - Affiliated East         529,467,947                                       529,467,947                14,310,840
Accounts Payable-Nonaffiliated             804,917,727                                       804,917,727               128,956,618
Accrued Taxes                              127,162,440                                       127,162,440                55,526,131
Interest Payable - Affiliated West                   -                                                 -                         -
Interest Payable - Affiliated East           5,192,710                                         5,192,710                 1,493,885
Accrued Interest                            80,006,308                                        80,006,308                24,723,313
Overrecovered Fuel                                   -                                                 -                         -
Customer Deposits                          117,208,047                                       117,208,047                17,617,387
Deferred Income Taxes - Current             43,423,283                                        43,423,283                   819,275
Dividends Payable                              553,770                                           553,770                    40,259
ENERGY TRADING CONTRACTS                 1,500,284,085           1,500,284,085
Other Current Liabilities                  214,101,264          (1,503,548,010)            1,717,649,274               512,860,654
Balancing Account                                    0                                                 0                         -

TOTAL CURRENT LIABILITIES                6,171,847,438              (3,263,925)            6,175,111,363             1,229,757,574
                                                     -
Unbilled Revenue                                     -                                                 -               (49,760,000)
Unbilled Customer Accounts Sold                      -                                                 -                72,713,467
Deferred Income Taxes-Liability          2,423,880,859                                     2,423,880,859             1,241,977,697
UK Provisions Long-Term                    (37,185,842)                                      (37,185,842)                        0
Investment Tax Credits                     241,101,604                                       241,101,604               128,099,498
Tax Benefits Used                                    -                                                 -                        (1)
Income Tax Related Regulatory Liab                   -                                                 -               105,943,833
Other Regulatory Liabilities                25,755,163                                        25,755,163                15,100,000
Other Deferred Credits                     412,049,062             (17,521,579)              429,570,641                59,474,879
Other Long-Term Liabilities                  3,587,796                                         3,587,796                         0
                                                     -
TOTAL DEFERRED CREDITS                   3,086,710,221                                     3,086,710,221             1,573,549,373
                                                     -
TOTAL CAPITAL & LIABILITIES             16,832,021,720              93,591,630            16,738,430,090             5,578,439,338

--------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                             PSO              SWEPCO                  WTU             SEEBOARD
AND SUBSIDIARY COMPANIES                        ACTUAL              ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING BALANCE SHEETS                    DEC 00              DEC 00               DEC 00               DEC 00
YTD THROUGH DECEMBER, 2000
--------------------------------------------------------------------------------------------------------------------
ASSETS:
Production                                 914,095,663       1,414,526,586          431,792,542                    -
Transmission                               396,695,025         519,316,624          235,303,097                    -
Distribution                               938,052,664       1,001,236,739          416,587,468                    -
General                                    206,731,298         325,948,061          110,832,136                    -
Construction Work in Progress              149,095,593          57,994,889           34,823,913                    -
Nuclear Fuel                                         -                   -                    -                    -

ELECTRIC UTILITY PLANT                   2,604,670,243       3,319,022,899        1,229,339,156                    -

UK Network                                           0                   0                    0        1,554,728,007
UK Non-Network Land & Building                       0                   0                    0           92,428,644
UK Fixtures & Equipment                              0                   0                    0          198,648,129
UK Vehicles & Mobile Plant                           0                   0                    0           23,829,773
Acquisition Step Up                                  0                   0                    0           33,512,689

UK PLANT                                             0                   0                    0        1,903,147,242

Diversified Plant                                    -                   -                    -                    -

TOTAL PLANT                              2,604,670,243       3,319,022,899        1,229,339,156        1,903,147,242

ACCUMULATED DEPRECIATION                 1,150,253,476       1,457,004,717          515,041,391          684,282,211

NET PLANT                                1,454,416,767       1,862,018,182          714,297,765        1,218,865,031

NET NONUTILITY PROPERTY
Investment in Subsidiaries                           -                   -                    -                    -
TOTAL OTHER INVESTMENTS
TOTAL OTHER  SPECIAL INVESMNTS

Cash                                         7,247,116             879,749            2,797,917           73,942,617
Temporary Cash Investments                           -                   -                    -                    -
Money Pool Receivable - West                         -                   -                    -                    -

CASH AND TEMPORARY INVESTMENTS               7,247,116             879,749            2,797,917           73,942,617
Marketable Securities                                0                   0                    0           10,730,413
Accounts Receivable - Affiliated West        2,791,770           9,335,774            8,226,482           74,461,420
Accounts Receivable - Affiliated East          660,898           2,083,192            7,868,922                    0
Accounts Receivable - Factored West        (72,058,472)        (55,327,571)         (26,867,192)                   -
Accounts Receivable-Nonaffiliated          132,015,537          96,726,927           62,795,921          214,180,192
Dividends Receivable                                 -                   -                    -                    0
Underrecovered Fuel                         43,267,421          35,468,894           68,107,351                    -
Materials and Supplies                      29,642,492          25,137,276           10,510,169           13,146,515
Fuel Inventory-Utility                      28,113,348          40,023,843           12,173,595                    -
Notes Receivable-Current                             0                   0                    0                    0
ENERGY TRADING CONTRACTS

Prepayments and Other                      387,992,395         475,742,922          157,168,295                    -

CURRENT ASSETS                             559,672,505         630,071,006          302,781,460          386,461,157

Mirror CWIP                                          -                   -                    -                    -
Deferred Plant Costs                                 -                   -            4,625,281                    -
Equity and Other Investments                61,082,478          68,751,450           21,811,928           43,501,914
Notes Receivable-LT                                  -                   -                    -                    -
Deferred Income Taxes-Asset                          -                   -                    -                    0
Prepaid Benefit Costs                       29,757,559          33,903,626           22,286,281           53,748,000
Tax Benefits Provided                                -                   -                    -                    -
Income Tax Related Regulatory Assets        21,811,943          74,941,255           13,968,706                    -
Other Regulatory Assets                     15,737,150          19,897,585            8,978,669                    -
Unamort Cost of Reacquired Debt             13,600,417          22,626,331           11,203,897                    -
Goodwill                                             0                   0                    0        1,192,998,862
Nuclear Decommissioning Trust                        -                   -                    -                    0
Deferred Charges & Other Assets              7,889,248          10,707,407            2,946,621           28,101,575

TOTAL DEFERRED CHARGES & OTHER ASSETS      149,878,795         230,827,654           85,821,383        1,318,350,351

TOTAL ASSETS                             2,163,968,067       2,722,916,842        1,102,900,608        2,923,676,539

--------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                             PSO              SWEPCO                  WTU             SEEBOARD
AND SUBSIDIARY COMPANIES                        ACTUAL              ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING BALANCE SHEETS                    DEC 00              DEC 00               DEC 00               DEC 00
YTD THROUGH DECEMBER, 2000
--------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:
Common Stock                               157,230,000         135,659,520          137,214,000                1,000
Paid in Capital                            180,000,000         245,000,000            2,236,000          828,999,000
Foreign Currency Translation                         0                   0                    0          (60,203,850)
Minimum Pension Liability                            -                   -                    -                    0
Retained Earnings                          137,688,384         293,989,298          122,587,708          266,870,322

COMMON STOCK EQUITY                        474,918,384         674,648,818          262,037,708        1,035,666,472

Pref Stock Not Subj Mand Redempt             5,283,382           4,704,421            2,482,131                    -
Pref Stock Subj Mand Redempt                         -                   -                    -                    -

PREFERRED STOCK                              5,283,382           4,704,421            2,482,131                    -

TRUST PREFERRED SECURITIES                  75,000,000         110,000,000                    -                    0

Long Term Debt                             453,360,000         644,335,000          256,310,000          846,057,469
UK Debt Facility                                     0                   0                    0                    -
Unamort Discount/Premium on LTD             (2,538,946)          1,032,860             (466,622)          (1,100,890)

TOTAL LONG TERM DEBT                       450,821,054         645,367,860          255,843,378          844,956,579

CAPITALIZATION                           1,006,022,820       1,434,721,099          520,363,217        1,880,623,051

MINORITY INTEREST                                    0                   0                    0            2,770,226
ACCUMULATED PROVISIONS - MISC.


LTD and PS Due Within Twelve Months         20,000,000             595,000                    -          203,793,840
Money Pool Payable - West                            -                   -                    -                    -
Money Pool Payable - East                   81,120,372          16,822,552           58,578,160                    0
Loan Notes Payable                                   -                   -                    -           17,583,900
Commercial Paper                                     -                   -                    -                    -
Accounts Payable - Affiliated West          15,542,656           3,264,333           20,231,874            2,723,006
Accounts Payable - Affiliated East          22,872,725           9,825,334            5,910,792           (4,314,556)
Accounts Payable-Nonaffiliated             104,378,502         107,747,289           45,562,192          206,306,205
Accrued Taxes                                1,658,886          11,223,508           18,901,452           82,577,764
Interest Payable - Affiliated West                   -                   -                    -                    0
Interest Payable - Affiliated East             398,208              24,012              359,677                    0
Accrued Interest                             7,937,490          13,173,765            3,356,873           22,379,845
Overrecovered Fuel                                   -                   -                    -                    -
Customer Deposits                           19,293,990          16,432,745            2,659,077           61,150,150
Deferred Income Taxes - Current             14,499,716          11,595,080           16,509,212                    -
Dividends Payable                               53,159              57,264               26,039                    0
ENERGY TRADING CONTRACTS
Other Current Liabilities                  401,362,911         492,494,688          162,798,406           86,575,653
Balancing Account                                    -                   -                    -                    -

TOTAL CURRENT LIABILITIES                  689,118,615         683,255,570          334,893,754          678,775,807

Unbilled Revenue                           (10,200,000)        (12,283,000)          (9,011,000)                   -
Unbilled Customer Accounts Sold             36,340,728          35,215,321           25,080,153                    -
Deferred Income Taxes-Liability            297,559,993         387,609,202          140,528,704          288,510,048
UK Provisions Long-Term                              0                   0                    0          (37,185,842)
Investment Tax Credits                      35,783,032          53,167,336           24,051,738                    -
Tax Benefits Used                                    -                   -                    -                    -
Income Tax Related Regulatory Liab          50,464,213          60,382,610           27,462,299                    -
Other Regulatory Liabilities                 2,015,209           8,639,954                    -                    -
Other Deferred Credits                      56,863,457          72,208,750           39,531,743          106,595,453
Other Long-Term Liabilities                          0                   -                    -            3,587,796

TOTAL DEFERRED CREDITS                     468,826,632         604,940,173          247,643,637          361,507,455

TOTAL CAPITAL & LIABILITIES              2,163,968,067       2,722,916,842        1,102,900,608        2,923,676,539

--------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                            CORP                CSWS             COMM              LEASING          CREDIT
AND SUBSIDIARY COMPANIES                        ACTUAL              ACTUAL           ACTUAL               ACTUAL          ACTUAL
CONSOLIDATING BALANCE SHEETS                    DEC 00              DEC 00           DEC 00               DEC 00          DEC 00
YTD THROUGH DECEMBER, 2000
--------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Production                                           -                   -                -                    -               -
Transmission                                         -                   -                -                    -               -
Distribution                                         -                   -                -                    -               -
General                                              -          93,844,660                -                    -               -
Construction Work in Progress                        -                   -                -                    -               -
Nuclear Fuel                                         -                   -                -                    -               -

ELECTRIC UTILITY PLANT                               -          93,844,660                -                    -               -

UK Network                                           0                   0                0                    0               0
UK Non-Network Land & Building                       0                   0                0                    0               0
UK Fixtures & Equipment                              0                   0                0                    0               0
UK Vehicles & Mobile Plant                           0                   0                0                    0               0
Acquisition Step Up                                  0                   0                0                    0               0

UK PLANT                                             0                   0                0                    0               0

Diversified Plant                                    -                   -      114,448,060                    -               -

TOTAL PLANT                                          -          93,844,660      114,448,060                    -               -

ACCUMULATED DEPRECIATION                             -          38,024,460       10,021,448                    -               -

NET PLANT                                            -          55,820,200      104,426,612                    -               -

NET NONUTILITY PROPERTY
Investment in Subsidiaries               4,110,301,950                   -                -                    -               -
TOTAL OTHER INVESTMENTS
TOTAL OTHER  SPECIAL INVESMNTS

Cash                                             1,200           2,126,882            2,000               12,470        (423,612)
Temporary Cash Investments                           -                   -                -              992,296               -
Money Pool Receivable - West                         -                   -                -                    -               -

CASH AND TEMPORARY INVESTMENTS                   1,200           2,126,882            2,000            1,004,766        (423,612)
Marketable Securities                                0                   0                0                    0               0
Accounts Receivable - Affiliated West         (364,433)         29,141,067          131,345                    1         743,551
Accounts Receivable - Affiliated East                -                   -                0                    -     349,277,225
Accounts Receivable - Factored West                  -                   -                -                    -     392,066,267
Accounts Receivable-Nonaffiliated            2,078,768             412,956        3,935,608                    -     597,536,989
Dividends Receivable                         1,375,337                   -                -                    -               -
Underrecovered Fuel                                  -                   -                -                    -               -
Materials and Supplies                               -                   -        2,417,333                    -               -
Fuel Inventory-Utility                               -                   -                -                    -               -
Notes Receivable-Current                             0                   0                0                    0               0
ENERGY TRADING CONTRACTS

Prepayments and Other                          197,965             399,588          230,601                    -       4,771,618

CURRENT ASSETS                               3,288,837          32,080,493        6,716,887            1,004,767   1,343,972,038

Mirror CWIP                                          -                   -                -                    -               -
Deferred Plant Costs                                 -                   -                -                    -               -
Equity and Other Investments                         -           1,316,106        3,741,186           52,026,553               -
Notes Receivable-LT                                  -                   -                -                    -               -
Deferred Income Taxes-Asset                          -                   -                0                    -       9,082,387
Prepaid Benefit Costs                                -          28,564,619          360,372                    -               -
Tax Benefits Provided                                -                   -                -           (1,037,181)              -
Income Tax Related Regulatory Assets                 -                   -          398,033                    -               -
Other Regulatory Assets                              -                   -                -                    -               -
Unamort Cost of Reacquired Debt                      -                   -                -                    -               -
Goodwill                                             0                   0                0                    0               0
Nuclear Decommissioning Trust                        -                   -                0                    -               -
Deferred Charges & Other Assets             30,195,356             355,524         (139,307)                   -               -

TOTAL DEFERRED CHARGES & OTHER ASSETS       30,195,356          30,236,249        4,360,284           50,989,372       9,082,387

TOTAL ASSETS                             4,143,786,143         118,136,942      115,503,783           51,994,139   1,353,054,425

--------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                            CORP                CSWS             COMM              LEASING          CREDIT
AND SUBSIDIARY COMPANIES                        ACTUAL              ACTUAL           ACTUAL               ACTUAL          ACTUAL
CONSOLIDATING BALANCE SHEETS                    DEC 00              DEC 00           DEC 00               DEC 00          DEC 00
YTD THROUGH DECEMBER, 2000
--------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:
Common Stock                                 2,319,437             100,000            1,000                1,000           1,000
Paid in Capital                          1,806,179,572                   -                -           25,125,901      94,400,056
Foreign Currency Translation                         0                   0                0                    0               0
Minimum Pension Liability                   (4,205,188)                  -                0                    -               -
Retained Earnings                        1,902,351,377                   -      (52,904,934)           2,341,434               -

COMMON STOCK EQUITY                      3,706,645,198             100,000      (52,903,934)          27,468,335      94,401,056

Pref Stock Not Subj Mand Redempt                     -                   -                -                    -               -
Pref Stock Subj Mand Redempt                         -                   -                -                    -               -

PREFERRED STOCK                                      -                   -                -                    -               -

TRUST PREFERRED SECURITIES                           -                   -                -                    -               -

Long Term Debt                                       -                   -                -                    -               -
UK Debt Facility                                     0                   0                0                    0               0
Unamort Discount/Premium on LTD                      -                  (1)               -                    -               -

TOTAL LONG TERM DEBT                                 -                  (1)               -                    -               -

CAPITALIZATION                           3,706,645,198              99,999      (52,903,934)          27,468,335      94,401,056

MINORITY INTEREST                                    0                   0        3,469,896                    0               0
ACCUMULATED PROVISIONS - MISC.


LTD and PS Due Within Twelve Months                  -                   -                -                    -               -
Money Pool Payable - West                            -                   -                -                    -               -
Money Pool Payable - East                  392,468,092          67,908,284                -                    -               -
Loan Notes Payable                                   -                   -                -                    -               -
Commercial Paper                                     -                   -                -                    -   1,220,948,000
Accounts Payable - Affiliated West          12,354,461           3,726,582      154,235,894              280,226         226,914
Accounts Payable - Affiliated East                   -                   -                -                    -               -
Accounts Payable-Nonaffiliated               4,532,614           6,123,191        5,960,831               23,782               -
Accrued Taxes                              (21,272,997)          3,678,235       (4,180,623)                   -       2,680,153
Interest Payable - Affiliated West                   -                   -          908,370                    -               -
Interest Payable - Affiliated East                   -             613,537                -                    -               -
Accrued Interest                             4,012,066                   -                -                    -               -
Overrecovered Fuel                                   -                   -                -                    -               -
Customer Deposits                                    -                   -           54,698                    -               -
Deferred Income Taxes - Current                      -                   -                -                    -               -
Dividends Payable                                    -                   -                -                    -       1,752,386
ENERGY TRADING CONTRACTS
Other Current Liabilities                     (149,312)         16,346,453          602,818                    -      33,045,916
Balancing Account                                    -                   -                -                    -               -

TOTAL CURRENT LIABILITIES                  391,944,924          98,396,282      157,581,988              304,008   1,258,653,369

Unbilled Revenue                                     -                   -                -                    -               -
Unbilled Customer Accounts Sold                      -                   -                -                    -               -
Deferred Income Taxes-Liability                 80,425          12,385,719        6,282,828           24,235,930               -
UK Provisions Long-Term                              0                   0                0                    0               0
Investment Tax Credits                               -                   -                -                    -               -
Tax Benefits Used                             (683,339)                  -                -              (14,134)              -
Income Tax Related Regulatory Liab                   -                   -                -                    -               -
Other Regulatory Liabilities                         -                   -                -                    -               -
Other Deferred Credits                      45,798,935           7,254,942        1,073,005                    -               -
Other Long-Term Liabilities                          -                   0                0                    -               0

TOTAL DEFERRED CREDITS                      45,196,021          19,640,661        7,355,833           24,221,796               -

TOTAL CAPITAL & LIABILITIES              4,143,786,143         118,136,942      115,503,783           51,994,139   1,353,054,425

-------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                         CSWE              INTL        ENERSHOP                  ESI             TOT_ELIM
AND SUBSIDIARY COMPANIES                     ACTUAL            ACTUAL          ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING BALANCE SHEETS                 DEC 00            DEC 00          DEC 00               DEC 00               DEC 00
YTD THROUGH DECEMBER, 2000
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Production                                        -                 -               -                    -                    -
Transmission                                      -                 -               -                    -                    0
Distribution                                      -                 -               -                    -                    0
General                                           -                 -               -                    -                    0
Construction Work in Progress                     -                 -               -                    -                    0
Nuclear Fuel                                      -                 -               -                    -                    0

ELECTRIC UTILITY PLANT                            -                 -               -                    -                    -

UK Network                                        0                 0               0                    0                    0
UK Non-Network Land & Building                    0                 0               0                    0                    0
UK Fixtures & Equipment                           0                 0               0                    0                    0
UK Vehicles & Mobile Plant                        0                 0               0                    0                    0
Acquisition Step Up                               0                 0               0                    0                    0

UK PLANT                                          0                 0               0                    0                    0

Diversified Plant                       417,673,376         6,389,990         912,554            6,973,451                    0

TOTAL PLANT                             417,673,376         6,389,990         912,554            6,973,451                    -

ACCUMULATED DEPRECIATION                  4,981,876         1,443,604         455,186              190,270                    0

NET PLANT                               412,691,500         4,946,386         457,368            6,783,181                    -

NET NONUTILITY PROPERTY
Investment in Subsidiaries                        -       730,403,520               -                    -       (4,840,705,470)
TOTAL OTHER INVESTMENTS
TOTAL OTHER  SPECIAL INVESMNTS

Cash                                     20,387,603           925,692               -                    -                    0
Temporary Cash Investments                        -         3,481,707               -                    -                    0
Money Pool Receivable - West                      -                 -               -                    -                    -

CASH AND TEMPORARY INVESTMENTS           20,387,603         4,407,399               -                    -                    -
Marketable Securities                             0                 0               0                    0                    -
Accounts Receivable - Affiliated West   159,319,649        (1,379,900)          1,410           23,983,539         (336,107,341)
Accounts Receivable - Affiliated East             0                 0               0                    0                    0
Accounts Receivable - Factored West               -                 -               -                    0         (157,751,542)
Accounts Receivable-Nonaffiliated        78,252,024        67,878,450       1,119,768           36,908,141           81,254,000
Dividends Receivable                              -                 -               -                    -           (1,375,337)
Underrecovered Fuel                               -                 -               -                    -                    0
Materials and Supplies                            -                 -               -           11,588,081                    0
Fuel Inventory-Utility                            -                 -               -                    -                    0
Notes Receivable-Current                          -        59,863,995               0                    0                    0
ENERGY TRADING CONTRACTS

Prepayments and Other                     8,962,231            29,927         395,507            1,457,106                    0

CURRENT ASSETS                          266,921,507       130,799,871       1,516,685           73,936,867         (413,980,220)

Mirror CWIP                                       -                 -               -                    -                    0
Deferred Plant Costs                              -                 -               -                    -                    0
Equity and Other Investments            137,039,531       155,190,047               -          (15,241,448)                   0
Notes Receivable-LT                          15,183        26,030,694               -                    -                    0
Deferred Income Taxes-Asset                       -        19,408,844               0                    0          (28,491,231)
Prepaid Benefit Costs                             -                 -         271,169                    -                    0
Tax Benefits Provided                       339,707                 -               -                    -              697,474
Income Tax Related Regulatory Assets              -                 -               -                    -         (244,252,955)
Other Regulatory Assets                           -                 -               -                    -                    0
Unamort Cost of Reacquired Debt                   -                 -               -                    -                    -
Goodwill                                          0                 0               0                    0                    0
Nuclear Decommissioning Trust                     0                 0               0                    0                    0
Deferred Charges & Other Assets          16,256,072                 -         356,347           22,662,635                    0

TOTAL DEFERRED CHARGES & OTHER ASSETS   153,650,493       200,629,585         627,516            7,421,187         (272,046,712)

TOTAL ASSETS                            833,263,500     1,066,779,362       2,601,569           88,141,235       (5,526,732,402)

-------------------------------------------------------------------------------------------------------------------------------
CENTRAL AND SOUTH WEST                         CSWE              INTL        ENERSHOP                  ESI             TOT_ELIM
AND SUBSIDIARY COMPANIES                     ACTUAL            ACTUAL          ACTUAL               ACTUAL               ACTUAL
CONSOLIDATING BALANCE SHEETS                 DEC 00            DEC 00          DEC 00               DEC 00               DEC 00
YTD THROUGH DECEMBER, 2000
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:
Common Stock                                  1,000             1,000             100                1,000         (599,098,995)
Paid in Capital                         108,139,293       829,000,000             900                    -       (2,717,901,150)
Foreign Currency Translation                      -            73,946               -                    0                    0
Minimum Pension Liability                         0                 0               0                    0                    0
Retained Earnings                        50,791,204       (26,523,231)    (15,982,836)         (21,915,368)      (1,529,010,811)

COMMON STOCK EQUITY                     158,931,497       802,551,715     (15,981,836)         (21,914,368)      (4,846,010,956)

Pref Stock Not Subj Mand Redempt                  -                 -               -                    -                    0
Pref Stock Subj Mand Redempt                      -                 -               -                    -                    0

PREFERRED STOCK                                   -                 -               -                    -                    0

TRUST PREFERRED SECURITIES                        0                 0               0                    0                    0

Long Term Debt                                    -                 -               -              250,000                    0
UK Debt Facility                                  0                 0               0                    0                    0
Unamort Discount/Premium on LTD             (30,900)                -               -                    -                    0

TOTAL LONG TERM DEBT                        (30,900)                -               -              250,000                    -

CAPITALIZATION                          158,900,597       802,551,715     (15,981,836)         (21,664,368)      (4,846,010,956)

MINORITY INTEREST                                 0                 0               0                    0                    0
ACCUMULATED PROVISIONS - MISC.


LTD and PS Due Within Twelve Months     200,000,000                 -               -                    -                    0
Money Pool Payable - West                         -                 -               -                    -                    -
Money Pool Payable - East                         0                 0               0                    0                    0
Loan Notes Payable                                -                 -               -                    -                    0
Commercial Paper                                  -                 -               -                    -                    0
Accounts Payable - Affiliated West                -       232,308,181          67,191              644,806         (449,303,679)
Accounts Payable - Affiliated East      363,318,939        30,603,064      17,461,854           69,478,955                    0
Accounts Payable-Nonaffiliated           27,646,006           398,546         405,740           42,081,746          124,794,465
Accrued Taxes                            (8,004,219)       (8,745,091)       (460,701)          (6,420,058)                   -
Interest Payable - Affiliated West                -           (32,055)        109,141                    -             (985,456)
Interest Payable - Affiliated East        2,137,130           166,261               -                    -                    0
Accrued Interest                          3,437,500                 -               -                    -              985,456
Overrecovered Fuel                                -                 -               -                    -                    0
Customer Deposits                                 -                 -               -                    -                    -
Deferred Income Taxes - Current                   -                 -               -                    -                    -
Dividends Payable                                 -                 -               -                    -           (1,375,337)
ENERGY TRADING CONTRACTS
Other Current Liabilities                 2,917,641           (17,373)         30,661            3,474,672            5,305,486
Balancing Account                                 -                 -               0                    -                    -

TOTAL CURRENT LIABILITIES               591,452,997       254,681,533      17,613,886          109,260,121         (320,579,065)

Unbilled Revenue                                  -                 -               -                    -           81,254,000
Unbilled Customer Accounts Sold                   -                 -               -                    -         (169,349,669)
Deferred Income Taxes-Liability          51,703,880                 -         952,182              545,482          (28,491,231)
UK Provisions Long-Term                           0                 0               0                    0                    0
Investment Tax Credits                            -                 -               -                    -                    0
Tax Benefits Used                                 -                 -               -                    -              697,474
Income Tax Related Regulatory Liab                -                 -               -                    -         (244,252,955)
Other Regulatory Liabilities                      -                 -               -                    -                    0
Other Deferred Credits                   31,206,026         9,546,114          17,337                    -                    0
Other Long-Term Liabilities                       0                 0               -                    -                    0

TOTAL DEFERRED CREDITS                   82,909,906         9,546,114         969,519              545,482         (360,142,381)

TOTAL CAPITAL & LIABILITIES             833,263,500     1,066,779,362       2,601,569           88,141,235       (5,526,732,402)

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                             AEP CONS.              ELIM & ADJ              COMBINED               AEP Inc.
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                    267,067,592           (359,189,321)           626,256,913            267,067,698
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization           1,299,400,018                                 1,299,400,018              3,662,826
     Prov for Def Income Taxes (net)        (170,220,072)           (12,009,613)          (158,210,459)            (2,574,739)
     Def Invest Tax Credits (net)            (36,198,382)             1,004,898            (37,203,280)
     AFUDC - Equity                           (5,805,028)                                   (5,805,028)
     Equity/Undist. Subs. Earnings           (29,463,485)           (31,109,475)             1,645,990             31,109,475
     Decrease (Increase) in:
        Accounts Receivable (net)         (1,631,810,136)           572,867,032         (2,204,677,168)           (14,142,428)
        Fuel, Materials & Supplies           147,381,879                553,812            146,828,067                (33,575)
        Accrued Utility Revenues             (78,540,191)          (129,734,067)            51,193,876
        Incr (Decr) in Accounts Payable    1,322,064,076           (860,831,318)         2,182,895,394                511,904
        Other Oper. Items (net) (Sch 1)      419,353,374             64,228,254            355,125,120            339,234,953

NET CASH PROVIDED (USED) OPERATING         1,503,229,645           (754,219,798)         2,257,449,443            624,836,114

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant     (1,742,417,983)             7,704,805         (1,750,122,788)
     Other Gross Additions                   (36,750,023)                                  (36,750,023)

        Total Gross Additions             (1,779,168,006)             7,704,805         (1,786,872,811)                     0
  AFUDC - Equity                               5,805,028                                     5,805,028

        Cash Used Plant & Prop. Adds      (1,773,362,978)             7,704,805         (1,781,067,783)                     0
  Invest in Subs - Equity & Debt              72,842,890             21,521,432             51,321,458            (21,421,432)
  Proceeds - Sales of Property                46,062,593             (2,743,840)            48,806,433
  Proceeds - Sale & Leaseback Trans            2,351,385                                     2,351,385
  Other Investing Activities                (102,117,510)                                 (102,117,510)

NET CASH PROVIDED (USED) INVESTING        (1,754,223,620)            26,482,397         (1,780,706,017)           (21,421,432)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                 0            (18,252,578)            18,252,578
        Common Stock                          14,231,343                                    14,231,343                890,346
        Preferred Stock                                0                                             0
        Minority Interest                      3,176,534                                     3,176,534
        Long-term Debt                     1,120,512,423                                 1,120,512,423
        Change in Money Pool                           0          1,011,892,348         (1,011,892,348)        (2,737,820,282)
        Short-term Debt (net)              1,308,142,001           (392,000,000)         1,700,142,001          2,800,245,000

          Total Issuances                  2,446,062,301            601,639,770          1,844,422,531             63,315,064
  Cash Paid To Retire:
     Preferred Stock                         (20,422,113)                                  (20,422,113)
     Long-term Debt                       (1,564,691,662)                               (1,614,691,662)

        Total Retirements                 (1,585,113,775)                     0         (1,635,113,775)                     0
  Dividends Paid on Common Stock            (804,835,822)           703,221,607         (1,508,057,429)          (619,340,590)
  Dividends Paid on Preferred Stock              (11,080)             8,143,671             (8,154,751)

NET CASH PROVIDED (USED) FINANCING            56,101,624          1,313,005,048         (1,306,903,424)          (556,025,526)

EFFECT OF EXCHANGE RATE CHANGES               23,633,715                                    23,633,715
NET INCREASE (DECREASE) IN CASH             (171,258,636)           585,267,647           (806,526,283)            47,389,156

CASH AT BEGINNING OF PERIOD                  608,548,825             50,060,172            608,488,653              2,693,005

CASH AT END OF PERIOD                        437,290,189            635,327,819           (198,037,630)            50,082,161

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                   842,485,352           (111,793,020)           954,278,372            112,491,869
  Income Taxes (State & Federal)             449,386,124                                   449,386,124            (10,670,721)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases            100,548,924             (5,941,153)           106,490,077                      0
  NonUtility Assets - Capital Leases          17,092,735                                    17,092,735                      0
     Total Capital Leases                    117,641,659             (5,941,153)           123,582,812                      0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                             AEPSC                   APCo                   OPCo                   I&M
                                                                   CONSOL.                CONSOL.                CONSOL.
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                           73,844,300             83,737,348           (132,031,676)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization            4,084,568            163,201,630            200,350,113            163,390,579
     Prov for Def Income Taxes (net)      (18,052,509)             8,601,465            (56,149,256)          (125,178,640)
     Def Invest Tax Credits (net)             (50,808)            (4,914,869)            (3,398,498)            (7,853,383)
     AFUDC - Equity                                                 (110,160)            (1,418,896)            (1,680,479)
     Equity/Undist. Subs. Earnings                                         0                      0
     Decrease (Increase) in:
        Accounts Receivable (net)        (195,913,635)          (166,911,392)            51,923,649            (49,354,361)
        Fuel, Materials & Supplies                                18,486,803             63,940,240             10,742,647
        Accrued Utility Revenues                                 (13,080,471)            45,311,593             44,427,559
        Incr (Decr) in Accounts Payable   101,648,659            159,369,639             56,069,903             85,056,087
        Other Oper. Items (net) (Sch 1)   176,980,960             41,882,428            198,126,908            119,321,686

NET CASH PROVIDED (USED) OPERATING         68,697,235            280,369,373            638,493,104            106,840,019

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant               0           (199,395,385)          (255,434,540)          (172,751,404)
     Other Gross Additions                (27,386,260)                                            0                      0

        Total Gross Additions             (27,386,260)          (199,395,385)          (255,434,540)          (172,751,404)
  AFUDC - Equity                                                     110,160              1,418,896              1,680,479

        Cash Used Plant & Prop. Adds      (27,386,260)          (199,285,225)          (254,015,644)          (171,070,925)
  Invest in Subs - Equity & Debt             (100,000)
  Proceeds - Sales of Property                                       117,171              4,612,858                586,706
  Proceeds - Sale & Leaseback Trans                                   41,940              1,741,155                      0
  Other Investing Activities

NET CASH PROVIDED (USED) INVESTING        (27,486,260)          (199,126,114)          (247,661,631)          (170,484,219)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                                     0
        Common Stock
        Preferred Stock                                                    0
        Minority Interest
        Long-term Debt                                            74,787,500             74,747,500            199,220,000
        Change in Money Pool               (6,510,039)            (8,387,327)           (92,486,283)           253,581,926
        Short-term Debt (net)             (39,900,000)            68,015,000           (194,918,000)          (224,262,000)

          Total Issuances                 (46,410,039)           134,415,173           (212,656,783)           228,539,926
  Cash Paid To Retire:
     Preferred Stock                                              (9,923,538)              (181,761)              (314,439)
     Long-term Debt                        (2,000,000)          (136,166,125)           (30,662,486)          (148,000,000)

        Total Retirements                  (2,000,000)          (146,089,663)           (30,844,247)          (148,314,439)
  Dividends Paid on Common Stock                                (126,611,811)          (271,812,643)           (26,289,998)
  Dividends Paid on Preferred Stock                               (1,938,471)            (1,262,465)            (3,367,735)

NET CASH PROVIDED (USED) FINANCING        (48,410,039)          (140,224,772)          (516,576,138)            50,567,754

EFFECT OF EXCHANGE RATE CHANGES
NET INCREASE (DECREASE) IN CASH            (7,199,064)           (58,981,513)          (125,744,665)           (13,076,446)

CASH AT BEGINNING OF PERIOD                 7,846,897             64,828,221            157,137,623             27,911,668

CASH AT END OF PERIOD                         647,833              5,846,708             31,392,958             14,835,222

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                  7,639,771            124,578,700             87,120,127             82,510,624
  Income Taxes (State & Federal)            5,071,686             63,681,652            142,709,558             73,253,996
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases          31,090,622             13,795,260             16,474,352              6,282,935
  NonUtility Assets - Capital Leases                0                320,736                530,876             15,934,985
     Total Capital Leases                  31,090,622             14,115,996             17,005,228             22,217,920

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CSPCo                  KEPCo                  KGPCo                   WPCo
                                              CONSOL.
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                   94,966,012             20,763,113                785,908              3,790,909
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization           100,181,927             31,034,538              3,104,782              3,205,233
     Prov for Def Income Taxes (net)        (4,062,668)             3,765,685                102,861              2,647,536
     Def Invest Tax Credits (net)           (3,481,527)            (1,252,055)               (71,524)               (36,308)
     AFUDC - Equity                         (1,803,785)                    57                    665                    391
     Equity/Undist. Subs. Earnings
     Decrease (Increase) in:
        Accounts Receivable (net)          (29,735,957)           (20,930,045)            (3,117,043)              (734,126)
        Fuel, Materials & Supplies          11,957,036              8,385,845                184,531                 18,079
        Accrued Utility Revenues            38,479,123              7,236,935               (308,429)              (489,406)
        Incr (Decr) in Accounts Payable     81,284,213             39,882,867              1,836,331              2,916,998
        Other Oper. Items (net) (Sch 1)     79,353,056              6,356,860             (9,371,990)            (6,117,584)

NET CASH PROVIDED (USED) OPERATING         367,137,430             95,243,800             (6,853,908)             5,201,722

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant     (129,790,287)           (36,208,575)            (5,093,440)            (4,156,148)
     Other Gross Additions                           0                      0

        Total Gross Additions             (129,790,287)           (36,208,575)            (5,093,440)            (4,156,148)
  AFUDC - Equity                             1,803,785                    (57)                  (665)                  (391)

        Cash Used Plant & Prop. Adds      (127,986,502)           (36,208,632)            (5,094,105)            (4,156,539)
  Invest in Subs - Equity & Debt
  Proceeds - Sales of Property                 991,696                265,519                                             0
  Proceeds - Sale & Leaseback Trans            568,290                                                                    0
  Other Investing Activities

NET CASH PROVIDED (USED) INVESTING        (126,426,516)           (35,943,113)            (5,094,105)            (4,156,539)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent
        Common Stock
        Preferred Stock
        Minority Interest
        Long-term Debt                                             69,685,000
        Change in Money Pool                88,731,773             47,635,408             24,043,701
        Short-term Debt (net)              (45,500,000)           (39,665,000)            (4,050,000)             2,025,000

          Total Issuances                   43,231,773             77,655,408             19,993,701              2,025,000
  Cash Paid To Retire:
     Preferred Stock                       (10,000,000)
     Long-term Debt                        (25,274,435)          (105,000,000)            (5,000,000)

        Total Retirements                  (35,274,435)          (105,000,000)            (5,000,000)                     0
  Dividends Paid on Common Stock          (240,600,148)           (30,360,003)            (2,752,002)            (2,860,002)
  Dividends Paid on Preferred Stock         (1,575,000)

NET CASH PROVIDED (USED) FINANCING        (234,217,810)           (57,704,595)            12,241,699               (835,002)

EFFECT OF EXCHANGE RATE CHANGES
NET INCREASE (DECREASE) IN CASH              6,493,104              1,596,092                293,686                210,181

CASH AT BEGINNING OF PERIOD                  5,107,103                674,031                135,782                612,760

CASH AT END OF PERIOD                       11,600,207              2,270,123                429,468                822,941

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                  68,506,474             29,260,541              1,913,179              1,657,125
  Income Taxes (State & Federal)            81,108,520              7,922,921              1,720,643                932,758
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases           10,606,135              2,817,370                263,896                262,288
  NonUtility Assets - Capital Leases           170,487                      0                  7,265                128,386
     Total Capital Leases                   10,776,622              2,817,370                271,161                390,674

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                             AEP PRO                 AEGCo                   CCCo                  COpCo
                                               SERV
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                  (2,352,360)             7,984,600                                             0
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization               12,620             22,161,904
     Prov for Def Income Taxes (net)           (1,869)            (5,841,950)                (5,535)                     0
     Def Invest Tax Credits (net)               2,687             (3,396,972)
     AFUDC - Equity                                                        0
     Equity/Undist. Subs. Earnings
     Decrease (Increase) in:
        Accounts Receivable (net)           4,148,517              1,391,510                209,018                      0
        Fuel, Materials & Supplies                (28)             6,486,411
        Accrued Utility Revenues
        Incr (Decr) in Accounts Payable     2,359,330             (3,324,291)                (1,606)                     0
        Other Oper. Items (net) (Sch 1)    48,721,521             (3,630,266)                62,380                      0

NET CASH PROVIDED (USED) OPERATING         52,890,418             21,830,946                264,257                      0

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                             (5,189,799)
     Other Gross Additions

        Total Gross Additions                       0             (5,189,799)                     0                      0
  AFUDC - Equity                                                           0

        Cash Used Plant & Prop. Adds                0             (5,189,799)                     0                      0
  Invest in Subs - Equity & Debt
  Proceeds - Sales of Property
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities               (4,664,000)

NET CASH PROVIDED (USED) INVESTING         (4,664,000)            (5,189,799)                     0                      0

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent              0             (5,801,000)
        Common Stock
        Preferred Stock
        Minority Interest
        Long-term Debt
        Change in Money Pool                                      28,067,621               (311,715)
        Short-term Debt (net)             (14,550,000)           (24,700,000)

          Total Issuances                 (14,550,000)            (2,433,379)              (311,715)                     0
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt

        Total Retirements                           0                      0                      0                      0
  Dividends Paid on Common Stock                                  (1,935,000)
  Dividends Paid on Preferred Stock

NET CASH PROVIDED (USED) FINANCING        (14,550,000)            (4,368,379)              (311,715)                     0

EFFECT OF EXCHANGE RATE CHANGES
NET INCREASE (DECREASE) IN CASH            33,676,418             12,272,768                (47,458)                     0

CASH AT BEGINNING OF PERIOD                     8,269             (9,516,026)                53,961                      0

CASH AT END OF PERIOD                      33,684,687              2,756,742                  6,503                      0

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                     46,677              3,530,540                    433                      0
  Income Taxes (State & Federal)              (70,848)             6,819,720                  2,787                      0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                   0                  8,435                      0                      0
  NonUtility Assets - Capital Leases                0                      0                      0                      0
     Total Capital Leases                           0                  8,435                      0                      0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
----------------------------------------------------------------------------------------------------------------------------
                                             AEPINV       FRECo            IFRI              AEPR                   AEPC
                                                                                            CONSOL.                CONSOL.
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                   (422,682)           0                          1,901,965            (25,528,926)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                                                          56,523,423              4,789,689
     Prov for Def Income Taxes (net)         (91,259)                                     27,524,655             (1,764,965)
     Def Invest Tax Credits (net)
     AFUDC - Equity
     Equity/Undist. Subs. Earnings           172,274                                     (44,240,461)            18,071,353
     Decrease (Increase) in:
        Accounts Receivable (net)             21,587     (178,780)          2,133         18,961,632            (14,181,872)
        Fuel, Materials & Supplies            (1,338)                                     (5,728,540)             2,516,459
        Accrued Utility Revenues                                                         (70,383,028)
        Incr (Decr) in Accounts Payable      (58,911)     (34,049)       (130,823)        14,025,151               (747,406)
        Other Oper. Items (net) (Sch 1)      203,149       27,760          11,037           (507,991)            (6,983,861)

NET CASH PROVIDED (USED) OPERATING          (177,180)    (185,069)       (117,653)        (1,923,194)           (23,829,529)

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                                                    (49,267,347)           (14,066,391)
     Other Gross Additions                                                                (1,408,341)

        Total Gross Additions                      0            0               0        (50,675,688)           (14,066,391)
  AFUDC - Equity

        Cash Used Plant & Prop. Adds               0            0               0        (50,675,688)           (14,066,391)
  Invest in Subs - Equity & Debt                                                                   0
  Proceeds - Sales of Property                                                             2,710,334
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities              (5,640,325)           0                        (43,863,267)           (46,579,084)

NET CASH PROVIDED (USED) INVESTING        (5,640,325)           0               0        (91,828,621)           (60,645,475)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent     5,743,578            0                                                   840,000
        Common Stock
        Preferred Stock
        Minority Interest                                                                  3,176,534             (3,469,896)
        Long-term Debt                                                                   267,839,999             30,000,000
        Change in Money Pool                  13,828      251,520          75,589        653,331,075            120,749,576
        Short-term Debt (net)                                                             37,254,339             (5,500,000)

          Total Issuances                  5,757,406      251,520          75,589        961,601,947            142,619,680
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt                                                                     (872,136,754)           (60,000,000)

        Total Retirements                          0            0               0       (872,136,754)           (60,000,000)
  Dividends Paid on Common Stock
  Dividends Paid on Preferred Stock

NET CASH PROVIDED (USED) FINANCING         5,757,406      251,520          75,589         89,465,193             82,619,680

EFFECT OF EXCHANGE RATE CHANGES                                                           (1,382,874)
NET INCREASE (DECREASE) IN CASH              (60,099)      66,451         (42,064)        (5,669,496)            (1,855,324)

CASH AT BEGINNING OF PERIOD                   60,099        4,249          73,750         49,679,027              1,860,422

CASH AT END OF PERIOD                              0       70,700          31,686         44,009,531                  5,098

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                     7,646            0               0        118,507,863              6,436,437
  Income Taxes (State & Federal)            (301,195)           0               0        (33,979,298)            (5,492,143)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                  0            0               0            354,657             22,902,591
  NonUtility Assets - Capital Leases               0            0               0                  0                      0
     Total Capital Leases                          0            0               0            354,657             22,902,591

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
-------------------------------------------------------------------------------------------------------------------------------
                                                   AEPPM                AEPES                   CSW                  AEPRELLC
                                                                                              CONSOL.              (AEP Retail)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                                             9,798,951            222,064,480               (112,727)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                                      1,989,241            541,706,945
     Prov for Def Income Taxes (net)                   0            (57,205,115)            70,136,541                (60,697)
     Def Invest Tax Credits (net)                                                          (12,750,023)
     AFUDC - Equity                                                                           (792,821)
     Equity/Undist. Subs. Earnings                                                          (3,466,651)
     Decrease (Increase) in:
        Accounts Receivable (net)                      0           (999,357,733)          (786,776,302)                (1,540)
        Fuel, Materials & Supplies                                    1,892,498             27,980,999
        Accrued Utility Revenues
        Incr (Decr) in Accounts Payable                0            935,386,886            706,822,337                 22,175
        Other Oper. Items (net) (Sch 1)                0            155,510,391           (148,731,096)                 2,199

NET CASH PROVIDED (USED) OPERATING                     0             48,015,119            616,194,409               (150,590)

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                                  (324,217)          (878,445,255)
     Other Gross Additions                                                                  (7,955,422)

        Total Gross Additions                          0               (324,217)          (886,400,677)                     0
  AFUDC - Equity                                                                               792,821

        Cash Used Plant & Prop. Adds                   0               (324,217)          (885,607,856)                     0
  Invest in Subs - Equity & Debt                                                            72,842,890
  Proceeds - Sales of Property                                                              39,522,149
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                                         (3,166,667)             1,795,833                      0

NET CASH PROVIDED (USED) INVESTING                     0             (3,490,884)          (771,446,984)                     0

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                               17,470,000                                             0
        Common Stock                                                                        13,340,997
        Preferred Stock
        Minority Interest                                                                    3,469,896
        Long-term Debt                                                                     404,232,424
        Change in Money Pool                                        122,849,666            494,141,025                150,590
        Short-term Debt (net)                                      (108,175,000)          (506,177,338)

          Total Issuances                              0             32,144,666            409,007,004                150,590
  Cash Paid To Retire:
     Preferred Stock                                                                            (2,375)
     Long-term Debt                                                                       (230,451,862)

        Total Retirements                              0                      0           (230,454,237)                     0
  Dividends Paid on Common Stock                                                          (185,495,232)
  Dividends Paid on Preferred Stock                                                            (11,080)

NET CASH PROVIDED (USED) FINANCING                     0             32,144,666             (6,953,545)               150,590

EFFECT OF EXCHANGE RATE CHANGES                                                             25,016,589
NET INCREASE (DECREASE) IN CASH                        0             76,668,901           (137,189,531)                     0

CASH AT BEGINNING OF PERIOD                            0             23,424,431            275,893,381                      0

CASH AT END OF PERIOD                                  0            100,093,332            138,703,850                      0

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                             0              7,461,093            302,607,796                  1,477
  Income Taxes (State & Federal)                       0            (11,121,338)           127,797,426                      0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                      0              1,631,536                      0                      0
  NonUtility Assets - Capital Leases                   0                      0                      0                      0
     Total Capital Leases                              0              1,631,536                      0                      0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
------------------------------------------------------------------------------------------------------------------------
                                                   CSW CONS.         ELIM & ADJ         COMBINED             CSW
                                                                                                            CORP.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                            222,064,480       (375,488,677)      597,553,157        201,127,699
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                     541,706,945                          541,706,945            378,905
     Prov for Def Income Taxes (net)                  70,136,541                  0        70,136,541           (418,338)
     Def Invest Tax Credits (net)                    (12,750,023)                 0       (12,750,023)                 0
     AFUDC - Equity                                     (792,821)                            (792,821)                 0
     Equity/Undist. Subs. Earnings                    (3,466,651)        54,850,884       (58,317,535)       (38,388,030)
     Decrease (Increase) in:                                   0                  0                 0
        Accounts Rec. Affiliated West                          0       (186,879,838)      186,879,838        321,087,299
        Accounts Rec. Affiliated East               (361,446,318)                 0      (361,446,318)                 0
        Accounts Rec. - Factored West                          0          9,401,303        (9,401,303)
        Accounts Rec. - Factored East                          0                  0                 0
        Accounts Rec. - Nonaffiliated               (425,329,984)                        (425,329,984)           501,607
        Dividends Receivable                                   0                                    0
        Fuel, Materials & Supplies                    27,980,999                  0        27,980,999                  0
        Accrued Utility Revenues                               0                  0                 0                  0
        Accounts Payable - Affiliated West                     0        147,086,411      (147,086,411)       (20,316,265)
        Accounts Payable - Affilaited East           128,100,309                          128,100,309                  0
        Accounts Payable  - Nonaffiliated            578,722,028                          578,722,028             26,886
         Interest Payable - Affiliated West                    0         (3,367,250)        3,367,250                  0
         Interest Payable - Affiliated East            5,192,710                            5,192,710                  0
        Other Oper. Items (net) (Sch 1)             (153,923,806)        33,937,144      (188,647,705)        10,050,172

NET CASH PROVIDED (USED) OPERATING                   616,194,409       (320,460,023)      935,867,677        474,049,935

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant               (878,445,255)                 0      (878,445,255)
     Other Gross Additions                            (7,955,422)                          (7,955,422)

        Total Gross Additions                       (886,400,677)                 0      (886,400,677)                 0
  AFUDC - Equity                                         792,821                              792,821

        Cash Used Plant & Prop. Adds                (885,607,856)                 0      (885,607,856)                 0
  Invest in Subs - Equity & Debt                      72,842,890         44,002,128        28,840,762        (44,002,128)
  Proceeds - Sales of Property                        39,522,149                  0        39,522,149
  Proceeds - Sale & Leaseback Trans                            0                                    0
  Other Investing Activities                           1,795,833        (17,372,599)       19,168,432

NET CASH PROVIDED (USED) INVESTING                  (771,446,984)        26,629,529      (798,076,513)       (44,002,128)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                         0        (44,606,597)       44,606,597
        Common Stock                                  13,340,997                           13,340,997         13,340,997
        Preferred Stock                                        0                                    0                  0
        Minority Interest                              3,469,896                            3,469,896                  0
        Long-term Debt                               404,232,424                          404,232,424                  0
        Money Pool Payable - East                    494,141,025                          494,141,025                  0
        Money Pool Payable - West                              0                  0                 0        653,805,303
        Short-term Debt (net)                       (506,177,338)                        (506,177,338)      (953,623,908)

          Total Issuances                            409,007,004        (44,606,597)      453,613,601       (286,477,608)
  Cash Paid To Retire:
     Preferred Stock                                      (2,375)                              (2,375)                 0
     Long-term Debt                                 (230,451,862)                        (230,451,862)                 0

        Total Retirements                           (230,454,237)                 0      (230,454,237)                 0
  Dividends Paid on Common Stock                    (185,495,232)       337,650,336      (523,145,568)      (185,495,232)
  Dividends Paid on Preferred Stock                      (11,080)           786,755          (797,835)                 0

NET CASH PROVIDED (USED) FINANCING                    (6,953,545)       293,830,494      (300,784,039)      (471,972,840)

EFFECT OF EXCHANGE RATE CHANGES                       25,016,589                           25,016,589

NET INCREASE (DECREASE) IN CASH                     (137,189,531)                 0      (137,976,286)       (41,925,033)

CASH AT BEGINNING OF PERIOD                          275,893,381                  0       275,893,381         41,926,233

CASH AT END OF PERIOD                                138,703,850                  0       137,917,095              1,200

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
------------------------------------------------------------------------------------------------------------------
                                               CSWSC             CPLCo              PSOCo             SWEPCo
                                                                CONSOL.            CONSOL.           CONSOL.
------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                                0        189,566,811        66,663,263         72,672,021
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                13,838,091        178,785,763        76,418,418        104,679,480
     Prov for Def Income Taxes (net)              (427,188)        16,262,886        22,501,211         14,652,952
     Def Invest Tax Credits (net)                        0         (5,206,908)       (1,790,808)        (4,481,495)
     AFUDC - Equity                                      0                             (235,451)          (445,517)
     Equity/Undist. Subs. Earnings                       0                  0                 0                  0
     Decrease (Increase) in:
        Accounts Rec. Affiliated West            8,122,226        (14,461,996)         (509,166)        (3,282,940)
        Accounts Rec. Affiliated East                    0         (1,556,081)         (660,898)        (2,083,192)
        Accounts Rec. - Factored West                              33,214,776        39,889,833         20,583,194
        Accounts Rec. - Factored East                                                         0
        Accounts Rec. - Nonaffiliated              964,314        (50,099,295)      (67,545,362)       (16,471,521)
        Dividends Receivable
        Fuel, Materials & Supplies                       0          8,681,476           675,695         22,103,007
        Accrued Utility Revenues                         0                  0                 0                  0
        Accounts Payable - Affiliated West       2,225,270        (14,996,589)        1,645,335         (8,913,313)
        Accounts Payable - Affilaited East               0         14,310,840         8,975,404          9,825,334
        Accounts Payable  - Nonaffiliated      (17,517,973)        46,557,596        78,708,775         43,051,804
         Interest Payable - Affiliated West        442,167          1,414,664           232,942            588,648
         Interest Payable - Affiliated East        613,537          1,493,885           398,208             24,012
        Other Oper. Items (net) (Sch 1)          4,981,304        (26,047,637)      (63,804,248)       (51,897,531)

NET CASH PROVIDED (USED) OPERATING              13,241,748        377,920,191       161,563,151        200,604,943

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant           (2,299,499)      (199,484,282)     (177,086,740)      (120,670,785)
     Other Gross Additions                               0                                    0                  0

        Total Gross Additions                   (2,299,499)      (199,484,282)     (177,086,740)      (120,670,785)
  AFUDC - Equity                                         0                              235,451            445,517

        Cash Used Plant & Prop. Adds            (2,299,499)      (199,484,282)     (176,851,289)      (120,225,268)
  Invest in Subs - Equity & Debt                         0                                                       0
  Proceeds - Sales of Property                  13,115,816                  0                 0                  0
  Proceeds - Sale & Leaseback Trans                      0                                    0                  0
  Other Investing Activities                             0                                                       0

NET CASH PROVIDED (USED) INVESTING              10,816,317       (199,484,282)     (176,851,289)      (120,225,268)

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                   0                  0                                    0
        Common Stock                                     0                                                       0
        Preferred Stock                                  0                  0                                    0
        Minority Interest                                0                                                       0
        Long-term Debt                                   0        149,247,902       105,624,759        149,359,763
        Money Pool Payable - East               67,908,284        269,711,657        81,120,372         16,822,552
        Money Pool Payable - West              (90,173,315)      (322,157,843)      (79,169,026)      (140,897,523)
        Short-term Debt (net)                            0                  0                 0                  0

          Total Issuances                      (22,265,031)        96,801,716       107,576,105         25,284,792
  Cash Paid To Retire:
     Preferred Stock                                     0                  0            (1,475)              (840)
     Long-term Debt                                      0       (101,440,000)      (20,000,000)       (45,595,000)

        Total Retirements                                0       (101,440,000)      (20,001,475)       (45,595,840)
  Dividends Paid on Common Stock                                 (155,999,948)      (67,999,920)       (62,000,009)
  Dividends Paid on Preferred Stock                                  (248,883)         (212,911)          (231,736)

NET CASH PROVIDED (USED) FINANCING             (22,265,031)      (160,887,115)       19,361,799        (82,542,793)

EFFECT OF EXCHANGE RATE CHANGES                          0

NET INCREASE (DECREASE) IN CASH                  1,793,034         17,548,794         4,073,661         (2,163,118)

CASH AT BEGINNING OF PERIOD                        333,848          7,994,664         3,173,455          3,042,867

CASH AT END OF PERIOD                            2,126,882         25,543,458         7,247,116            879,749

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                   WTUCo            SEEBOARD            CSW            LEASING          CREDIT
                                                                                        COMM
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                       27,449,684         98,901,451      (20,924,961)      1,807,422        14,091,544
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                55,171,543         99,769,727        5,864,535                                 0
     Prov for Def Income Taxes (net)            10,638,301         17,421,984        1,511,443        (414,573)                0
     Def Invest Tax Credits (net)               (1,270,812)                 0                0               0                 0
     AFUDC - Equity                               (111,853)                 0                0               0                 0
     Equity/Undist. Subs. Earnings                       0        (13,527,487)               0               0                 0
     Decrease (Increase) in:
        Accounts Rec. Affiliated West           (3,389,847)       (83,819,920)        (130,185)                         (242,856)
        Accounts Rec. Affiliated East           (7,868,922)                                                         (349,277,225)
        Accounts Rec. - Factored West           22,679,088                                                          (125,768,194)
        Accounts Rec. - Factored East
        Accounts Rec. - Nonaffiliated          (12,865,484)           540,290       (2,717,001)              0      (148,339,588)
        Dividends Receivable
        Fuel, Materials & Supplies               8,478,146         (1,535,903)      (2,048,469)              0                 0
        Accrued Utility Revenues                         0                  0                0               0                 0
        Accounts Payable - Affiliated West      15,353,347         33,184,459       66,344,272          55,007        (3,793,616)
        Accounts Payable - Affilaited East       5,910,792                  0
        Accounts Payable  - Nonaffiliated        7,129,141                  0          466,772          (7,884)                0
         Interest Payable - Affiliated West        112,635                  0          420,113               0                 0
         Interest Payable - Affiliated East        359,677                  0                0               0                 0
        Other Oper. Items (net) (Sch 1)        (37,639,600)       (28,259,416)      (4,852,873)     (4,264,322)       12,865,600

NET CASH PROVIDED (USED) OPERATING              90,135,836        122,675,185       43,933,646      (2,824,350)     (600,464,335)
                                                                                                     2,806,350
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant          (64,589,262)      (130,811,479)     (38,950,120)              0                 0
     Other Gross Additions                               0                  0       (7,955,422)              0                 0

        Total Gross Additions                  (64,589,262)      (130,811,479)     (46,905,542)              0                 0
  AFUDC - Equity                                   111,853                  0                0               0                 0

        Cash Used Plant & Prop. Adds           (64,477,409)      (130,811,479)     (46,905,542)              0                 0
  Invest in Subs - Equity & Debt                                    4,330,839                0               0                 0
  Proceeds - Sales of Property                           0         25,860,779                0               0                 0
  Proceeds - Sale & Leaseback Trans                      0                  0                0               0                 0
  Other Investing Activities                                        5,013,871         (500,000)              0                 0

NET CASH PROVIDED (USED) INVESTING             (64,477,409)       (95,605,990)     (47,405,542)              0                 0

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                   0                  0                0       5,620,069        38,986,528
        Common Stock                                     0                  0                0               0                 0
        Preferred Stock                                  0                  0                0               0                 0
        Minority Interest                                                   0        3,469,896               0                 0
        Long-term Debt                                   0                  0                0               0                 0
        Money Pool Payable - East               58,578,160                  0                0               0                 0
        Money Pool Payable - West              (21,407,596)                 0                0               0                 0
        Short-term Debt (net)                            0        (19,214,430)               0               0       466,661,000

          Total Issuances                       37,170,564        (19,214,430)       3,469,896       5,620,069       505,647,528
  Cash Paid To Retire:
     Preferred Stock                                   (60)                 0                0               0                 0
     Long-term Debt                            (48,000,000)                 0                0               0                 0

        Total Retirements                      (48,000,060)                 0                0               0                 0
  Dividends Paid on Common Stock               (18,000,031)       (17,372,599)               0      (3,000,000)      (13,277,829)
  Dividends Paid on Preferred Stock               (104,305)                 0                0               0                 0

NET CASH PROVIDED (USED) FINANCING             (28,933,832)       (36,587,029)       3,469,896       2,620,069       492,369,699

EFFECT OF EXCHANGE RATE CHANGES                                    (5,795,041)               0               0                 0

NET INCREASE (DECREASE) IN CASH                 (3,275,405)       (15,312,875)          (2,000)       (204,281)     (108,094,636)

CASH AT BEGINNING OF PERIOD                      6,073,322         89,255,492            4,000       1,209,047       107,671,025

CASH AT END OF PERIOD                            2,797,917         73,942,617            2,000       1,004,766          (423,611)

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows
YTD December 31, 2000
-------------------------------------------------------------------------------------------------------------------
                                                       CSW              ESI               CSW                CSW
                                                     ENERGY                              INT'L.           ENERSHOP
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                         (1,580,095)     (19,113,731)       (30,640,450)       (2,467,501)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                   5,982,240          151,706            416,511           250,026
     Prov for Def Income Taxes (net)               4,864,165                0        (16,456,302)                0
     Def Invest Tax Credits (net)                          0                0                  0                 0
     AFUDC - Equity                                        0                0                  0                 0
     Equity/Undist. Subs. Earnings                (5,561,498)               0           (840,520)                0
     Decrease (Increase) in:
        Accounts Rec. Affiliated West              2,478,014      (23,820,958)       (15,202,563)           52,730
        Accounts Rec. Affiliated East
        Accounts Rec. - Factored West                      0
        Accounts Rec. - Factored East
        Accounts Rec. - Nonaffiliated            (66,099,208)       1,036,519        (64,738,346)          503,091
        Dividends Receivable
        Fuel, Materials & Supplies                         0       (8,372,953)                 0                 0
        Accrued Utility Revenues                           0                0                  0                 0
        Accounts Payable - Affiliated West      (149,362,048)     (28,069,663)       (22,221,051)      (18,221,556)
        Accounts Payable - Affilaited East         2,137,130       69,478,955                  0        17,461,854
        Accounts Payable  - Nonaffiliated        373,466,056       16,461,953         30,786,254          (407,352)
         Interest Payable - Affiliated West          711,583         (358,565)          (203,185)            6,248
         Interest Payable - Affiliated East        2,137,130                0            166,261                 0
        Other Oper. Items (net) (Sch 1)          (10,275,612)       7,797,943            195,953         2,502,562

NET CASH PROVIDED (USED) OPERATING               158,897,857       15,191,206       (118,737,438)         (319,898)

CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant           (144,542,873)               0            (10,215)                0
     Other Gross Additions                                 0                0                  0                 0

        Total Gross Additions                   (144,542,873)               0            (10,215)                0
  AFUDC - Equity                                           0                0                  0                 0

        Cash Used Plant & Prop. Adds            (144,542,873)               0            (10,215)                0
  Invest in Subs - Equity & Debt                                            0         68,512,051                 0
  Proceeds - Sales of Property                                        225,656                  0           319,898
  Proceeds - Sale & Leaseback Trans                                         0                  0                 0
  Other Investing Activities                      (1,024,833)               0         15,679,394                 0

NET CASH PROVIDED (USED) INVESTING              (145,567,706)         225,656         84,181,230           319,898

CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                     0                0                  0                 0
        Common Stock                                       0                0                  0                 0
        Preferred Stock                                    0                0                  0                 0
        Minority Interest                                  0                0                  0                 0
        Long-term Debt                                     0                0                  0                 0
        Money Pool Payable - East                          0                0                  0                 0
        Money Pool Payable - West                          0                0                  0                 0
        Short-term Debt (net)                              0                0                  0                 0

          Total Issuances                                  0                0                  0                 0
  Cash Paid To Retire:
     Preferred Stock                                       0                0                  0                 0
     Long-term Debt                                        0      (15,416,862)                 0                 0

        Total Retirements                                  0      (15,416,862)                 0                 0
  Dividends Paid on Common Stock                           0                0                  0                 0
  Dividends Paid on Preferred Stock                        0                0                  0                 0

NET CASH PROVIDED (USED) FINANCING                         0      (15,416,862)                 0                 0

EFFECT OF EXCHANGE RATE CHANGES                            0                0         30,811,630

NET INCREASE (DECREASE) IN CASH                   13,330,151                0         (3,744,578)                0

CASH AT BEGINNING OF PERIOD                        7,057,451                0          8,151,977                 0

CASH AT END OF PERIOD                             20,387,602                0          4,407,399                 0

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                                       AEP                AEP                                   APCO
                  DESCRIPTION                      CONSOLIDATED       ELIMINATIONS           AEP            CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                      3,629,908,332.31  (1,396,378,887.94)  1,740,366,607.31     175,854,480.59
Preferred Stock Dividend Req of Subsidiaries        (10,963,432.71)              0.00
Net Income (Loss)                                   278,031,324.51    (453,368,825.01)    267,067,866.37      73,844,300.42
NET INCOME (LOSS)                                   267,067,891.80    (453,368,825.01)    267,067,866.37      73,844,300.42
TOTAL                                             3,896,976,224.11  (3,739,289,437.95)  2,007,434,473.68     249,698,781.01

DEDUCTIONS:

Div Declrd - Common Stk - Asso                               (0.00)    943,821,753.93               0.00    (126,611,810.52)
Div Declrd - Common - NonAssoc                     (804,835,821.60)              0.00    (619,340,589.60)              0.00
DIVIDEND DECLARED ON COMMON                        (804,835,821.60)  1,129,316,985.93    (619,340,589.60)   (126,611,810.52)
Dividends Decl-Preferred Stock                                0.00      10,323,033.97               0.00      (1,771,127.26)
DIVIDEND DECLARED ON PREFERRED                                0.00      10,323,033.97               0.00      (1,771,127.26)


ADJUSTMENT RETAINED EARNINGS                         (2,088,742.34) (1,887,713,760.69)  1,701,957,750.66        (732,059.51)

TOTAL DEDUCTIONS                                   (806,924,563.94)  1,144,290,825.21   1,082,617,161.06    (129,114,997.29)

BALANCE AT END OF PERIOD                          3,090,051,660.17  (2,594,998,612.74)  3,090,051,634.74     120,583,783.72

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                                      CSPCO               I&M
                  DESCRIPTION                      CONSOLIDATED       CONSOLIDATED          KEPCO              KGPCO
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                        246,583,844.18     166,388,687.17      67,110,068.92       7,185,424.40
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                    94,966,011.81    (132,031,676.11)     20,763,113.13         785,908.27
NET INCOME (LOSS)                                    94,966,011.81    (132,031,676.11)     20,763,113.13         785,908.27
TOTAL                                               341,549,855.99      34,357,011.06      87,873,182.05       7,971,332.67

DEDUCTIONS:

Div Declrd - Common Stk - Asso                     (240,600,147.95)    (26,289,998.00)    (30,360,002.80)     (2,752,002.00)
Div Declrd - Common - NonAssoc                                0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON COMMON                        (240,600,147.95)    (26,289,998.00)    (30,360,002.80)     (2,752,002.00)
Dividends Decl-Preferred Stock                       (1,400,000.00)     (4,489,442.20)              0.00               0.00
DIVIDEND DECLARED ON PREFERRED                       (1,400,000.00)     (4,489,442.20)              0.00               0.00


ADJUSTMENT RETAINED EARNINGS                           (480,796.68)       (134,311.44)              0.00               0.00

TOTAL DEDUCTIONS                                   (242,480,944.63)    (30,913,751.64)    (30,360,002.80)     (2,752,002.00)

BALANCE AT END OF PERIOD                             99,068,911.36       3,443,259.42      57,513,179.25       5,219,330.67

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                                       OPCO
                  DESCRIPTION                      CONSOLIDATED           WPCO              AEGCO              AEPSC
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                        587,424,262.56       7,790,690.63       3,672,842.69               0.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                    83,737,347.24       3,790,909.11       7,984,599.90               0.00
NET INCOME (LOSS)                                    83,737,347.24       3,790,909.11       7,984,599.90               0.00
TOTAL                                               671,161,609.80      11,581,599.74      11,657,442.59               0.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                     (271,812,642.71)     (2,860,002.00)     (1,935,000.00)              0.00
Div Declrd - Common - NonAssoc                                0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON COMMON                        (271,812,642.71)     (2,860,002.00)     (1,935,000.00)              0.00
Dividends Decl-Preferred Stock                       (1,262,464.51)              0.00               0.00               0.00
DIVIDEND DECLARED ON PREFERRED                       (1,262,464.51)              0.00               0.00               0.00


ADJUSTMENT RETAINED EARNINGS                                  0.00               0.00               0.00               0.00

TOTAL DEDUCTIONS                                   (273,075,107.22)     (2,860,002.00)     (1,935,000.00)              0.00

BALANCE AT END OF PERIOD                            398,086,502.58       8,721,597.74       9,722,442.59               0.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------

                  DESCRIPTION                          CCCO              FRECO               IFRI              AEPPM
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                                  0.00          19,968.85               0.00            (152.00)
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                             0.00               0.00               0.00               0.00
NET INCOME (LOSS)                                             0.00               0.00               0.00               0.00
TOTAL                                                         0.00          19,968.85               0.00            (152.00)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                                0.00               0.00               0.00               0.00
Div Declrd - Common - NonAssoc                                0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON COMMON                                   0.00               0.00               0.00               0.00
Dividends Decl-Preferred Stock                                0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON PREFERRED                                0.00               0.00               0.00               0.00


ADJUSTMENT RETAINED EARNINGS                                  0.00               0.00               0.00               0.00

TOTAL DEDUCTIONS                                              0.00               0.00               0.00               0.00

BALANCE AT END OF PERIOD                                      0.00          19,968.85               0.00            (152.00)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                                                         AEPINV              AEPR
                  DESCRIPTION                         AEPES           CONSOLIDATED       CONSOLIDATED          AEPPRO
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                        (50,237,325.79)     (9,756,988.87)    (34,639,938.20)     (2,739,882.86)
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                     9,798,951.24        (422,682.16)      1,902,316.72      (2,352,359.96)
NET INCOME (LOSS)                                     9,798,951.24        (422,682.16)      1,902,316.72      (2,352,359.96)
TOTAL                                               (40,438,374.55)    (10,179,671.03)    (32,737,621.48)     (5,092,242.82)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                                0.00               0.00               0.00               0.00
Div Declrd - Common - NonAssoc                                0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON COMMON                                   0.00               0.00               0.00               0.00
Dividends Decl-Preferred Stock                                0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON PREFERRED                                0.00               0.00               0.00               0.00


ADJUSTMENT RETAINED EARNINGS                                  0.00               0.00               0.00               0.00

TOTAL DEDUCTIONS                                              0.00               0.00               0.00               0.00

BALANCE AT END OF PERIOD                            (40,438,374.55)    (10,179,671.03)    (32,737,621.48)     (5,092,242.82)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------
                                                       AEPC               CSW
                  DESCRIPTION                      CONSOLIDATED       CONSOLIDATED         AEPRELLC
---------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                        (14,860,938.51)  1,889,541,725.00               0.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                   (25,528,924.80)    221,277,725.00        (112,726.61)
NET INCOME (LOSS)                                   (25,528,924.80)    221,277,725.00        (112,726.61)
TOTAL                                               (40,389,863.31)  2,110,819,450.00        (112,726.61)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                                0.00
Div Declrd - Common - NonAssoc                                0.00    (185,495,232.00)
DIVIDEND DECLARED ON COMMON                                   0.00    (185,495,232.00)              0.00
Dividends Decl-Preferred Stock                                0.00
DIVIDEND DECLARED ON PREFERRED                                0.00               0.00               0.00


ADJUSTMENT RETAINED EARNINGS                                  0.00      (2,822,841.00)              0.00

TOTAL DEDUCTIONS                                              0.00    (188,318,073.00)              0.00

BALANCE AT END OF PERIOD                            (40,389,863.31)  1,922,501,377.00        (112,726.61)

Notes to Consolidating Financial Statements.

Notes to financial statements are incorporated herein by reference to the 2000 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

FINANCIAL STATEMENTS OF SUBSIDIARIES NOT CONSOLIDATED:


                        OHIO VALLEY ELECTRIC CORPORATION
                               STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)
                                   (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $440,796
                                                        --------

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   85,309
  Purchased Power . . . . . . . . . . . . . . . . . . .  288,588
  Other Operation . . . . . . . . . . . . . . . . . . .   24,123
  Maintenance . . . . . . . . . . . . . . . . . . . . .   21,650
  Depreciation. . . . . . . . . . . . . . . . . . . . .    2,746
  Taxes Other Than Federal Income Taxes . . . . . . . .    5,457
  Federal Income Taxes. . . . . . . . . . . . . . . . .    4,338
                                                        --------
          TOTAL OPERATING EXPENSES. . . . . . . . . . .  432,211
                                                        --------

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .    8,585
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .      665
                                                        --------
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .    9,250

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .    6,612
                                                        --------

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,638
                                                        ========



                        OHIO VALLEY ELECTRIC CORPORATION
                         STATEMENT OF RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)
                                   (UNAUDITED)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $1,995
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,638
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    2,700
                                                          ------
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $1,933
                                                          ======

                        OHIO VALLEY ELECTRIC CORPORATION
                                  BALANCE SHEET
                                DECEMBER 31, 2000
                                 (in thousands)
                                   (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $299,817
  Construction Work in Progress . . . . . . . . . . . .   11,999
                                                        --------
          Total Electric Utility Plant. . . . . . . . .  311,816
  Accumulated Depreciation and Amortization . . . . . .  289,989
                                                        --------
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   21,827
                                                        --------

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .   47,170
                                                        --------

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .    3,747
  Accounts Receivable . . . . . . . . . . . . . . . . .   39,675
  Coal in Storage - at average cost . . . . . . . . . .    4,206
  Materials and Supplies - at average cost. . . . . . .   10,292
  Prepayments and Other . . . . . . . . . . . . . . . .    5,727
                                                        --------
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   63,647
                                                        --------

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   23,773
                                                        --------

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   30,337
                                                        --------

            TOTAL . . . . . . . . . . . . . . . . . . . $186,754
                                                        ========

                        OHIO VALLEY ELECTRIC CORPORATION
                                  BALANCE SHEET
                                DECEMBER 31, 2000
                                 (in thousands)
                                   (UNAUDITED)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    1,933
                                                        --------
          Total Shareowners' Equity . . . . . . . . . .   11,933
  Long-term Debt - Notes Payable. . . . . . . . . . . .   36,103
                                                        --------
          TOTAL CAPITALIZATION. . . . . . . . . . . . .   48,036
                                                        --------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .   13,946
  Short-term Debt . . . . . . . . . . . . . . . . . . .   40,000
  Accounts Payable. . . . . . . . . . . . . . . . . . .    9,288
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .   11,126
  Interest Accrued and Other. . . . . . . . . . . . . .    3,037
                                                        --------
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   77,397
                                                        --------

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610
                                                        --------

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   21,677
                                                        --------

AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   19,183
                                                        --------

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .    9,851
                                                        --------

            TOTAL . . . . . . . . . . . . . . . . . . . $186,754
                                                        ========

                        OHIO VALLEY ELECTRIC CORPORATION
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)
                                   (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $  2,638
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . . .    2,746
    Future Federal Income Tax Benefits. . . . . . . . .   (2,318)
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .   10,898
      Coal, Materials and Supplies. . . . . . . . . . .    2,553
      Accounts Payable. . . . . . . . . . . . . . . . .    1,669
      Accrued Taxes . . . . . . . . . . . . . . . . . .    2,288
      SO2 Allowances. . . . . . . . . . . . . . . . . .    1,915
    Other (net) . . . . . . . . . . . . . . . . . . . . . (1,168)
                                                          ------
       Net Cash Flows From Operating Activities . . . . . 21,221
                                                          ------

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .   (9,782)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    2,746
  Advances Returned from Subsidiary . . . . . . . . . .    7,356
                                                        --------
       Net Cash Flows From Investing Activities . . . .      320
                                                        --------

FINANCING ACTIVITIES:
  Retirement of Long-term Debt. . . . . . . . . . . . .   (7,856)
  Change in Short-term Debt . . . . . . . . . . . . . .  (10,000)
  Dividends Paid. . . . . . . . . . . . . . . . . . . .   (2,700)
                                                        --------
       Net Cash Flows Used For Financing Activities . .  (20,556)
                                                        --------

  Net Increase in Cash and Cash Equivalents . . . . . .      985
  Cash and Cash Equivalents January 1 . . . . . . . . .    2,762
                                                        --------
  Cash and Cash Equivalents December 31 . . . . . . . . $  3,747
                                                        ========

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .   $6,417
                                                          ======

  Income Taxes Paid . . . . . . . . . . . . . . . . . .   $4,100
                                                          ======

                                    Untitled

EXHIBIT A

                           Incorporation By Reference
                                    Form 10K
                                  Annual Report

                 Year                                File Number

AEP              2000                                1-3525
AEGCo            2000                               0-18135
APCo             2000                                1-3457
CPL              2000                                 0-346
CSP              2000                                1-2680
I&M              2000                                1-3570
KPCo             2000                                1-6858
OPCo             2000                                1-6543
PSO              2000                                 0-343
SWEPCo           2000                                1-3146
WTU              2000                                 0-340

EXHIBIT INDEX (Exhibits B and C)

      Certain of the following exhibits, designated with an asterisk(*), are filed herewith.  The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. 229.10(d) and 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.  Exhibits, designated with a dagger (&), are management contracts or compensatory plans or arrangements required to be filed as an exhibit to this form pursuant to Item 14(c) of this report.

Exhibit Number                                          Description
AEGCo
    3(a)            --     Copy of Articles of Incorporation of AEGCo [Registration Statement on Form 10 for the Common
                           Shares of AEGCo, File No. 0-18135, Exhibit 3(a)].
  *3(b)             --     Copy of the Code of Regulations of AEGCo (amended as of June 15, 2000).
  10(a)             --     Copy of Capital Funds Agreement dated as of December 30, 1988 between AEGCo and AEP
                           [Registration Statement No. 33-32752, Exhibit 28(a)].
  10(b)(1)          --     Copy of Unit Power Agreement dated as of March 31, 1982 between AEGCo and I&M, as amended
                           [Registration Statement No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
  10(b)(2)          --     Copy of Unit Power Agreement, dated as of August 1, 1984, among AEGCo, I&M and KEPCo
                           [Registration Statement No. 33-32752, Exhibit 28(b)(2)].
  10(b)(3)          --     Copy of Agreement, dated as of October 1, 1984, among AEGCo, I&M, APCo and Virginia Electric and Power Company [Registration Statement No. 33-32752, Exhibit 28(b)(3)].
  10(c)             --     Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust
                           Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C),
                           28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C); Annual Report on Form 10-K of AEGCo
                           for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B),
                           10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B)].
*13                 --     Copy of those portions of the AEGCo 2000 Annual Report (for the fiscal year ended December
                           31, 2000) which are incorporated by reference in this filing.
*24                 --     Power of Attorney.
AEP++
    3(a)            --     Copy of Restated Certificate of Incorporation of AEP, dated October 29, 1997 [Quarterly
                           Report on Form 10-Q of AEP for the quarter ended September 30, 1997, File No. 1-3525, Exhibit
                           3(a)].
   3(b)             --     Copy of Certificate of Amendment of the Restated Certificate of Incorporation of AEP, dated
                           January 13, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           1998, File No. 1-3525, Exhibit 3(b)].
   3(c)             --     Composite copy of the Restated Certificate of Incorporation of AEP, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit
                           3(c)].
   3(d)             --     Copy of By-Laws of AEP, as amended through January 28, 1998 [Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 3(b)].
  10(a)             --     Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);
                           Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(b)            --     Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525,
AEP++ (continued)
                           Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(c)            --     Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington
                           Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C),
                           28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C); Registration Statement
                           No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and
                           28(a)(6)(C); and Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31,
                           1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B),
                           10(c)(5)(B) and 10(c)(6)(B); Annual Report on Form 10-K of I&M for the fiscal year ended
                           December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B),
                           10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
  10(d)             --     Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
   10(e)            --     Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among
                           APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(f)(1)          --     Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(f)(2)          --     Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of AEP dated December 15, 1999, File No. 1-3525, Exhibit 10].
 &10(g)(1)          --     AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
 &10(g)(2)          --     Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual
                           Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                           Exhibit 10(d)(2)].
 &10(h)             --     AEP Accident Coverage Insurance Plan for directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(g)].
 *&10(i)(1)         --     AEP Deferred Compensation and Stock Plan for Non-Employee Directors, as amended June 1, 2000.
 *&10(i)(2)         --     AEP Stock Unit Accumulation Plan for Non-Employee Directors, as amended June 1, 2000.
*&10(j)(1)(A)       --     AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001.
 &10(j)(1)(B)       --     Guaranty by AEP of the Service Corporation Excess Benefits Plan [Annual Report on Form 10-K
                           of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(h)(1)(B)].
*&10(j)(2)          --     AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                           (Non-Qualified).
 &10(j)(3)          --     Service Corporation Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the
                           fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
  &10(k)            --     Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual
                           Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135,
                           Exhibit 10(g)(3)].
  &10(l)            --     AEP System Senior Officer Annual Incentive Compensation Plan[Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
AEP++ (continued)
  &10(m)            --     AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
  &10(n)            --     Letter agreement between AEP and Donald M. Clements, Jr. dated August 19, 1994 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit
                           10(n)].
  &10(o)            --     AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December
                           31, 1998, File No. 1-3525, Exhibit 10(o)].
 &10(p)             --     AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1999, File No. 1-3525, Exhibit 10(p)].
  &10(q)            --     AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
 *&10(r)(1)         --     Employment Agreement between Paul Addis and the Service Corporation dated January 17, 1996.
 *&10(r)(2)         --     Amending Agreement dated July 30, 1998 to Employment Agreement of Paul Addis.
 *&10(r)(3)         --     AEP Energy Services Incentive Compensation Plan.
 *&10(r)(4)         --     AEP Energy Services Phantom Equity Plan.
 *&10(s)            --     Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3,
                           2001.
   *13              --     Copy of those portions of the AEP 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
   *21              --     List of subsidiaries of AEP.
   *23(a)           --     Consent of Deloitte & Touche llp.
   *23(b)           --     Consent of Arthur Andersen LLP.
   *23(c)           --     Consent of KPMG Audit plc.
   *24              --     Power of Attorney.
APCo++
     3(a)           --     Copy of Restated Articles of Incorporation of APCo, and amendments thereto to November 4,
                           1993 [Registration Statement No. 33-50163, Exhibit 4(a); Registration Statement No. 33-53805,
                           Exhibits 4(b) and 4(c)].
     3(b)           --     Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated June
                           6, 1994 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1994, File
                           No. 1-3457, Exhibit 3(b)].
     3(c)           --     Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated March
                           6, 1997 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File
                           No. 1-3457, Exhibit 3(c)].
     3(d)           --     Composite copy of the Restated Articles of Incorporation of APCo (amended as of March 7,
                           1997) [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File
                           No. 1-3457, Exhibit 3(d)].

   *3(e)            --     Copy of By-Laws of APCo (amended as of June 15, 2000).
    4(a)            --     Copy of Mortgage and Deed of Trust, dated as of December 1, 1940, between APCo and Bankers
                           Trust Company and R. Gregory Page, as Trustees, as amended and supplemented [Registration
                           Statement No. 2-7289, Exhibit 7(b); Registration Statement No. 2-19884, Exhibit 2(1);
                           Registration Statement No. 2-24453, Exhibit2(n); Registration Statement No. 2-60015, Exhibits
                           2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6), 2(b)(7), 2(b)(8), 2(b)(9), 2(b)(10), 2(b)(12),
                           2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17), 2(b)(18), 2(b)(19), 2(b)(20), 2(b)(21), 2(b)(22),
                           2(b)(23), 2(b)(24), 2(b)(25), 2(b)(26), 2(b)(27) and 2(b)(28); Registration Statement No.
                           2-64102, Exhibit 2(b)(29); Registration Statement No. 2-66457, Exhibits (2)(b)(30) and
                           2(b)(31); Registration Statement No. 2-69217, Exhibit 2(b)(32); Registration Statement No.
                           2-86237, Exhibit 4(b); Registration Statement No. 33-11723, Exhibit 4(b); Registration

APCo++ (continued)
                           Statement No. 33-17003, Exhibit 4(a)(ii), Registration Statement No. 33-30964, Exhibit 4(b);
                           Registration Statement No. 33-40720, Exhibit 4(b); Registration Statement No. 33-45219,
                           Exhibit 4(b); Registration Statement No. 33-46128, Exhibits 4(b) and 4(c); Registration
                           Statement No. 33-53410, Exhibit 4(b); Registration Statement No. 33-59834, Exhibit 4(b);
                           Registration Statement No. 33-50229, Exhibits 4(b) and 4(c); Registration Statement No.
                           33-58431, Exhibits 4(b), 4(c), 4(d) and 4(e); Registration Statement No. 333-01049, Exhibits
                           4(b) and 4(c); Registration Statement No. 333-20305, Exhibits 4(b) and4(c); Annual Report on
                           Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 4(b);
                           Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1998, File No.
                           1-3457, Exhibit 4(b)].
    4(b)            --     Indenture (for unsecured debt securities), dated as of January 1, 1998, between APCo and The
                           Bank of New York, As Trustee [Registration Statement No. 333-45927, Exhibit 4(a);
                           Registration Statement No. 333-49071, Exhibit 4(b); Registration Statement No. 333-84061,
                           Exhibits 4(b) and 4(c); Annual Report on Form 10-K of APCo for the fiscal year ended December
                           31, 1999, File No. 1-3457, Exhibit 4(c)].
  *4(c)             --     Company Order and Officers' Certificate, dated June 27, 2000, establishing certain terms of the Floating Rate Notes, Series A, due 2001.
  10(a)(1)          --     Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          --     Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the
                           Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c);
                           Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of
                           APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          --     Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             --     Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                           5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             --     Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             --     Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)(1)          --     Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
APCo++ (continued)
  10(e)(2)          --     Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of APCo dated December 15, 1999, File No. 1-3457, Exhibit 10].
 &10(f)(1)          --     AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
 &10(f)(2)          --     Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual
                           Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                           Exhibit 10(d)(2)].
 &10(g)             --     AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
 &10(h)(1)          --     AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit
                           10(j)(1)(A)].
 &10(h)(2)          --     AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                           (Non-Qualified) [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           2000, File No. 1-3525, Exhibit 10(j)(2)].
 &10(h)(3)          --     Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 &10(i)             --     Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual
                           Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135,
                           Exhibit 10(g)(3)].
 &10(j)             --     AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
 &10(k)             --     AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December
                           31, 1998, File No. 1-3525, Exhibit 10(o)].
 &10(l)             --     AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1999, File No. 1-3525, Exhibit 10(p)].
  &10(m)            --     AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
  &10(n)            --     Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3,
                           2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No.
                           1-3525, Exhibit 10(s)].
 *12                --     Statement re: Computation of Ratios.
 *13                --     Copy of those portions of the APCo 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
   21               --     List of subsidiaries of APCo [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2000, File No. 1-3525, Exhibit 21].
 *23                --     Consent of Deloitte & Touche llp.
 *24                --     Power of Attorney.
CPL++
   3(a)             --     Restated Articles of Incorporation Without Amendment, Articles of Correction to Restated
                           Articles of Incorporation Without Amendment, Articles of Amendment to Restated Articles of
                           Incorporation, Statements of Registered Office and/or Agent, and Articles of Amendment to the
                           Articles of Incorporation [Quarterly Report on Form 10-Q of CPL for the quarter ended March
                           31, 1997, File No. 0-346, Exhibit 3.1].
 *3(b)              --     By-Laws of CPL (amended as of April 19, 2000).
   4(a)             --     Indenture of Mortgage or Deed of Trust, dated November 1, 1943, between CPL and The First
                           National Bank of Chicago and R. D. Manella, as Trustees, as amended and supplemented
                           [Registration Statement No. 2-60712, Exhibit 5.01;  Registration
CPL++ (continued)
                           Statement No. 2-62271, Exhibit 2.02; Form U-1 No. 70-7003, Exhibit 17; Registration Statement
                           No. 2-98944, Exhibit 4 (b); Form U-1 No. 70-7236, Exhibit 4; Form U-1 No. 70-7249, Exhibit 4;
                           Form U-1 No. 70-7520, Exhibit 2; Form U-1 No. 70-7721, Exhibit 3; Form U-1 No. 70-7725,
                           Exhibit 10; Form U-1 No. 70-8053, Exhibit 10 (a); Form U-1 No. 70-8053, Exhibit 10 (b);  Form
                           U-1 No. 70-8053, Exhibit 10 (c); Form U-1 No. 70-8053, Exhibit 10 (d); Form U-1 No. 70-8053,
                           Exhibit 10 (e); Form U-1 No. 70-8053, Exhibit 10 (f)].
   4(b)             --     CPL-obligated,  mandatorily redeemable preferred securities of subsidiary trust holding solely
                           Junior Subordinated Debentures of CPL:
                           (1)      Indenture, dated as of May 1, 1997, between CPL and the Bank of New York, as Trustee
                                [Quarterly Report on Form 10-Q of CPL dated March 31, 1997, File No. 0-346, Exhibits 4.1 and 4.2].
                           (2)  Amended and Restated Trust Agreement of CPL Capital I, dated as of May 1, 1997, among
                                CPL, as Depositor, the Bank of New York, as Property Trustee, The Bank of New York
                                (Delaware), as Delaware Trustee, and the Administrative Trustee [Quarterly Report on
                                Form 10-Q of CPL dated March 31, 1997, File No. 0-346, Exhibit 4.3].
                           (3)  Guarantee Agreement, dated as of May 1, 1997, delivered by CPL for the benefit of the holders of CPL Capital I's Preferred Securities [Quarterly Report on Form 10-Q of CPL
                                dated March 31, 1997, File No. 0-346, Exhibit 4.4].
                           (4)  Agreement as to Expenses and Liabilities dated as of May 1, 1997, between CPL and CPL
                                Capital I [Quarterly Report on Form 10-Q of CPL dated March 31, 1997, File No. 0-346,
                                Exhibit 4.5].
 *4(c)              --     Indenture (for unsecured debt securities), dated as of November 15, 1999, between CPL and The
                           Bank of New York, as Trustee.
 *4(d)              --     First Supplemental Indenture, dated as of November 15, 1999, between CPL and The Bank of New
                           York, as Trustee, for Floating Rate Notes due November 23, 2001.
 *4(e)              --     Second Supplemental Indenture, dated as of February 16, 2000, between CPL and The Bank of New
                           York, as Trustee, for Floating Rate Notes due February 22, 2002.
 *12                --     Statement re: Computation of Ratios.
 *13                --     Copy of those portions of the CPL 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
 *23(a)             --     Consent of Deloitte & Touche llp.
 *23(b)             --     Consent of Arthur Andersen LLP.
 *24                --     Power of Attorney.
CSPCo++
    3(a)            --     Copy of Amended Articles of Incorporation of CSPCo, as amended to March 6, 1992 [Registration
                           Statement No. 33-53377, Exhibit 4(a)].
    3(b)            --     Copy of Certificate of Amendment to Amended Articles of Incorporation of CSPCo, dated May 19,
                           1994 [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File
                           No. 1-2680, Exhibit 3(b)].
    3(c)            --     Composite copy of Amended Articles of Incorporation of CSPCo, as amended [Annual Report on
                           Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit
                           3(c)].
    3(d)            --     Copy of Code of Regulations and By-Laws of CSPCo [Annual Report on Form 10-K of CSPCo for the
                           fiscal year ended December 31, 1987, File No. 1-2680, Exhibit 3(d)].
    4(a)            --     Copy of Indenture of Mortgage and Deed of Trust, dated September 1, 1940, between CSPCo and
                           City Bank Farmers Trust Company (now Citibank, N.A.), as trustee, as supplemented and amended
                           [Registration Statement No. 2-59411, Exhibits 2(B) and 2(C); Registration Statement No.
                           2-80535, Exhibit 4(b); Registration Statement No. 2-87091, Exhibit 4(b); Registration
                           Statement No. 2-93208, Exhibit 4(b); Registration Statement No. 2-97652, Exhibit 4(b);
                           Registration Statement No. 33-7081, Exhibit 4(b); Registration Statement No. 33-12389,
                           Exhibit 4(b); Registration Statement No.
CSPCo++ (continued)
                           33-19227, Exhibits 4(b), 4(e), 4(f), 4(g) and 4(h); Registration Statement No. 33-35651,
                           Exhibit 4(b); Registration Statement No. 33-46859, Exhibits 4(b) and 4(c); Registration
                           Statement No. 33-50316, Exhibits 4(b) and 4(c); Registration Statement No. 33-60336, Exhibits
                           4(b), 4(c) and 4(d); Registration Statement No. 33-50447, Exhibits 4(b) and 4(c); Annual
                           Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1993, File No. 1-2680,
                           Exhibit 4(b)].
    4(b)            --     Copy of Indenture (for unsecured debt securities), dated as of  September 1, 1997, between
                           CSPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-54025, Exhibits
                           4(a), 4(b), 4(c) and 4(d); Annual Report on Form 10-K of CSPCo for the fiscal year ended
                           December 31, 1998, File No. 1-2680, Exhibits 4(c) and 4(d)].
  10(a)(1)          --     Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          --     Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring
                           Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration
                           Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the
                           fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          --     Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             --     Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);
                           Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             --     Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo, and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
  10(d)             --     Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)(1)          --     Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(e)(2)          --     Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of CSPCo dated December 15, 1999, File No. 1-2680, Exhibit 10].
*12                 --     Statement re: Computation of Ratios.
*13                 --     Copy of those portions of the CSPCo 2000 Annual Report (for the fiscal year ended December
                           31, 2000) which are incorporated by reference in this filing.
*23                 --     Consent of Deloitte & Touche llp.
*24                 --     Power of Attorney.
I&M++
    3(a)            --     Copy of the Amended Articles of Acceptance of I&M and amendments thereto [Annual Report on
                           Form 10-K of I&M for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 3(a)].
    3(b)            --     Copy of Articles of Amendment to the Amended Articles of Acceptance of I&M, dated March 6,
                           1997 [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No.
                           1-3570, Exhibit 3(b)].
    3(c)            --     Composite Copy of the Amended Articles of Acceptance of I&M (amended as of March 7, 1997)
                           [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1996, File No.
                           1-3570, Exhibit 3(c)].
    3(d)            --     Copy of the By-Laws of I&M (amended as of January 1, 1996) [Annual Report on Form 10-K of I&M
                           for the fiscal year ended December 31, 1995, File No. 1-3570, Exhibit 3(c)].
    4(a)            --     Copy of Mortgage and Deed of Trust, dated as of June 1, 1939, between I&M and Irving Trust
                           Company (now The Bank of New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement No. 2-7597, Exhibit 7(a); Registration Statement No.
                           2-60665, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9),
                           2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), (2)(c)(16), and 2(c)(17);
                           Registration Statement No. 2-63234, Exhibit 2(b)(18); Registration Statement No. 2-65389,
                           Exhibit 2(a)(19); Registration Statement No. 2-67728, Exhibit 2(b)(20); Registration
                           Statement No. 2-85016, Exhibit 4(b); Registration Statement No. 33-5728, Exhibit 4(c);
                           Registration Statement No. 33-9280, Exhibit 4(b); Registration Statement No. 33-11230,
                           Exhibit 4(b); Registration Statement No. 33-19620, Exhibits 4(a)(ii), 4(a)(iii), 4(a)(iv) and
                           4(a)(v); Registration Statement No. 33-46851, Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii);
                           Registration Statement No. 33-54480, Exhibits 4(b)(I) and 4(b)(ii); Registration Statement
                           No. 33-60886, Exhibit 4(b)(I); Registration Statement No. 33-50521, Exhibits 4(b)(I),
                           4(b)(ii) and 4(b)(iii); Annual Report on Form 10-K of I&M for the fiscal year ended December
                           31, 1993, File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of I&M for the  fiscal year ended December 31, 1994, File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of
                           I&M for the fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 4(b)].
    4(b)            --     Copy of Indenture (for unsecured debt securities), dated as of October 1, 1998, between I&M and The Bank of New York, as Trustee [Registration Statement No. 333-88523, Exhibits 4(a),
                           4(b) and 4(c); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1999,
                           File No. 1-3570, Exhibit 4(c)].
 * 4(c)             --     Copy of Company Order and Officers' Certificate, dated August 31, 2000, establishing certain terms of the Floating Rate Notes, Series B, due 2002.
  10(a)(1)          --     Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          --     Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the
                           Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c);
                           Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo
                           for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
I&M++ (continued)
  10(a)(3)          --     Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(a)(4)          --     Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the
                           Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c);
                           Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report
                           on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(2)(B)].
  10(a)(5)          --     Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             --     Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M, and
                           OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910,
                           Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             --     Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
  10(d)             --     Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 1, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)             --     Copy of Nuclear Material Lease Agreement, dated as of December 1, 1990, between I&M and DCC
                           Fuel Corporation [Annual Report on Form 10-K of I&M for the fiscal year ended December 31,
                           1993, File No. 1-3570, Exhibit 10(d)].
  10(f)             --     Copy of Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust
                           Company, as amended [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C),
                           28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C); Annual Report on Form 10-K of I&M for
                           the fiscal year ended December
                           31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B),
                           10(e)(5)(B) and 10(e)(6)(B)].

  10(g)(1)          --     Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(g)(2)          --     Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of I&M dated December 15, 1999, File No. 1-3570, Exhibit 10].
*12                 --     Statement re: Computation of Ratios.
*13                 --     Copy of those portions of the I&M 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
  21                --     List of subsidiaries of I&M [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2000, File No. 1-3525, Exhibit 21].
*24                 --     Power of Attorney.
KEPCo++
    3(a)            --     Copy of Restated Articles of Incorporation of KEPCo [Annual Report on Form 10-K of KEPCo for
                           the fiscal year ended December 31, 1991, File No. 1-6858, Exhibit 3(a)].
  *3(b)             --     Copy of By-Laws of KEPCo (amended as of June 15, 2000).

KEPCo++ (continued)
    4(a)            --     Copy of Mortgage and Deed of Trust, dated May 1, 1949, between KEPCo and Bankers Trust
                           Company, as supplemented and amended [Registration Statement No. 2-65820, Exhibits 2(b)(1),
                           2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), and  2(b)(6); Registration Statement No. 33-39394,
                           Exhibits 4(b) and 4(c); Registration Statement No. 33-53226, Exhibits 4(b) and 4(c);
                           Registration Statement No. 33-61808, Exhibits 4(b) and 4(c), Registration Statement No.
                           33-53007, Exhibits 4(b), 4(c) and 4(d)].
    4(b)            --     Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between
                           KEPCo and Bankers Trust Company, as Trustee [Registration Statement No.
                           333-75785, Exhibits 4(a), 4(b), 4(c) and 4(d); Annual Report on Form 10-K of KEPCo for the
                           fiscal year ended December 31, 1999, File No. 1-6858, Exhibit 4(c)].
  *4(c)             --     Copy of Company Order and Officers' Certificate, dated November 17, 2000, establishing certain terms of the Floating Rate Notes, Series B, due 2002.
  10(a)             --     Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                           5(a);Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(b)             --     Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
  10(c)             --     Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(d)(1)          --     Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(d)(2)          --     Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of KEPCo dated December 15, 1999, File No. 1-6858, Exhibit 10].
*12                 --     Statement re: Computation of Ratios.
*13                 --     Copy of those portions of the KEPCo 2000 Annual Report (for the fiscal year ended December
                           31, 2000) which are incorporated by reference in this filing.
*24                 --     Power of Attorney.
OPCo++
    3(a)            --     Copy of Amended Articles of Incorporation of OPCo, and amendments thereto to December 31,
                           1993 [Registration Statement No. 33-50139, Exhibit 4(a); Annual
                           Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543,
                           Exhibit 3(b)].
    3(b)            --     Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated May 3, 1994
                           [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No.
                           1-6543, Exhibit 3(b)].
    3(c)            --     Copy of Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated March 6,
                           1997 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File
                           No. 1-6543, Exhibit 3(c)].
    3(d)            --     Composite copy of the Amended Articles of Incorporation of OPCo (amended as of March 7, 1997)
                           [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File No.
                           1-6543, Exhibit 3(d)].
    3(e)            --     Copy of Code of Regulations of OPCo [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1990, File No. 1-6543, Exhibit 3(d)].
OPCo++ (continued)
    4(a)            --     Copy of Mortgage and Deed of Trust, dated as of October 1, 1938, between OPCo and
                           Manufacturers Hanover Trust Company (now Chemical Bank), as Trustee, as amended and supplemented [Registration Statement No. 2-3828, Exhibit B-4; Registration Statement No.
                           2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9),
                           2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), 2(c)(16), 2(c)(17), 2(c)(18),
                           2(c)(19), 2(c)(20), 2(c)(21), 2(c)(22), 2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26), 2(c)(27),
                           2(c)(28), 2(c)(29), 2(c)(30), and 2(c)(31); Registration Statement No. 2-83591, Exhibit 4(b);
                           Registration Statement No. 33-21208, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration
                           Statement No. 33-31069, Exhibit 4(a)(ii);
                           Registration Statement No. 33-44995, Exhibit 4(a)(ii); Registration Statement No. 33-59006,
                           Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration Statement No. 33-50373, Exhibits
                           4(a)(ii), 4(a)(iii) and 4(a)(iv); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 4(b)].
    4(b)            --     Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between
                           OPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-49595, Exhibits
                           4(a), 4(b) and 4(c); Annual Report on Form 10-K of OPCo for the fiscal year ended December
                           31, 1998, File No. 1-6543, Exhibits 4(c) and 4(d); Annual Report on Form 10-K of OPCo for the
                           fiscal year ended December 31, 1999, File No. 1-6543, Exhibits 4(c) and 4(d)].
  *4(c)             --     Copy of Company Order and Officers' Certificate, dated May 22, 2000, establishing certain terms of the Floating Rate Notes, Series A, due 2001.
  10(a)(1)          --     Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          --     Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring
                           Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration
                           Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo  for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          --     Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             --     Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                           5(a); Registration Statement No. 2-61009, Exhibit
                           5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File
                           1-3525, Exhibit 10(a)(3)].
  10(c)             --     Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             --     Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].

OPCo++ (continued)
  10(e)             --     Copy of Amendment No. 1, dated October 1, 1973, to Station Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company, and amendments thereto [Annual Report on
                           Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit
                           10(f)].
  10(f)             --     Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit
                           10(l)(2)].
  10(g)(1)          --     Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(g)(2)          --     Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of OPCo dated December 15, 1999, File No. 1-6543, Exhibit 10].
&10(h)(1)           --     AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form
                           10-K of OPCo for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
&10(h)(2)           --     Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual
                           Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                           Exhibit 10(d)(2)].
&10(i)              --     AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
&10(j)(1)           --     AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit
                           10(j)(1)(A)].
&10(j)(2)           --     AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                           (Non-Qualified) [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           2000, File No. 1-3525, Exhibit 10(j)(2)].
&10(j)(3)           --     Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
&10(k)              --     Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual
                           Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135,
                           Exhibit 10(g)(3)].
 &10(l)             --     AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
 &10(m)             --     AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December
                           31, 1998, File No. 1-3525, Exhibit 10(o)].
 &10(n)             --     AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1999, File No. 1-3525, Exhibit 10(p)].
  &10(o)            --     AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
  &10(p)            --     Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3,
                           2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No.
                           1-3525, Exhibit 10(s)].
 *12                --     Statement re: Computation of Ratios.
 *13                --     Copy of those portions of the OPCo 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
   21               --     List of subsidiaries of OPCo [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2000, File No. 1-3525, Exhibit 21].
 *23                --     Consent of Deloitte & Touche llp.
OPCo++ (continued)
 *24                --     Power of Attorney.
PSO++
   3(a)             --     Restated Certificate of Incorporation of PSO [Annual Report on Form U5S of Central and South
                           West Corporation for the fiscal year ended December 31, 1996, File No. 1-1443, Exhibit B-3.1].
  *3(b)             --     By-Laws of PSO (amended as of June 28, 2000).
    4(a)            --     Indenture, dated July 1, 1945, between PSO and Liberty Bank and Trust Company of Tulsa,
                           National Association, as Trustee, as amended and supplemented [Registration Statement No.
                           2-60712, Exhibit 5.03; Registration Statement No. 2-64432, Exhibit 2.02; Registration
                           Statement No. 2-65871, Exhibit 2.02; Form U-1 No. 70-6822, Exhibit 2; Form U-1 No. 70-7234,
                           Exhibit 3; Registration Statement No. 33-48650, Exhibit 4(b); Registration Statement No.
                           33-49143, Exhibit 4(c); Registration Statement No. 33-49575, Exhibit 4(b); Annual Report on
                           Form 10-K of PSO for the fiscal year ended December 31, 1993, File No. 0-343, Exhibit 4(b);
                           Current Report on Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.01; Current
                           Report on Form 8-K of PSO dated  March 4, 1996, No. 0-343, Exhibit 4.02; Current Report on
                           Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.03].
    4(b)            --     PSO-obligated,  mandatorily redeemable preferred securities of subsidiary trust holding solely
                           Junior Subordinated Debentures of PSO:
                           (1)      Indenture, dated as of May 1, 1997, between PSO and The Bank of New York, as Trustee
                                [Quarterly Report on Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibits 4.6 and 4.7].
                           (2)      Amended  and  Restated  Trust  Agreement  of PSO  Capital I, dated as of May 1, 1997, among PSO, as Depositor,  The Bank of New York, as Property Trustee, The Bank of New York
                                (Delaware),  as Delaware Trustee,  and the  Administrative  Trustee  [Quarterly Report on
                                Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibit 4.8].
                           (3)      Guarantee  Agreement,  dated as of May 1, 1997,  delivered  by PSO for the benefit of the holders of PSO Capital I's  Preferred  Securities  [Quarterly  Report on Form 10-Q of
                                PSO dated March 31, 1997, File No. 0-343, Exhibits 4.9].
                           (4)      Agreement as to Expenses and  Liabilities,  dated as of May 1, 1997,  between PSO and
                                PSO  Capital I  [Quarterly  Report on Form 10-Q of PSO  dated  March 31,  1997,  File No.
                                0-343, Exhibits 4.10].
  *4(c)             --     Indenture (for unsecured debt securities), dated as of November 1, 2000, between PSO and The
                           Bank of New York, as Trustee.
  *4(d)             --     First Supplemental Indenture, dated as of November 1, 2000, between PSO and The Bank of New
                           York, as Trustee, for Floating Rate Notes, Series A, due November 21, 2002.
 *12                --     Statement re: Computation of Ratios.
 *13                --     Copy of those portions of the PSO 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
 *23(a)             --     Consent of Deloitte & Touche llp.
 *23(b)             --     Consent of Arthur Andersen LLP.
 *24                --     Power of Attorney.
SWEPCo++
     3(a)           --     Restated Certificate of Incorporation,  as amended through May 6, 1997, including  Certificate of  Amendment  of Restated  Certificate  of  Incorporation  [Quarterly  Report on Form 10-Q of
                           SWEPCo for the quarter ended March 31, 1997, File No. 1-3146, Exhibit 3.4].
     3(b)           --     By-Laws of SWEPCo (amended as of April 27, 2000) [Quarterly Report on Form 10-Q of SWEPCo for
                           the quarter ended March 31, 2000, File No. 1-3146, Exhibit 3.3].

SWEPCo++ (continued)
    4(a)            --     Indenture, dated February 1, 1940, between SWEPCO and Continental Bank, National Association and M. J. Kruger, as Trustees, as amended and supplemented [Registration Statement No.
                           2-60712, Exhibit 5.04; Registration Statement No. 2-61943, Exhibit 2.02;  Registration
                           Statement No. 2-66033, Exhibit 2.02; Registration Statement No. 2-71126, Exhibit 2.02;
                           Registration Statement No. 2-77165, Exhibit 2.02; Form U-1 No. 70-7121, Exhibit 4; Form U-1
                           No. 70-7233, Exhibit 3; Form U-1 No. 70-7676, Exhibit 3; Form U-1 No. 70-7934, Exhibit 10;
                           Form U-1 No. 72-8041, Exhibit 10(b); Form U-1 No. 70-8041, Exhibit 10(c); Form U-1 No.
                           70-8239, Exhibit 10(a)].
    4(b)            --     SWEPCO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of SWEPCO:
                           (1)  Indenture, dated as of May 1, 1997, between SWEPCO and the Bank of New York, as Trustee
                                [Quarterly Report on Form 10-Q of SWEPCO dated March 31, 1997, File No. 1-3146, Exhibits
                                4.11 and 4.12].
                           (2)  Amended and Restated Trust Agreement of SWEPCO Capital I, dated as of May 1, 1997, among
                                SWEPCO, as Depositor, the Bank of New York, as Property Trustee, The Bank of New York
                                (Delaware), as Delaware Trustee, and the Administrative Trustee [Quarterly Report on
                                Form 10-Q of SWEPCO dated March 31, 1997, File No. 1-3146, Exhibit 4.13].
                           (3)  Guarantee Agreement, dated as of May 1, 1997, delivered by SWEPCO for the benefit of the holders of SWEPCO Capital I's Preferred Securities [Quarterly Report on Form 10-Q of
                                SWEPCO dated March 31, 1997, File No. 1-3146, Exhibit 4.14].
                           (4)  Agreement as to Expenses and Liabilities, dated as of May 1, 1997 between SWEPCO and
                                SWEPCO Capital I [Quarterly Report on Form 10-Q of SWEPCO dated March 31, 1997, File No.
                                1-3146, Exhibits 4.15].
  *4(c)             --     Indenture (for unsecured debt securities), dated as of February 4, 2000, between SWEPCO and
                           The Bank of New York, as Trustee.
  *4(d)             --     First Supplemental Indenture, dated as of February 25, 2000, between SWEPCO and The Bank of
                           New York, as Trustee, for Floating Rate Notes due March 1, 2001.
 *12                --     Statement re: Computation of Ratios.
 *13                --     Copy of those portions of the SWEPCo 2000 Annual Report (for the fiscal year ended December
                           31, 2000) which are incorporated by reference in this filing.
 *23(a)             --     Consent of Deloitte & Touche llp.
 *23(b)             --     Consent of Arthur Andersen LLP.
 *24                --     Power of Attorney.
WTU++
     3(a)           --      Restated Articles of Incorporation, as amended, and Articles of Amendment to the Articles of
                           Incorporation [Annual Report on Form 10-K of WTU for the fiscal year ended December 31, 1996,
                           File No. 0-340, Exhibit 3.5].
     3(b)           --     By-Laws  of WTU  (amended  as of May 1,  2000)  [Quarterly  Report on Form 10-Q of WTU for the
                           quarter ended March 31, 2000, File No. 0-340, Exhibit 3.4].
     4(a)           --     Indenture, dated August 1, 1943, between WTU and Harris Trust and Savings Bank and J.
                           Bartolini, as Trustees, as amended and supplemented [Registration Statement No. 2-60712,
                           Exhibit 5.05; Registration Statement No. 2-63931, Exhibit 2.02; Registration Statement No.
                           2-74408, Exhibit 4.02; Form U-1 No. 70-6820, Exhibit 12; Form U-1 No. 70-6925, Exhibit 13;
                           Registration Statement No. 2-98843, Exhibit 4(b); Form U-1 No. 70-7237, Exhibit 4; Form U-1
                           No. 70-7719, Exhibit 3; Form U-1 No. 70-7936, Exhibit 10; Form U-1 No. 70-8057, Exhibit 10;
                           Form U-1 No. 70-8265, Exhibit 10; Form U-1 No. 70-8057, Exhibit 10(b); Form U-1 No. 70-8057,
                           Exhibit 10(c)].
 *12                --     Statement re: Computation of Ratios.
 *13                --     Copy of those portions of the WTU 2000 Annual Report (for the fiscal year ended December 31,
                           2000) which are incorporated by reference in this filing.
WTU++ (continued)
 *24                --     Power of Attorney.

                                                         -------------------------------------
                                                         -------------------------------------

++Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants.  The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D
                    AMERICAN ELECTRIC POWER COMPANY, INC. AND
                           ITS CONSOLIDATED AFFILIATES
                    TAX AGREEMENT UNDER TITLE 17, CHAPTER II
                  OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
                    (C) OF SECTION 250.45 REGARDING METHOD OF
                      ALLOCATING CONSOLIDATED INCOME TAXES



         The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

(1) The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of general business credits including foreign tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering general business credits, which would have resulted had the loss company historically filed a separate return.

(2) The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss (excluding the effects of extraordinary items which do not apply to the regulated business) in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

(3) To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

(4) General business credits, other tax credits, and foreign tax credits shall be equitably allocated to those members whose investments or contributions generates the tax credit.

(5) If the tax credits can not be entirely utilized to offset the consolidated tax liability, the tax credit carryover shall be equitably allocated to those members whose investments or contributions generated the credit.

(6) Should the consolidated group generate a net operating tax loss for a calendar year, the tax benefits of any resultant carryback refund shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of general business credits, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. A consolidated net operating tax loss carryfoward shall be allocated proportionately to member companies that generated the original tax losses that gave rise to the consolidated net operating tax loss carryforward.

(7) A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

(8) No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

(9) Prior to the 1991 tax year, CSW Leasing, Inc. and CSW Energy Inc. were excluded from the tax allocation pursuant to Rule 45(c)(4) and the tax benefits attributable to such companies' losses and credits were allocated to the Central and South West Corporation. These excluded companies retain separate return carryover rights for the losses and credits availed of by the parent corporation through the consolidated return. On future consolidated tax allocations, Central and South West Corporation shall pay such companies for the previously allocated tax benefits to the extent the companies are able to offset separate return corporate taxable income with such carryovers.

(10) In the event the consolidated tax liability is subsequently revised by Internal Revenue Service audit adjustments, amended returns, claims for refund, or otherwise, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return using the tax allocation agreement which was in effect at that time.

         Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

         This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

         The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

                  COMPANY                     OFFICER'S SIGNATURE
-------------------------------------------  ---------------------

American Electric Power Company, Inc.        /S/ W.L. Scott
                                             ---------------------

American Electric Power Service Corporation  /S/ W.L. Scott
                                             ---------------------

AEP C&I Company, LLC                         /S/ Timothy A. King
                                             ---------------------

AEP Communications, Inc.                     /S/ W.L. Scott
                                             ---------------------

AEP Communications, LLC                      /S/ Jeffrey D. Cross
                                             ---------------------

AEP Credit, Inc.                             /S/ W.L. Scott
                                             ---------------------

AEP Delaware Investment Company              /S/ Mark A. Pyle
                                             ---------------------

AEP Delaware Investment Company II           /S/ Mark A. Pyle
                                             ---------------------

AEP Energy Management, LLC                   /S/ Jeffrey D. Cross
                                             ---------------------

AEP Energy Services, Inc.                    /S/ W.L. Scott
                                             ---------------------

AEP Energy Services Gas Holding Company      /S/ Mark A. Pyle
                                             ---------------------

AEP Energy Services Investments, Inc.        /S/ Mark A. Pyle
                                             ---------------------

AEP Energy Services Ventures, Inc.           /S/ Mark A. Pyle
                                             ---------------------

AEP Energy Services Ventures II, Inc.        /S/ Mark A. Pyle
                                             ---------------------

AEP Energy Services Ventures III, Inc.       /S/ Mark A. Pyle
                                             ---------------------

AEP Fiber Ventures, LLC                      /S/ Timothy A. King
                                             ---------------------

AEP Gas Power GP, LLC                        /S/ Timothy A. King
                                             ---------------------

AEP Gas Power System GP, LLC                 /S/ Jeffrey D. Cross
                                             ---------------------

AEP Generating Company                       /S/ W.L. Scott
                                             ---------------------

AEP Investments, Inc.                        /S/ W.L. Scott
                                             ---------------------

AEP Ohio Commercial & Industrial Retail Co.  /S/ Timothy A. King
                                             ---------------------

AEP Ohio Retail Energy, LLC                  /S/ Jeffrey D. Cross
                                             ---------------------

AEP Power Marketing, Inc.                    /S/ Thomas Ashford
                                             ---------------------

AEP Pro Serv, Inc.                           /S/ W.L. Scott
                                             ---------------------

AEP Resources, Inc.                          /S/ W.L. Scott
                                             ---------------------

AEP Resources Services, LLC                  /S/ Jeffrey D. Cross
                                             ---------------------

AEP Retail Energy, LLC                       /S/ Jeffrey D. Cross
                                             ---------------------

AEP T & D Services, LLC                      /S/ Timothy A. King
                                             ---------------------

AEP Texas Commercial & Industrial Retail GP  /S/ Timothy A. King
                                             ---------------------

AEP Texas Retail GP, LLC                     /S/ Timothy A. King
                                             ---------------------

Appalachian Power Company                    /S/ W.L. Scott
                                             ---------------------

Ash Creek Mining Company                     /S/ W.L. Scott
                                             ---------------------

Blackhawk Coal Company                       /S/ W.L. Scott
                                             ---------------------

Cedar Coal Company                           /S/ W.L. Scott
                                             ---------------------

Central and South West Corporation           /S/ W.L. Scott
                                             ---------------------

Central and South West Services, Inc.        /S/ W.L. Scott
                                             ---------------------

Central Appalachian Coal Company             /S/ W.L. Scott
                                             ---------------------

Central Coal Company                         /S/ W.L. Scott
                                             ---------------------

Central Ohio Coal Company                    /S/ W.L. Scott
                                             ---------------------

Central Power and Light Company              /S/ W.L. Scott
                                             ---------------------

Colomet, Inc.                                /S/ W.L. Scott
                                             ---------------------

Columbus Southern Power Company              /S/ W.L. Scott
                                             ---------------------

Conesville Coal Preparation Company          /S/ W.L. Scott
                                             ---------------------

C3 Communications, Inc.                      /S/ W.L. Scott
                                             ---------------------

CSW Development-I, Inc.                      /S/ Mark A. Pyle
                                             ---------------------

CSW Development-II, Inc.                     /S/ Mark A. Pyle
                                             ---------------------

CSW Development-3, Inc.                      /S/ Mark A. Pyle
                                             ---------------------

CSW Eastex GP I, Inc.                        /S/ Mark A. Pyle
                                             ---------------------

CSW Eastex GP II, Inc.                       /S/ Mark A. Pyle
                                             ---------------------

CSW Eastex LP I, Inc.                        /S/ Mark A. Pyle
                                             ---------------------

CSW Eastex LP II, Inc.                       /S/ Mark A. Pyle
                                             ---------------------

CSW Energy, Inc.                             /S/ W.L. Scott
                                             ---------------------

CSW Energy Services, Inc.                    /S/ Thomas Ashford
                                             ---------------------

CSW Frontera GP I, Inc.                      /S/ Timothy A. King
                                             ---------------------

CSW Frontera GP II, Inc.                     /S/ Timothy A. King
                                             ---------------------

CSW Frontera LP I, Inc.                      /S/ Timothy A. King
                                             ---------------------

CSW Frontera LP II, Inc.                     /S/ Timothy A. King
                                             ---------------------

CSW Ft. Lupton, Inc.                         /S/ Mark A. Pyle
                                             ---------------------
CSW International, Inc.                      /S/ W.L. Scott
                                             ---------------------

CSW International (U.K.), Inc.               /S/ Mark A. Pyle
                                             ---------------------

CSW International Two, Inc.                  /S/ Mark A. Pyle
                                             ---------------------

CSW International Three, Inc.                /S/ Mark A. Pyle
                                             ---------------------

CSW Leasing, Inc.                            /S/ W.L. Scott
                                             ---------------------

CSW Mulberry, Inc.                           /S/ Mark A. Pyle
                                             ---------------------

CSW Mulberry II, Inc.                        /S/ Mark A. Pyle
                                             ---------------------

CSW Nevada, Inc.                             /S/ Mark A. Pyle
                                             ---------------------

CSW Northwest GP, Inc.                       /S/ Mark A. Pyle
                                             ---------------------

CSW Northwest LP, Inc.                       /S/ Mark A. Pyle
                                             ---------------------

CSW Orange, Inc.                             /S/ Mark A. Pyle
                                             ---------------------

CSW Orange II, Inc.                          /S/ Mark A. Pyle
                                             ---------------------

CSW Power Marketing, Inc.                    /S/ Mark A. Pyle
                                             ---------------------

CSW Services International, Inc.             /S/ Mark A. Pyle
                                             ---------------------

CSW Sweeny GP I, Inc.                        /S/ Mark A. Pyle
                                             ---------------------

CSW Sweeny GP II, Inc.                       /S/ Mark A. Pyle
                                             ----------------

CSW Sweeny LP I, Inc.                        /S/ Mark A. Pyle
                                             ---------------------

CSW Sweeny LP II, Inc.                       /S/ Mark A. Pyle
                                             ---------------------

CSWC Southwest Holding, Inc.                 /S/ Mark A. Pyle
                                             ---------------------

CSWC TeleChoice, Inc.                        /S/ Mark A. Pyle
                                             ---------------------

CSWC TeleChoice Management, Inc.             /S/ Mark A. Pyle
                                             ---------------------

Datapult, LLC                                /S/ Timothy A. King
                                             ---------------------

DECCO II, LLC                                /S/ Mark A. Pyle
                                             ---------------------

Diversified Energy Contractors Co., LLC      /S/ Mark A. Pyle
                                             ---------------------

Enershop, Inc.                               /S/ Mark A. Pyle
                                             ---------------------

Envirotherm, Inc.                            /S/ Mark A. Pyle
                                             ---------------------

Franklin Real Estate Company                 /S/ W.L. Scott
                                             ---------------------

Indiana Franklin Realty, Inc.                /S/ W.L. Scott
                                             ---------------------

Indiana Michigan Power Company               /S/ W.L. Scott
                                             ---------------------

Industry and Energy Associates, LLC          /S/ Mark A. Pyle
                                             ---------------------

Kentucky Power Company                       /S/ W.L. Scott
                                             ---------------------

Kingsport Power Company                      /S/ W.L. Scott
                                             ---------------------

Latin American Energy Holding, Inc.          /S/ Mark A. Pyle
                                             ---------------------

LIG, Inc.                                    /S/ Mark A. Pyle
                                             ---------------------

LIG Chemical Company                         /S/ Mark A. Pyle
                                             ---------------------

LIG Liquids Company, LLC                     /S/ Mark A. Pyle
                                             ---------------------

LIG Pipeline Company                         /S/ Mark A. Pyle
                                             ---------------------

Louisiana Intrastate Gas Company, LLC        /S/ Mark A. Pyle
                                             ---------------------

Mutual Energy, LLC                           /S/ Timothy A. King
                                             ---------------------

Mutual Energy Service Company, LLC           /S/ Timothy A. King
                                             ---------------------

Newgulf Power Venture, Inc.                  /S/ Mark A. Pyle
                                             ---------------------

Noah I Power G.P., Inc.                      /S/ Mark A. Pyle
                                             ---------------------

Ohio Power Company                           /S/ W.L. Scott
                                             ---------------------

Price River Coal Company, Inc.               /S/ W.L. Scott
                                             ---------------------

Public Service Company of Oklahoma           /S/ W.L. Scott
                                             ---------------------

Simco, Inc.                                  /S/ W.L. Scott
                                             ---------------------

Southern Appalachian Coal Company            /S/ W.L. Scott
                                             ---------------------

Southern Ohio Coal Company                   /S/ W.L. Scott
                                             ---------------------

Southwest Arkansas Utilities Corp.           /S/ W.L. Scott
                                             ---------------------

Southwestern Electric Power Company          /S/ W.L. Scott
                                             ---------------------

Southwestern Wholesale Electric Company      /S/ Mark A. Pyle
                                             ---------------------

Tuscaloosa Pipeline Company                  /S/ Mark A. Pyle
                                             ---------------------

Ventures Lease Co., LLC                      /S/ Timothy A. King
                                             ---------------------

West Texas Utilities Company                 /S/ W.L. Scott
                                             ---------------------

West Virginia Power Company                  /S/ W.L. Scott
                                             ---------------------

Wheeling Power Company                       /S/ W.L. Scott
                                             ---------------------

Windsor Coal Company                         /S/ W.L. Scott
                                             ---------------------

EXHIBIT E

                                    CONTENTS


1        CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER FULE 26
2        COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b)
3 SWEPCo STATEMENT OF ENVIRONMENTAL LABORATORY SERVICES FOR THE YEAR ENDED DECEMBER 31, 2000


EXHIBIT E DOCUMENT:

1        CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES (PURSUANT TO RULE 26)

         THE FEDERAL ENERGY REGULATORY COMMISSION (FERC) UNIFORM SYSTEM OF ACCOUNTS (US OF A) IS USED BY MOST OF THE AEP SYSTEM COMPANIES WITH MODIFICATIONS AS NECESSARY TO ACCOUNT FOR NON-UTILITY BUSINESS OPERATIONS. CERTAIN AEP SYSTEM COMPANIES DO NOT FOLLOW THE FERC US OF A, THOSE COMPANIES USE THE TYPICAL COMMERCIAL CHART OF ACCOUNTS APPLICABLE FOR THAT TYPE OF BUSINESS OPERATION.

2        COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy . . . . . . Incorporated by Reference
                                        to 1994 Form U5S Annual
                                        Report, File No. 30-150.

              3.       SOUTHWESTERN ELECTRIC POWER COMPANY
                        ENVIRONMENTAL SERVICES LABORATORY
                                    ANALYSIS
                                      2000


Sabine Mining Company                                                  $37,212

Maxim Technologist Inc.                                                 10,224

Whited's Wash Pit, Inc.                                                  5,697

General Electric Company                                                 3,826

Kairos Corp                                                              3,245

Jones Environmental Inc.                                                 3,020

Gulf States Laboratories                                                 1,091

Altec Environmental Consultants                                            953

Miscellaneous (less than $500)                                           1,196
                                                                         -----
     Total                                                             $66,464
                                                                       =======

EXHIBIT F

                                                        TOTAL COMPANY SUMMARY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                  Total          KGPCO           APCO            KPCO            I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                    126,880.58           80.68        22,359.19         9,433.23        2,080.77
  ECONOMIC DEVELOPMENT                   79,094.54       37,083.12         3,544.87            20.16       30,388.38
  BUSINESS SERVICES                     164,180.92            0.00             0.00             0.00            0.00
DISTRIBUTION REGIONS
  MANAGERIAL                            276,661.94        2,084.73        19,716.25         6,850.84       41,122.08
  CUSTOMER SERVICES                   2,857,471.95      119,989.23       318,461.61       614,837.04       24,404.64
  ENGENEERING & PLANNING                568,477.21        1,032.17        88,015.14       100,402.48        2,297.60
  ENGINEERING INFO & DRAFTING           478,044.30       22,832.98         4,411.10        85,001.01          373.81
  STORES                                  5,346.84            0.48           383.09           (82.33)         187.39
  OPERATIONS-ADMINISTRATIVE             700,702.90       45,739.37        18,918.77       179,106.05        1,837.41
  OPERATIONS-METER                      681,495.56       79,341.97        67,998.51       136,068.61          980.34
  OPERATIONS-LINE                     2,797,317.33       23,714.07       676,062.77       479,383.35       76,917.64
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS               322,386.08          635.88        20,189.29         4,157.66        6,819.21
  RIGHT OF WAY MAINTENANCE              463,269.84       14,469.30        19,647.38        74,847.51        6,286.86
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING             165,421.86        1,006.30        12,708.39        10,081.14       19,298.95
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                 109,889.80       21,733.10           258.20        83,575.22        2,503.21
  JOINT USE                             (65,273.83)         962.88         1,416.30        10,552.17          196.34
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       2,292.34           (5.27)          850.96           (15.84)         (47.53)
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                   1,380,143.45        5,740.58       298,554.79        69,302.73       33,492.15
  PROTECTION & CONTROL                  676,594.51       15,596.83       130,045.19        42,323.05       35,978.51
  STATION                             3,153,257.99      102,134.81       401,923.65       169,708.47       77,014.22
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                       29,766.83            2.59         3,119.55        10,648.75           31.54
  LINE ENG/RIGHT OF WAY                  10,985.90            0.00             0.00         1,361.06          219.91
  LINE ENGINEERING/SURVEY                 7,545.00            0.00             0.00             0.00            0.00
  PROTECTION & CONTROL                        0.00            0.00             0.00             0.00            0.00
  STATION ENGINEERING                     1,633.96        1,286.31             0.00            21.00           69.00
 STATION CONSTRUCTION O&M ADM                 0.00            0.00             0.00             0.00            0.00
  SYSTEM MAINT-TOOLS/EQUIP              624,624.98       25,331.64        39,236.30        72,035.11      142,343.62
 OPERATIONS CENTER                    1,413,187.63        1,334.12       210,588.40       132,092.54      269,501.20
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                52,911.95          286.20           294.18         7,986.29       11,441.26
  METER OPERATIONS                      873,620.18       13,607.89       130,724.59        97,335.86      199,767.99
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                         0.00            0.00             0.00             0.00            0.00
  TELECOM OPERATIONS                    542,054.09        7,404.84        95,108.03        16,644.62       68,886.12
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY              272,468.67            0.00           253.66           453.30            0.00
  LAND MGMT-REAL ESTATE                 264,471.21        1,119.76            12.25           466.42        1,398.79
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                       50.70            0.00             0.00             0.00            0.00
COAL TERMINAL
  COOK COAL TERMINAL                        434.00            0.00           434.00             0.00            0.00
  PUTNAM                                      0.00            0.00             0.00             0.00            0.00
FOSSIL POWER PLANT
  MANAGERIAL                            362,812.95            0.00       156,418.19         7,263.44       32,231.62
  ENERGY PRODUCTION                     648,771.62            0.00       527,319.88       115,036.80        1,659.49
  PRODUCTION SUPPORT                    157,446.21        4,864.38        15,703.06       119,886.70       10,375.95
  ADMINISTRATIVE & TECH SERV              6,546.40            2.59         1,898.91         3,515.81           32.99
HYDRO PLANT                             279,508.69          224.14         4,758.22         2,520.43      149,196.23
NUCLEAR GENERATION                          439.75            0.00           154.39             0.00            0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              632,026.99       25,319.69         8,333.11         4,324.22        1,784.55
  CORPORATE COMMUNICATIONS              394,781.62        1,213.22        16,621.61         4,868.82        9,893.45
  RATES                                 239,837.35       15,532.15           (82.35)          (18.31)         (50.70)
  OTHER ADMIN GROUPS                 (2,441,132.86)     (43,504.90)    1,728,180.31        19,469.25   (1,103,267.70)
 ACCOUNTING
  ADMINISTRATIVE                         27,123.79          677.41         6,936.28         1,868.38        5,696.79
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN              115,458.75        2,711.34             4.03             0.00            0.00
  FLEET MANAGEMENT                    1,044,825.21       16,490.98       203,854.54        30,749.55        2,654.23
  BUILDING SERVICES                   1,261,399.45       26,562.69       273,499.98        68,260.68      140,134.88
  OFFICE SERVICES                     1,151,911.68       37,655.83       372,214.56        82,663.11      243,308.36
LABOR FRINGES ON O&M LABOR            2,256,228.14       51,933.32       341,165.39       265,165.01      120,106.03
TOTAL O&M COSTS                      25,175,396.95      684,229.40     6,242,216.52     3,140,171.39      669,547.58
CONSTRUCTION, RETIRE, OTHER WIP      30,790,932.02      473,331.18     2,972,146.62     4,840,417.79    2,686,260.87
MATERIAL & SUPPLY COSTS               9,297,210.72       66,689.44     1,975,237.86     1,670,537.85      332,913.31
FACILITY COSTS                        8,084,664.00       41,844.00       286,344.00       263,712.00       13,524.00
INVESTMENT CARRYING CHARGES           5,292,660.00       34,104.00       443,328.00       256,908.00       45,372.00
COMPANY TOTAL                        78,640,863.69    1,300,198.02    11,919,273.00    10,171,747.03    3,747,617.76

                                                        TOTAL COMPANY SUMMARY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK              WPCO           OPCO               CSP             AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                     2,643.63        89,653.26           629.82             0.00
  ECONOMIC DEVELOPMENT                   3,187.84         4,816.40            53.77             0.00
  BUSINESS SERVICES                          0.00       164,180.92             0.00             0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             6,532.46       190,925.60         9,429.98             0.00
  CUSTOMER SERVICES                    162,062.66     1,393,682.29       224,034.48             0.00
  ENGENEERING & PLANNING                35,825.46       283,178.21        57,726.15             0.00
  ENGINEERING INFO & DRAFTING          136,683.37       225,070.70         3,671.33             0.00
  STORES                                     9.68         5,089.58          (237.79)           (3.26)
  OPERATIONS-ADMINISTRATIVE             85,347.65       364,058.35         5,695.30             0.00
  OPERATIONS-METER                      32,549.58       234,645.01       129,911.54             0.00
  OPERATIONS-LINE                       99,842.26       525,390.14       916,007.10             0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                6,233.32       269,387.17        14,963.55             0.00
  RIGHT OF WAY MAINTENANCE              11,951.30       321,624.50        14,442.99             0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              3,922.46       103,510.65        14,893.97             0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                     51.31         1,040.32           728.44             0.00
  JOINT USE                             25,499.15      (108,109.56)        4,208.89             0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                        186.26           464.43           859.33             0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     31,182.99       267,104.42       674,765.79             0.00
  PROTECTION & CONTROL                 142,427.77       220,337.68        89,885.48             0.00
  STATION                              176,952.17     1,545,485.21       680,039.46             0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                           2.57         8,245.36         7,716.47             0.00
  LINE ENG/RIGHT OF WAY                      0.00         7,151.85         2,253.08             0.00
  LINE ENGINEERING/SURVEY                    0.00             0.00         7,545.00             0.00
  PROTECTION & CONTROL                       0.00             0.00             0.00             0.00
  STATION ENGINEERING                        3.00            96.00           158.65             0.00
 STATION CONSTRUCTION O&M ADM                0.00             0.00             0.00             0.00
  SYSTEM MAINT-TOOLS/EQUIP               9,240.88       223,119.40       113,318.03             0.00
 OPERATIONS CENTER                      19,295.13       589,067.71       191,308.53             0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                1,621.49        13,482.56        17,799.97             0.00
  METER OPERATIONS                      19,413.62       129,563.75       283,206.48             0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                        0.00             0.00             0.00             0.00
  TELECOM OPERATIONS                    50,615.30       260,970.83        42,424.35             0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                   7.67       268,798.56         2,955.48             0.00
  LAND MGMT-REAL ESTATE                     78.17       247,672.65        13,723.17             0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                       0.00            50.70             0.00             0.00
COAL TERMINAL
  COOK COAL TERMINAL                         0.00             0.00             0.00             0.00
  PUTNAM                                     0.00             0.00             0.00             0.00
FOSSIL POWER PLANT
  MANAGERIAL                               299.17       161,583.38         5,017.15             0.00
  ENERGY PRODUCTION                         14.68         3,202.32         1,538.45             0.00
  PRODUCTION SUPPORT                         0.00         4,158.64         2,457.48             0.00
  ADMINISTRATIVE & TECH SERV                 2.60         1,322.80          (229.30)            0.00
HYDRO PLANT                                224.05       118,784.56         3,801.06             0.00
NUCLEAR GENERATION                           0.00           285.36             0.00             0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              76,789.36       486,781.74        28,694.32             0.00
  CORPORATE COMMUNICATIONS               5,367.77        91,135.83       265,680.92             0.00
  RATES                                 40,107.59       178,847.43         5,501.54             0.00
  OTHER ADMIN GROUPS                   (92,658.57      (656,167.70)       48,567.28
 ACCOUNTING
  ADMINISTRATIVE                           734.99         6,147.96         5,061.98             0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN               6,708.11       106,035.27             0.00             0.00
  FLEET MANAGEMENT                      37,498.61       490,711.79       164,559.16        98,306.35
  BUILDING SERVICES                     43,682.80       577,350.92       131,052.09           855.41
  OFFICE SERVICES                       31,723.07       229,866.53       154,480.22             0.00
LABOR FRINGES ON O&M LABOR             110,787.85       970,614.04       379,748.92        16,707.58
TOTAL O&M COSTS                      1,324,651.23     8,934,832.39     4,015,315.08       164,433.36
CONSTRUCTION, RETIRE, OTHER WIP      1,257,731.67     9,215,086.61     9,345,957.28             0.00
MATERIAL & SUPPLY COSTS                100,395.74     1,270,054.32     3,862,068.57        19,313.63
FACILITY COSTS                          74,184.00       488,664.00       325,044.00     6,591,348.00
INVESTMENT CARRYING CHARGES             72,492.00       538,860.00       534,024.00     3,367,572.00
COMPANY TOTAL                        2,829,454.64    20,447,497.32    18,082,408.93    10,142,666.99

                                                       KINGSPORT POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK                  Total          KGPCO           APCO            KPCO            I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                              -              0              0               0              0
  ECONOMIC DEVELOPMENT                            -              0              0               0              0
  BUSINESS SERVICES                               -              0              0               0              0
DISTRIBUTION REGIONS
  MANAGERIAL                               2,611.67              0       2,460.55          151.12              0
  CUSTOMER SERVICES                       31,065.33              0      30,976.23            89.1              0
  ENGENEERING & PLANNING                  35,552.23              0      35,471.69               0              0
  ENGINEERING INFO & DRAFTING                     -              0              0               0              0
  STORES                                          -              0              0               0              0
  OPERATIONS-ADMINISTRATIVE                       -              0              0               0              0
  OPERATIONS-METER                         8,469.72              0       8,469.72               0              0
  OPERATIONS-LINE                         41,135.00              0      41,083.18               0              0
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                         -              0              0               0              0
  RIGHT OF WAY MAINTENANCE                        -              0              0               0              0
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING                       -              0              0               0              0
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                           -              0              0               0              0
  JOINT USE                                       -              0              0               0              0
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                               -              0              0               0              0
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                        5,191.60              0       5,191.60               0              0
  PROTECTION & CONTROL                    15,921.85              0      15,911.38           10.47              0
  STATION                                 98,011.16              0      96,169.90        1,841.26              0
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                                -              0              0               0              0
  LINE ENG/RIGHT OF WAY                           -              0              0               0              0
  LINE ENGINEERING/SURVEY                         -              0              0               0              0
  PROTECTION & CONTROL                            -              0              0               0              0
  STATION ENGINEERING                             -              0              0               0              0
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                        -              0              0               0              0
 OPERATIONS CENTER                                -              0              0               0              0
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                         -              0              0               0              0
  METER OPERATIONS                                -              0              0               0              0
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                             -              0              0               0              0
  TELECOM OPERATIONS                      11,386.84              0      11,386.84               0              0
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                        -              0              0               0              0
  LAND MGMT-REAL ESTATE                           -              0              0               0              0
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                            -              0              0               0              0
COAL TERMINAL
  COOK COAL TERMINAL                              -              0              0               0              0
  PUTNAM                                          -              0              0               0              0
FOSSIL POWER PLANT
  MANAGERIAL                                      -              0              0               0              0
  ENERGY PRODUCTION                               -              0              0               0              0
  PRODUCTION SUPPORT                              -              0              0               0              0
  ADMINISTRATIVE & TECH SERV                      -              0              0               0              0
HYDRO PLANT                                       -              0              0               0              0
NUCLEAR GENERATION                                -              0              0               0              0
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                   127.92              0         127.92               0              0
  CORPORATE COMMUNICATIONS                    17.43              0            4.8            1.07            3.2
  RATES                                           -              0              0               0              0
  OTHER ADMIN GROUPS                      69,463.56              0      65,794.49        1,530.00       2,102.35
 ACCOUNTING
  ADMINISTRATIVE                                  -              0              0               0              0
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                        -              0              0               0              0
  FLEET MANAGEMENT                        43,283.29              0      43,283.29               0              0
  BUILDING SERVICES                       40,303.05              0      36,504.72        3,798.33              0
  OFFICE SERVICES                                 -              0              0               0              0
LABOR FRINGES ON O&M LABOR                29,044.75              0      28,643.55          379.78              0
TOTAL O&M COSTS                          431,585.40              0     421,479.86        7,801.13       2,105.55
CONSTRUCTION, RETIRE, OTHER WI           375,509.85              0     280,159.38       86,423.72       4,804.65
MATERIAL & SUPPLY COSTS                   31,482.72              0      16,662.52           11.98           8.91
FACILITY COSTS                            10,008.00              0              0               0              0
INVESTMENT CARRYING CHARGES               26,352.00              0              0               0              0
COMPANY TOTAL                            874,937.97           0.00     718,301.76       94,236.83       6,919.11

                                                       KINGSPORT POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                   WPCO           OPCO            CSP           AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                              0              0              0               0
  ECONOMIC DEVELOPMENT                            0              0              0               0
  BUSINESS SERVICES                               0              0              0               0
DISTRIBUTION REGIONS
  MANAGERIAL                                      0              0              0               0
  CUSTOMER SERVICES                               0              0              0               0
  ENGENEERING & PLANNING                          0          80.54              0               0
  ENGINEERING INFO & DRAFTING                     0              0              0               0
  STORES                                          0              0              0               0
  OPERATIONS-ADMINISTRATIVE                       0              0              0               0
  OPERATIONS-METER                                0              0              0               0
  OPERATIONS-LINE                                 0          19.81          32.01               0
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                         0              0              0               0
  RIGHT OF WAY MAINTENANCE                        0              0              0               0
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING                       0              0              0               0
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                           0              0              0               0
  JOINT USE                                       0              0              0               0
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                               0              0              0               0
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                               0              0              0               0
  PROTECTION & CONTROL                            0              0              0               0
  STATION                                         0              0              0               0
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                                0              0              0               0
  LINE ENG/RIGHT OF WAY                           0              0              0               0
  LINE ENGINEERING/SURVEY                         0              0              0               0
  PROTECTION & CONTROL                            0              0              0               0
  STATION ENGINEERING                             0              0              0               0
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                        0              0              0               0
 OPERATIONS CENTER                                0              0              0               0
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                         0              0              0               0
  METER OPERATIONS                                0              0              0               0
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                             0              0              0               0
  TELECOM OPERATIONS                              0              0              0               0
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                        0              0              0               0
  LAND MGMT-REAL ESTATE                           0              0              0               0
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                            0              0              0               0
COAL TERMINAL
  COOK COAL TERMINAL                              0              0              0               0
  PUTNAM                                          0              0              0               0
FOSSIL POWER PLANT
  MANAGERIAL                                      0              0              0               0
  ENERGY PRODUCTION                               0              0              0               0
  PRODUCTION SUPPORT                              0              0              0               0
  ADMINISTRATIVE & TECH SERV                      0              0              0               0
HYDRO PLANT                                       0              0              0               0
NUCLEAR GENERATION                                0              0              0               0
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                        0              0              0               0
  CORPORATE COMMUNICATIONS                     0.35           5.16           2.85               0
  RATES                                           0              0              0               0
  OTHER ADMIN GROUPS                              0          36.72              0            0.00
 ACCOUNTING
  ADMINISTRATIVE                                  0              0              0               0
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                        0              0              0               0
  FLEET MANAGEMENT                                0              0              0               0
  BUILDING SERVICES                               0              0              0               0
  OFFICE SERVICES                                 0              0              0               0
LABOR FRINGES ON O&M LABOR                        0           20.2           1.22               0
TOTAL O&M COSTS                                0.35         162.43          36.08               0
CONSTRUCTION, RETIRE, OTHER WI                 5.72       3,401.84         714.54               0
MATERIAL & SUPPLY COSTS                           0      14,298.34         500.97               0
FACILITY COSTS                                    0              0              0       10,008.00
INVESTMENT CARRYING CHARGES                       0              0              0       26,352.00
COMPANY TOTAL                                  6.07      17,862.61       1,251.59       36,360.00

                                                      APPALACHIAN POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK                Total          KGPCO      APCO        KPCO            I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      8,761.42            0.00    0.00       8,761.42          0.00
  ECONOMIC DEVELOPMENT                   40,266.82       37,076.65    0.00           0.76          2.17
  BUSINESS SERVICES                        --                 0.00    0.00           0.00          0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              3,237.34        1,991.95    0.00       1,241.88          0.00
  CUSTOMER SERVICES                     684,488.94      119,283.50    0.00     430,624.05      5,885.67
  ENGENEERING & PLANNING                 11,579.47          488.65    0.00       7,962.48        490.22
  ENGINEERING INFO & DRAFTING           107,475.90       22,791.44    0.00      75,186.79          0.00
  STORES                                    (47.63)           0.00    0.00         (83.77)         0.00
  OPERATIONS-ADMINISTRATIVE             145,322.00       45,737.31    0.00      96,298.62      1,033.10
  OPERATIONS-METER                      197,390.77       79,312.61    0.00     110,985.62      1,746.43
  OPERATIONS-LINE                       459,190.55       22,791.74    0.00     343,767.26      2,302.60
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                  --                 0.00    0.00           0.00          0.00
  RIGHT OF WAY MAINTENANCE               60,632.12       14,424.41    0.00      43,175.29        509.78
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              57,128.99          681.71    0.00       6,783.76     12,228.86
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                 108,039.63       21,713.98    0.00      83,517.85      1,521.19
  JOINT USE                              11,169.24          905.73    0.00      10,263.51          0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                        (233.36)          (6.39)   0.00         (19.17)       (57.55)
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                      37,179.92        5,629.47    0.00      31,723.61      4,305.76
  PROTECTION & CONTROL                  105,923.55       15,596.80    0.00      38,725.26     21,614.87
  STATION                               570,507.63       66,327.85    0.00     104,199.98     17,144.23
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                       18,455.55            2.59    0.00      10,648.75         31.54
  LINE ENG/RIGHT OF WAY                   3,923.87            0.00    0.00       1,361.06        219.91
  LINE ENGINEERING/SURVEY                 7,545.00            0.00    0.00           0.00          0.00
  PROTECTION & CONTROL                     --                 0.00    0.00           0.00          0.00
  STATION ENGINEERING                     1,633.96        1,286.31    0.00          21.00         69.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP              436,137.64       25,083.86    0.00      65,368.37    111,707.53
 OPERATIONS CENTER                      826,455.69        1,132.18    0.00      79,526.94    259,569.74
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                39,694.45          264.42    0.00       7,920.92     10,014.58
  METER OPERATIONS                      420,745.42        7,454.47    0.00      69,332.09     97,659.32
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                      --                 0.00    0.00           0.00          0.00
  TELECOM OPERATIONS                     33,680.31        4,236.29    0.00       1,084.38      5,991.90
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                5,127.28            0.00    0.00           0.00          0.00
  LAND MGMT-REAL ESTATE                   5,409.75           77.26    0.00         463.71      1,391.08
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                     --                 0.00    0.00           0.00          0.00
COAL TERMINAL
  COOK COAL TERMINAL                       --                 0.00    0.00           0.00          0.00
  PUTNAM                                   --                 0.00    0.00           0.00          0.00
FOSSIL POWER PLANT
  MANAGERIAL                            174,676.52            0.00    0.00       7,258.05      2,041.93
  ENERGY PRODUCTION                      88,516.41            0.00    0.00      84,129.86          0.00
  PRODUCTION SUPPORT                     30,074.98            0.00    0.00      27,144.63        450.00
  ADMINISTRATIVE & TECH SERV              3,458.50            0.00    0.00       3,458.50          0.00
HYDRO PLANT                             274,495.35          224.14    0.00       2,519.39    149,196.23
NUCLEAR GENERATION                         --                 0.00    0.00           0.00          0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              102,637.16       24,977.46    0.00       1,067.97          0.00
  CORPORATE COMMUNICATIONS                6,592.96           47.84    0.00         545.72         98.78
  RATES                                  57,752.81       15,538.24    0.00           0.00          0.00
  OTHER ADMIN GROUPS                 (3,599,249.18)     (55,367.95)   0.00    (140,801.36)  (768,723.05)
 ACCOUNTING
  ADMINISTRATIVE                          7,411.78          163.61    0.00         490.86      1,472.54
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                  609.81          609.81    0.00           0.00          0.00
  FLEET MANAGEMENT                       48,445.08       16,370.01    0.00      23,467.56         17.65
  BUILDING SERVICES                      47,523.42       17,019.75    0.00      21,912.38          0.40
  OFFICE SERVICES                        15,407.90       15,215.25    0.00         192.65          0.00
LABOR FRINGES ON O&M LABOR              527,976.16       47,290.38    0.00     179,226.96     69,634.43
TOTAL O&M COSTS                       2,193,151.88      576,373.33    0.00   1,839,455.59      9,570.84
CONSTRUCTION, RETIRE, OTHER WI        7,689,745.66      430,147.93    0.00   3,679,412.59    282,171.94
MATERIAL & SUPPLY COSTS               1,395,644.54       55,485.92    0.00     502,528.66     95,514.80
FACILITY COSTS                        1,370,268.00       33,936.00    0.00     157,176.00      1,200.00
INVESTMENT CARRYING CHARGES             779,484.00       27,012.00    0.00     110,268.00     12,108.00
COMPANY TOTAL                        13,428,294.08    1,122,955.18    0.00   6,288,840.84    400,565.58

                                                      APPALACHIAN POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK               WPCO           OPCO            CSP           AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                       0.00            0.00            0.00            0.00
  ECONOMIC DEVELOPMENT                 3,181.37            3.83            2.04            0.00
  BUSINESS SERVICES                        0.00            0.00            0.00            0.00
DISTRIBUTION REGIONS
  MANAGERIAL                               0.00            3.51            0.00            0.00
  CUSTOMER SERVICES                      168.28      123,302.71        5,224.73            0.00
  ENGENEERING & PLANNING                   9.48        2,392.44          236.20            0.00
  ENGINEERING INFO & DRAFTING              0.00        9,497.67            0.00            0.00
  STORES                                   0.00           39.40            0.00           (3.26)
  OPERATIONS-ADMINISTRATIVE               80.01        1,411.68          761.28            0.00
  OPERATIONS-METER                        71.30        4,332.08          942.73            0.00
  OPERATIONS-LINE                      4,516.93       83,160.42        2,651.60            0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                  0.00            0.00            0.00            0.00
  RIGHT OF WAY MAINTENANCE                22.16        2,301.00          199.48            0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              679.42       22,182.51       14,572.73            0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   19.46          538.71          728.44            0.00
  JOINT USE                                0.00            0.00            0.00            0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       (6.40)         (92.70)         (51.15)           0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       79.12       (6,916.77)       2,358.73            0.00
  PROTECTION & CONTROL                   707.12       18,546.46       10,733.04            0.00
  STATION                                593.06      242,607.16      139,635.35            0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                         2.57           53.63        7,716.47            0.00
  LINE ENG/RIGHT OF WAY                    0.00           89.82        2,253.08            0.00
  LINE ENGINEERING/SURVEY                  0.00            0.00        7,545.00            0.00
  PROTECTION & CONTROL                     0.00            0.00            0.00            0.00
  STATION ENGINEERING                      3.00           96.00          158.65            0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP             5,196.19      129,798.79       98,982.90            0.00
 OPERATIONS CENTER                    11,671.33      360,434.39      114,121.11            0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                493.08       13,396.16        7,605.29            0.00
  METER OPERATIONS                     5,480.28      125,702.99      115,116.27            0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                      0.00            0.00            0.00            0.00
  TELECOM OPERATIONS                   1,533.89       14,955.79        5,878.06            0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                 7.67        5,054.40           65.21            0.00
  LAND MGMT-REAL ESTATE                   77.26        1,777.50        1,622.94            0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                     0.00            0.00            0.00            0.00
COAL TERMINAL
  COOK COAL TERMINAL                       0.00            0.00            0.00            0.00
  PUTNAM                                   0.00            0.00            0.00            0.00
FOSSIL POWER PLANT
  MANAGERIAL                             299.17      160,919.14        4,158.23            0.00
  ENERGY PRODUCTION                        0.00        2,786.55        1,600.00            0.00
  PRODUCTION SUPPORT                       0.00        2,470.37            9.98            0.00
  ADMINISTRATIVE & TECH SERV               0.00            0.00            0.00            0.00
HYDRO PLANT                              224.05      118,530.48        3,801.06            0.00
NUCLEAR GENERATION                         0.00            0.00            0.00            0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T            76,591.73            0.00            0.00            0.00
  CORPORATE COMMUNICATIONS             3,636.04        2,176.79           87.79            0.00
  RATES                               40,113.70            0.00        2,100.87            0.00
  OTHER ADMIN GROUPS                  21,669.51   (1,988,730.56)    (668,312.25)       1,016.48
 ACCOUNTING
  ADMINISTRATIVE                         221.20        3,265.11        1,798.46            0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                 0.00            0.00            0.00            0.00
  FLEET MANAGEMENT                      (275.89)       4,642.13          128.52        4,095.10
  BUILDING SERVICES                        2.41        2,699.42        5,889.06            0.00
  OFFICE SERVICES                          0.00            0.00            0.00            0.00
LABOR FRINGES ON O&M LABOR            13,538.68      162,665.57       54,771.96          848.18
TOTAL O&M COSTS                      190,607.18     (373,905.42)     (54,906.14)       5,956.50
CONSTRUCTION, RETIRE, OTHER WI         2,754.84    1,450,879.35    1,844,379.01            0.00
MATERIAL & SUPPLY COSTS                2,327.27      443,148.94      285,965.74       10,673.21
FACILITY COSTS                         9,564.00       14,892.00        4,992.00    1,148,508.00
INVESTMENT CARRYING CHARGES            1,572.00       34,488.00        2,916.00      591,120.00
COMPANY TOTAL                        206,825.29    1,569,502.87    2,083,346.61    1,756,257.71

                                                       KENTUCKY POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total          KGPCO           APCO    KPCO         I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                    19,336.66         0.00      19,336.66    0.00        0.00
  ECONOMIC DEVELOPMENT                     192.79         0.00         192.79    0.00        0.00
  BUSINESS SERVICES                          0.00         0.00           0.00    0.00        0.00
DISTRIBUTION REGIONS
  MANAGERIAL                            31,544.45         0.00           4.28    0.00   31,457.74
  CUSTOMER SERVICES                     22,790.07        83.16         334.35    0.00        0.00
  ENGENEERING & PLANNING                 6,253.65       492.64       4,527.04    0.00       40.72
  ENGINEERING INFO & DRAFTING             (469.00)        0.00        (469.00)   0.00        0.00
  STORES                                   382.52         0.00         397.32    0.00        0.00
  OPERATIONS-ADMINISTRATIVE                  0.00         0.00           0.00    0.00        0.00
  OPERATIONS-METER                      95,577.55         0.00      12,033.21    0.00       65.73
  OPERATIONS-LINE                       79,009.39        25.31       7,387.43    0.00      485.94
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                    0.00         0.00           0.00    0.00        0.00
  RIGHT OF WAY MAINTENANCE               1,942.60         0.00       1,942.60    0.00        0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING                  0.00         0.00           0.00    0.00        0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                      0.00         0.00           0.00    0.00        0.00
  JOINT USE                                  0.00         0.00           0.00    0.00        0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                          0.00         0.00           0.00    0.00        0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                    328,636.22        99.66     220,955.15    0.00    1,404.50
  PROTECTION & CONTROL                 147,071.71         0.03      82,852.29    0.00        7.66
  STATION                              461,820.60    35,775.32     176,534.65    0.00      373.85
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                       3,119.55         0.00       3,119.55    0.00        0.00
  LINE ENG/RIGHT OF WAY                      0.00         0.00           0.00    0.00        0.00
  LINE ENGINEERING/SURVEY                    0.00         0.00           0.00    0.00        0.00
  PROTECTION & CONTROL                       0.00         0.00           0.00    0.00        0.00
  STATION ENGINEERING                        0.00         0.00           0.00    0.00        0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                   0.00         0.00           0.00    0.00        0.00
 OPERATIONS CENTER                           0.00         0.00           0.00    0.00        0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                    0.00         0.00           0.00    0.00        0.00
  METER OPERATIONS                         292.62         0.00         214.08    0.00        0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                        0.00         0.00           0.00    0.00        0.00
  TELECOM OPERATIONS                    59,928.81        95.95      29,923.21    0.00      284.57
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                   0.00         0.00           0.00    0.00        0.00
  LAND MGMT-REAL ESTATE                      0.00         0.00           0.00    0.00        0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                       0.00         0.00           0.00    0.00        0.00
COAL TERMINAL
  COOK COAL TERMINAL                         0.00         0.00           0.00    0.00        0.00
  PUTNAM                                     0.00         0.00           0.00    0.00        0.00
FOSSIL POWER PLANT
  MANAGERIAL                            91,372.72         0.00      91,372.72    0.00        0.00
  ENERGY PRODUCTION                     33,379.98         0.00      33,441.53    0.00        0.00
  PRODUCTION SUPPORT                     1,208.59         0.00         718.50    0.00      364.63
  ADMINISTRATIVE & TECH SERV                 0.00         0.00           0.00    0.00        0.00
HYDRO PLANT                                  0.00         0.00           0.00    0.00        0.00
NUCLEAR GENERATION                           0.00         0.00           0.00    0.00        0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                   0.00         0.00           0.00    0.00        0.00
  CORPORATE COMMUNICATIONS               1,705.41        17.94         242.19    0.00      153.30
  RATES                                      0.00         0.00           0.00    0.00        0.00
  OTHER ADMIN GROUPS                   (34,414.44)    2,387.03     198,710.24    0.00   (1,192.50)
 ACCOUNTING
  ADMINISTRATIVE                         2,567.32        54.62         737.43    0.00      491.62
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                   0.00         0.00           0.00    0.00        0.00
  FLEET MANAGEMENT                     124,328.98         0.00     122,290.66    0.00       (0.01)
  BUILDING SERVICES                     73,277.78     9,407.31      40,022.88    0.00        0.00
  OFFICE SERVICES                        8,035.37         0.00         820.02    0.00        0.00
LABOR FRINGES ON O&M LABOR             146,547.76     1,621.24      83,990.64    0.00       58.08
TOTAL O&M COSTS                      1,705,439.66    50,060.21   1,131,632.42    0.00   33,995.83
CONSTRUCTION, RETIRE, OTHER WI        (437,833.40)   12,311.19  (1,319,470.63)   0.00   11,499.15
MATERIAL & SUPPLY COSTS                 90,205.42         1.01      18,129.44    0.00    5,696.77
FACILITY COSTS                         841,656.00     7,908.00     130,008.00    0.00        0.00
INVESTMENT CARRYING CHARGES            806,616.00     7,092.00      78,024.00    0.00        0.00
COMPANY TOTAL                        3,006,083.68    77,372.41      38,323.23    0.00   51,191.75

                                                       KENTUCKY POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             WPCO         OPCO           CSP           AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      0.00         0.00          0.00            0.00
  ECONOMIC DEVELOPMENT                    0.00         0.00          0.00            0.00
  BUSINESS SERVICES                       0.00         0.00          0.00            0.00
DISTRIBUTION REGIONS
  MANAGERIAL                              0.00        37.47         44.96            0.00
  CUSTOMER SERVICES                       0.00    21,711.56        661.00            0.00
  ENGENEERING & PLANNING                  0.00     1,193.25          0.00            0.00
  ENGINEERING INFO & DRAFTING             0.00         0.00          0.00            0.00
  STORES                                  0.00       (14.80)         0.00            0.00
  OPERATIONS-ADMINISTRATIVE               0.00         0.00          0.00            0.00
  OPERATIONS-METER                        0.00    61,501.95     21,976.66            0.00
  OPERATIONS-LINE                        25.32    47,642.44     23,442.95            0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 0.00         0.00          0.00            0.00
  RIGHT OF WAY MAINTENANCE                0.00         0.00          0.00            0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING               0.00         0.00          0.00            0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00         0.00          0.00            0.00
  JOINT USE                               0.00         0.00          0.00            0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00         0.00          0.00            0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                   2,697.03    62,342.97     41,136.91            0.00
  PROTECTION & CONTROL                1,375.40    42,793.85     20,042.48            0.00
  STATION                             4,452.30   154,510.27     90,174.21            0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00         0.00          0.00            0.00
  LINE ENG/RIGHT OF WAY                   0.00         0.00          0.00            0.00
  LINE ENGINEERING/SURVEY                 0.00         0.00          0.00            0.00
  PROTECTION & CONTROL                    0.00         0.00          0.00            0.00
  STATION ENGINEERING                     0.00         0.00          0.00            0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00         0.00          0.00            0.00
 OPERATIONS CENTER                        0.00         0.00          0.00            0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 0.00         0.00          0.00            0.00
  METER OPERATIONS                        0.00        35.70         42.84            0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00         0.00          0.00            0.00
  TELECOM OPERATIONS                     35.07    28,223.24      1,366.77            0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00         0.00          0.00            0.00
  LAND MGMT-REAL ESTATE                   0.00         0.00          0.00            0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00         0.00          0.00            0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00         0.00          0.00            0.00
  PUTNAM                                  0.00         0.00          0.00            0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00         0.00          0.00            0.00
  ENERGY PRODUCTION                       0.00         0.00        (61.55)           0.00
  PRODUCTION SUPPORT                      0.00         0.00        125.46            0.00
  ADMINISTRATIVE & TECH SERV              0.00         0.00          0.00            0.00
HYDRO PLANT                               0.00         0.00          0.00            0.00
NUCLEAR GENERATION                        0.00         0.00          0.00            0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                0.00         0.00          0.00            0.00
  CORPORATE COMMUNICATIONS               17.94     1,130.51        143.53            0.00
  RATES                                   0.00         0.00          0.00            0.00
  OTHER ADMIN GROUPS                    286.89  (250,887.97)    16,221.53           60.34
 ACCOUNTING
  ADMINISTRATIVE                         54.61       792.05        436.99            0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00         0.00          0.00            0.00
  FLEET MANAGEMENT                      321.00     1,516.29         60.75          140.29
  BUILDING SERVICES                      74.34    23,010.66        762.59            0.00
  OFFICE SERVICES                         0.00         0.00      7,215.35            0.00
LABOR FRINGES ON O&M LABOR              751.11    42,265.47     17,861.22            0.00
TOTAL O&M COSTS                      10,091.01   237,804.91    241,654.65          200.63
CONSTRUCTION, RETIRE, OTHER WI           58.24   424,391.68    433,376.97            0.00
MATERIAL & SUPPLY COSTS                   1.01    66,533.51       (643.30)         486.98
FACILITY COSTS                        3,888.00    99,780.00     57,372.00      542,700.00
INVESTMENT CARRYING CHARGES           6,084.00   144,216.00     76,980.00      494,220.00
COMPANY TOTAL                        20,122.26   972,726.10    808,740.32    1,037,607.61

                                                   INDIANA MICHIGAN POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK                Total        KGPCO           APCO         KPCO    I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      3,638.00         0.00           0.00         0.00   0.00
  ECONOMIC DEVELOPMENT                        0.00         0.00           0.00         0.00   0.00
  BUSINESS SERVICES                           0.00         0.00           0.00         0.00   0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             50,489.42        74.29       1,013.13       224.72   0.00
  CUSTOMER SERVICES                     674,505.79         5.83         118.60        24.78   0.00
  ENGENEERING & PLANNING                 13,711.89        10.77       1,582.35       376.95   0.00
  ENGINEERING INFO & DRAFTING           162,031.87         0.00           0.00         0.00   0.00
  STORES                                  1,780.55         0.00           0.00         0.00   0.00
  OPERATIONS-ADMINISTRATIVE              13,096.12         0.00           0.00         0.00   0.00
  OPERATIONS-METER                       44,844.89        29.36         495.30         0.00   0.00
  OPERATIONS-LINE                       189,095.74        50.48      37,307.87    14,501.85   0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                41,954.62       360.07      10,802.67     2,160.53   0.00
  RIGHT OF WAY MAINTENANCE              171,084.38        44.71         603.56       134.13   0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              30,704.12        15.32         910.77        91.79   0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                       0.00         0.00           0.00         0.00   0.00
  JOINT USE                               3,203.82        39.07       1,172.13       234.42   0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                          20.30         0.00           0.00         0.00   0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     228,192.02         4.04      12,628.14     3,282.68   0.00
  PROTECTION & CONTROL                   43,948.38         0.00          28.80         0.00   0.00
  STATION                               220,552.54        14.02      10,175.33     1,779.47   0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        8,191.73         0.00           0.00         0.00   0.00
  LINE ENG/RIGHT OF WAY                   7,062.03         0.00           0.00         0.00   0.00
  LINE ENGINEERING/SURVEY                     0.00         0.00           0.00         0.00   0.00
  PROTECTION & CONTROL                        0.00         0.00           0.00         0.00   0.00
  STATION ENGINEERING                         0.00         0.00           0.00         0.00   0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                3,866.32         0.00           0.00     3,465.95   0.00
 OPERATIONS CENTER                      544,241.71         4.32     197,863.21    49,461.14   0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                   239.04         5.76          77.76        17.28   0.00
  METER OPERATIONS                        3,825.06         0.00           0.00         0.00   0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                         0.00         0.00           0.00         0.00   0.00
  TELECOM OPERATIONS                     16,735.94        27.87         911.26     2,912.47   0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                    0.00         0.00           0.00         0.00   0.00
  LAND MGMT-REAL ESTATE                       0.00         0.00           0.00         0.00   0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                        0.00         0.00           0.00         0.00   0.00
COAL TERMINAL
  COOK COAL TERMINAL                          0.00         0.00           0.00         0.00   0.00
  PUTNAM                                      0.00         0.00           0.00         0.00   0.00
FOSSIL POWER PLANT
  MANAGERIAL                                 91.99         0.00           0.00         0.00   0.00
  ENERGY PRODUCTION                         632.62         0.00         316.31         0.00   0.00
  PRODUCTION SUPPORT                      8,176.21     4,864.38       1,270.70         0.00   0.00
  ADMINISTRATIVE & TECH SERV              1,810.77         0.00         549.00         0.00   0.00
HYDRO PLANT                               1,450.49         0.00       1,195.37         1.04   0.00
NUCLEAR GENERATION                          439.75         0.00         154.39         0.00   0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                1,190.74       152.28         503.47        22.97   0.00
  CORPORATE COMMUNICATIONS                4,737.72        22.18         299.34        66.50   0.00
  RATES                                    (173.71)        0.00           0.00         0.00   0.00
  OTHER ADMIN GROUPS                  1,447,838.66       203.06     847,377.69   101,374.91   0.00
 ACCOUNTING
  ADMINISTRATIVE                          1,622.28        39.54         533.80       118.62   0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                3,181.24     2,101.53           0.00         0.00   0.00
  FLEET MANAGEMENT                      175,637.30         0.87       3,146.16       630.44   0.00
  BUILDING SERVICES                      24,550.03         0.00           0.00         0.00   0.00
  OFFICE SERVICES                        29,631.47       629.98      10,411.35     1,031.51   0.00
LABOR FRINGES ON O&M LABOR              194,688.29        27.90      20,177.55     4,339.72   0.00
TOTAL O&M COSTS                       4,372,522.13     8,727.63   1,161,626.01   186,253.87   0.00
CONSTRUCTION, RETIRE, OTHER WI        3,742,781.71     1,325.34     406,234.39    67,453.74   0.00
MATERIAL & SUPPLY COSTS                 792,880.41        83.91      99,511.76    41,852.00   0.00
FACILITY COSTS                        2,107,188.00         0.00       3,240.00     5,400.00   0.00
INVESTMENT CARRYING CHARGES             381,336.00         0.00      22,596.00    37,668.00   0.00
COMPANY TOTAL                        11,396,708.25    10,136.88   1,693,208.16   338,627.61   0.00

                                                   INDIANA MICHIGAN POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             WPCO           OPCO          CSP           AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                    355.00       3,283.00         0.00            0.00
  ECONOMIC DEVELOPMENT                    0.00           0.00         0.00            0.00
  BUSINESS SERVICES                       0.00           0.00         0.00            0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             74.29      48,500.71       602.28            0.00
  CUSTOMER SERVICES                       5.82     671,198.14     3,152.62            0.00
  ENGENEERING & PLANNING                 59.88      10,690.35       991.59            0.00
  ENGINEERING INFO & DRAFTING             0.00     162,031.87         0.00            0.00
  STORES                                  0.00       1,780.55         0.00            0.00
  OPERATIONS-ADMINISTRATIVE               0.00      12,549.91       546.21            0.00
  OPERATIONS-METER                        0.00      41,715.06     2,605.17            0.00
  OPERATIONS-LINE                        50.49     135,140.36     2,044.69            0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS               384.74      19,061.58     9,185.03            0.00
  RIGHT OF WAY MAINTENANCE              134.77     168,398.53     1,768.68            0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING             574.25      28,790.75       321.24            0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   0.00           0.00         0.00            0.00
  JOINT USE                              39.05         898.64       820.51            0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       0.00          20.30         0.00            0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     512.19     206,967.92     4,797.05            0.00
  PROTECTION & CONTROL                    0.00      43,807.69       111.89            0.00
  STATION                               245.55     186,685.78    21,652.39            0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                        0.00       8,191.73         0.00            0.00
  LINE ENG/RIGHT OF WAY                   0.00       7,062.03         0.00            0.00
  LINE ENGINEERING/SURVEY                 0.00           0.00         0.00            0.00
  PROTECTION & CONTROL                    0.00           0.00         0.00            0.00
  STATION ENGINEERING                     0.00           0.00         0.00            0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                0.00         400.37         0.00            0.00
 OPERATIONS CENTER                    7,068.38     226,233.80    63,610.86            0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                 5.76          86.40        46.08            0.00
  METER OPERATIONS                        0.00       3,825.06         0.00            0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                     0.00           0.00         0.00            0.00
  TELECOM OPERATIONS                     27.87      12,633.47       223.00            0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                0.00           0.00         0.00            0.00
  LAND MGMT-REAL ESTATE                   0.00           0.00         0.00            0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                    0.00           0.00         0.00            0.00
COAL TERMINAL
  COOK COAL TERMINAL                      0.00           0.00         0.00            0.00
  PUTNAM                                  0.00           0.00         0.00            0.00
FOSSIL POWER PLANT
  MANAGERIAL                              0.00           0.00        91.99            0.00
  ENERGY PRODUCTION                       0.00         316.31         0.00            0.00
  PRODUCTION SUPPORT                      0.00           0.00     2,041.13            0.00
  ADMINISTRATIVE & TECH SERV              0.00       1,261.77         0.00            0.00
HYDRO PLANT                               0.00         254.08         0.00            0.00
NUCLEAR GENERATION                        0.00         285.36         0.00            0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                7.68         443.06        61.28            0.00
  CORPORATE COMMUNICATIONS               22.16       4,150.16       177.38            0.00
  RATES                                   0.00           0.00      (173.71)           0.00
  OTHER ADMIN GROUPS                    679.48     485,357.59    12,493.15          352.78
 ACCOUNTING
  ADMINISTRATIVE                         39.53         574.46       316.33            0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                0.00       1,079.71         0.00            0.00
  FLEET MANAGEMENT                       56.20     170,814.49       276.79          712.35
  BUILDING SERVICES                   2,264.86      22,285.17         0.00            0.00
  OFFICE SERVICES                     5,827.06       9,812.96     1,918.61            0.00
LABOR FRINGES ON O&M LABOR              608.24     162,857.98     6,518.53          158.37
TOTAL O&M COSTS                      19,043.25   2,859,447.10   136,200.77        1,223.50
CONSTRUCTION, RETIRE, OTHER WI       18,980.32   3,141,254.43   107,533.49            0.00
MATERIAL & SUPPLY COSTS               5,724.49     528,049.86   114,734.19        2,924.20
FACILITY COSTS                            0.00      22,704.00         0.00    2,075,844.00
INVESTMENT CARRYING CHARGES               0.00     158,172.00         0.00      162,900.00
COMPANY TOTAL                        43,748.06   6,709,627.39   358,468.45    2,242,891.70

                                                       WHEELING POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK             Total     KGPCO       APCO     KPCO        I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                  48,571.13     0.00    1,147.48   286.86     942.56
  ECONOMIC DEVELOPMENT                 3,264.80     0.00    3,264.80     0.00       0.00
  BUSINESS SERVICES                        0.00     0.00        0.00     0.00       0.00
DISTRIBUTION REGIONS
  MANAGERIAL                          42,345.77     0.00        0.00     0.00       0.00
  CUSTOMER SERVICES                    5,671.62     0.00        0.00     0.00       0.00
  ENGENEERING & PLANNING              83,812.43     0.00    1,107.47   276.87     909.69
  ENGINEERING INFO & DRAFTING          4,885.29     0.00        0.00     0.00       0.00
  STORES                                   0.00     0.00        0.00     0.00       0.00
  OPERATIONS-ADMINISTRATIVE                0.00     0.00        0.00     0.00       0.00
  OPERATIONS-METER                    84,983.86     0.00        0.00     0.00       0.00
  OPERATIONS-LINE                     45,601.43     0.00        0.00     0.00       0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                  0.00     0.00        0.00     0.00       0.00
  RIGHT OF WAY MAINTENANCE               282.88     0.00        0.00     0.00       0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING                0.00     0.00        0.00     0.00       0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                    0.00     0.00        0.00     0.00       0.00
  JOINT USE                                0.00     0.00        0.00     0.00       0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                        0.00     0.00        0.00     0.00       0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                        0.00     0.00        0.00     0.00       0.00
  PROTECTION & CONTROL                     0.00     0.00        0.00     0.00       0.00
  STATION                            348,188.81     0.00        0.00     0.00       0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                         0.00     0.00        0.00     0.00       0.00
  LINE ENG/RIGHT OF WAY                    0.00     0.00        0.00     0.00       0.00
  LINE ENGINEERING/SURVEY                  0.00     0.00        0.00     0.00       0.00
  PROTECTION & CONTROL                     0.00     0.00        0.00     0.00       0.00
  STATION ENGINEERING                      0.00     0.00        0.00     0.00       0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                 0.00     0.00        0.00     0.00       0.00
 OPERATIONS CENTER                         0.00     0.00        0.00     0.00       0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                  0.00     0.00        0.00     0.00       0.00
  METER OPERATIONS                         0.00     0.00        0.00     0.00       0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                      0.00     0.00        0.00     0.00       0.00
  TELECOM OPERATIONS                     354.77     0.00        0.00     0.00       0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                 0.00     0.00        0.00     0.00       0.00
  LAND MGMT-REAL ESTATE                    0.00     0.00        0.00     0.00       0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                     0.00     0.00        0.00     0.00       0.00
COAL TERMINAL
  COOK COAL TERMINAL                       0.00     0.00        0.00     0.00       0.00
  PUTNAM                                   0.00     0.00        0.00     0.00       0.00
FOSSIL POWER PLANT
  MANAGERIAL                               0.00     0.00        0.00     0.00       0.00
  ENERGY PRODUCTION                        0.00     0.00        0.00     0.00       0.00
  PRODUCTION SUPPORT                       0.00     0.00        0.00     0.00       0.00
  ADMINISTRATIVE & TECH SERV               0.00     0.00        0.00     0.00       0.00
HYDRO PLANT                                0.00     0.00        0.00     0.00       0.00
NUCLEAR GENERATION                         0.00     0.00        0.00     0.00       0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                 0.00     0.00        0.00     0.00       0.00
  CORPORATE COMMUNICATIONS             4,412.39     0.47      598.35     1.41       4.21
  RATES                                    0.00     0.00        0.00     0.00       0.00
  OTHER ADMIN GROUPS                (185,278.67)    0.00   65,671.46     0.00       0.00
 ACCOUNTING
  ADMINISTRATIVE                           0.00     0.00        0.00     0.00       0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                 0.00     0.00        0.00     0.00       0.00
  FLEET MANAGEMENT                    30,077.07     0.00      186.19     0.00       0.00
  BUILDING SERVICES                   25,872.03     0.00        0.00   137.26      45.72
  OFFICE SERVICES                          0.00     0.00        0.00     0.00       0.00
LABOR FRINGES ON O&M LABOR            75,617.97     0.00      281.62    60.19     197.80
TOTAL O&M COSTS                      618,663.58     0.47   72,257.37   762.59   2,099.98
CONSTRUCTION, RETIRE, OTHER WI       369,425.75    67.00      648.72     0.00     843.00
MATERIAL & SUPPLY COSTS                7,795.16     0.00      123.60     0.00       0.00
FACILITY COSTS                             0.00     0.00        0.00     0.00       0.00
INVESTMENT CARRYING CHARGES                0.00     0.00        0.00     0.00       0.00
COMPANY TOTAL                        995,884.49    67.47   73,029.69   762.59   2,942.98

                                                       WHEELING POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK        WPCO         OPCO          CSP    AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                 0.00    45,825.41       368.82    0.00
  ECONOMIC DEVELOPMENT               0.00         0.00         0.00    0.00
  BUSINESS SERVICES                  0.00         0.00         0.00    0.00
DISTRIBUTION REGIONS
  MANAGERIAL                         0.00    42,345.77         0.00    0.00
  CUSTOMER SERVICES                  0.00     5,671.62         0.00    0.00
  ENGENEERING & PLANNING             0.00    81,162.42       355.98    0.00
  ENGINEERING INFO & DRAFTING        0.00     4,885.29         0.00    0.00
  STORES                             0.00         0.00         0.00    0.00
  OPERATIONS-ADMINISTRATIVE          0.00         0.00         0.00    0.00
  OPERATIONS-METER                   0.00    84,983.86         0.00    0.00
  OPERATIONS-LINE                    0.00    36,688.77     8,912.66    0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS            0.00         0.00         0.00    0.00
  RIGHT OF WAY MAINTENANCE           0.00       282.88         0.00    0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING          0.00         0.00         0.00    0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS              0.00         0.00         0.00    0.00
  JOINT USE                          0.00         0.00         0.00    0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                  0.00         0.00         0.00    0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                  0.00         0.00         0.00    0.00
  PROTECTION & CONTROL               0.00         0.00         0.00    0.00
  STATION                            0.00   348,188.81         0.00    0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                   0.00         0.00         0.00    0.00
  LINE ENG/RIGHT OF WAY              0.00         0.00         0.00    0.00
  LINE ENGINEERING/SURVEY            0.00         0.00         0.00    0.00
  PROTECTION & CONTROL               0.00         0.00         0.00    0.00
  STATION ENGINEERING                0.00         0.00         0.00    0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP           0.00         0.00         0.00    0.00
 OPERATIONS CENTER                   0.00         0.00         0.00    0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT            0.00         0.00         0.00    0.00
  METER OPERATIONS                   0.00         0.00         0.00    0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                0.00         0.00         0.00    0.00
  TELECOM OPERATIONS                 0.00       354.77         0.00    0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY           0.00         0.00         0.00    0.00
  LAND MGMT-REAL ESTATE              0.00         0.00         0.00    0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING               0.00         0.00         0.00    0.00
COAL TERMINAL
  COOK COAL TERMINAL                 0.00         0.00         0.00    0.00
  PUTNAM                             0.00         0.00         0.00    0.00
FOSSIL POWER PLANT
  MANAGERIAL                         0.00         0.00         0.00    0.00
  ENERGY PRODUCTION                  0.00         0.00         0.00    0.00
  PRODUCTION SUPPORT                 0.00         0.00         0.00    0.00
  ADMINISTRATIVE & TECH SERV         0.00         0.00         0.00    0.00
HYDRO PLANT                          0.00         0.00         0.00    0.00
NUCLEAR GENERATION                   0.00         0.00         0.00    0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T           0.00         0.00         0.00    0.00
  CORPORATE COMMUNICATIONS           0.00     3,804.20         3.75    0.00
  RATES                              0.00         0.00         0.00    0.00
  OTHER ADMIN GROUPS                 0.00  (250,956.41)        3.77    2.51
 ACCOUNTING
  ADMINISTRATIVE                     0.00         0.00         0.00    0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN           0.00         0.00         0.00    0.00
  FLEET MANAGEMENT                   0.00    29,890.88         0.00    0.00
  BUILDING SERVICES                  0.00    25,689.05         0.00    0.00
  OFFICE SERVICES                    0.00         0.00         0.00    0.00
LABOR FRINGES ON O&M LABOR           0.00    73,973.18     1,105.18    0.00
TOTAL O&M COSTS                      0.00   532,790.50    10,750.16    2.51
CONSTRUCTION, RETIRE, OTHER WI       0.00   365,111.83     2,755.20    0.00
MATERIAL & SUPPLY COSTS              0.00     7,638.02        16.52   17.02
FACILITY COSTS                       0.00         0.00         0.00    0.00
INVESTMENT CARRYING CHARGES          0.00         0.00         0.00    0.00
COMPANY TOTAL                        0.00   905,540.35    13,521.88   19.53

                                                         OHIO POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK                Total        KGPCO           APCO            KPCO            I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                      1,392.14        21.31          529.50          107.90         320.34
  ECONOMIC DEVELOPMENT                   30,557.56         6.47           87.28           19.40      30,386.21
  BUSINESS SERVICES                           0.00         0.00            0.00            0.00           0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             32,931.65        18.49        8,590.56          179.59       9,267.88
  CUSTOMER SERVICES                     690,372.14       341.11      259,647.57       40,243.22      13,585.43
  ENGENEERING & PLANNING                117,985.42         2.97       19,054.34        7,140.57         104.94
  ENGINEERING INFO & DRAFTING           141,464.38        41.54          569.74          124.59         373.81
  STORES                                    (53.03)        0.48          (14.23)           1.44         187.39
  OPERATIONS-ADMINISTRATIVE              91,584.02         0.00        1,585.38          345.25           0.00
  OPERATIONS-METER                      207,826.01         0.00       46,521.22       24,118.24         321.29
  OPERATIONS-LINE                     1,654,260.79        25.96      551,130.66       86,710.47      46,741.16
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                 6,147.40         0.00            0.00            0.00           0.00
  RIGHT OF WAY MAINTENANCE               28,848.53         0.18        4,265.31        2,131.87       1,910.04
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING                   0.00         0.00            0.00            0.00           0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                       0.00         0.00            0.00            0.00           0.00
  JOINT USE                              29,361.31        18.08          244.17           54.24         196.34
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       1,906.72         0.00          835.94            0.00           0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     775,796.01         7.41       59,396.40       34,262.77      27,781.89
  PROTECTION & CONTROL                  217,941.26         0.00        2,231.65        2,528.45      14,353.00
  STATION                               739,785.06         6.45       65,164.86       41,417.88      52,435.23
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                            0.00         0.00            0.00            0.00           0.00
  LINE ENG/RIGHT OF WAY                       0.00         0.00            0.00            0.00           0.00
  LINE ENGINEERING/SURVEY                     0.00         0.00            0.00            0.00           0.00
  PROTECTION & CONTROL                        0.00         0.00            0.00            0.00           0.00
  STATION ENGINEERING                         0.00         0.00            0.00            0.00           0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP               48,343.09        14.33       15,841.91        1,219.00      16,269.92
 OPERATIONS CENTER                       36,198.98        58.40       10,782.72        2,671.05       8,696.29
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                12,978.46        16.02          216.42           48.09       1,426.68
  METER OPERATIONS                      448,757.09     6,153.42      130,510.51       28,003.77     102,108.68
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                         0.00         0.00            0.00            0.00           0.00
  TELECOM OPERATIONS                    102,060.77       557.38        8,605.92        1,672.04       9,917.80
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                2,890.27         0.00            0.00            0.00           0.00
  LAND MGMT-REAL ESTATE                  12,100.23         0.00            0.00            0.00           0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                        0.00         0.00            0.00            0.00           0.00
COAL TERMINAL
  COOK COAL TERMINAL                        434.00         0.00          434.00            0.00           0.00
  PUTNAM                                      0.00         0.00            0.00            0.00           0.00
FOSSIL POWER PLANT
  MANAGERIAL                             95,978.89         0.00       65,027.50            0.00      30,184.46
  ENERGY PRODUCTION                     526,092.17         0.00      493,537.85       30,900.89       1,639.62
  PRODUCTION SUPPORT                    106,736.84         0.00       13,713.86       92,742.07           0.00
  ADMINISTRATIVE & TECH SERV              1,216.10         2.59        1,349.91           57.31          32.99
HYDRO PLANT                               3,562.85         0.00        3,562.85            0.00           0.00
NUCLEAR GENERATION                            0.00         0.00            0.00            0.00           0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T               30,180.08        50.00          704.92          292.12         450.00
  CORPORATE COMMUNICATIONS              293,850.21     1,005.21       13,673.60        3,506.23       9,046.87
  RATES                                   3,574.38         0.00            0.00            0.00           0.00
  OTHER ADMIN GROUPS                   (460,958.87)    9,138.84     (110,312.51)      55,919.15    (331,067.81)
 ACCOUNTING
  ADMINISTRATIVE                         11,094.94       313.78        4,235.95          941.32       2,779.90
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                    4.03         0.00            4.03            0.00           0.00
  FLEET MANAGEMENT                      230,602.67       (20.50)      25,114.61        1,680.65        (478.98)
  BUILDING SERVICES                     155,451.20         0.00       11,763.54           64.81       3,187.86
  OFFICE SERVICES                       571,381.75    10,490.90      208,165.49       47,479.50     145,696.66
LABOR FRINGES ON O&M LABOR              635,031.90     1,875.89      170,703.33       37,518.08      36,629.35
TOTAL O&M COSTS                       7,635,669.40    30,146.71    2,087,476.76      544,101.96     234,485.24
CONSTRUCTION, RETIRE, OTHER WI       14,600,087.56    16,946.86    3,348,294.31      722,396.27   2,343,030.36
MATERIAL & SUPPLY COSTS               6,665,315.64    10,904.89    1,779,168.93    1,111,800.90     207,933.52
FACILITY COSTS                        1,175,640.00         0.00      138,744.00       53,160.00      12,324.00
INVESTMENT CARRYING CHARGES           1,564,740.00         0.00      335,940.00      106,668.00      33,264.00
COMPANY TOTAL                        31,641,452.60    57,998.46    7,689,624.00    2,538,127.13   2,831,037.12

                                                         OHIO POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK                WPCO     OPCO           CSP           AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                       152.09    0.00          261.00            0.00
  ECONOMIC DEVELOPMENT                       6.47    0.00           51.73            0.00
  BUSINESS SERVICES                          0.00    0.00            0.00            0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             6,092.39    0.00        8,782.74            0.00
  CUSTOMER SERVICES                    161,558.68    0.00      214,996.13            0.00
  ENGENEERING & PLANNING                35,540.22    0.00       56,142.38            0.00
  ENGINEERING INFO & DRAFTING          136,683.37    0.00        3,671.33            0.00
  STORES                                     9.68    0.00         (237.79)           0.00
  OPERATIONS-ADMINISTRATIVE             85,265.58    0.00        4,387.81            0.00
  OPERATIONS-METER                      32,478.28    0.00      104,386.98            0.00
  OPERATIONS-LINE                       90,729.35    0.00      878,923.19            0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                  368.88    0.00        5,778.52            0.00
  RIGHT OF WAY MAINTENANCE               8,066.30    0.00       12,474.83            0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING                  0.00    0.00            0.00            0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                      0.00    0.00            0.00            0.00
  JOINT USE                             25,460.10    0.00        3,388.38            0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                        160.30    0.00          910.48            0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     27,874.44    0.00      626,473.10            0.00
  PROTECTION & CONTROL                 139,830.09    0.00       58,998.07            0.00
  STATION                              152,183.13    0.00      428,577.51            0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                           0.00    0.00            0.00            0.00
  LINE ENG/RIGHT OF WAY                      0.00    0.00            0.00            0.00
  LINE ENGINEERING/SURVEY                    0.00    0.00            0.00            0.00
  PROTECTION & CONTROL                       0.00    0.00            0.00            0.00
  STATION ENGINEERING                        0.00    0.00            0.00            0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP                 662.80    0.00       14,335.13            0.00
 OPERATIONS CENTER                         413.96    0.00       13,576.56            0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                1,122.65    0.00       10,148.60            0.00
  METER OPERATIONS                      13,933.34    0.00      168,047.37            0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                        0.00    0.00            0.00            0.00
  TELECOM OPERATIONS                    46,351.11    0.00       34,956.52            0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                   0.00    0.00        2,890.27            0.00
  LAND MGMT-REAL ESTATE                      0.00    0.00       12,100.23            0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                       0.00    0.00            0.00            0.00
COAL TERMINAL
  COOK COAL TERMINAL                         0.00    0.00            0.00            0.00
  PUTNAM                                     0.00    0.00            0.00            0.00
FOSSIL POWER PLANT
  MANAGERIAL                                 0.00    0.00          766.93            0.00
  ENERGY PRODUCTION                         13.81    0.00            0.00            0.00
  PRODUCTION SUPPORT                         0.00    0.00          280.91            0.00
  ADMINISTRATIVE & TECH SERV                 2.60    0.00         (229.30)           0.00
HYDRO PLANT                                  0.00    0.00            0.00            0.00
NUCLEAR GENERATION                           0.00    0.00            0.00            0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T                  50.00    0.00       28,633.04            0.00
  CORPORATE COMMUNICATIONS               1,352.68    0.00      265,265.62            0.00
  RATES                                      0.00    0.00        3,574.38            0.00
  OTHER ADMIN GROUPS                  (115,182.04)   0.00      (16,573.90)      47,119.40
 ACCOUNTING
  ADMINISTRATIVE                           313.79    0.00        2,510.20            0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                   0.00    0.00            0.00            0.00
  FLEET MANAGEMENT                      29,069.71    0.00      164,093.10       11,144.08
  BUILDING SERVICES                     15,662.58    0.00      124,400.44          371.97
  OFFICE SERVICES                       14,202.94    0.00      145,346.26            0.00
LABOR FRINGES ON O&M LABOR              87,216.63    0.00      299,490.81        1,597.81
TOTAL O&M COSTS                        997,645.91    0.00    3,681,579.56       60,233.26
CONSTRUCTION, RETIRE, OTHER WI       1,212,221.69    0.00    6,957,198.07            0.00
MATERIAL & SUPPLY COSTS                 89,350.17    0.00    3,461,494.45        4,662.78
FACILITY COSTS                          51,180.00    0.00      262,680.00      657,552.00
INVESTMENT CARRYING CHARGES             55,632.00    0.00      454,128.00      579,108.00
COMPANY TOTAL                        2,406,029.77    0.00   14,817,080.08    1,301,556.04

                                                   COLUMBUS SOUTHERN POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK                Total        KGPCO           APCO           KPCO           I&M

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                     45,181.23        59.37        1,345.55        277.05        817.87
  ECONOMIC DEVELOPMENT                    4,812.57         0.00            0.00          0.00          0.00
  BUSINESS SERVICES                     164,180.92         0.00            0.00          0.00          0.00
DISTRIBUTION REGIONS
  MANAGERIAL                            113,501.64         0.00        7,647.73      5,053.53        396.46
  CUSTOMER SERVICES                     748,578.06       275.63       27,384.86    143,855.89      4,933.54
  ENGENEERING & PLANNING                299,582.12        37.14       26,272.25     84,645.61        752.03
  ENGINEERING INFO & DRAFTING            62,655.86         0.00        4,310.36      9,689.63          0.00
  STORES                                  3,284.43         0.00            0.00          0.00          0.00
  OPERATIONS-ADMINISTRATIVE             450,700.76         2.06       17,333.39     82,462.18        804.31
  OPERATIONS-METER                       42,402.76         0.00          479.06        964.75     (1,153.11)
  OPERATIONS-LINE                       329,024.43       820.58       39,153.63     34,403.77     27,387.94
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS               274,284.06       275.81        9,386.62      1,997.13      6,819.21
  RIGHT OF WAY MAINTENANCE              200,479.33         0.00       12,835.91     29,406.22      3,867.04
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              77,588.75       309.27       11,797.62      3,205.59      7,070.09
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   1,850.17        19.12          258.20         57.37        982.02
  JOINT USE                            (109,008.20)        0.00            0.00          0.00          0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                         598.68         1.12           15.02          3.33         10.02
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       5,147.68         0.00          383.50         33.67          0.00
  PROTECTION & CONTROL                  145,787.76         0.00       29,021.07      1,058.87          2.98
  STATION                               714,392.19        11.17       53,878.91     20,469.88      7,060.91
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                            0.00         0.00            0.00          0.00          0.00
  LINE ENG/RIGHT OF WAY                       0.00         0.00            0.00          0.00          0.00
  LINE ENGINEERING/SURVEY                     0.00         0.00            0.00          0.00          0.00
  PROTECTION & CONTROL                        0.00         0.00            0.00          0.00          0.00
  STATION ENGINEERING                         0.00         0.00            0.00          0.00          0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP              136,277.93       233.45       23,394.39      1,981.79     14,366.17
 OPERATIONS CENTER                        6,291.25       139.22        1,942.47        433.41      1,235.17
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                     0.00         0.00            0.00          0.00          0.00
  METER OPERATIONS                           (0.01)        0.00            0.00          0.00         (0.01)
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                         0.00         0.00            0.00          0.00          0.00
  TELECOM OPERATIONS                    317,906.65     2,487.35       44,280.80     10,975.73     52,691.85
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY              264,451.12         0.00          253.66        453.30          0.00
  LAND MGMT-REAL ESTATE                 246,961.23     1,042.50           12.25          2.71          7.71
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                       50.70         0.00            0.00          0.00          0.00
COAL TERMINAL
  COOK COAL TERMINAL                          0.00         0.00            0.00          0.00          0.00
  PUTNAM                                      0.00         0.00            0.00          0.00          0.00
FOSSIL POWER PLANT
  MANAGERIAL                                692.83         0.00           17.97          5.39          5.23
  ENERGY PRODUCTION                         150.44         0.00           24.19          6.05         19.87
  PRODUCTION SUPPORT                     11,249.59         0.00            0.00          0.00      9,561.32
  ADMINISTRATIVE & TECH SERV                 61.03         0.00            0.00          0.00          0.00
HYDRO PLANT                                   0.00         0.00            0.00          0.00          0.00
NUCLEAR GENERATION                            0.00         0.00            0.00          0.00          0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              497,891.09       139.95        6,996.80      2,941.16      1,334.55
  CORPORATE COMMUNICATIONS               83,465.50       119.58        1,803.33        747.89        587.09
  RATES                                 178,683.87        (6.09)         (82.35)       (18.31)       (50.70)
  OTHER ADMIN GROUPS                    321,466.08       134.12      660,938.94      1,446.55     (4,386.69)
 ACCOUNTING
  ADMINISTRATIVE                          4,427.47       105.86        1,429.10        317.58        952.73
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN              111,663.67         0.00            0.00          0.00          0.00
  FLEET MANAGEMENT                      392,450.82       140.60        9,833.63      4,970.90      3,115.57
  BUILDING SERVICES                     894,421.94       135.63      185,208.84     42,347.90    136,900.90
  OFFICE SERVICES                       527,455.19    11,319.70      152,817.70     33,959.45     97,611.70

LABOR FRINGES ON O&M LABOR              647,321.31     1,117.91       37,368.70     43,640.28     13,586.37
TOTAL O&M COSTS                       8,218,364.90    18,921.05    1,367,744.10    561,796.25    387,290.14
CONSTRUCTION, RETIRE, OTHER WI        4,451,214.89    12,532.86      256,280.45    284,731.47     43,911.77
MATERIAL & SUPPLY COSTS                 313,886.83       213.71       61,641.61     14,344.31     23,759.31
FACILITY COSTS                        2,579,904.00         0.00       14,352.00     47,976.00          0.00
INVESTMENT CARRYING CHARGES           1,734,132.00         0.00        6,768.00      2,304.00          0.00
COMPANY TOTAL                        17,297,502.62    31,667.62    1,706,786.16    911,152.03    454,961.22

                                                   COLUMBUS SOUTHERN POWER COMPANY
                                              2000 INTERCOMPANY BILLING COSTS INCURRED


COMPANY BENEFITING FROM WORK               WPCO            OPCO      CSP          AEPSC

ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                   2,136.54        40,544.85    0.00           0.00
  ECONOMIC DEVELOPMENT                     0.00         4,812.57    0.00           0.00
  BUSINESS SERVICES                        0.00       164,180.92    0.00           0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             365.78       100,038.14    0.00           0.00
  CUSTOMER SERVICES                      329.88       571,798.26    0.00           0.00
  ENGENEERING & PLANNING                 215.88       187,659.21    0.00           0.00
  ENGINEERING INFO & DRAFTING              0.00        48,655.87    0.00           0.00
  STORES                                   0.00         3,284.43    0.00           0.00
  OPERATIONS-ADMINISTRATIVE                2.06       350,096.76    0.00           0.00
  OPERATIONS-METER                         0.00        42,112.06    0.00           0.00
  OPERATIONS-LINE                      4,520.17       222,738.34    0.00           0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS              5,479.70       250,325.59    0.00           0.00
  RIGHT OF WAY MAINTENANCE             3,728.07       150,642.09    0.00           0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING            2,668.79        52,537.39    0.00           0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                   31.85           501.61    0.00           0.00
  JOINT USE                                0.00      (109,008.20)   0.00           0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                       32.36           536.83    0.00           0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                       20.21         4,710.30    0.00           0.00
  PROTECTION & CONTROL                   515.16       115,189.68    0.00           0.00
  STATION                             19,478.13       613,493.19    0.00           0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                         0.00             0.00    0.00           0.00
  LINE ENG/RIGHT OF WAY                    0.00             0.00    0.00           0.00
  LINE ENGINEERING/SURVEY                  0.00             0.00    0.00           0.00
  PROTECTION & CONTROL                     0.00             0.00    0.00           0.00
  STATION ENGINEERING                      0.00             0.00    0.00           0.00
 STATION CONSTRUCTION O&M ADM
  SYSTEM MAINT-TOOLS/EQUIP             3,381.89        92,920.24    0.00           0.00
 OPERATIONS CENTER                       141.46         2,399.52    0.00           0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                  0.00             0.00    0.00           0.00
  METER OPERATIONS                         0.00             0.00    0.00           0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                      0.00             0.00    0.00           0.00
  TELECOM OPERATIONS                   2,667.36       204,803.56    0.00           0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                 0.00       263,744.16    0.00           0.00
  LAND MGMT-REAL ESTATE                    0.91       245,895.15    0.00           0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                     0.00            50.70    0.00           0.00
COAL TERMINAL
  COOK COAL TERMINAL                       0.00             0.00    0.00           0.00
  PUTNAM                                   0.00             0.00    0.00           0.00
FOSSIL POWER PLANT
  MANAGERIAL                               0.00           664.24    0.00           0.00
  ENERGY PRODUCTION                        0.87            99.46    0.00           0.00
  PRODUCTION SUPPORT                       0.00         1,688.27    0.00           0.00
  ADMINISTRATIVE & TECH SERV               0.00            61.03    0.00           0.00
HYDRO PLANT                                0.00             0.00    0.00           0.00
NUCLEAR GENERATION                         0.00             0.00    0.00           0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T               139.95       486,338.68    0.00           0.00
  CORPORATE COMMUNICATIONS               338.60        79,869.01    0.00           0.00
  RATES                                   (6.11)      178,847.43    0.00           0.00
  OTHER ADMIN GROUPS                    (112.41)     (336,570.20)   0.00          15.77
 ACCOUNTING
  ADMINISTRATIVE                         105.86         1,516.34    0.00           0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN             6,708.11       104,955.56    0.00           0.00
  FLEET MANAGEMENT                     8,327.59       283,848.00    0.00      82,214.53
  BUILDING SERVICES                   25,678.61       503,666.62    0.00         483.44
  OFFICE SERVICES                     11,693.07       220,053.57    0.00           0.00

LABOR FRINGES ON O&M LABOR             8,673.19       528,831.64    0.00      14,103.22
TOTAL O&M COSTS                      107,263.53     5,678,532.87    0.00      96,816.96
CONSTRUCTION, RETIRE, OTHER WI        23,710.86     3,830,047.48    0.00           0.00
MATERIAL & SUPPLY COSTS                2,992.80       210,385.65    0.00         549.44
FACILITY COSTS                         9,552.00       351,288.00    0.00   2,156,736.00
INVESTMENT CARRYING CHARGES            9,204.00       201,984.00    0.00   1,513,872.00
COMPANY TOTAL                        152,723.19    10,272,238.00    0.00   3,767,974.40

EXHIBIT H

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it not indented to the same degree. The percentage ownership is 100% except where noted.

     American Electric Power Company, Inc. AEP Resources, Inc. AEP Resources Australia Pty., Ltd. Pacific Hydro Ltd. (20%) (FUCO) AEPR Australia Holdings Pty., Ltd. AEP Resources CitiPower I Pty. Ltd. Australia's Energy Partnership
(a) Marregon (No. 2) Pty. Ltd. CitiPower Pty. (FUCO) CitiPower Trust (FUCO) AEP Resources CitiPower II Pty. Ltd. Australia's Energy Partnership (a) Marregon (No. 2) Pty. Ltd. CitiPower Pty. (FUCO) CitiPower Trust (FUCO) AEP Resources International, Limited AEP Pushan Power LDC (b) Nanyang General Light Electric Co., Ltd. (FUCO) (c) AEP Resources Project Management Company, Ltd. AEP Pushan Power LDC (b) Nanyang General Light Electric Co., Ltd. (FUCO) (c) Yorkshire Power Group Limited (d) Yorkshire Holdings plc Yorkshire Electricity Group plc
(FUCO) AEP Delaware Investment Company AEP Holdings I C.V. (FUCO) (e) AEP Holdings II C.V. (FUCO) (f) AEP Energy Services Limited (FUCO) Intergen Denmark, Aps (FUCO) (g) Yorkshire Power Group Limited (d) Yorkshire Holdings plc Yorkshire Electricity Group plc (FUCO)

   AEP Delaware Investment Company (FUCO)
      AEP Holdings I C.V. (FUCO) (e)
        AEP Holdings II C.V. (FUCO) (f)
          AEP Energy Services Limited (FUCO)
          Intergen Denmark, Aps (FUCO) (g)
        Yorkshire Power Group Limited (d)
          Yorkshire Holdings plc
            Yorkshire Electricity Group plc (FUCO)
    AEP Delaware Investment Company II (FUCO)
      AEP Holdings II C.V. (FUCO) (f)
        AEP Energy Services Limited (FUCO)
        Intergen Denmark, Aps (FUCO) (g)
    Central and South West Corporation
      CSW Energy, Inc.
        Newgulf Power Venture, Inc.
        CSW Development-3, Inc.
        CSW Northwest GP, Inc.
        CSW Northwest LP, Inc.
        CSW Frontera GP I, Inc.
          CSW Frontera GP II, Inc.
            Frontera Generation Limited Partnership
          CSW Frontera LP I, Inc.
            CSW Frontera LP II, Inc.
              Frontera Generation Limited Partnership
        CSW International, Inc.
          CSW International Two, Inc.
            CSW UK Holdings
              CSW UK Finance Company
                CSW Investments
                  SEEBOARD Group plc
                    SEEBOARD plc (FUCO)
        CSW International Three, Inc.
          CSW UK Finance Company
            CSW Investments
              SEEBOARD Group plc
                SEEBOARD plc (FUCO)
        CSW Investments
          SEEBOARD Group plc
            SEEBOARD plc (FUCO)

        Energia Internacional de CSW, S.A. de C.V.
          Aceltek, S. de R.L. de C.V. (i)
            Enertek, S.A. de C.V. (FUCO)
        CSW Vale L.L.C. (FUCO) (h)
          Empresa de Eletricidade Vale de Paranapanema S.A. (j)

(a) Owned 99% by AEP Resources CitiPower I Pty. Ltd. and 1% by AEP Resources CitiPower II Pty. Ltd.
(b) Owned 99% by AEP Resources International, Limited and 1% by AEP Resources Project Management Company, Ltd.
(c) AEP Pushan Power LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(d)      Owned 50% by AEP Resources, Inc.
(e)      Owned 99% by AEP Resources, Inc. and 1% by AEP Delaware Investment
         Company.
(f) Owned 85% by AEP Holdings I C.V. and 15% by AEP Delaware Investment Company II.
(g)      Owned 50% by AEP Holdings II C.V. and 50% by an unaffiliated company.
(h) Owned 99% by CSW International, Inc. (Cayman) and 1% by CSW International, Inc. (Delaware).
(i) Owned 50% by Energia Internacional de CSW, S.A. de C.V. and 50% by an unaffiliated company.
(j)      Owned 21.42% by CSW Vale L.L.C. and 78.58% by an unaffiliated company.

EXHIBIT I

Audited financial statements for American Electric Power Company's EWG's and FUCO's are not available, therefore unaudited statements are included in this filing and are filed confidentially pursuant to Rule 104(b) of the PUHCA.